As filed with the Securities and Exchange Commission on September 1, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
The viaLink Company
(Exact name of registrant as specified in its charter)

Delaware	7371	73-1247666
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
13155 Noel Road, Suite 300
Dallas, Texas 75240
(972) 934-5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian M. Carter

Chief Financial Officer
The viaLink Company
13155 Noel Road, Suite 300
Dallas, Texas 75240
(972) 934-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Bruce H. Hallett
Lance M. Hardenburg
Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
(214) 953-0053

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective time of the merger of a wholly-owned subsidiary of the registrant with and into Prescient Systems, Inc., which shall occur as soon as practicable after the effective date of this registration statement and the satisfaction of all conditions to the closing of such merger.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	to be Registered(1)(2)	Offering Price Per Share	Aggregate Offering Price	Registration Fee(4)

Series E preferred stock, $.001 par value	770 shares	N/A	(3)	N/A
Series F preferred stock, $.001 par value	70 shares	N/A	(3)	N/A
Common Stock, $.001 par value	10,874,860 shares	N/A	(3)	N/A
Common Stock issuable upon exercise of warrants and conversion of preferred stock	1,125,000 shares	N/A	(3)	N/A
TOTAL		N/A	$3,771,244 (3)	$478

(1)	Based on the maximum number of shares expected to be issued to former Prescient Systems, Inc. shareholders pursuant to the proposed merger described in this registration statement in exchange for all outstanding shares of Prescient common and preferred stock, calculated as the product of (i) the sum of (a) the maximum number of shares of registrant’s common stock presently outstanding or expected to be outstanding at the time of the merger, (b) the maximum number of shares of registrant’s Series E and Series F preferred stock presently outstanding or expected to be outstanding immediately prior to the time of the merger, before giving effect to the Series F financing to be closed at the time of the merger, and (c) the amount of warrants issued together with the Series F preferred stock issued prior to the merger and related Series F preferred stock financing, multiplied by (ii) (0.45/0.55). If the merger is approved and completed, then the former Prescient shareholders will receive a number of shares of those respective classes of stock such that they will collectively own approximately 45% of those shares following the merger.
(2)	Gives effect to the 1 for 20 reverse split of registrant’s common stock to be completed prior to the effectiveness of the merger.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act. This fee has been calculated pursuant to Rule 457(f)(2), with the proposed maximum aggregate offering price and the amount of the registration fee being computed based on the stated value of the common stock and the preferred stock of Prescient being exchanged in the merger. On June 30, 2004, the aggregate stated value of Prescient’s outstanding common stock was $66,375, the aggregate stated value of Prescient’s outstanding Series A mandatorily redeemable convertible preferred stock was $4,675,226, the aggregate stated value of Prescient’s outstanding Series B mandatorily redeemable convertible preferred stock was $4,128,282, and the aggregate stated value of Prescient’s outstanding Series C mandatorily redeemable convertible preferred stock was $2,443,850.
(4)	Calculated by multiplying 0.0001267 by the proposed maximum aggregate offering price.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[THE VIALINK COMPANY’S LOGO]

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

      The board of directors of The viaLink Company, or viaLink, and the board of directors of Prescient Systems, Inc., or Prescient, have agreed to a strategic combination of the two companies under the terms of the Amended and Restated Agreement and Plan of Merger, dated as of May 25, 2004, which is referred to as the merger agreement. Upon completion of the merger, a subsidiary of viaLink will merge with and into Prescient, and Prescient will become a direct, wholly-owned subsidiary of viaLink. The board of directors of viaLink is proposing the combination because it believes the merger will provide substantial benefits to the stockholders of viaLink.

      If the merger is completed, Prescient shareholders will receive shares of viaLink common stock, Series E preferred stock, Series F preferred stock and common stock purchase warrants, having an initial exercise price of $2.00 (after giving effect to a 1 for 20 reverse stock split to be effected prior to the merger) and the same general terms as those issued in connection with a bridge financing obtained by viaLink in connection with the merger, in exchange for each of their shares of Prescient common stock and Prescient preferred stock. The allocation of the shares of viaLink common and preferred stock is such that the current viaLink stockholders will own approximately 55% of the combined company and former Prescient shareholders will own approximately 45% of the combined company, in each case, on a fully diluted basis as of the closing of the merger. viaLink stockholders will continue to own their existing viaLink shares. Upon completion of the merger, viaLink will amend its certificate of incorporation to change its name to Prescient Applied Intelligence, Inc., and Jane F. Hoffer, Prescient’s current President and CEO, will become President and CEO of the combined company. Following the merger, the combined company’s board of directors will be increased to seven members, with three appointees being named by Prescient’s current board of directors, three appointees named by the current directors of viaLink and one appointee of SDS Merchant Fund, the largest stockholder of viaLink.

      We estimate that viaLink will issue approximately 1.2 million shares of viaLink common stock issuable upon exercise of employee stock options, 10.9 million shares of viaLink common stock, 770 shares of Series E preferred stock and 40 to 70 shares of Series F preferred stock in the merger. Each share of Series E preferred stock and Series F preferred stock is convertible into 5,000 shares of viaLink common stock, subject to adjustment as provided by the terms of the preferred stock. All viaLink common share numbers and per share amounts set forth in this proxy/ prospectus give pro forma effect to a 1 for 20 reverse split of viaLink common stock to be effected prior to the merger.

      The approval by viaLink’s stockholders of the merger agreement and the merger, including the issuance of the merger consideration to Prescient stockholders and the change to viaLink’s name following the merger, requires approval by a majority of votes cast on the proposal, provided that the total vote cast represents over 50% in interest of all securities entitled to vote thereon. The approval of those matters by the viaLink stockholders is a condition for completing the merger. viaLink stockholders will also be asked to vote on other matters at the 2004 Annual Meeting of Stockholders of viaLink, which is referred to as the viaLink annual meeting, each of which is described in this proxy statement/ prospectus. Approval of these other matters is not a condition to the merger.

      Prescient has informed viaLink that a special meeting of Prescient shareholders, which is referred to as the Prescient special meeting, will be held for purposes of allowing the Prescient shareholders to consider the approval and adoption of the merger agreement and the merger. In order to complete the merger, the terms of the merger and the merger agreement must be approved by Prescient’s shareholders. Approval of the merger agreement and the merger requires the affirmative vote by (i) a majority of the votes cast by holders of the outstanding shares of Prescient common stock and Prescient preferred stock, voting together on a fully converted basis as a single class, and (ii) a majority of the votes eligible to be cast by holders of the Prescient Series A preferred stock, Series B preferred stock and Series C preferred stock voting as separate classes, by series, represented in person or by proxy at the Prescient special meeting.

      As of August 6, 2004, the major shareholders of Prescient entered into a Shareholder Voting and Allocation Agreement under which, among other things, they have agreed to the allocation of merger consideration set forth in the merger agreement amended through the date hereof and to vote their shares of

Prescient common stock and preferred stock in favor of the merger agreement and merger. On the Prescient record date of August 6, 2004, the signatories of the Shareholder Voting and Allocation Agreement were record and beneficial owners of 1,307,916 shares of Prescient common stock, 14,365 shares of Prescient Series A preferred stock, 41,477 shares of Prescient Series B preferred stock and 24,349 shares of Prescient Series C preferred stock. Shares of Prescient common stock and preferred stock owned by the signatories represent approximately 50% percent of Prescient common stock on a fully converted basis, 61% percent of Prescient Series A preferred stock, 100% percent of Prescient Series B preferred stock and 98% percent of Prescient Series C preferred stock. As of August 6, 2004, the executive officers and directors of Prescient were beneficial owners of 20% of the outstanding common stock on a fully converted basis and 30% of the outstanding Series A preferred stock, 100% of the outstanding Series B preferred stock, and 67% of the outstanding Series C preferred stock. Each officer and director of Prescient has indicated that he or she intends to vote his or her share of common and preferred stock in favor of the merger agreement and merger.

      After careful consideration, the viaLink board of directors unanimously has approved the merger agreement and the merger and has determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, viaLink and its stockholders.

      The viaLink board of directors unanimously recommends that the viaLink stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the merger at the viaLink annual meeting. The viaLink board of directors also unanimously recommends that the viaLink stockholders vote “FOR” the other viaLink annual meeting matters.

      The dollar value of the shares of viaLink common stock that Prescient stockholders receive in the merger may change depending on changes in the market price of viaLink common stock. viaLink’s common stock is traded on the Over-the-Counter Bulletin Board, which is referred to as OTCBB, under the symbol “VLNK.” On September      , 2004, the closing price of viaLink’s common stock, as reported on the OTCBB, was $           per share (adjusted to reflect the reverse stock split described above).

      The obligations of viaLink and Prescient to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about viaLink, Prescient and the merger is contained in this proxy statement/ prospectus. viaLink and Prescient encourage you to read this entire proxy statement/ prospectus carefully, including the section entitled “Risk Factors” beginning on page                     .

      We look forward to the successful combination of viaLink and Prescient.

Sincerely,

[signature]

ROBERT I. NOE
Chairman of the Board and Chief Executive Officer
The viaLink Company

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/ prospectus or determined that this proxy statement/ prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      This proxy statement/ prospectus is dated September      , 2004 and is first being mailed to the stockholders of viaLink on or about September      , 2004.

[VIALINK LOGO]

The viaLink Company

13155 Noel Road, Suite 300
Dallas, Texas 75240
(972) 934-5500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October      , 2004

Dear Stockholders of The viaLink Company:

      We are pleased to invite you to attend the Annual Meeting of Stockholders of The viaLink Company, a Delaware corporation, which will be held at The Westin Galleria Hotel, 13340 Dallas Parkway, Dallas, Texas 75240 on October                     , 2004 at 10:00 a.m., local time, for the following purposes:

1. to approve the Amended and Restated Agreement and Plan of Merger, dated as of May 25, 2004, by and among The viaLink Company, viaLink Acquisition, Inc., a direct, wholly-owned subsidiary of viaLink, and Prescient Systems, Inc., a copy of which is attached as Annex A to the proxy statement/ prospectus accompanying this notice, and the related merger; and a vote to approve the merger shall also be deemed to be a vote cast to approve (a) the issuance of viaLink common stock, Series E preferred, Series F preferred stock and common stock warrants to be issued as merger consideration, (b) the amendment to viaLink’s certificate of incorporation for purposes of changing its name to “Prescient Applied Intelligence, Inc.,” (c) the contribution of viaLink’s assets and liabilities to a wholly-owned subsidiary of the combined company to be formed after the merger and (d) the appointment of a new board of directors, as described in the enclosed proxy statement/ prospectus;

2. to elect three directors, each to serve for a term of three years or until the earlier removal or resignation and the appointment of a successor for such director, including the removal of one or more of them upon the effectiveness of the merger, if approved at the annual meeting in accordance with the terms of the merger agreement;

3. to ratify the appointment of KPMG LLP as viaLink’s independent registered public accounting firm for the current fiscal year;

4. to vote upon an adjournment of the viaLink annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals; and

5. to transact any other business that may properly be brought before the viaLink annual meeting or any adjournments or postponements thereof.

      Please refer to the attached proxy statement/ prospectus for further information with respect to the business to be transacted at the viaLink annual meeting.

      The close of business on September 1, 2004, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the viaLink annual meeting or any adjournments or postponements thereof. Only holders of record of viaLink common stock at the close of business on the record date are entitled to notice of, and to vote at, the viaLink annual meeting. A complete list of stockholders entitled to vote at the viaLink annual meeting will be available for examination by any of viaLink’s stockholders at our headquarters, 13155 Noel Road, Suite 300, Dallas, Texas 75240, for purposes pertaining to the viaLink annual meeting, during normal business hours for a period of 10 days prior to the viaLink annual meeting, and at the time and place of the viaLink annual meeting.

      The approval by viaLink’s stockholders of the merger agreement and the merger, including the issuance of the merger consideration to Prescient shareholders and the change to viaLink’s name following the merger, requires approval by a majority of votes cast on the proposal, provided that the total vote cast represents over 50% in interest of all securities entitled to vote thereon. The approval of those matters by the viaLink stockholders is a condition for completing the merger. Approval of the other matters to come before the viaLink annual meeting is not a condition to the merger.

      Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by calling the toll-free number specified on your proxy card or signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the viaLink annual meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder. REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

      The viaLink board of directors unanimously recommends that you vote to approve and adopt the merger agreement and the merger and also recommends that you vote “FOR” the other viaLink annual meeting proposals, all of which are described in detail in the accompanying proxy statement/ prospectus.

By Order of the Board of Directors,

BRIAN M. CARTER,
Assistant Secretary

Dallas, Texas

September      , 2004

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS OF
VIALINK, INC.

PROSPECTUS

viaLink, Inc.
Common Stock
Common Stock Warrants
Series E Preferred Stock
Series F Preferred Stock

      This Proxy Statement is being furnished to stockholders of viaLink, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of viaLink for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on October _____, 2004, at The Westin Galleria Hotel, 13340 Dallas Parkway, Dallas, Texas 75240 (together with any adjournment or postponement thereof, the “viaLink Annual Meeting”)

      This document also constitutes a Prospectus of viaLink under the Securities Act of 1933, as amended, with respect to the shares of common stock, common stock purchase warrants, Series E preferred stock and Series F preferred stock of viaLink to be issued or reserved for issuance to persons who hold all of the outstanding securities issued by Prescient Systems, Inc., a company incorporated under the laws of Pennsylvania. Shares of viaLink common stock, preferred stock and warrants and employee stock options exercisable for shares of viaLink common stock will be issued in exchange for all of the outstanding capital stock of Prescient and all options issued by Prescient, in connection with the merger of Prescient and a wholly-owned subsidiary of viaLink pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of May 25, 2004. As a result of the merger, Prescient will become a wholly-owned subsidiary of viaLink, and the former shareholders of Prescient will own approximately 45% of the outstanding shares of viaLink’s capital stock on a fully diluted basis.

      The principal executive offices of viaLink are located at 13155 Noel Road, Suite 300, Dallas, Texas 75240, and its telephone number is (972) 934-5500. The principal executive offices of Prescient are located at 1247 Ward Avenue, Suite 200, West Chester, Pennsylvania 19360, and its telephone number is (610) 719-1600.

       The securities offered hereby involve a high degree of risk. For a summary of certain factors which should be considered by stockholders of viaLink and the Prescient Shareholders, see “Risk Factors” beginning on page    .

       This proxy statement/ prospectus and the enclosed proxy card are first being mailed to viaLink’s stockholders of record on September 1, 2004, which is the record date of the annual meeting, on or about September      , 2004.

      THE SHARES OF VIALINK COMMON STOCK, PREFERRED STOCK AND WARRANTS TO PURCHASE COMMON STOCK TO BE OFFERED IN CONNECTION WITH THE MERGER AGREEMENT AND MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY NOR HAS THE COMMISSION OR ANY STATE SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Proxy Statement/ Prospectus is September      , 2004.

THIS PROXY STATEMENT/ PROSPECTUS INCORPORATES

ADDITIONAL INFORMATION

      This proxy statement/ prospectus incorporates important business and financial information about viaLink from other documents that are not included in or delivered with this proxy statement/ prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from viaLink at the following address and telephone number:

The viaLink Company

13155 Noel Road, Suite 300
Dallas, Texas 75240
(972) 934-5500
Attn: Investor Relations

      Investors may also consult viaLink’s website for more information concerning the merger described in this proxy statement/ prospectus. viaLink’s website is www.vialink.com. Information included on the website is not incorporated by reference in this proxy statement/ prospectus.

      IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE VIALINK ANNUAL MEETING, VIALINK SHOULD RECEIVE YOUR REQUEST NO LATER THAN SEPTEMBER                     , 2004.

      See “Where You Can Find More Information” beginning on page                     .

QUESTIONS AND ANSWERS

      The following are some questions that you, as a stockholder of viaLink or Prescient, may have regarding the merger and the other matters being considered at the viaLink annual stockholders’ meeting and the answers to those questions. viaLink urges you to read carefully the remainder of this proxy statement/ prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the viaLink annual stockholders’ meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference in this proxy statement/ prospectus.

Q:	Why am I receiving this proxy statement/ prospectus?

A:	viaLink and Prescient have agreed to the combination of Prescient with viaLink under the terms of a merger agreement that is described in this proxy statement/ prospectus. A copy of the amended and restated merger agreement is attached to this proxy statement/ prospectus as Annex A.

      In order to complete the merger, viaLink stockholders must vote to approve the merger agreement and the merger, and by doing so they will be approving the issuance of viaLink securities in connection with the merger, an amendment to the certificate of incorporation of viaLink to change its name to “Prescient Applied Intelligence, Inc.” and the appointment of a new board of directors to be effective at the time of the merger. Similarly, as a condition to completing the merger, the Prescient shareholders must vote to approve and adopt the merger agreement and the merger and accept an allocation of the viaLink securities in exchange for their shares of Prescient capital stock which was negotiated among Prescient’s major shareholders and is different from the allocation that would be determined by Prescient’s articles of incorporation.

      viaLink and Prescient will hold separate stockholders’ meetings to obtain these approvals. This proxy statement/ prospectus contains important information about the merger and the annual meeting of the stockholders of viaLink, and you should read it carefully. The enclosed voting materials allow the stockholders of viaLink to vote their shares without attending the viaLink annual stockholders’ meeting.

      If you are a Prescient shareholder, you are being provided this proxy statement/ prospectus in order to assist your evaluation of the equity securities you will receive from viaLink in consideration of your shares of Prescient common and preferred stock in the event the merger is approved. In addition, if you are a Prescient shareholder, this proxy statement/ prospectus contains a description of the “dissenters rights‘ you may exercise in connection with the merger.

      Your vote is important. We encourage you to vote as soon as possible.

Q:	What will happen in the merger?

A:	A direct, wholly-owned subsidiary of viaLink will merge with and into Prescient. As a result of the merger, Prescient will become a direct, wholly-owned subsidiary of viaLink, and Prescient shareholders will own approximately 45% of the outstanding shares of viaLink common stock, common stock equivalents and preferred stock. Based on the number of shares of viaLink and Prescient common stock and preferred stock outstanding as of the applicable record dates, we estimate that viaLink will issue approximately 11.2 million shares of common stock (including 1.2 million shares issuable upon exercise of employee stock options to be issued in the merger), 770 shares of Series E preferred stock, 40-70 shares of Series F preferred stock and warrants to purchase an additional 8.8 to 15.4 million shares of viaLink common stock in the merger and that, immediately after the merger, the former Prescient shareholders, in the aggregate, will own approximately 45% of the then-outstanding capital stock of viaLink. Prior to the merger, viaLink intends to effect a 1 for 20 reverse split of its common stock. All viaLink common stock share and per share information set forth in this proxy statement/ prospectus gives pro forma effect to this reverse split.

Q:	Why are viaLink and Prescient proposing this merger?

A:	The boards of directors of viaLink and Prescient believe that the merger will provide substantial strategic benefits to both companies. The merger will align Prescient’s demand planning and consumer products expertise with viaLink’s advanced commerce capabilities and retailer relationships. Together the merged company will enable its retailers and suppliers to drive visibility directly from the retail point of sale to more accurately predict demand across the supply chain. The companies anticipate that this strategic benefit will result in expanded revenues and operating cash flow for the merged company.

Q:	When and where will the stockholders’ meeting be held?

A:	The viaLink annual meeting will be held at The Westin Galleria Hotel, 13340 Dallas Parkway, Dallas, Texas 75240 on October , 2004 at a.m., local time.

Q:	How do I vote?

A:	If you are a common stockholder of record of viaLink as of the record date for the viaLink annual meeting, you may vote in person by attending your stockholders’ meeting or, to ensure your shares are represented at the meeting, you may vote by:

•	calling the toll-free number specified on your proxy card; or

•	signing and returning the enclosed proxy card in the postage-paid envelope provided.

      If you hold viaLink shares in the name of a bank or broker, please follow the voting instructions provided to ensure that your shares are represented at your stockholders’ meeting. Please note that most banks and brokers permit their beneficial owners to vote by telephone.

Q:	What will happen if I abstain from voting?

A:	If you are a viaLink stockholder and vote to abstain:

•	it will have no effect on the proposal to approve the merger agreement and the merger (provided that the total vote cast represents over 50% in interest of all securities entitled to vote thereon); and

•	it will have no effect on any of the other proposals being voted upon by viaLink stockholders at the viaLink annual meeting.

Q:	If my viaLink shares are held in street name by my broker, will my broker vote my shares for me?

A:	If you hold your viaLink shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder (i.e., broker, bank or other nominee) of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to viaLink or by voting in person at your stockholders’ meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of viaLink common stock on behalf of their customers may not give a proxy to viaLink to vote those shares without specific instructions from their customers, with regard to Proposals 1 and 4.

      If you are a viaLink stockholder and you do not instruct your broker on how to vote your shares:

•	your broker may vote your shares without your instruction on (a) the election of viaLink directors and (b) the proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of viaLink for the current fiscal year; and

•	your broker may not vote your shares on (a) the proposal to approve the merger agreement, the merger, the issuance of shares of common and preferred stock and common stock warrants and the related amendment to the certificate of incorporation to effect a change in viaLink’s corporate

v

name and (b) the proposal to adjourn the viaLink annual meeting, if necessary, to solicit additional proxies. Broker non-votes will have no effect on the proposal to approve the merger agreement, the merger and the issuance of shares of viaLink common stock and preferred stock in the merger, or on the proposal to adjourn the viaLink annual meeting, if necessary, to solicit additional proxies.

Q:	What will happen if you return your viaLink proxy card without indicating how to vote?

A:	If you return your proxy card without indicating how to vote on any particular proposal, the viaLink common stock represented by your proxy will be voted in favor of that proposal.

Q:	Can I change my vote even after returning a proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the viaLink stockholders’ meeting. You can do this in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend the viaLink stockholders’ meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

      If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary or Assistant Secretary of viaLink no later than the beginning of the viaLink stockholders’ meeting. If your shares are held in street name by your broker, you should contact your broker to change your vote.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference in this proxy statement/ prospectus, including its annexes.

      In order for your shares to be represented at the viaLink stockholders’ meeting:

•	you can attend the stockholders’ meeting in person;

•	you can vote by telephone by following the instructions included on your proxy card; or

•	you can indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.

Q:	Should I send in my Prescient stock certificates now?

A:	No. Prescient shareholders should not send in any stock certificates now. viaLink has appointed its transfer agent, UMB Bank, 928 Grand Boulevard, Kansas City, Missouri 64141, to serve as the exchange agent for the merger, and will send former Prescient shareholders a letter of transmittal explaining what they must do to exchange their Prescient stock certificates for the merger consideration payable to them.

      If you are a viaLink stockholder, you are not required to take any action with respect to your viaLink stock certificates in connection with the merger.

Q:	When is the merger expected to be completed?

A:	viaLink anticipates that the merger will be completed by October 31, 2004.

Q:	What are the tax consequences of the merger to me?

A:	It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code. Assuming the merger so qualifies, for U.S. federal income tax purposes, holders of Prescient common stock, preferred stock, options, warrants or other equity securities which are exchanged in the merger for viaLink equity securities will not recognize a gain or loss. See the section entitled “Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page .

Q:	Who can answer my questions?

A:	viaLink or Prescient shareholders who have questions about the merger or the other matters to be voted on at the viaLink stockholders’ meetings or desire additional copies of this proxy statement/ prospectus or additional proxy cards should contact:

      For viaLink:

      The viaLink Company

      Attn: Brian Carter, Assistant Secretary
      13155 Noel Road, Suite 300
      Dallas, Texas 75240
      (972) 934-5500

SUMMARY

      This summary highlights information contained elsewhere in this proxy statement/ prospectus and may not contain all the information that is important to you. viaLink urges you to read carefully the remainder of this proxy statement/ prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at your stockholders’ meeting. See also the section entitled “Where You Can Find More Information” beginning on page      . We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

viaLink (See page      )

The viaLink Company

13155 Noel Road, Suite 300
Dallas, Texas 75240
(972) 934-5500

      viaLink provides subscription-based, business-to-business electronic commerce services that enable companies in the consumer packaged goods and retail industries to efficiently manage their highly complex supply chain information. Its core service, syncLink®, allows manufacturers, wholesalers, distributors, sales agencies (such as food brokers) and retailers to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. viaLink enables companies to build on the foundation of synchronized data with more advanced e-commerce practices. viaLink’s advanced services, which are all built on the syncLink foundation, include distribuLinksm for chain pricing data in multi-tier distribution channels, viaLink invoicing, chainLink scan sales visibility, and sbtLinksm, viaLink’s scan based trading service.

      viaLink currently has over 1,100 customers, representing manufacturers, wholesalers, distributors and retailers.

Prescient (See page      )

Prescient Systems, Inc.

1247 Ward Avenue, Suite 200
West Chester, Pennsylvania 19360
(610) 719-1600

      Prescient is a leading supplier of supply chain planning software and services to the consumer products industry. Prescient’s applications have functionality that specifically addresses the consumer products industry’s particular concerns for retail-level forecasting, inventory replenishment, and production planning. Prescient’s solutions help companies accurately forecast demand for specific products; plan and schedule production resources; enable information sharing across the supply chain; and measure the effectiveness of supply chain operations.

      The majority of Prescient’s clients are mid-market manufacturers or distributors of consumer products, including food and beverage, consumer healthcare, household and beauty, and general merchandise. Prescient delivers its products and services to over 100 clients located primarily in the United States.

      Prescient has three primary sources of revenue, which are: software license sales, professional services, (responsible for post-sale implementation), and maintenance and support, which represented 37%, 24% and 39%, respectively, of Prescient’s overall revenue in 2003.

The viaLink Annual Meeting

The viaLink Annual Meeting (See page      )

      The viaLink annual meeting will be held at The Westin Galleria Hotel, 13340 Dallas Parkway, Dallas, Texas 75240 at       a.m., local time, on October      , 2004. At the viaLink annual meeting, viaLink stockholders will be asked to:

•	approve the merger agreement and the merger, with such approval also constituting the approval of (a) the issuance of viaLink common stock, Series E preferred stock, Series F preferred stock and common stock warrants to be issued as merger consideration, (b) the amendment to viaLink’s certificate of incorporation for purposes of changing its name to “Prescient Applied Intelligence, Inc.,” (c) the contribution of viaLink’s assets and liabilities to a newly formed subsidiary of the combined company after the merger and (d) the appointment of a new board of directors, as described in the enclosed proxy statement/ prospectus;

•	elect three directors, each to serve for a term of three years or until the earlier removal or resignation and the appointment of a successor for such director, including the removal of one or more of them upon the effectiveness of the merger, if approved at the annual meeting in accordance with the terms of the merger agreement;

•	ratify the appointment of KPMG LLP as viaLink’s independent registered public accounting firm for the current fiscal year;

•	vote upon an adjournment of the viaLink annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals; and

•	transact any other business that may properly be brought before the viaLink annual meeting or any adjournments or postponements thereof.

      A copy of the merger agreement is attached to this proxy statement/ prospectus as Annex A.

Record Date; Stock Entitled to Vote; Quorum (See page      )

      Only viaLink stockholders of record holding outstanding shares of common stock of viaLink at the close of business on September 1, 2004, which is referred to as the viaLink record date, will be entitled to notice of, and to vote at, the viaLink annual meeting or any adjournments or postponements thereof. Holders of viaLink’s Series D preferred stock do not have the right to vote on the proposals to be considered at the annual meeting, however, if those holders convert their shares into shares of viaLink common stock prior to the record date, then those shares may be voted at the annual meeting.

      On the viaLink record date, there were a total of 9,962,539 shares of viaLink common stock outstanding and entitled to vote at the viaLink annual meeting. The holders of shares having a majority of the voting power of the common stock of viaLink issued and outstanding and entitled to vote at the viaLink annual meeting must be present or represented by proxy to constitute a quorum for the transaction of business at such meeting. All shares of viaLink common stock represented at the viaLink annual meeting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the viaLink annual meeting.

Required Vote (See page      )

      viaLink stockholders will have one vote for each share of viaLink common stock that they owned on the viaLink record date. The approval of the merger agreement and the merger, including the approval of the change in viaLink’s name and the issuance of the merger consideration to Prescient shareholders, which is necessary to effect the merger, requires approval by a majority of votes cast on the proposal, provided that the total vote cast represents over 50% in interest of all securities entitled to vote thereon. The affirmative vote of a majority of the votes cast at the viaLink annual meeting by the holders of shares of common stock present or represented by proxy and entitled to vote thereon is required (a) to ratify the appointment of KPMG LLP as the independent registered public accounting firm of viaLink for the current fiscal year; and (b) to approve the proposal to adjourn the annual meeting, if necessary, for the purpose of soliciting additional proxies. The affirmative vote of a plurality of the votes cast is required to elect a director.

Voting by Directors and Executive Officers (See page      )

      On September 1, 2004, directors and executive officers of viaLink and their affiliates beneficially owned and were entitled to vote 266,038 shares of viaLink common stock, or approximately 2.7% of the shares of viaLink common stock outstanding on that date.

Voting and Revocation of Proxies; Solicitation (See pages      and      )

      You are requested to sign the accompanying proxy and return it promptly to viaLink in the enclosed postage-paid envelope, or you may vote by telephone. When the accompanying proxy is returned properly executed, the shares of viaLink common stock represented by it (including any received upon the conversion of shares of Series D preferred stock) will be voted at the viaLink annual meeting in accordance with the instructions contained in the proxy.

      If you are a viaLink stockholder and vote to abstain:

•	it will have no effect on the proposal to approve the merger agreement, the merger and the other matters contemplated by the merger agreement (provided that the total vote cast represents over 50% in interest of all securities entitled to vote thereon); and

•	it will have no effect on any of the other proposals being voted upon by viaLink stockholders at the viaLink annual meeting.

      If you return your proxy card without indicating how to vote with regard to any particular proposal:

•	the viaLink common stock represented by your proxy will be voted in favor of that proposal.

      You have the power to revoke your proxy at any time before your proxy is voted at the viaLink annual meeting. You can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend the viaLink annual meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

      If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to viaLink’s Assistant Secretary no later than the beginning of the viaLink annual meeting.

viaLink Shares Held in Street Name (See page      )

      If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to viaLink or by voting in person at the viaLink stockholders’ meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of viaLink common stock on behalf of their customers may not give a proxy to viaLink to vote those shares without specific instructions from their customers with regard to Proposals 1 and 4.

      If you hold your shares in street name and you do not instruct your broker on how to vote your shares:

•	your broker may vote your shares without your instruction on (a) the election of viaLink directors and (b) the proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of viaLink for the current fiscal year; and

•	your broker may not vote your shares on (a) the proposal to approve the merger agreement and the merger and (b) the proposal to adjourn the viaLink annual meeting, if necessary, to solicit additional proxies. Broker non-votes will have no effect on the proposal to approve the merger agreement and the merger, or on the proposal to adjourn the viaLink annual meeting, if necessary, to solicit additional proxies.

Recent Financing Transactions for viaLink

      In May 2004, viaLink completed a series of financing transactions that it had commenced in April 2003, by which it issued an aggregate $5.4 million principal amount of its convertible promissory notes. The proceeds from those transactions had been used to fund viaLink’s operations since early 2003. In connection with the merger agreement, the holders of the convertible preferred notes agreed that upon approval of the merger by the stockholders of viaLink, those noteholders will convert their notes into shares of Series E preferred stock. The Series E preferred is convertible into shares of common stock of viaLink at an initial conversion price of $0.10 per share, and 18 months after being issued those shares will begin accruing dividends at a rate of 4% per annum.

      Following completion of the convertible debt financing, viaLink received funding commitments in the aggregate amount of $2.75 million in connection with the merger transaction with Prescient. The first phase of this funding was made immediately prior to the execution of the merger agreement, at which time viaLink issued its 10% secured promissory notes in the aggregate principal amount of $1.25 million to certain of its current stockholders, together with common stock purchase warrants, referred to as the “bridge warrants,” which were exercisable for 27,500,000 shares of common stock at an initial exercise price of $0.10 per share. The 10% convertible notes will automatically convert into $1.25 million of shares of Series F preferred stock of viaLink upon the closing of the merger. The second phase of the approved funding contemplates that upon closing the merger, viaLink will issue an additional 150 shares of Series F preferred stock for an aggregate $1,500,000 at a price of $10,000 per share. The $1.5 million financing is to be provided by viaLink’s current stockholders and Prescient’s current shareholders in the proportion of 55% and 45%, respectively, consistent with the post-merger allocation of viaLink’s capital stock. However, viaLink has received a commitment from its stockholders to provide all of the financing if the Prescient shareholders fail to do so.

      Shares of Series F preferred stock will be convertible into shares of common stock of viaLink at an initial conversion price of $0.10 per share. The shares of Series F preferred stock will automatically be converted into equity stock issued by the combined company in any post-merger equity financing that results in at least $3 million in gross proceeds, which is referred to as a “qualified financing”.

Prescient Shareholder Approval

      It is a condition to the completion of the merger that the Prescient shareholders approve the merger and the merger agreement. A majority of all the votes cast by holders of Prescient common stock and Prescient preferred stock, voting as a single class of the proposal, must vote to approve and adopt the merger agreement and the merger and vote to approve the allocation of the merger consideration. Prescient shareholders will have one vote for each share of Prescient common stock that they owned on the Prescient record date, and when voting as a single class with the Prescient common stock, holders of Prescient preferred stock will have votes equivalent to the number of shares of common stock issuable upon conversion of the Prescient preferred stock on the record date. In addition to the approval by the common and preferred holders voting as a class, the merger and the terms of the merger agreement must be approved by a majority of votes entitled to be cast by holders of Prescient preferred stock, Series A and 51% of the votes entitled to be cast by holders of each of Prescient preferred stock Series B and C, voting as separate classes by series. Approval of the proposal to adjourn the Prescient special meeting, if necessary, for the purpose of soliciting additional proxies requires a majority of the votes cast by holders of Prescient common stock and Prescient preferred stock, voting as a single class.

      The major shareholders of Prescient have entered into a shareholder voting and allocation agreement, or the “allocation agreement”. Under the terms of the allocation agreement, all signatories have agreed to vote their shares of Prescient common stock and Prescient preferred stock for the approval and adoption of the merger agreement and the merger. In addition, the signatories have agreed to accept and abide by an allocation of the shares of viaLink common stock, preferred stock and warrants that was negotiated among Prescient’s major shareholders, and which negotiated allocation is incorporated in the merger agreement. The allocation agreement will terminate on the earlier of the consummation of the merger, the termination of the merger, or the Prescient special meeting, if the merger agreement and merger is not approved.

      On the Prescient record date, there were a total of 6,637,520 shares of Prescient common stock, 47,461 shares of Prescient Series A preferred stock, 41,477 shares of Prescient Series B preferred stock and 24,751 shares of Prescient Series C preferred stock outstanding and entitled to vote at the Prescient special meeting. On August 6, 2004, directors and executive officers of Prescient and their affiliates beneficially owned and were entitled to vote 1,307,916 shares of Prescient common stock, 15,365 shares of Series A preferred stock, 41,477 shares of Series B preferred stock, and 16,632 shares of Series C preferred stock, representing approximately 20%, 30%, 100% and 67% of the shares of Prescient common stock, Series A preferred stock, Series B preferred stock, and Series C preferred stock, respectively, outstanding on that date.

The Merger (See page      )

      A copy of the amended and restated merger agreement is attached as Annex A to this proxy statement/ prospectus. viaLink and Prescient encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Form of Merger (See page      )

      Subject to the terms and conditions of the merger agreement, at the effective time of the merger, viaLink Acquisition, Inc., a direct, wholly-owned subsidiary of viaLink formed for the purposes of the merger, will be merged with and into Prescient. Prescient will survive the merger as a direct, wholly-owned subsidiary of viaLink, and viaLink will be renamed Prescient Applied Intelligence, Inc.

Consideration to be Received in the Merger; Treatment of Stock Options (See page      )

      Prescient stockholders will receive shares of viaLink common stock, Series E preferred stock and Series F preferred stock and common stock purchase warrants in exchange for the shares of Prescient common stock, preferred stock and common stock purchase warrants they hold such that they will receive approximately 45% of the outstanding shares of each class of capital stock of viaLink immediately following the merger. There are separate exchange ratios for each class of common and preferred stock of Prescient, and such ratios will not be adjusted for changes in the market value of the common stock of viaLink. viaLink will not issue fractional shares of common stock in the merger, but it may issue fractional shares of Series E and Series F preferred stock, in accordance with the applicable exchange ratios for the various series of Prescient preferred and common stock. Therefore, each Prescient stockholder will receive a cash payment for any fraction of a share of viaLink common stock that he or she would otherwise receive, based on the closing price of viaLink common stock on the OTCBB ending on the trading day one day prior to the date of the merger. Prescient stock options that have been granted, but are not exercised, under the Prescient System’s Inc. Amended and Restated 1997 Equity Compensation Plan shall be exchanged for options to purchase shares of viaLink common stock, under viaLink’s existing stock option plan, having an exercise price and number of shares issuable based upon the exchange ratio for common shares in the merger, and being immediately vested and exercisable for the same remaining life as the options granted prior to the merger. Any shares issuable under those options exchanged for in-the-money options are included in the calculation of the aggregate number of shares of common stock comprising the merger consideration to be delivered to the former shareholders of Prescient.

Conditions to Completion of the Merger (See page      )

      The obligations of Prescient and viaLink to complete the merger are subject to the satisfaction of several conditions including but not limited to the following:

•	the approval of the merger and the merger agreement by Prescient shareholders and the viaLink stockholders;

•	the absence of any judgment, order, decree, statute, or other legal constraint prohibiting consummation of the merger; and

•	the Securities and Exchange Commission, which is referred to as the SEC, having declared effective the registration statement of which this proxy statement/ prospectus forms a part, and there being no stop order in effect with respect to such registration statement.

      In addition, each of Prescient’s and viaLink’s obligation to effect the merger is subject to the satisfaction or waiver of several conditions including but not limited to the following:

•	the representations and warranties of the other party being true and correct as required by the merger agreement;

•	the other party having performed or complied with, in all material respects, all obligations required to be performed or complied with by it under the merger agreement; and

•	the other party and its respective subsidiaries, taken as a whole, not having suffered from any change or effect that has, or is reasonably expected to have, a material adverse effect on such party, as defined in the merger agreement.

Termination of the Merger Agreement (See page      )

      viaLink and Prescient can jointly agree to terminate the merger agreement at any given time. Either company may also terminate the merger agreement if the merger is not completed by October 31, 2004 or under other circumstances described in this proxy statement/ prospectus. See the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page      for a discussion of each of viaLink’s and Prescient’s rights to terminate the merger agreement.

Recommendation of the viaLink Board of Directors (See page      )

      After careful consideration, the viaLink board of directors, at meetings held on May 19, May 25 and August 13, 2004, unanimously approved the merger agreement and the merger. For the factors considered by the viaLink board of directors in reaching its decision to approve the merger agreement and the merger, see the section entitled “The Merger — viaLink’s Reasons for the Merger” beginning on page      . The viaLink board of directors unanimously recommends that the viaLink stockholders vote “FOR” the proposal to approve the merger agreement and the merger. Further, the viaLink board of directors recommends that the viaLink stockholders vote “FOR” the proposals to (a) elect three directors of viaLink; (b) ratify the appointment of KPMG LLP as viaLink’s independent registered public accounting firm for the current fiscal year; and (c) adjourn the viaLink annual meeting, if necessary, for the purpose of soliciting additional proxies.

Opinion of viaLink’s Financial Advisor

      Broadband Capital Management LLC, or Broadband Capital, delivered its opinion to viaLink’s board of directors that, as of the date of the fairness opinion and based upon and subject to the factors and assumptions set forth therein, the merger and the merger agreement was fair from a financial point of view to viaLink and its stockholders.

      The full text of the written opinion of Broadband Capital, dated May 19, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Broadband Capital provided its opinion for the information and assistance of viaLink’s board of directors in connection with its consideration of the merger.

The Broadband Capital opinion is not a recommendation as to how any holder of viaLink common stock should vote on, or take any action with respect to, the merger.

Consequences of Merger Not Being Approved (see page      )

      If either the viaLink or the Prescient stockholders fail to approve the proposals required to effect the merger at their respective meetings, or if the merger is otherwise not completed, the ongoing businesses of each of viaLink and Prescient may suffer. Under specified circumstances, viaLink may be required to pay a termination fee to Prescient. Additionally, if the merger is not approved, both parties will have incurred costs associated with the merger without realizing any benefits. See the section entitled “Risk Factors — Risks Related to the Merger” beginning on page      .

Risks Associated with the Merger (see page      )

      While the merger is pending and if the merger is completed, stockholders of viaLink and shareholders of Prescient will be subject to a number of risks to which they are not currently subject. These risks include, among others, the following:

•	the applicable exchange ratios for the merger will not be adjusted in the event of any change in either viaLink’s or Prescient’s stock price or fair market value, respectively; and

•	the combined company may not be able to integrate successfully viaLink’s and Prescient’s businesses.

•	the combined company may be unable to raise the necessary funds to be sufficiently capitalized.

      For a complete discussion of these and other risks relating to the merger, see the section entitled “Risk Factors” beginning on page      .

Interests of Directors and Officers in the Merger (See page      )

      In considering the recommendation of the viaLink board of directors with respect to the merger, you should be aware that certain members of the boards of directors and executive officers of each company have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of stockholders generally. The viaLink board of directors was aware of these interests and considered them among other matters in making its recommendation.

      These interests include:

•	severance payments and other benefits to be paid to Messrs. Noe and Carter upon effectiveness of the merger, as described under “The ViaLink Annual Meeting — Employment Contracts, Termination of Employment and Change in Control Arrangements, on page ;

•	the accelerated vesting and exercisability of outstanding stock options that are held by officers and directors of Prescient as described under “The Merger — Consideration to be Received in the Merger”; and

•	Under the terms of the merger agreement, when the merger becomes effective Jane F. Hoffer will become President and CEO of Prescient Applied Intelligence, Inc., or PAI, in accordance with the forms of proposed employment agreement attached to the merger agreements as described under “The Merger Agreement — Closing Matters — Employment Agreement”.

Accounting Treatment (See page      )

      viaLink prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which is referred to as GAAP. The merger will be accounted for using the purchase method of accounting with viaLink being considered the acquirer of Prescient for accounting purposes. This means that viaLink will allocate the purchase price to the fair value of assets acquired and liabilities assumed from Prescient at the acquisition date, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Regulatory Approvals Required for the Merger (See page      )

      The proposed merger does not meet the requirements for regulatory approval under the Hart-Scott-Rodino Act, nor are there any other regulatory approvals that are required in connection with the merger, except for the requirement that viaLink file the registration statement of which this is a part with the SEC and have the filing declared effective prior to its distribution. Any communications between viaLink and its stockholders in connection with the merger, including those set forth herein, are subject to the proxy solicitation rules of the SEC.

Certain U.S. Federal Income Tax Consequences of the Merger (See page      )

      It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as such a reorganization, for U.S. federal income tax purposes, holders of Prescient common stock and preferred stock whose shares of Prescient common stock and preferred stock are exchanged in the merger for shares of viaLink common stock and preferred stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of viaLink common stock. It is a condition to the completion of the merger that Prescient receive a written opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

      Tax matters are very complicated and the tax consequences of the merger to each Prescient stockholder will depend on such stockholder’s particular facts and circumstances. Prescient stockholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger.

Expenses and Termination Fees (See pages      and      )

      Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this proxy statement/ prospectus. For example, the merger agreement provides that, under specified circumstances, viaLink may be required to pay Prescient a termination fee equal to $400,000. See the section entitled “The Merger Agreement — Termination Fee” beginning on page      for a complete discussion of the circumstances under which termination fees will be required to be paid.

Listing of viaLink Common Stock

      Following the merger, viaLink intends to make application for listing of its common stock on the NASDAQ Small Cap Market. viaLink has reserved “IQIQ” as its ticker symbol for viaLink’s common stock following the successful completion of its application for listing. viaLink does not currently plan for its shares of preferred stock to be listed on the NASDAQ Small Cap Market.

Differences in Stockholder Rights (See page      )

      Prior to the effective time of the merger, Prescient has issued and outstanding shares of common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock. In addition to the rights, privileges and obligations provided under the Pennsylvania Business Corporation Law, or PBCL, Prescient’s articles of incorporation confer certain rights and preferences to the Series A, Series B and Series C preferred stockholders, including, but not limited to, special protective voting rights, which among other things, limit Prescient’s ability to: issues shares of any series of securities senior to or on parity with such preferred stockholders; enter into a merger or consolidation with another entity; or declare dividends on any class or series of shares other than the Series A, Series B or Series C preferred stock. Pursuant to Prescient’s articles of incorporation and amended and restated shareholder agreement, holders of common stock may elect two directors, holders of Series A preferred stock may elect one director, holders of Series B preferred stock may elect two directors, and holders of Series A preferred stock, Series B preferred stock, Series C preferred stock and common stock may elect one director, voting together as a single class. After the merger, Prescient shareholders will become viaLink stockholders, owning shares of viaLink common stock (including shares issuable under the bridge warrants) and viaLink Series E preferred stock and viaLink Series F preferred stock. Therefore, holders of shares of Prescient common stock or any series or Prescient preferred stock will lose the rights, privileges and obligations conferred by the PBCL, Prescient’s articles of incorporation, and Prescient’s amended and restated shareholder agreement, and shall have the rights, privileges and preferences conferred by viaLink’s certificate of incorporation, bylaws and Delaware corporate law.

Rights of Dissenting Stockholders (See page      )

      Under Delaware law, holders of viaLink common stock and preferred stock are not entitled to appraisal rights in connection with the merger.

      Pursuant to Pennsylvania Business Corporation Law, or PBCL, the holders of Prescient shares are entitled to dissenters rights in connection with the approval and adoption of the merger agreement and the merger. A Prescient shareholder who does not vote in favor of the merger agreement and the merger, and who properly elects to exercise its dissenters rights under the procedures set forth in the relevant provisions of the PBCL, attached as Annex C to this proxy statement/ prospectus, may have the fair value of its shares of Prescient common stock and preferred stock paid to it in cash. Preservation of dissenters rights requires, among other things, that a dissenting shareholder:

•	file with Prescient a written notice of intention to dissent prior to the vote on the merger proposal;

•	make no change in its beneficial ownership of Prescient shares from the date of filing of the notice until the effective time of the merger; and

•	not vote “FOR” the approval of the merger agreement and merger.

      There are also post-vote procedures that a dissenting shareholder must follow if it wishes to dissent. Dissenters rights will be forfeited if these requirements are not fully satisfied. See “Dissenters Rights —” and the relevant provisions of Pennsylvania law attached as Annex C to this proxy statement/ prospectus.

Selected Historical Financial Data of viaLink

      The selected historical financial data of viaLink has been derived from the audited historical consolidated financial statements and related notes of viaLink for each of the years in the two-year period ended December 31, 2003 and the unaudited historical consolidated financial statements and related notes of viaLink for the six months ended June 30, 2004 and June 30, 2003. The historical data is only a summary, and you should read it in conjunction with the historical financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual and quarterly reports of viaLink which have been incorporated by reference into this proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page      .

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002

	(In thousands except per share data)
Revenues:
Subscription	$2,385	$1,579	$3,650	$2,825
Implementation	137	215	486	1,631

Total revenues	$2,522	$1,794	$4,136	$4,456
Operating expenses:
Customer operations	1,676	2,069	3,924	5,071
Development	803	984	1,777	2,115
Selling and marketing	395	1,007	1,600	2,429
General and administrative	683	1,333	2,462	2,584
Non-cash stock compensation	81	112	112	705
Depreciation and amortization	114	373	630	1,241

Total operating expenses	$3,752	$5,878	$10,505	$14,145

Loss from operations	(1,230)	(4,084)	(6,369)	(9,689)
Interest expense, net	(2,259)	(702)	(3,603)	—
Gain on modification of debt	—	—	—	1,629

Net loss	$(3,489)	$(4,786)	$(9,972)	$(8,060)
Dividends on preferred stock:
Value of warrants and beneficial conversion	—	(1,260)	(1,260)	(9,600)
Stated dividends	(605)	—	—	(40)

Net loss applicable to common stock	$(4,094)	$(6,046)	$(11,232)	$(17,700)

Net loss applicable to common stock per common share —
Basic and diluted	$(0.44)	$(0.70)	$(1.28)	$(3.41)

Weighted average common shares outstanding —
Basic and diluted	9,352	8,608	8,772	5,187

Dividends declared per share	N/A	N/A	N/A	N/A

		As of December 31,
	As of June 30,
	2004	2003	2002

Consolidated Balance Sheet Data:
Total Assets	$1,721	$1,431	$2,937
Working Capital	517	49	197
Long-term debt and redeemable preferred securities	5,422	3,358	—
Total debt and redeemable preferred securities	5,422	3,358	—
Total stockholders equity (deficit)	(4,586)	(3,090)	1,213

Selected Historical Financial Data of Prescient

      The selected historical financial data of Prescient has been derived from the audited historical consolidated financial statements and related notes of Prescient for each of the fiscal years in the two-year period ended December 31, 2003 and the unaudited historical consolidated financial statements and related notes of Prescient for the six months ended June 30, 2004 and June 30, 2003.

	Six Months Ended		Year Ended
	June 30,		December 31,

	2004	2003	2003	2002

	(In thousands except per share data)
Revenues:
License fees	$1,764	$489	$1,416	$2,968
Maintenance	822	747	1,510	1,382
Professional Services	466	546	950	1,482

Total revenue	$3,052	$1,782	$3,876	$5,832

Operating expenses:
Cost of revenue	445	567	1,018	1,320
Development	343	294	586	644
Selling and marketing	619	1,079	1,774	2,174
General and administrative	784	608	1,088	1,255
Depreciation and amortization	31	65	102	89

Total operating expenses	$2,222	$2,613	$4,568	$5,482

Income (loss) from operations	$830	$(831)	$(692)	$350
Interest income (expense) (net)	1	—	—	(249)

Net income (loss)	$831	$(831)	$(692)	$101

Dividends declared per share	N/A	N/A	N/A	N/A

	As of	As of December 31,
	June 30,
	2004	2003	2002

Consolidated Balance Sheet Data:
Total Assets	$3,544	$2,416	$3,409
Working Capital	494	(341)	348
Long-term debt and redeemable preferred Securities	11,247	10,737	9,826
Total debt and redeemable preferred Securities	11,247	10,737	9,892
Total stockholders deficit	$(10,039)	(10,354)	(8,710)

Summary Unaudited Pro Forma Combined Financial Information

      The table below presents summary unaudited pro forma combined financial information from the viaLink and Prescient unaudited pro forma combined financial statements included herein. The unaudited pro forma combined statement of operations for the six months ended June 30, 2004, and year ended December 31, 2003, combines the historical financial statements of viaLink and Prescient for the period presented and gives effect to the merger as if it occurred on the first day of the period presented. The unaudited pro forma combined balance sheet combines the historical balance sheets of viaLink and Prescient as of June 30, 2004 and gives effect to the merger as if it occurred on such date. The unaudited pro forma combined financial information is based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma combined financial information does not purport to be indicative of the results of operations or financial position of the combined company that would actually have been achieved had the transaction been completed for the period or as of the date presented, or that may be obtained in the future. This information should be read in conjunction with the unaudited pro forma combined financial statements and related notes and the historical financial statements and related notes of viaLink and Prescient included in or incorporated by reference into this proxy statement/ prospectus.

	Pro Forma Six Months Ended	Pro Forma Year Ended
	June 30, 2004	December 31, 2003

Statement of Operations Data:
Revenue	$5,574	$8,012
Income (loss) from operations	(550)	(7,361)
Net income (loss) applicable to common stock	(580)	(7,403)
Share data:
Income (loss) applicable to common stock per common share from continuing operations —
Basic and diluted	$(0.02)	$(0.31)

Weighted average common shares outstanding —
Basic and diluted	23,718	23,718

Dividends declared per share	—	—

As of June 30, 2004

Balance Sheet Data:
Total assets	$26,910
Working capital	1,011
Long-term debt	—
Convertible preferred stock	18,361
Total stockholders equity	24,215

Equivalent and Comparative Per Share Information

      We present below per common share data regarding the income and book value of viaLink and Prescient on both historical and unaudited pro forma combined bases and on a per share equivalent unaudited pro forma combined basis for Prescient. We have derived the unaudited pro forma combined per share information from the unaudited pro forma combined financial statements presented elsewhere in this proxy statement/ prospectus. You should read the information below in conjunction with the financial statements and accompanying notes of viaLink and Prescient that are included in or incorporated by reference in this proxy statement/ prospectus and with the unaudited pro forma combined information included under the section entitled “Unaudited Pro Forma Combined Financial Statements.”

	For the Six Months Ended	For the Year Ended
	June 30, 2004	December 31, 2003

	(Unaudited)
viaLink historical per share data
Loss per common share, basic	$(0.44)	$(1.28)
Loss per common share, diluted	(0.44)	(1.28)
Book value per share(1)	(0.46)	(0.34)
Prescient historical per share data (unaudited)
Income (loss) per common share, basic	$0.06	$(0.25)
Income (loss) per common share, diluted	0.02	(0.25)
Book value per share(1)	(1.50)	(1.56)
Unaudited Pro Forma Combined
Income (loss) per common share, basic	$(0.02)	$(0.30)
Income (loss) per common share, diluted	(0.02)	(0.30)
Book value per share	1.02	1.04
Unaudited Pro Forma Prescient per share equivalent(2)
Income (loss) per common share, basic	$0.06	$(0.18)
Income (loss) per common share, diluted	0.02	(0.18)
Book value per share	(1.50)	(1.13)

(1)	The book value per share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at the end of each period.

(2)	The equivalent pro forma share amounts of Prescient are calculated by multiplying audited and unaudited pro forma net income (loss) per share and book value per share amounts by the applicable exchange ratios.

Comparative Stock Prices and Dividends (See page      )

      The table below presents the OTCBB closing market price for viaLink common stock, as reported on the OTCBB under the symbol “VLNK”. These prices are presented on two dates:

•	May 25, 2004, the last trading day before the public announcement of the signing of the merger agreement; and

•	September , 2004, the latest practicable date before the date of this proxy statement/ prospectus.

Closing Price Per Share
of viaLink Common
Stock(1)

May 25, 2004	$1.20
September [ ], 2004

(1)	As adjusted to reflect the 1 for 20 reverse stock split to be effected by viaLink with respect to all shares of common stock outstanding immediately prior to the merger.

      viaLink has not paid any dividends historically and does not have any current plans in place to do so at any time in the future.

      Because the market price of viaLink common stock is subject to fluctuation, the market value of the viaLink shares that the Prescient shareholders will receive in the merger may increase or decrease before and after they vote their shares with respect to approval of the merger. You are urged to obtain current market quotations for viaLink common stock. We cannot give any assurance as to the future prices or markets for viaLink common stock.

RISK FACTORS

      In addition to the other information included and incorporated by reference in this proxy statement/ prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for adoption and approval of the merger agreement and the merger. In addition, you should read and consider the risks associated with each of the businesses of viaLink and Prescient, as set forth below, because these risks will also affect the combined company. You should also read and consider the other information in this proxy statement/ prospectus and the other documents incorporated by reference in this proxy statement/ prospectus. See the section entitled “Where You Can Find More Information” beginning on page      .

RISKS RELATED TO THE MERGER

The exchange ratios are fixed and will not be adjusted in the event of any change in either viaLink’s or Prescient’s stock price.

      The merger agreement provides for the Prescient shareholders to receive, upon completion of the merger, aggregate consideration (consisting of shares of common stock issuable under warrants at an exercise price equal to $2.00 per share and a number of shares of viaLink common stock, Series E preferred stock and Series F preferred stock, calculated according to varying ratios applicable to each outstanding class of common and preferred stock of Prescient) equal to 45% of the outstanding shares of common stock and common stock warrants, Series E preferred stock and Series F preferred stock, provided that the number of shares of Series F preferred stock to be issued to Prescient shareholders is subject to adjustment and is currently estimated to be approximately 35% of the outstanding shares of Series F preferred stock. See “Merger Agreement — Consideration to be Received in the Merger; Treatment of Stock Options.”

      The closing price of viaLink common stock on the OTCBB on May 25, 2004 was $1.20 per share. From May 25, 2004 through the date before the date of this proxy statement/ prospectus, the trading price of viaLink common stock ranged from a high of $1.38 per share to a low of $0.86 per share. These trading prices, as well as other share and per share information set forth in this proxy statement/ prospectus give effect to the 1 for 20 reverse split to be effected prior to the merger.

      The market price of viaLink common stock at the time of completion of the merger may vary significantly from the prices on May 25, 2004 or from the price on either of the dates of the viaLink annual stockholders meeting and the date on which the Prescient shareholders vote their shares. These variations may be caused by a variety of factors, including:

•	changes in the business, operations and prospects of viaLink or Prescient;

•	changes in market assessments of the business, operations and prospects of the combined company;

•	market assessments of the likelihood that the merger will be completed, including related considerations regarding regulatory approval of the merger;

•	interest rates, general market and economic conditions and other factors generally affecting the price of viaLink’s and Prescient’s common stock; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which viaLink and Prescient operate.

      You should consider the following four risks:

•	If the price of viaLink common stock declines, or the fair market value of the Series E or Series F preferred stock declines independently of the deemed conversion price, before the effective time of the merger, Prescient stockholders will receive viaLink equity securities that have a market value that may be less than the market value of such shares when the merger agreement was signed.

•	If the price of viaLink common stock declines or the fair market value of the Series E or Series F preferred stock declines between the date the merger agreement was signed or the date of the approval of the merger by the Prescient shareholders and the effective time of the merger, including for any of the reasons described above, or otherwise described in this proxy statement/ prospectus, then Prescient shareholders will receive less value for their shares upon completion of the merger than they would have received based on the value calculated pursuant to the applicable exchange ratios on the date the merger agreement was signed or on the date of such shareholder approval. Therefore, Prescient shareholders cannot be sure of the market value of the viaLink equity securities they will receive upon completion of the merger or the market value of viaLink equity securities at any time after the completion of the merger.

•	If the price of viaLink common stock increases or the fair market value of the Series E or Series F preferred stock increases before the effective time of the merger, Prescient shareholders will receive viaLink equity securities that have a market value that may be greater than the market value of such shares when the merger agreement was signed.

•	If the price of viaLink common stock increases or the fair market value of the Series E or Series F preferred stock increases between the date the merger agreement was signed or the date of the viaLink annual meeting and the effective time of the merger, viaLink will pay more for the outstanding shares of Prescient common stock and preferred stock than the value calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the viaLink annual meeting.

viaLink or Prescient may terminate the merger at any time if enough Prescient shareholders elect dissenters rights.

      Under the terms of the merger agreement, if holders of more than 500,000 shares of Prescient common stock elect to exercise dissenters rights, then the respective board of directors of viaLink or Prescient may terminate the merger agreement.

Either party may terminate the merger due to amended or supplemental Disclosure Schedules revealing a Material Adverse Change.

      Either party to the merger agreement may terminate the merger at any time prior to the effective time of the merger if the other party amends or supplements its disclosure schedule to the merger agreement and in doing so, reveals a “Material Adverse Change” as that term is defined in the merger agreement.

The combined company may be unable to integrate successfully the businesses of viaLink and Prescient and may not realize the anticipated benefits of the merger.

      The merger involves the combination of two companies that currently operate independently. The combined company will be required to devote significant management attention and resources to integrating its business practices and operations. Potential difficulties the combined company may encounter in the integration process include the following:

•	the inability of the combined company to achieve the cost savings and operating synergies anticipated in the merger;

•	lost sales and customers as a result of certain customers of either of the two companies deciding not to do business with the combined company;

•	complexities associated with managing the combined businesses, coupled with those of consolidating multiple physical locations where management may determine consolidation is desirable;

•	retaining and integrating personnel from diverse corporate cultures while maintaining focus on providing consistent, high quality products and customer service;

•	potential unknown liabilities and increased costs associated with the merger; and

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention away from the operations of the combined company and to the merger and its related issues.

      The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company’s business and/or the loss of key personnel, many of whom have proprietary information. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have a material adverse effect on the business and financial results of the combined company after the merger.

      viaLink and Prescient have conducted only limited planning regarding the integration of the two companies following the merger and have not yet determined the exact nature in which the two companies will be combined after the merger. The actual integration may result in additional unforeseen expenses or delays, the anticipated benefits of such integration plans may not be realized, and the attempt to combine the companies in the merger could have a material adverse effect on the performance of both companies.

The combined company may be unable to effectively compete with new entrants into the highly competitive data synchronization market.

      Data synchronization continues to be a priority for retailers, making it an area ripe for competition. Larger, more highly capitalized new entrants into the data synchronization market may have the resources to establish themselves more quickly in the market than Prescient. Of immediate concern is an announcement on June 17, 2004, by JDA Software Group (JDAS) of its intention to acquire QRS Corporation (QRSI). The JDAS/ QRSI combination combined company will offer a retailer-supplier collaboration product that is expected to compete with Prescient’s Applied Intelligence’s retailer-centric planningSM offering. There can be no assurance that the combined company will be able to compete effectively with new entrants into the data synchronization market.

Failure to complete the merger could have a material adverse effect on the stock price of viaLink and the future business and financial results of viaLink.

      If the merger is not completed, the ongoing business of viaLink may be materially adversely affected and viaLink will be subject to several risks, including the following:

•	viaLink is required, under certain circumstances, to pay Prescient a termination fee of $400,000 under the merger agreement;

•	paying certain substantial costs relating to the merger, such as legal, accounting, financial advisor and printing fees without receiving any benefit; and

•	management’s focus on the merger will divert its attention away from exploring and pursuing other potential business combinations and opportunities. If the merger is not consummated, then viaLink will have expended time and resources for no gain from the merger and will also have foregone the benefits of other opportunities.

      If the merger is not completed, viaLink cannot assure its stockholders that these risks will not materialize and will not have a material adverse effect on the business, financial results and stock prices of viaLink.

The merger will substantially reduce the availability of net operating loss carry forwards for both viaLink and Prescient.

      As a result of the merger, the percentage change in equity of both Prescient and viaLink will exceed 50% over the past three years. The effect of this change in equity is that neither Prescient nor viaLink will be able to utilize a significant portion of their respective net operating losses carried forward to offset resulting tax liabilities from any profits that the combined company may achieve in future periods.

The interests of the controlling stockholders may conflict with the combined company’s interests and the interests of the other stockholders.

      Upon consummation of the merger and the related Series F preferred stock financing transaction, Hudson Venture Partners, New Spring Venture and SDS Capital Group SDC LTD and its affiliates will own

approximately           % and           %, respectively, of the outstanding common stock of the combined company. If the controlling stockholders choose to act together, they may be able to exercise control over the combined company, including the election of directors and the approval of actions submitted to the combined company’s stockholders. In addition, without the consent of these controlling stockholders, the combined company may be prevented from engaging in transactions that would be beneficial to the other stockholders of the combined company. Therefore, the interests of the controlling stockholders may materially conflict with the combined company’s interests and the interests of the combined company’s other stockholders.

Securing the future financing of the combined company is dependent on the merger, and the inability to secure financing will have a material adverse effect on the business.

•	If the merger doesn’t take place, financing for viaLink will be uncertain.

•	If the merger takes place, and the combined company does not get financing, it will be unable to operate.

•	If the merger doesn’t take place and viaLink doesn’t get financing, Prescient may not have a partner with which to engage in an alternative transaction or otherwise expand its product offerings.

The combined company may not be able to obtain financing due to the potential for diluted stock prices that may result.

      There is no certainty of the dilutive effect of any potential or subsequent financing. Therefore, the potential downward pressure on the combined company’s stock price caused by dilution may well prevent the combined company from obtaining future equity financing.

Because the shares of capital stock of the combined company following the merger will not be traded on one of the major exchanges, the market for such shares will be limited; therefore, the former Prescient shareholders who receive such stock in the merger may be unable to liquidate their investments.

      viaLink stock should be considered a long-term and potentially illiquid investment. It will be traded on the OTCBB rather than one of the major exchanges, and as such, its value may not increase over time. Because of this illiquidity, a stockholder may be unable to realize his or her investment.

The software market is characterized by rapid technological change, a pace the combined company may not be able to match.

      The software market is characterized by rapid changes, and is highly competitive with respect to the need for timely and state-of-the-art product innovation. The combined company’s success depends on its ability to remain abreast of the latest technologies and to incorporate new and advanced technologies into its product offerings.

The combined company may be unable to raise the necessary funds to be sufficiently capitalized.

      viaLink and Prescient believes that it will be necessary to raise $3 to $5 million within 90 days of consummating the merger to sufficiently capitalize the combined company. There is no assurance that the combined company will be able to raise such amount in the time period specified, and if its is unable to do so, then it may be unable to fund its ongoing operations and this may force the combined company to curtail planned business expansion, sell all or part of its business or liquidate its business operations.

RISKS RELATED TO VIALINK

viaLink may be unable to obtain the additional capital required to sustain and grow its business.

      viaLink intends to continue its investment in and development of its services and technology. viaLink has incurred significant operating losses and negative cash flow in the past and expects to incur similar operating losses and negative cash flow in the future. viaLink’s ability to fund its planned working capital and capital expenditures will depend largely upon its ability to obtain sufficient capital. viaLink’s future capital requirements will depend on a number of factors, including its:

•	services achieving market acceptance;

•	services producing a sustainable revenue stream;

•	working capital requirements; and

•	level of its investment in and development of its services and technology.

viaLink may not be able to obtain the additional capital resources necessary to satisfy its cash requirements.

      Whether or not the merger is consummated, viaLink will require additional capital to continue to finance its business. If viaLink cannot obtain adequate additional capital resources, viaLink will be forced to curtail its planned business expansion, sell or merge its business, or commence bankruptcy proceedings. viaLink may also be unable to fund its ongoing operations, including investment in and development of its services and technology, and expansion of its sales and marketing activities.

viaLink has received a “Going Concern” opinion from its independent registered public accounting firm.

      viaLink’s independent registered public accounting firm has modified their report on its consolidated financial statements for the fiscal year ended December 31, 2003, with an explanatory paragraph regarding its ability to continue as a going concern. Such an opinion by its independent registered public accounting firm may impact its dealing with third parties, such as customers, suppliers and creditors, because of concerns about its financial condition. Any such impact could have a material adverse effect on its business, operating results and financial condition.

viaLink has a history of operating losses and expects future operating losses.

      viaLink has a history of operating losses, and viaLink expects to incur net losses through 2004. viaLink incurred net losses of approximately $24.5 million in 2001, $8.1 million in 2002 and $10.0 million in 2003. As of June 30, 2004, viaLink had an accumulated deficit of approximately $98.7 million representing the sum of its historical net losses. viaLink continues to expend significant resources to aggressively develop and market and deploy its services into an unproven market. There is a possibility that viaLink may never generate sufficient revenues to achieve or sustain profitability or generate positive cash flow.

If viaLink’s services fail to gain market acceptance, its business will be materially adversely affected.

      For the foreseeable future, viaLink will derive virtually all of its revenues from implementation fees and subscription revenues from its viaLink services. viaLink is just beginning to generate a significant amount of revenues from these services. A number of factors will determine whether its services achieve market acceptance, including:

•	competitive offerings;

•	performance and functionality of its services;

•	ease of adoption;

•	satisfaction of its initial subscribers; and

•	success of its marketing efforts.

      If market acceptance develops more slowly than expected, its business, operating results and financial condition will be seriously damaged.

viaLink’s success is dependent upon a critical mass of leading retailers and suppliers subscribing to its services.

      viaLink’s success depends on a significant number of retailers subscribing to and using its services and linking with manufacturers, wholesalers and distributors over the Internet through its syncLink service and the viaLink Partner Package suite of services. viaLink cannot predict if, or when, a significant number of manufacturers, suppliers and retailers will subscribe to its services. To encourage purchasers to subscribe to and use its services, viaLink must offer a broad range of product, price and promotion information from a large number of suppliers through its syncLink service. However, to attract suppliers to subscribe to the syncLink service, viaLink must increase the number of retailers who use its services. If viaLink is unable to build a critical mass of retailers and suppliers, viaLink will not be able to benefit from a network effect where the value of its services to each subscriber significantly increases with the addition of each new subscriber. viaLink’s inability to achieve this network effect would reduce the overall value of its services to retailers and suppliers and, consequently, could seriously harm its business.

viaLink’s sales cycle causes unpredictable variations and delays in viaLink’s operating results.

      viaLink’s sales cycle has been, and may continue to be, unpredictable. viaLink’s sales cycle is also subject to delays because viaLink has little or no control over customer-specific factors, including customers’ budgetary constraints and internal acceptance procedures. Consequently, viaLink may spend considerable time and expense providing information to prospective customers about the use and benefits of its services without generating any corresponding revenue. The length of the sales pursuit makes it difficult to accurately forecast the quarter in which its implementation and subscription services will occur. This may cause its revenues from those services to be delayed from the expected quarter to a subsequent quarter, or quarters, or to vary from quarter to quarter. Furthermore, viaLink has little or no control over customer-specific deployment plans, including but not limited to the expansion of the customer’s trading community. ViaLink’s future revenue growth is dependent upon the addition of new customers and the expansion of its existing customers’ trading communities. As a result, viaLink’s revenues and results of operations in any quarter may not meet market expectations or be indicative of future performance.

viaLink depends on suppliers timely updating their information for the success and accuracy of its services.

      viaLink depends on suppliers to subscribe to its services in sufficient and increasing numbers to make its services attractive to retailers and, consequently, other suppliers. In order to provide retailers accurate data, viaLink relies on suppliers to update their item, price and promotion information stored in its database. viaLink cannot guarantee that the item, price and promotion information available from its services will always be accurate, complete and current, or that it will comply with governmental regulations, such as those relating to pricing alcohol and liquor or nutritional guidelines. Incorrect information could expose viaLink to liability if that incorrect information harms users of its services or may result in decreased adoption and use of viaLink’s services.

viaLink’s customer base is concentrated and viaLink’s success depends in part on its ability to retain existing customers and subscribers, and it has no long term customer contracts.

      If one or more of viaLink’s major customers were to substantially reduce or terminate their use of its services, its business, operating results and financial condition would be harmed. In 2003, viaLink derived 38% of its total revenues from its five largest customers. viaLink’s largest customer in 2003 accounted for approximately 12% of its total revenues. The amount of viaLink’s revenues attributable to specific customers is likely to vary from year to year. viaLink does not have long-term contractual commitments with any of its current customers, and its customers may terminate their contracts with little or no advance notice and without significant penalty. As a result, viaLink cannot be certain that any of its current customers will be customers in future periods. A customer termination would not only result in lost revenue, but also the loss of customer references that are necessary for securing future customers.

viaLink is dependent upon the operation of Hewlett-Packard’s data center for the timely and secure delivery of its services.

      viaLink uses Hewlett-Packard’s data center as the host for its services. viaLink is dependent on its continued relationship with Hewlett-Packard and on their data center for the timely and secure delivery of its services. If Hewlett-Packard’s data center fails to meet its expectations in terms of reliability and security, or if Hewlett-Packard, as its largest vendor, withdraws its support, viaLink’s ability to deliver its services will be seriously harmed, resulting in the potential loss of customers and subscription revenue. Furthermore, if its relationship with Hewlett-Packard were terminated, viaLink would be forced to find another service provider to host its services. viaLink’s current service agreement, as extended, expires on January 31, 2005. If viaLink were required to transition to another service provider, the transition could result in interruptions of its services and could materially increase the cost of obtaining these services.

viaLink expects to face increased competition; if viaLink is unable to compete successfully, its business will be harmed.

      Currently, viaLink believes there is direct competition for less than 10% of its portfolio of electronic commerce services, however, it is possible that broader competition against the range of services it provides will develop and increase in the near future. If viaLink faces increased competition, viaLink may not be able to sell its services on favorable terms.

      Furthermore, increased competition could reduce its market share or require it to reduce the price of its services.

      To achieve market acceptance and thereafter to increase its market share, viaLink will need to continually develop additional services and introduce new features and enhancements. viaLink’s potential competitors may have significant advantages over us, including:

•	significantly greater financial, technical and marketing resources;

•	greater name recognition;

•	the ability to offer a broader range of products and services; and

•	larger customer bases.

      Consequently, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements.

viaLink must adapt on a timely basis to technology trends and evolving industry standards to remain competitive.

      The Web-based electronic commerce market is characterized by rapid changes due to technological innovation, evolving industry standards and changes in customer needs. viaLink’s future success will depend on its ability to continue to develop and introduce on a timely basis a variety of new services and enhancements that are responsive to technological change, evolving industry standards and customer requirements. Technological developments and products and services our competitors introduce may cause its existing services, and new technologies in which viaLink invests, to become obsolete.

viaLink’s current cost reduction efforts could severely limit its ability to maintain and grow its business.

      viaLink’s current cost reduction efforts place significant demands on its management and operational resources. viaLink may not be able to maintain and grow its business at its current reduced staffing levels. Additionally, its failure to retain the highly trained technical personnel that are essential to its product development, marketing, service and support may limit the rate at which viaLink can generate revenue and develop new products or product enhancements. In order to manage its growth effectively, viaLink must implement and improve its operational systems, procedures and controls on a timely basis. If viaLink fails to implement and improve these systems, its business, operating results and financial condition may be materially adversely affected.

As part of viaLink’s cost reductions beginning in 2001, the compensation of nearly every employee was reduced, and viaLink may not be able to retain employees at current compensation levels.

      viaLink started 2001 with 135 full-time employees and 20 contract workers who were engaged on viaLink projects on a full-time basis. As of June 30, 2003, viaLink had 60 full-time employees. As of June 30, 2004, viaLink had 44 full-time employees. Most current full-time employees are being compensated at rates from 10% to 15% less than in 2001, and members of management have foregone bonus payments of up to 60% of base compensation and have deferred base compensation for those periods by between 10% to 40% of their 2001 levels. Any deferred base salary was to be paid upon viaLink achieving positive cash flow from its operations or viaLink completing a transaction such as the merger. If viaLink has to maintain these reduced rates of compensation, it is unlikely viaLink will be able to retain all current employees and officers.

The price of viaLink common stock may decline due to shares currently eligible for future sale. Also, you will experience dilution in connection with the conversion of preferred stock and exercise of warrants.

      Sales of a substantial number of shares of common stock, or even the potential for such sales, could adversely affect the market price of the common stock and could impair viaLink’s ability to raise capital through the sale of equity securities. As of June 30, 2004, viaLink had 9,962,539 shares of common stock outstanding. These shares are freely tradable without restriction or further registration under the Securities Act unless purchased by its affiliates.

      Furthermore, at June 30, 2004, without giving effect to the consideration to be issued in the merger, an additional:

•	2.2 million shares of common stock were issuable upon the exercise of currently outstanding warrants;

•	14.2 million shares of common stock were issuable upon the conversion of currently outstanding preferred stock;

•	$6.3 million of which could be converted into shares of common stock were issuable upon the conversion of currently outstanding convertible notes payable.

      Substantially all shares issued following the exercise of these options or warrants or the conversion of the preferred stock will be freely tradable.

RISKS RELATED TO PRESCIENT

Prescient may be unable to adapt its products to meet the continuing evolution of the supply chain market, or capitalize on new more advanced technology offerings.

      The supply chain market is evolving to include new, more advanced technology offerings such as scan-based trading and RFID (radio frequency identification) for the gathering, exchange, and analysis of information. As the market continues to evolve, additional competitors may enter the market and competition may intensify. The software market is characterized by rapid changes, and is highly competitive with respect to the need for timely and state-of-the-art product innovation. Prescient’s success, in part, depends on its ability to remain abreast of the latest technologies and to incorporate new and advanced technologies into its product offerings. There can be no assurance that Prescient will be sufficiently innovative to remain competitive.

Prescient may be unable to generate meaningful revenues from more advanced technology offerings.

      The supply chain market is evolving to include new, more advanced technology offerings such as data synchronization and RFID (radio frequency identification) for the gathering, exchange, and analysis of information. There is no assurance that Prescient will be able to generate meaningful revenues from these new technology offerings.

Prescient’s success is dependent on retaining its key personnel.

      Prescient is highly dependent on its president and chief executive officer, Jane F. Hoffer. The loss of Ms. Hoffer’s services could have a material adverse effect on the future operations of Prescient. Prescient’s success is also dependent on its ability to attract, retain, and motivate highly trained technical, marketing, sales, and management personnel. There is no assurance Prescient will be able to retain its key employees or that it will be successful in attracting and retaining such personnel in the future, and an inability to do so would materially adversely affect its business.

Prescient’s success depends on the retention, development and expansion of its sales and marketing personnel, and Prescient may be unable to retain personnel or expand these departments or achieve the sales performance necessary to survive.

      The majority of marketing and sales personnel have been employed by Prescient for one year or less. Prescient’s future depends on the successful achievement of sales targets, retention of its current marketing and sales personnel, and the expansion of its marketing and sales departments. There is no assurance that Prescient will be successful in achieving sales targets or retaining and expanding these departments due to increased competition for experienced personnel. If Prescient is unable to achieve its sales targets or retain and expand its sales and marketing departments, its business, operating results, and financial condition could be materially and adversely affected.

Prescient’s market place is highly competitive and many of Prescient’s rivals are larger, therefore Prescient may not be able to compete successfully.

      The market for business applications software is highly competitive and subject to rapid change. Many applications software vendors offer products that compete directly with Prescient’s software, and many potential clients develop their own applications using their own internal management information systems departments. Professional services organizations compete with Prescient’s consulting services group. Some of Prescient’s current and potential competitors (SAP, PeopleSoft, Oracle, Ross Systems, i2 Technologies, Manugistics, Demantra, Logility, Agilisys) have significantly greater financial, marketing, technical, and other resources than Prescient. As a result, they are better placed than Prescient to adapt to new or emerging technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products. Therefore, there can be no assurance that Prescient will be able to compete effectively with its rivals.

The majority of Prescient’s clients are in the consumer products industry, and Prescient’s success is tied to the success of that industry and therefore, a decline in technology spending or a general economic downturn in the consumer products industry would have a material adverse effect on Prescient.

      Because the majority of Prescient’s clients are in the consumer products industry, Prescient’s success is tied to the overall performance of that particular vertical. If information technology spending levels decline, or if economic downturns should occur in this vertical, Prescient’s revenues will fall. There can be no assurance that Prescient can maintain its revenues if information technology spending declines or the consumer product vertical is affected by other adverse changes.

Prescient’s ability to compete and succeed depends on its intellectual property, which has been licensed to competitors and therefore may be difficult to protect.

      Prescient regards its software as proprietary and relies on a combination of copyright, trademark, and trade secret law and nondisclosure agreements to protect its proprietary rights. However, there is no assurance that these protections will be adequate or that Prescient’s competitors will not independently develop products that are substantially equivalent or superior to Prescient’s products. Of particular note is the Ross Systems, or

Ross, technology license signed April 21, 2004, in which Ross licensed Prescient’s application code to resell and build out a Ross-specific solution. There can be no assurance that Prescient would prevail in any legal or commercial challenge to the Ross solutions or any other intellectual property dispute. Any failure by Prescient to prevail in an intellectual property dispute could materially adversely affect Prescient.

Industry competitors have licensed Prescient’s application code and could develop a product competitive to Prescient’s own technology, or partner with an organization that would offer a more robust solution than Prescient’s.

      Ross signed a technology licensing agreement with Prescient on April 21, 2004, under which it licensed application code owned by Prescient in order to resell and build out a Ross-specific solution based upon Prescient’s technology. The agreement with Ross includes a non-compete clause that restricts Ross’ ability to compete with Prescient for one year. After April 21, 2005, Ross will no longer be prohibited from selling directly into Prescient’s client base with a competing solution. Therefore, Prescient may have to compete against solutions provided by Ross that are based on Prescient’s own technology. Ross also has the ability to partner with other providers of consumer goods industry point solutions, thus rounding out Ross’ ERP solution. If Ross is able to offer a more robust solution to the consumer goods industry, there can be no assurance that Prescient will be able to offer comparable functionality. Therefore, there can be no assurance that Prescient will be able to compete effectively against Ross. On March 30, 2001, Prescient granted to webplan, Inc., a software license and provided object code as well as system and operational documentation for the following products: Demand Planning Version 3.0, Forecast Collaborator version 3.0 and API Com version 1.0. Additionally, webplan received one year of maintenance and service in the initial payment. On June 30, 2003, Prescient received notice that webplan no longer wished to continue maintenance and support. Prescient is not aware of any efforts by webplan to market the licensed products Prescient sold to them; however, webplan has a perpetual right to the listed products above.

The Prescient solution is dependent upon the Microsoft platform for its business rules, which may limit its acceptance by potential customers.

      The Prescient solution is dependent on the Microsoft platform (NT Server, NT Workstation, Windows 2000 Server, Windows 2000 Professional, Windows 2003, or Windows XP Professional) to run its business rules. While the solution can run databases on Unix or Linux, it cannot run business rules on these platforms. Therefore, the inability of our product to run business rules on non-Microsoft platforms may severely limit our potential customer base.

There can be no assurance that future sales of new licenses will increase enough to ensure revenue growth and profitability.

      Prescient has a history of uneven revenue performance due to the unpredictable nature of software license sales. There can be no assurance that new license sales will ever increase sufficiently enough for Prescient to achieve consistent growth and profitability.

Because maintenance agreements accounted for 39% of Prescient’s annual revenue in 2003, inability to retain these agreements will adversely affect Prescient’s financial condition.

      For the year ending December 31, 2003, and the six months ended June 30, 2004, maintenance agreements accounted for 39% and 27%, respectively, of Prescient’s annual revenue. The renewal rate of these agreements was above 88% for the year ended December 31, 2003, and was 85% for the six months ended June 30, 2004. Any inability to maintain the current retention level of maintenance agreements would materially adversely affect Prescient’s financial condition. There can be no assurance that Prescient will be able to maintain the current level of maintenance agreement renewals.

Prescient is dependent on the retention of key technical personnel who are vital to the success of Prescient’s business.

      Prescient is highly dependent on its core technical team for the production and development of Prescient’s product suite. If any of the members of the technical team are unable to perform their duties, or elect to leave Prescient, the loss would have a material adverse affect on Prescient’s product, and therefore, on Prescient’s ability to generate revenue. Competition for this type of personnel is intense, and there can be no assurance that Prescient will be able to retain its key technical employees. Further, the business applications software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. Any failure to retain and motivate technical personnel to develop Prescient’s products could materially adversely affect its business and prospects. There can be no assurance that Prescient will be able to retain its existing technical personnel.

Competitive pressures may force Prescient to offer a web-based solution, development of which could cause setbacks and delays in the normal course of Prescient’s product development.

      The Prescient solution is primarily built on a client-server platform. The platform is that of a thin client, one where the application itself resides on a server and is downloaded to the desktop only when needed. With the rise in popularity of browser-based applications, competitive pressures may force Prescient to offer a web-based solution. If Prescient believes it is necessary to offer a web-based solutions then Prescient will have to rewrite the underlying code for its entire product suite. This rewrite would result in unanticipated development work, which would impose unknown costs on Prescient, delay other essential product development, enhancements, and services patches, which would have a material adverse affect on the business.

The failure of Prescient’s strategic partnerships to ramp up and perform to expectations would have an adverse affect on Prescient’s ability to generate revenue.

      Prescient has established strategic partnerships with Microsoft Business Solutions and Silvon Software, and plans to use these partnerships to generate additional revenue, both domestically and internationally. If Prescient is not successful in retaining and developing these partnerships, it would have a material adverse effect on Prescient’s ability to generate revenue. There can be no assurance that Prescient will be able to retain and develop its strategic partnerships. There is also no guarantee that Prescient can ramp up these relationships to generate any revenues.

If Microsoft Business Solutions decides to aggressively market its mid-market demand planning solution, Prescient may be unable to compete effectively.

      Although Prescient is currently a Microsoft Independent Software Vendor partner with an integrated demand planning solution for the consumer products industry, Microsoft Business Solutions also offers a demand planning module. Microsoft products are targeted at the mid-market, which is the same core market that Prescient targets with its solutions. Because the mid-market is familiar and comfortable with Microsoft, Microsoft may well become a competitor in providing demand planning solutions. If Microsoft continues to target the mid-market with its demand planning solution, there can be no assurance that Prescient will be able to compete effectively with Microsoft.

Industry-wide downward pricing pressures will limit the amount of money Prescient is able to command for its products.

      A combination of long-term adverse economic conditions and the increasingly competitive nature of the software market have forced software prices to decline. As a result of reduced IT budgets, companies are no longer willing to pay relatively high prices, as they did in the late 1990s. Therefore, because there are fewer dollars to spend on technology investments, many software companies have lowered their prices in order to win deals. This downward pricing pressure could have a material adverse effect on the amount of money Prescient will be able to command for its products and therefore reduce its revenue stream from software license sales.

Risk of material harm to Prescient from a failure of its computer and hardware systems is greater than otherwise because Prescient does not have back-up facilities for its network systems.

      Prescient’s business is dependent on the efficient and uninterrupted operation of our computer and communications hardware systems. We do not have back-up or redundant facilities for our computer systems. In the event of physical damage to Prescient’s computer systems, Prescient would have to replace all its hardware equipment, resulting in unanticipated material expenses. There is also the potential for material data loss should Prescient’s computer systems be damaged. Prescient’s data is backed up on a daily basis, however it is sent to a secure storage location only once a week. There is no assurance that a material amount of financial and other critical business data will not be lost if the computer systems are damaged.

All of Prescient’s mandatorily redeemable convertible preferred stock is due in February 2005, which may have a significant impact on operations and ongoing liquidity in the event there is no merger.

      On February 22, 2005, all of the holders of Series A, B and C mandatorily redeemable convertible preferred stock have the right to demand that Prescient repurchase all such shares at $100 per share plus accrued and unpaid dividends. At February 22, 2005, the repurchase amount for all preferred shares will equal $11,905,209. Prescient does not have sufficient funds currently to redeem all the outstanding preferred shares, nor has it pursued any financing to provide those funds. If the merger is not completed, and Prescient is unable to extend the applicable redemption dates or obtain such financing, then Prescient would be unable to fulfill its commitment to redeem the preferred shares, if those holders attempt to exercise their redemption rights, Prescient’s failure to do so could have a material adverse impact on its operations and business. In the event the proposed merger transaction with viaLink is not completed, Prescient is planning to request from the holders of preferred stock an extension of the redemption dates beyond 2006. To date, Prescient has not initiated any discussions regarding this potential extension of the redemption dates. Prescient cannot give any assurances that extensions of the applicable redemption dates would be granted, nor can Prescient project what, if any, additional concessions may be required to obtain an extension. Alternative funding sources to replace the current preferred shareholders in the event of redemption in 2005 are not being pursued at the present time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement/ prospectus and the documents incorporated by reference in this proxy statement/ prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of the management of each of viaLink, Prescient and the combined company, the merger and the markets for viaLink and Prescient common stock and other matters. Statements in this proxy statement/ prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, which is referred to as the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of viaLink and Prescient, wherever they occur in this proxy statement/ prospectus or the documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective managements of viaLink and Prescient and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference in this proxy statement/ prospectus.

      Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “will,” “would,” “should,” “could” and similar expressions are intended to identify forward-looking statements are found at various places throughout this proxy statement/ prospectus, including in the section entitled “Risk Factors” beginning on page      , and in the documents incorporated by reference herein, including in viaLink’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as amended, which is referred to as the viaLink Form 10-KSB, in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and in the viaLink Quarterly Reports on Form 10-QSB for the quarterly periods that are incorporated by reference herein.

THE MERGER

      The following is a discussion of the proposed merger and the merger agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this proxy statement/ prospectus as Annex A and is incorporated by reference herein. viaLink and Prescient stockholders are urged to read this entire proxy statement/ prospectus, including the merger agreement, for a more complete understanding of the merger.

Background of the Merger

      During 2001, viaLink incurred a net loss of $24.5 million, and the price of its common stock declined from a high of $110.60 to a low of $2.00, as adjusted for the 1 for 20 reverse stock split to be effected prior to the merger. At December 31, 2001, viaLink had an accumulated deficit of $77.2 million, and its independent registered public accounting firm had issued a going concern opinion in respect of viaLink’s financial statements. viaLink was then, and continues to be, dependent upon additional equity or debt financing which has come from certain of its principal stockholders in order to meet its liquidity needs.

      Accordingly, the viaLink board of directors in January 2002 authorized management to identify candidates for a strategic investment in, or business combination with, viaLink. SDS Merchant Fund, or SDS, as the largest representative of these stockholders, indicated that its continued funding of viaLink would be dependent upon viaLink’s achievement of either a significant revenue increase or its pursuit of a business combination. In May 2002, the viaLink board of directors engaged H.C. Wainwright & Co., Inc. as its financial advisor to assist viaLink in these activities. During 2002 and 2003, viaLink and its financial advisors contacted approximately 40 companies to determine their interest in pursuing a strategic investment or business combination. On July 15, 2002, senior management of viaLink and Prescient met with one another in connection with this process. Senior management of viaLink and Prescient met again on October 15, 2002, but no further discussions resulted from these meetings until December 2003. From July 2002 through December 2003, viaLink and its financial advisors engaged in substantive business discussions with approximately ten different companies but none of these discussions developed into any agreement or understandings.

      In October 2003, viaLink and its financial advisor contacted Prescient to renew discussions regarding a business combination between the companies. In December 2003, senior management of viaLink and Prescient met with one another to discuss the prospects of the merger including a meeting with Prescient senior management in Dallas on December 17, 2003. On December 23, 2003, the viaLink board of directors met to discuss the prospects for merger discussions with Prescient, and viaLink’s senior management presented a summary of the discussion with Prescient senior management. On January 13, 2004, the viaLink board of directors received a draft term sheet prepared by Burnham Hill Partners to facilitate merger discussions. On January 21, 2004, senior management of Prescient made a presentation to the viaLink board of directors including a business update, an outline of merger benefits and potential market strategy. The viaLink board of directors discussed the opportunity of the merger and the draft term sheet previously distributed and concluded that it was in the best interest of viaLink to pursue the opportunity including the exchange of more detailed business data and continued discussions related to the draft term sheet. Continuing from January 21, 2004, Prescient and viaLink exchanged business information and other materials to evaluate the prospects of a merger. During the period from February 11, 2004 through February 17, 2004, numerous meetings were held at the Prescient and viaLink offices including management and senior management of both Prescient and viaLink.

      On February 20, 2004, the viaLink board of directors held a special meeting to discuss various matters, including the progress of the merger discussions and draft term sheet with Prescient. Senior management of viaLink also presented the status of the remaining merger candidates other than Prescient, and the board discussed the ongoing financing needs of Prescient. The meeting was suspended until February 23, 2004, to include a representative from Burnham Hill Partners to address several issues including the exchange ratio and other relative valuation issues within the term sheet. Additionally, the discussion included the long-term financing needs of viaLink and the implications of the merger agreement on the ability to raise the necessary capital to sustain the business. The board concluded that the execution of the term sheet, in its negotiated form, was in the best interest of viaLink and its stockholders and unanimously voted to enter into the term sheet and begin substantive due diligence procedures and to negotiate a definitive merger agreement. On February 23, 2004, the parties agreed upon a term sheet that set forth the structure and basic merger consideration of a planned business combination.

      In late March 2004, Prescient provided viaLink with a first draft of a definitive merger agreement. The viaLink board of directors reviewed the first draft at a meeting on April 5, 2004. At such meeting, the viaLink board of directors formed a committee consisting of its non-management directors, to be chaired by Mr. Warren Jones, to negotiate the definitive merger agreement and provide comments to Prescient. The parties continued to negotiate the terms of the merger agreement from such date through May 25, 2004. The negotiations included discussions regarding the scope of the parties’ representations and warranties, the disclosure schedules relating thereto, the conditions precedent to each parties’ obligations, the responsibility for transaction expenses and the operations and financing of the companies prior to the merger.

      On May 5, 2004, the viaLink board reviewed the status of the transaction in detail and elected to engage Broadband Capital Management to evaluate the fairness of the merger from a financial point of view. The viaLink board postponed further formal consideration of the merger until this evaluation could be completed, although it held a series of conference calls over the succeeding two-week period to review developments and provide guidance to viaLink management.

      On May 19, the viaLink board met with its financial and legal advisors to consider the proposed transaction, the merger agreement and the related agreements. Mr. Jones, viaLink management and viaLink’s counsel summarized changes in the merger agreement since the most recent meeting. Broadband then provided the viaLink board of directors with its financial analysis of the merger. Broadband explained the different valuation methodologies employed by them, including a market trading analysis, a market multiple analysis, a comparable transaction analysis and a discounted cash flow analysis, in reaching their opinion.

Broadband then rendered its verbal opinion (subsequently confirmed in writing) to the viaLink board of directors to the effect that, as of the date of such opinion, and on the basis of its analysis and subject to the qualifications, assumptions and limitations set forth in its opinion, the merger was fair to the stockholders of viaLink from a financial point of view. Following discussion among the members of viaLink board of directors, and based in part on the opinion of Broadband, the viaLink board of directors unanimously (i) determined that the merger and the merger agreement are fair from a financial point of view to, and in the best interests of, the stockholders of viaLink, (ii) approved the merger and the merger agreement and (iii) recommended that the stockholders of viaLink vote in favor of the merger.

      Following the meeting of the viaLink board of directors, Prescient advised viaLink that its directors had conditioned their approval of the merger on certain changes being made to the terms of the viaLink Series E and Series F preferred stock. As a result of these proposed changes, the parties engaged in discussions with viaLink’s financial advisors and SDS (as the largest proposed purchaser of Series F preferred stock) regarding these changes and circulated documents reflecting these changes.

      At a meeting of the viaLink board of directors of May 25, the changes to the transaction were reviewed by the directors. Following discussion of these changes, the viaLink board unanimously ratified its prior approval of the transaction.

      After close of the market on May 25, the parties executed the merger agreement and announced the transaction prior to the opening of the market on May 26.

      Following execution of the merger agreement, viaLink and Prescient commenced steps to satisfy the conditions of the merger agreement and prepare for closing of the merger. During this process, Prescient and its preferred shareholders came to agreement with respect to the particulars of the allocation of the merger consideration to be received by Prescient’s shareholders. In addition, the boards of directors of Prescient and viaLink nominated the persons to serve on the board of directors of the combined company following the merger and determined that this new board should be allowed to approve certain matters related to the operation of the combined company after the merger, such as the terms and conditions of Ms. Hoffer’s employment and the treatment of certain employee share options to be issued in the merger. Prescient and viaLink determined that it was appropriate to prepare an amendment to reflect the approved merger allocation and to clarify certain nonsubstantive matters related to the mechanics of closing the merger transaction. Thereafter, the parties executed the amended merger agreement, which was made effective as of May 25, 2004.

viaLink’s Reasons for the Merger

      The viaLink board of directors believes that the terms of the merger are advisable and fair to and in the best interests of viaLink and its stockholders and has unanimously approved the merger agreement and the merger and unanimously recommends that the viaLink stockholders vote “FOR” the proposal to approve the merger agreement and the merger, including the related issuance of viaLink common and preferred stock and warrants to Prescient shareholders in the merger and the amendment of viaLink’s certificate of incorporation to change its name to Prescient Applied Intelligence, Inc.

      In reaching its conclusion, the viaLink board of directors consulted with viaLink’s management, as well as with its legal and financial advisors, and considered a variety of factors weighing favorably towards the merger, including the factors listed below.

      Availability of Alternative Sources of Funding. viaLink’s operations have created net losses that have been funded by ongoing financings contributed by current stockholders, and it has been unable to attract any other sources of financing on terms acceptable to the board of directors. The merger will simplify viaLink’s capital structure and provide increased opportunities for financing of its operations, without the significant dilution to current stockholders that would be expected in connection with more conventional financings, if those were to become available in the future.

      Expected Benefits of the Merger. The combination of viaLink and Prescient will result in several strategic benefits, including the merger alignment of Prescient’s demand planning and consumer products expertise with viaLink’s advanced commerce capabilities and retailer relationships. Together the combined company expects to enable its retailers and suppliers to drive visibility directly from the retail point of sale to more accurately predict demand across the supply chain.

      viaLink also anticipates that the transaction will result in synergy opportunities resulting from, among other things, facility consolidations, sourcing opportunities and administrative efficiencies.

      Other factors considered. During the course of its deliberations relating to the merger agreement and the merger, the viaLink board of directors considered the following factors in addition to the benefits described above:

•	viaLink’s Operating and Financial Condition. The financial performance and condition, business operations and prospects of each of viaLink, Prescient and the combined company.

•	Provisions of the Merger Agreement. The structure of the transaction and terms of the merger agreement. See the section entitled “The Merger Agreement” beginning on page .

•	Market Capitalization and Capital Structure. The relative market capitalization of viaLink and the expected capital structure of the combined company after the merger.

•	Financial Advisor’s Opinion. The opinion of Broadband Capital Management dated May 19, 2004, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be delivered pursuant to the merger agreement was fair from a financial point of view to viaLink. See the section entitled “The Merger-Opinion of Financial Advisor to viaLink” beginning on page .

•	Market Reaction. Possible stock market reaction to the transaction.

•	No Solicitation; Termination Fee. The terms of the merger agreement relating to third-party offers, including:

(1) the limitations on the ability of viaLink to solicit offers for alternative transactions; and

(2) each party’s ability, under certain circumstances, to terminate the merger agreement in order to accept a third-party superior proposal.

      See the section entitled “The Merger Agreement” beginning on page      .

      The viaLink board of directors weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the merger, including:

•	the challenges inherent in the combination of two businesses of the size and scope of viaLink and Prescient and the possible diversion of management attention for an extended period of time;

•	the risk of not capturing all the anticipated synergies between viaLink and Prescient and the risk that other anticipated benefits might not be realized;

•	Prescient’s uneven historical revenue performance and unpredictable nature of software license sales;

•	The competitive nature of Prescient’s marketplace and the likelihood of increased competition from the recent license to Ross; and

•	Prescient’s historical reliance upon significant license transactions to fund operating deficits.

      After consideration of these factors, the viaLink board of directors determined that these risks were significantly outweighed by the potential benefits of the merger.

      This discussion of the information and factors considered by the viaLink board of directors includes all of the material positive and negative factors considered by the viaLink board of directors, but it is not intended to be exhaustive and may not include all the factors considered by the viaLink board of directors. The viaLink board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the merger are advisable and fair to and in the best interests of viaLink and its stockholders. Rather, the viaLink board of directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the viaLink board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of viaLink’s board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/ prospectus.

Prescient’s Reasons for the Merger

      The Prescient board of directors believes that the terms of the merger are advisable and fair to, and in the best interests of, Prescient and its shareholders, and has unanimously approved the merger agreement and the merger and the negotiated allocation of the merger consideration of shares of viaLink Series E preferred stock, viaLink Series F preferred stock, viaLink common stock and bridge warrants convertible into shares of viaLink common stock. The bridge warrants to be received by the Prescient shareholders represent the agreed upon allocation of those warrants to be issued in connection with the preferred stock financings to be closed at the time of and subsequent to the merger, as described below in “Potential Post-Merger Equity Financing”.

      In reaching its conclusion, the Prescient board of directors consulted with Prescient’s management, as well as with its advisors, and considered a variety of factors weighing favorably towards the merger, including the factors listed below.

      Expected benefits of the merger:

•	The merger will round out Prescient’s solutions offered to the retail segment of the consumer products market.

      Prescient currently targets its products to consumer products manufacturers and distributors that sell their finished goods through the retail channel. The merger will fill out Prescient’s solutions for the retail sector of the consumer product market. The merger will allow Prescient to provide a continuum of solutions that it expects will appeal to both manufacturers and retailers.

•	The merger will result in greater access to the consumer products industry.

      While Prescient has several clients in the retail segment of the consumer products industry, the merger will give Prescient access to a larger community of retailers and suppliers through viaLink’s client base. Therefore, Prescient’s board of directors expects that access to viaLink’s client base will give Prescient the ability to cross-sell its solutions to a broader potential customer base, within the consumer products industry.

•	The merger will provide Prescient with increased scalability, and therefore improve its ability to compete more effectively.

      The supply chain management software industry is a highly competitive market that consists of large ERP vendors with supply chain functionality (such as SAP, Oracle Corporation, PeopleSoft), as well as point solutions providers (such as Logility, Demantra). Prescient believes the large ERP vendors and point solutions providers have more resources at their disposal and a greater ability to scale than Prescient. Prescient believes the merger will provide it with more resources, and therefore a greater ability to scale. Prescient expects a greater ability to scale will result in a greater ability to compete with other software vendors.

•	The merger and completion of the contemplated qualified financing will create an organization that is more attractive to potential investors.

      Prescient anticipates that the merger combined with the qualified financing being pursued by viaLink will allow it to create a stronger balance sheet, making it more attractive to potential investors. Prescient anticipates that additional funding will allow it to carry out its sales and operations plans going forward.

•	The merger will enhance Prescient’s overall revenue mix.

      viaLink operates primarily on subscription-based revenue, which provides a steady, predictable income flow. Prescient operates primarily on license-based revenue, which is less predictable. Prescient expects that the subscription-based pricing model will help to smooth the fluctuations in Prescient’s current revenue streams. Prescient expects that the smoother revenue stream will enable the combined company to maximize its budgeting and planning efficiencies.

•	The merger will differentiate Prescient from its competitors.

      Prescient believes the merger will provide it with a salient point of differentiation in a highly competitive market. Rather than being perceived as just a supply chain planning software provider, the merger will allow the combined company to offer a solution that augments Prescient’s retailer-centric planningSM initiatives. Prescient anticipates that the combined company’s solution will include the ability to access retail point-of-sale data through the viaLink solution, pull that data into the Prescient system to more accurately predict consumer demand, and drive efficiencies from the retail “shelf” through the entire supply chain.

      Other factors considered: During the course of its deliberations relating to the merger agreement and the merger, Prescient’s board of directors considered the following factors in addition to the potential benefits described above:

•	The board considered mergers with other entities, including a strategy to acquire other entities. Other potential mergers and acquisitions were discounted as either inaccessible or, unattainable or unacceptable. The board viewed raising capital to acquire a private entity as unduly risky, and therefore unwise to pursue, in comparison with the viaLink opportunity.

•	The board believed viaLink’s install base of manufacturers and distributors to be highly attractive as a way both to target new prospects and sell the Prescient product at a lower cost of sales.

•	The board determined that viaLink’s relationships with the retailer community could prove valuable in creating a platform from which to build out additional solutions onto Prescient’s overall retailer-centric planningSM initiative. Historically, retailers have dictated the terms of compliance in collaboration activities between retailers and supplier. Suppliers were expected to adhere to these terms. Compliance became more complicated because each retailer had a different set of requirements. Prescient believes that the competitive nature of the retail industry today, and the dominance of one major retailer, will result in a greater emphasis on collaboration and two-way communication. Prescient expects that retailers will be more willing to share point-of-sale information with their suppliers, to ensure that suppliers will be better able to forecast consumer demand, plan accordingly, and deliver the right products at the right time and price to their retail partners.

      The Prescient board of directors evaluated these possible advantages and opportunities against a number of other factors it identified during its deliberations which weighed against the merger, including:

•	viaLink’s history of considerable losses. Prescient’s board anticipates that these losses will be reversed through revenue growth and operating efficiencies. This immediate need to eliminate losses is expected to place a heavy burden on the combined company while it is trying to increase its revenues.

•	Prescient’s management team and board have expertise in both the consumer products and retail industries, and Prescient’s board had concerns about the growth potential of the combined company in light of the highly competitive nature of the data synchronization business. The board also expressed concerns about the current market penetration of Scan Based Trading, as well as the future adoption of this initiative and its variants by the retail sector.

•	concerns about the ability of viaLink’s current investment bankers to raise the necessary follow-on capital to meet the combined company’s on-going business needs.

      After consideration of these factors, the Prescient board of directors determined that the potential benefits of merging with viaLink outweighed the risks of the merger.

      The preceding information regarding the information and positive and negative factors considered by the Prescient board of directors is not, and is not intended to be, exhaustive. The Prescient board of directors collectively reached the unanimous decision to approve the merger agreement in light of the factors described above and other factors that each member of the Prescient board of directors felt were appropriate. Moreover, in view of the wide variety of factors and the quality and amount of information considered in connection with the evaluation of the merger, the Prescient board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors individual directors considered in reaching their determinations. Individual members of the Prescient board of directors may have given different weight to different factors in reaching his or her own conclusion about whether to approve the merger agreement. It should be noted that this explanation of the reasoning of Prescient’s board of directors and certain information presented in this section is forward-looking in nature and, therefore, this information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/ prospectus.

Recommendation of the viaLink Board of Directors

      After careful consideration, the viaLink board of directors, at meetings held on May 19 and May 25, 2004, unanimously approved the merger agreement and the merger. For the factors considered by the viaLink board of directors in reaching its decision to approve the merger agreement and the merger, see the section entitled “— viaLink’s Reasons for the Merger,” beginning on page      . The viaLink board of directors unanimously recommends that the viaLink stockholders vote “FOR” the proposal to approve the merger agreement and the merger, including approval of the issuance of viaLink common and preferred stock in the merger. Further, the viaLink board of directors recommends that the viaLink stockholders vote “FOR” the proposals to (a) elect three directors of viaLink, each for a term of three years expiring in 2007; (b) ratify the appointment of KPMG LLP as viaLink’s independent registered public accounting firm for the current fiscal year; and (c) adjourn the viaLink annual meeting, if necessary, for the purpose of soliciting additional proxies.

Opinion of Financial Advisor to viaLink

      On May 19, 2004, Broadband Capital rendered its oral opinion (subsequently confirmed in writing) to the viaLink board of directors that as of such date and, based upon and subject to matters stated in its written opinion, from a financial point of view, the exchange ratio to be offered to the Prescient shareholders in the merger is fair to viaLink.

      The full text of Broadband Capital’s written opinion, dated May 19, 2004, is attached as Annex B to this proxy statement/ prospectus. Stockholders may read such opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Broadband Capital in rendering its opinion, which is referred to as the Broadband Capital opinion. The following is a summary of the Broadband Capital opinion and the methodology that Broadband Capital used to render its fairness opinion.

      Broadband Capital’s advisory services and opinion were provided for the information and assistance of the viaLink board of directors in connection with its consideration of the proposed transaction. The Broadband Capital opinion is not intended to be and does not constitute a recommendation to any stockholder of viaLink as to how such stockholder should vote in connection with the merger. Broadband Capital was not requested to opine as to, and the Broadband Capital opinion does not in any manner address, viaLink’s underlying business decision to proceed with or effect the merger.

      In arriving at its opinion, Broadband Capital took into account an assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and valuations generally and Broadband Capital, among other things:

(1) reviewed the financial terms and conditions as stated in the merger agreement;

(2) reviewed historical financial information of Prescient as well as historical publicly available financial information related to viaLink;

(3) reviewed certain financial projections for Prescient and viaLink provided to Broadband Capital by viaLink and Prescient related to their respective businesses;

(4) reviewed the strategic and financial benefits of the merger in light of the financial performance and condition of viaLink and Prescient;

(5) discussed with members of senior management and advisors of viaLink and Prescient certain information relating to the aforementioned and other matters which we have deemed relevant to Broadband Capital’s inquiry;

(6) reviewed public information with respect to companies in lines of business we believe to be generally comparable to Prescient and viaLink;

(7) reviewed the financial terms and other information of certain business combinations involving companies in lines of businesses we believe to be generally comparable to the those of Prescient and viaLink; and

(8) reviewed certain other information made available to Broadband Capital by viaLink and Prescient and performed other such financial studies, analyses and investigations as we deemed appropriate.

      In arriving at its opinion, Broadband Capital assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Broadband Capital by viaLink and Prescient, or any other party, and it has undertaken no duty or assumed any responsibility to verify independently any of such information. Broadband Capital has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Prescient or viaLink. With respect to financial forecasts and projections prepared by management of viaLink and Prescient, Broadband Capital relied upon the assurances of viaLink and Prescient’s managements that such forecasts and projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management as to future financial performance of Prescient and viaLink. Broadband Capital relied upon each party’s assurances to advise Broadband Capital promptly if any information previously provided became inaccurate or was required to be updated during the period of Broadband Capital’s review. Broadband Capital has not made physical inspection of the properties and facilities of Prescient or viaLink.

      Broadband Capital’s opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of May 19, 2004, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which it is under no obligation to undertake. In rendering Broadband Capital’s opinion, it assumed that the merger will be consummated on the terms described in the Agreement, without any waiver of material terms and conditions by viaLink and without giving effect to any adjustments to the applicable exchange ratios for each class of Prescient capital stock, which may be contemplated pursuant to the merger agreement.

      The following is a summary of the analyses performed by Broadband Capital in connection with the preparation of the opinion. This summary is not a complete description of the analyses underlying the opinion. Broadband Capital’s opinion regarding the merger was not based on any one analysis or any particular subset of these analyses but rather gave consideration of all of the analyses taken as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Broadband Capital opinion.

Financial Data Analysis

      Broadband Capital undertook analyses of the historical and projected financial data of Prescient and the historical and projected data of viaLink in order to understand and interpret their respective financial strengths. Broadband Capital reviewed and analyzed certain of Prescient’s financial information, as provided by Prescient including historical financial data for the 2001, 2002 and 2003 fiscal years. Broadband Capital also reviewed and analyzed viaLink’s financial information as reported in its filings, including the historical audited financial data for the 2001, 2002 and 2003 fiscal years.

      Broadband Capital noted, among other things, that viaLink has historically experienced significant operating losses. Specifically, viaLink experienced an operating loss of $23.5 million for fiscal year 2001, an operating loss of $9.7 million for fiscal year 2002 and an operating loss of $6.4 million for fiscal year 2003. Broadband Capital also noted that viaLink’s 2003 fiscal year-end independent auditors’ report stated that its recurring losses from operations and resulting dependence upon access to additional external financing raise substantial doubt concerning its ability to continue as a going concern. Furthermore, Broadband Capital noted that Prescient has historically experienced both operating losses and operating profits and in years where operating losses occurred, the magnitude of such losses was significantly less than that of viaLink. Specifically, Prescient experienced an operating loss of $1.5 million for fiscal year 2001, an operating profit of $0.35 million for fiscal year 2002 and an operating loss of $0.69 million for fiscal year 2003.

Contribution Analysis

      Broadband Capital analyzed the relative contribution of each of viaLink and Prescient to the combined entity’s current tangible assets and revenue, gross profit and operating income for historical fiscal years ending 2002 and 2003, and the projected fiscal years 2004 and 2005. This was compared to the ownership percentage of the combined entity implied by the Exchange Ratio for viaLink’s existing stockholders. The following table illustrates the relative historical and projected contribution of Prescient and viaLink.

	Prescient as % of Total	viaLink as % of Total	Total

2002 A
Revenue	57%	43%	100%
Gross Profit	100%	NA	100%
Operating Income	100%	NA	100%
2003 A
Revenue	48%	52%	100%
Gross Profit	93%	7%	100%
2004 P
Revenue	53%	47%	100%
Gross Profit	73%	27%	100%
Operating Income	100%	NA	100%
2005 P
Revenue	49%	51%	100%
Gross Profit	59%	41%	100%
Operating Income	89%	11%	100%
Tangible Assets	62%	38%	100%
Equity Ownership	45%	55%	100%

Discounted Cash Flow Analysis

      Broadband Capital performed a discounted cash flow analysis based on the unlevered discounted cash flow of the projected five-year financial performance of Prescient. Discounted cash flow analysis is a widely used valuation methodology, but it relies on numerous assumptions, including assets and earnings growth rates, terminal values, and discount rates. This analysis is not necessarily reflective of the actual value of Prescient. Projections for Prescient have been provided by viaLink and Prescient for calendar years 2004-2008 based on certain assumptions by management of Prescient regarding its future performance. A range of terminal values was presented by applying a multiple of EBITDA in the final year of the forecast period. In addition, Broadband Capital presented a perpetual growth scenario whereby a range of growth rates was applied to terminal year free cash flow in order to determine terminal value.

      Discount rates ranging from 25.0% to 29.0% were selected to reflect the risk inherent in Prescient’s business and projections. Based upon a range of terminal EBITDA multiples of 7.0x to 11.0x, Broadband Capital’s implied enterprise value ranged from $24.0 million to $34.6 million with a midpoint of $29.3 million. Based on a range of terminal growth rates ranging from 13.0% to 17.0%, Broadband Capital’s implied enterprise value ranged from $17.6 million to $22.9 million with a midpoint of $19.8 million.

Comparable Valuation Analysis

      Broadband Capital’s comparable company and comparable transaction analyses, as is typical, were based on market data for companies deemed to be generally comparable to Prescient and from previous transactions involving companies deemed to be generally comparable to Prescient. Since no company or transaction is precisely comparable to Prescient, the analyses relied on data from a group of companies and transactions. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of Prescient and other factors that could affect the public trading value of the comparable companies and transaction value of comparable transactions to which they are being compared. If single company or transaction comparisons were to be used, the implied value for Prescient would vary significantly depending on which company or transaction is chosen. For this reason, the analyses presented the results for not only the highest and lowest implied values for each analysis but also the results for the median and mean values for the entire group of companies or transactions analyzed.

      Analysis of Publicly Traded Comparable Companies. Broadband Capital analyzed selected historical financial, operating, and stock market data of other publicly traded companies that Broadband Capital deemed to be comparable to Prescient. The ten public companies deemed by Broadband Capital to be reasonably comparable to Prescient in terms of products and services offered, markets served, and business prospects were JDA Software Group, Inc., Manhattan Associates, Inc., Manugistics Group, Inc., Logility, Inc., Oracle Corporation, PeopleSoft, Inc., Qad Inc., Retek Inc., Retalix Ltd, and SAP AG.

      Broadband Capital examined certain publicly available financial data of the ten comparable public companies, including the ratio of equity or enterprise value (equity value plus total debt, including preferred stock, less cash and cash equivalents) to the following metrics: trailing twelve months net revenues, trailing twelve months EBITDA, and trailing twelve months earnings before interest and taxes, or EBIT and trailing twelve months net income. Broadband Capital then compared the ratios derived from its comparable public company analysis to Prescient’s actual and projected operating results. A summary of this analysis is provided below.

Comparable Company Analysis

	Transaction	Transaction
	Multiples	Multiples	Comparable Statistics — LTM
	Prescient	Prescient
	FYE 2003	Projected 2004	Hi	Mean	Median	Low

Equity Value as Multiple of Annual
Net Income	neg	11.7 x	83.3 x	35.6 x	28.0 x	20.3 x
Enterprise Value at Multiple of Annual
Revenue	4.4 x	2.9 x	5.2 x	2.5 x	1.8 x	1.1 x
EBIT	neg	11.4 x	46.5 x	21.4 x	19.8 x	12.6 x
EBITDA	neg	11.1 x	18.0 x	13.3 x	13.5 x	4.7 x

      Analysis of Selected Merger and Acquisition Transactions. Broadband Capital compared the proposed merger with selected comparable merger and acquisition transactions. No transaction analyzed in Broadband Capital’s comparable transaction analysis was identical to the merger. Accordingly, this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors between the merger and the other transactions considered that could affect the acquisition value of the companies to which Prescient was being compared.

      Broadband Capital performed an analysis of 15 selected merger and acquisition transactions in related industries that occurred between December 2002 and April 2004. The 15 merger and acquisition transactions considered were:

•	Marimba Inc./ BMC Software Inc

•	London Bridge Software Holdings PLC/ Fair Isaac & Co Inc.

•	Group 1 Software Inc./ Pitney Bowes Inc

•	Barra Inc./ Morgan Stanley

•	Optika Inc./ Stellent Inc

•	Systems & Computer Technology Corp./ SunGard Data Systems Inc

•	Documentum Inc./ EMC Corp.

•	Concerto Software Inc./ Melita International Ltd.

•	iManage Inc./ Interwoven Inc.

•	Brio Software Inc./ Hyperion Solutions Corp.

•	Legato Systems Inc./ EMC Corp.

•	Made2Manage Systems Inc./ Battery Ventures

•	Cysive Inc./ Snowbird Holdings Inc.

•	Inktomi Corp./ Yahoo! Inc.

•	Precise Software Solutions Ltd./ VERITAS Software Corp

      Broadband Capital then compared the ratios derived from the comparable transaction analysis to Prescient’s historical and projected operating results. The following table summarizes the results of this analysis.

Comparable Transaction Analysis

	Transaction	Transaction
	Multiples	Multiples	Comparable Statistics — LTM
	Prescient	Prescient
	FYE 2003	Projected 2004	Hi	Mean	Median	Low

Total Purchase Price as Multiple of
Revenue	4.4 x	2.9 x	7.8 x	4.0 x	4.3 x	1.4 x
EBIT	neg	11.4 x	87.7 x	37.1 x	20.7 x	15.1 x
EBITDA	neg	11.1 x	38.7 x	20.3 x	14.7 x	11.4 x

      The summary set forth above does not purport to be a complete description of the analyses of data underlying Broadband Capital’s opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Broadband Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Broadband Capital considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Broadband Capital’s view of the actual value of Prescient.

      In summary, Broadband Capital based its opinion on the totality of the analyses it conducted and not on any single analysis. Broadband may have given various valuation ranges more or less weight than other valuation ranges, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Broadband Capital’s view of the actual value of Prescient. Broadband Capital examined each of the cases where the implied value under a particular analysis exceeded the proposed consideration and came to the opinion that in each case there were circumstances which argued against relying solely on the results of such analysis. In considering these circumstances, as discussed above, and in considering the results of the complete set of analyses using a variety of methodologies, Broadband Capital formed its opinion described herein.

      In performing its analyses, Broadband Capital made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond Broadband Capital’s control. The analyses performed by Broadband Capital are not necessarily indicative of actual values, trading values or actual future results, which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Broadband Capital’s analysis of the fairness of the financial terms and conditions of the merger from a financial point of view and were provided to the board of directors. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities might be bought. In addition, the opinion of Broadband Capital was one of many factors taken into consideration by the board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the board of directors’ opinion with respect to the value of Prescient.

      Broadband Capital received a fee of $75,000 in connection with the preparation and issuance of the fairness opinion. Broadband Capital will also be reimbursed for its reasonable out-of-pocket expenses and was given customary indemnification protection from viaLink. Except as set forth herein, Broadband Capital has not engaged in any other material relationships with viaLink or Prescient during the past two years. Broadband Capital is actively engaged in the investment banking business and regularly undertakes the valuation of businesses in connection with private financings, business combinations and similar transactions.

Interests of Directors and Officers in the Merger

      In considering the recommendation of the viaLink and Prescient boards of directors with respect to the merger, stockholders should be aware that certain executive officers and directors of viaLink and Prescient have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of stockholders generally. The viaLink and Prescient boards of directors were aware of these interests and considered them, among other matters, in making their recommendations.

Indemnification; Directors’ and Officers’ Insurance

      Pursuant to the merger agreement, viaLink has agreed to indemnify and provide advanced expenses for at least two years after the effective time of the merger to all present and former directors and officers of Prescient and its subsidiaries and of viaLink to the fullest extent provided by the respective charters or by-laws of those companies for all acts or omissions occurring at or prior to the effective time of the merger. viaLink has agreed to maintain in effect, for two years after the effective time of the merger, the current policies of directors’ and officers’ and fiduciary liability insurance maintained by Prescient in respect of claims arising from facts or events occurring on or before the effective time of the merger, provided that viaLink will not be required to pay premiums for the insurance in excess of $40,000. viaLink has also agreed to honor Prescient’s obligations pursuant to any written indemnification agreements between Prescient and its directors, officers and employees in effect immediately prior to the effective time of the merger and disclosed in the schedules to the merger agreement.

Equity Based Awards

      All options to purchase shares of Prescient common stock held by directors who are not full-time employees of Prescient are fully vested. All unvested options held by executive officers and other employees of Prescient under the equity compensation plans maintained by Prescient will vest and become exercisable upon effectiveness of merger. Outstanding options shall be exchanged for options in viaLink’s most recent stock option plan. Sufficient shares of viaLink common stock shall be reserved from the merger consideration to satisfy exercise of all “in the money” options once they are exchanged for viaLink options. As of September 1, 2004, the number of unvested options to acquire shares of Prescient common stock held by executive officers, all of which will become fully vested and exercisable upon approval of the merger by the Prescient shareholders, is 112,500, in the aggregate.

Form of Merger

      Subject to the terms and conditions of the merger agreement and in accordance with Pennsylvania law, at the effective time of the merger, viaLink Acquisition, Inc., a direct, wholly-owned subsidiary of viaLink formed for the purposes of the merger, will be merged with and into Prescient. Prescient will survive the merger as a direct, wholly-owned subsidiary of viaLink.

Effective Time of the Merger

      The merger will become effective upon the filing of the articles of merger with the Corporation Bureau of the Department of State of the Commonwealth of Pennsylvania or at such later time as agreed upon by viaLink and Prescient and as specified in the articles of merger or plan of merger. The filing of the articles of merger will occur as soon as practicable after satisfaction or waiver of the conditions to completion of the merger set forth in the merger agreement.

Board of Directors Following the Merger

      Upon completion of the merger, the board of directors of viaLink will be expanded to consist of 7 members, which will consist of three persons nominated by the existing members of viaLink’s board of directors, three members proposed by Prescient’s board of directors, and one member to be designated by SDS Merchant Fund, the largest stockholder of viaLink. The directors who will serve on the board of directors of the combined company are expected to be Jane F. Hoffer, Michael A. DiPiano, Mary Lou Fox, Robert I. Noe, Warren D. Jones, and Patrick L. Kiernan. Upon completion of the merger, the newly appointed board members will elect one of their group to serve as chairman of the combined company.

      Robert I. Noe, 52, has served as the chairman of the board of directors since his appointment on December 23, 2003. He has served as a member of the board of directors since his appointment by the board of directors on January 24, 2003, when he was also appointed as the chief executive officer. From April 1999 until January 2003, Mr. Noe served in various executive roles for viaLink, most recently as president of CPG and retail. Prior to April 1999, Mr. Noe served as the Vice President of Industry Solutions and in other management positions at Electronic Data Systems (or EDS), a publicly traded professional services company.

      Warren D. Jones, 61, has served as a member of viaLink’s board of directors since December 1999 and as interim chief executive officer from September 2001 until August 2002. He is currently the chairman of the compensation committee of the board of directors. Prior to his retirement, Mr. Jones spent 31 years at PricewaterhouseCoopers LLP where he served as managing partner in New Orleans and Pittsburgh, and most recently was responsible for risk management and compliance for the firm’s Southwest region technology, telecommunications and entertainment clients. Mr. Jones is a financial expert for purposes of service on the audit committee of the board of directors but does not serve on that committee due to his recent service as interim chief executive officer.

      Patrick L. Kiernan, 59, has served as a member of the board of directors since his appointment by the board of directors on January 23, 2004. Mr. Kiernan is currently president of Day/ Kiernan & Associates, a consulting group focusing on strategic and emerging issues with an emphasis on consumer future forces, e.Commerce, customized education programs and trade policy development where he has served since 1998. Prior to 1998 he served as a senior vice-president of the Grocery Manufacturers of America. Mr. Kiernan currently is a contributing editor writing for Grocery Headquarters Magazine, serves on the staff of Saint Joseph’s University Center for Food Marketing, The Council of Logistics Management Research Strategies Committee and is a research affiliate with the Institute for the Future in Menlo Park, California.

      Jane F. Hoffer, 39, is president, chief executive officer, a member of the board of directors, and a founder of Prescient, having led the management buyout from Lucas, Bear and Associates, Inc. in December 1996. She has led the transition of Prescient from a forecasting and inventory planning software company to a provider of comprehensive, solutions for complete supply chain planning in the consumer products industry.

      As CEO of Lucas, Bear and Associates, Inc., Ms. Hoffer was responsible for key partnerships with industry leaders, guiding the transition of Prescient’s products to client/server technology, and expanding sales and marketing efforts. Prior to joining Lucas, Bear and Associates, Inc., Ms. Hoffer worked with the sales and marketing group of IBM Corp., specializing in providing solutions for process and manufacturing companies.

      Ms. Hoffer is a summa cum laude graduate of Texas A&M University, holding a bachelor’s of science degree in electrical engineering. Ms. Hoffer has served on the Board of Trustees of the Albert Einstein Healthcare Network since 2002, and is actively involved in both the Strategic Planning and Physician Services subcommittees. Ms. Hoffer is also a member of the Forum of Executive Women. She represents Prescient at RILA (Retail Industry Leaders Association), VCF (Vendor Compliance Federation), PLMA (Private Label Manufacturer’s Association), and NACDS (National Association of Chain Drug Stores).

      Mary Lou Fox. Ms. Fox is currently president of Fox Supply Chain Consulting. Ms. Fox is a recognized expert in supply chain management and has broad experience in the software and services industry. Her career at Manugistics spanned the growth of Prescient from the beginning of its supply chain business through 1999, where Ms. Fox built the consulting services business as well as serving in executive positions in marketing and product development. Most recently Ms. Fox was chief operating officer at NextLinx, a global trade software company. Ms. Fox also serves on the Board of Directors at Prescient Systems, a supply chain planning software company. Ms. Fox is also on the faculty and Board of Advisors at the Executive Center for Supply Chain and Logistics Management, Schulich School of Business, York University, Toronto.

      In addition to her reputation as a business leader, Ms. Fox is well known for her supply chain management expertise as a frequent speaker at Council of Logistics Management and APICS annual conferences and an author of numerous articles in industry publications. Pennsylvania State University recognized Ms. Fox as its Logistician of the Year in 1995 and Syracuse University awarded its Salzburg Medallion Concept Award in 1998 for her leadership in defining supply chain management applications.

      Michael A. DiPiano. Mr. DiPiano is a Managing Partner of NewSpring Ventures. Prior to joining NewSpring, he was Chairman of Maxwell Systems, a venture-funded e-commerce company. He also co-founded four additional venture backed startups, including MessageLink, HR Division, Alliance One, and Vytek Wireless. From 1996 until 1998, Mr. DiPiano was affiliated with Safeguard Scientifics, Inc. and their related venture funds, serving in high-level management positions, and working on investment matters with several of their wireless and IT related companies. He is a Director of Ecount, Maxwell Systems, MessageLink, HR Division, Ripple Technologies, Vytek Wireless, and University City Science Center. Mr. DiPiano received a B.S. degree from Pennsylvania State University and an M.B.A. from New York University.

      SDS has not named its appointee to the continuing company’s board of directors, but viaLink believes it will do so prior to the closing of the merger.

Consideration to be Received in the Merger

      For a description of the consideration to be received in the merger, see the section entitled “The Merger Agreement — Consideration to be Received in the Merger; Treatment of Stock Options” beginning on page      .

Procedures for Exchange of Certificates

      For a summary of the procedures for the exchange of Prescient common stock certificates, see the section entitled “The Merger Agreement — Exchange of Certificates in the Merger” beginning on page      .

Regulatory Approvals Required for the Merger

      The proposed merger does not meet the requirements for regulatory approval under the HSR Act, nor are there any other regulatory approvals that are required in connection with the merger, except for the requirement that viaLink file the registration statement of which this is a part with the SEC and have the filing declared effective prior to its distribution. Any communications between viaLink and its stockholders in connection with the merger, including those set forth herein, are subject to the proxy solicitation rules of the SEC.

Certain U.S. Federal Income Tax Consequences of the Merger

      The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. See the section entitled “Certain U.S. Federal Income Tax Consequences of The Merger” beginning on page      .

Accounting Treatment

      viaLink prepares its financial statements in accordance with GAAP. The merger will be accounted for using the purchase method of accounting with viaLink being considered the acquirer of Prescient for accounting purposes. This means that viaLink will allocate the purchase price to the fair value of assets acquired and liabilities assumed from Prescient at the acquisition date, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Recent Financing Transactions for viaLink

      In May 2004, viaLink completed a series of financing transactions that it had commenced in April 2003, by which it issued an aggregate $5.4 million principal amount of its convertible promissory notes. The proceeds from those transactions had been used to fund viaLink’s operations since early 2003. In connection with the merger agreement, the holders of the convertible preferred notes agreed that upon approval of the merger by the stockholders of viaLink, those noteholders will convert their notes into shares of Series E preferred stock. The Series E preferred stock is convertible into shares of common stock of viaLink at an initial conversion price of $0.10 per share, and 18 months after being issued those shares will begin accruing dividends at a rate of 4% per annum.

      Following completion of the convertible debt financing, viaLink received funding commitments in the aggregate amount of $2.75 million in connection with the merger transaction with Prescient. The first phase of this fundraising was completed immediately prior to the execution of the merger agreement, at which time viaLink issued its 10% secured promissory notes in the aggregate principal amount of $1.25 million to certain of its current stockholders, together with common stock purchase warrants, referred to as the “bridge warrants,” which were exercisable for 27,500,000 shares of common stock at an initial exercise price of $0.10 per share. The 10% convertible notes will automatically convert into $1.25 million of shares of Series F preferred stock of viaLink upon the closing of the merger. The second phase of the approved funding contemplates that upon closing the merger, viaLink will issue an additional 150 shares of Series F preferred stock for an aggregate $1,500,000 at a price of $10,000 per share. The $1.5 million financing is to be provided by viaLink’s current stockholders and Prescient’s current shareholders in the proportion of 55% and 45%, respectively, consistent with the post-merger allocation of viaLink’s capital stock. However, viaLink has received a commitment from its stockholders to provide all of the financing if the Prescient shareholders fail to do so.

      Shares of Series F preferred stock will be convertible into shares of common stock of viaLink at an initial conversion price of $0.10 per share. The shares of Series F preferred stock will automatically be converted into equity stock issued by the combined company in any post-merger equity financing that results in at least $3 million in gross proceeds, which is referred to as a “qualified financing”.

Post-Merger Equity Financing Activities

      The merger agreement contemplates that the combined company will pursue an equity financing as promptly as practicable after the consummation of the merger in order to meet its planned capital requirements and liquidity needs. There is no assurance that this equity financing, referred to in the merger agreement as the qualified financing, can be obtained on terms satisfactory to the combined company. viaLink and Prescient have each engaged in limited discussions with certain of their respective institutional investors as to their willingness to participate in the qualified financing. Based upon these discussions, the two companies anticipate that the terms of the qualified financing, if consummated may include the following:

•	Dilution to existing common stockholders. In order to induce purchasers to participate in the qualified financing, the equity securities issued in the qualified financing will likely be at prices less than the then prevailing trading price of the common stock of the combined company. In addition, these purchasers will probably receive common stock purchase warrants to purchase additional shares of common stock.

•	Registration rights. The equity securities to be issued in the qualified financing will be entitled to registration with the SEC for the public resale of these securities. Such registration, and the potential or actual resale of the equity securities may adversely affect the trading price of the common stock of the combined company.

•	Conversion of shares of Series F preferred stock. Holders of viaLink Series F preferred stock are entitled to convert their shares of Series F preferred stock into the shares issued in the qualified financing at a 10% discount from the price paid by purchasers in the qualified financing.

Nothing contained in the foregoing description constitutes, or shall be intended to constitute, an offer to sell, or the solicitation of an offer to purchase, securities in any post-merger financing.

Restrictions on Resale of viaLink Securities Received in the Merger

      viaLink common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Prescient shareholder who may be deemed to be an “affiliate” of viaLink or Prescient for purposes of Rule 145 under the Securities Act.

      Under Rule 145, former Prescient shareholders who were affiliates of Prescient at the time of the Prescient special meeting and who are not affiliates of viaLink after the completion of the merger, may sell their viaLink common stock received in the merger at any time subject to the volume and sale limitations of Rule 144 under the Securities Act. Further, so long as such former Prescient affiliates are not considered affiliates of viaLink following the completion of the merger, and a period of at least one year has elapsed from the completion of the merger, such former affiliates may sell their viaLink common stock received in the merger without regard to the volume and sale limitations of Rule 144 under the Securities Act so long as there is adequate current public information available about viaLink in accordance with Rule 144. After a period of two years has elapsed from the completion of the merger, and so long as such former affiliates are not affiliates of viaLink and have not been for at least three months prior to such sale, such former affiliates may freely sell their viaLink common stock. Former Prescient shareholders who become affiliates of viaLink after completion of the merger will still be subject to the volume and sale limitations of Rule 144 under the Securities Act, until each such stockholder is no longer an affiliate of viaLink. This proxy statement/ prospectus does not cover resales of viaLink common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/ prospectus in connection with any resale.

      There is no market for the viaLink preferred stock or common stock purchase warrants which will be issued in the merger. In the event that any holder of viaLink Series F preferred stock elects to convert such shares into shares of viaLink common stock, such conversion will be conditioned upon receiving the agreement of such holder not to publicly resell such shares of viaLink common stock until the eighth month anniversary of the effective date of the merger, provided that the qualified financing described in the preceding section is consummated within 45 days after the merger is completed.

Articles of Incorporation and Bylaws of Prescient

      Upon completion of the merger of viaLink Acquisition, Inc., a direct, wholly-owned subsidiary of viaLink, with and into Prescient, the articles of incorporation of Prescient, as amended, which are referred to as the articles of incorporation, as in effect immediately prior to the effective time, will be the articles of incorporation of the surviving corporation until otherwise changed or amended. Additionally, the bylaws of Prescient, as in effect immediately prior to the effective time, will be the bylaws of the surviving corporation until otherwise changed or amended. Prescient will survive the merger with viaLink Acquisition, Inc. as a direct, wholly-owned subsidiary of viaLink governed by Pennsylvania law and will remain named Prescient Systems, Inc. after the merger.

Rights of Dissenting Shareholders

      Under Delaware law, the viaLink stockholders will have no “dissenters rights.”

      Under Pennsylvania law shareholders who oppose the merger agreement and merger, and preserve their “dissenters rights” in accordance with law, are entitled to receive the “fair value” of their shares. See the section entitled “Rights of Dissenting Shareholders” beginning on page      .

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The following is a discussion of certain U.S. federal income tax consequences of the merger to Prescient shareholders who exchange their shares of Prescient common stock or preferred stock for securities of viaLink in the merger. This discussion addresses only Prescient shareholders who are U.S. Holders (as defined below) and hold Prescient common stock or preferred stock as a capital asset. It does not address all of the U.S. federal income tax consequences that may be relevant to a particular Prescient shareholder in light of that shareholder’s individual circumstances or to a Prescient shareholder who is subject to special rules, including, without limitation:

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	a shareholder who is not a U.S. Holder;

•	a pass-through entity or an investor in such an entity;

•	a dealer or broker in securities or foreign currencies;

•	a shareholder who holds Prescient common stock or preferred stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction; and

•	a shareholder who acquired his or her shares of Prescient common stock or preferred stock pursuant to the exercise of employee stock options or otherwise as compensation.

      The following discussion is based on the Code, applicable Treasury Regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/ prospectus and all of which are subject to change, possibly with retroactive effect. This discussion is not binding on the Internal Revenue Service, which is referred to as the IRS, and there can be no assurance that the IRS (or a court, if challenged by the IRS) will agree with the conclusions stated herein. In addition, this discussion does not address any state, local or foreign tax consequences of the merger. Prescient shareholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.

      “U.S. Holder” refers to a beneficial holder of Prescient common stock or Prescient preferred stock that is (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (x) that is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in section 7701(a)(30) of the Code or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      If a partnership holds common stock or Prescient preferred stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of that partnership. If a U.S. Holder is a partner of a partnership holding that common stock or Prescient preferred stock, the holder is urged to consult its tax advisor regarding the tax consequences of the merger.

      It is a condition to the completion of the merger that Prescient receive a written opinion from its counsel, Montgomery, McCracken, Walker & Rhoads, LLP, dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinions will rely on certain assumptions as well as representations and covenants made by viaLink, viaLink Acquisition, Inc. and Prescient. If any of those assumptions, representations or covenants are inaccurate, counsel may not be able to render the required opinions and the tax consequences of the merger could differ from those discussed here. An opinion of counsel is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the U.S. federal income tax consequences of the merger.

      Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes:

•	a Prescient shareholder whose shares of Prescient common stock or preferred stock are exchanged in the merger for viaLink common stock or preferred stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of viaLink common stock;

•	a Prescient shareholder’s aggregate tax basis in shares of viaLink securities received in the merger (including any fractional share interests deemed to be received and converted to cash) will equal such shareholder’s aggregate tax basis of the Prescient common stock or preferred stock surrendered in the merger; and

•	a Prescient shareholder’s holding period for shares of viaLink securities received in the merger will include such shareholder’s holding period for the shares of Prescient common stock or preferred stock surrendered in the merger.

Cash in Lieu of Fractional Shares

      To the extent that a Prescient shareholder receives cash in lieu of a fractional share of viaLink common stock, the shareholder will be deemed to have received that fractional share in the merger and then to have received the cash in exchange for that fractional share. The shareholder will generally recognize capital gain or loss equal to the difference between the cash received and the portion of the shareholder’s tax basis in the shares of Prescient common stock surrendered allocable to that fractional share. This capital gain or loss will generally be long-term capital gain or loss if the Prescient shareholder’s holding period for such shareholder’s shares of Prescient common stock exceeded one year at the effective time of the merger.

Backup Withholding and Information Reporting

      Non-corporate U.S. Holders of Prescient common stock may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share interest in viaLink. These U.S. Holders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the Form W-9 or successor form included in the letter of transmittal to be delivered to the holders following the completion of the merger; or

•	are otherwise exempt from backup withholding.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that holder’s U.S. federal income tax liability, provided the required information or appropriate claim for refund is furnished to the IRS.

      U.S. Holders receiving viaLink securities as a result of the merger generally will be required to retain records pertaining to the merger and generally will be required to file with their U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

THE MERGER AGREEMENT

      The following summarizes material provisions of the merger agreement which is attached as Annex A to this proxy statement/ prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/ prospectus. viaLink stockholders are urged to read the merger agreement carefully and in its entirety as well as this proxy statement/ prospectus before making any decisions regarding the merger.

General

      Under the merger agreement, viaLink Acquisition, Inc., a direct, wholly-owned subsidiary of viaLink, will merge with and into Prescient, with Prescient continuing as the surviving corporation. As a result of the merger, Prescient will become a direct, wholly-owned subsidiary of viaLink. At the effective time of the merger, viaLink will change its name to Prescient Applied Intelligence, Inc., and following the merger it will maintain a seven member Board of Directors, including three representatives from viaLink, three representatives from Prescient and one designee appointed by SDS Merchant Fund, which is the largest stockholder of viaLink.

Closing Matters

      Closing. Unless the parties agree otherwise, the closing of the merger will take place on a date specified by the parties, but no later than the second business day after all closing conditions have been satisfied or waived, at the offices of viaLink. See “The Merger Agreement — Conditions to Completion of the Merger” below for a more complete description of the conditions that must be satisfied or waived prior to closing.

      Completion of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to the merger, viaLink and Prescient will file articles of merger with the Commonwealth of Pennsylvania in accordance with the relevant provisions of Pennsylvania law. The merger will become effective when the articles of merger are filed or at such later time as viaLink and Prescient agree and specify in the articles of merger.

      Jane F. Hoffer’s Employment Agreement. Under the terms of the merger agreement, when the merger becomes effective it is anticipated that Jane F. Hoffer, the current President and CEO of Prescient, will become the President and CEO of Prescient Applied Intelligence, Inc., or PAI, in accordance with the terms of an employment agreement. Under the proposed terms of her employment agreement Ms. Hoffer will receive an initial salary and a performance bonus in amounts to be negotiated and agreed upon by the new board of directors. It is expected that her base salary will be adjusted periodically for cost of living increases. The performance bonus will be payable upon PAI achieving certain agreed goals. Goals will be adjusted annually by the Compensation Committee of the board of directors. In addition to salary and bonus, Ms. Hoffer will be reimbursed reasonable business expenses. Ms. Hoffer will also receive an initial grant of options. Thereafter, Ms. Hoffer will receive annual option grants. All option grants shall be subject to a vesting schedule to be agreed upon by the board of directors. Ms. Hoffer will be entitled to participate in any profit sharing, retirement, health, life, accident, disability or insurance plans or programs made available to, and on the same terms as, other similarly situated employees of PAI. PAI will also provide Ms. Hoffer with long-term disability coverage. Ms. Hoffer will be entitled to time off and vacation in accordance with the terms of the then current company handbook.

      If Ms. Hoffer becomes disabled and is unable to perform her duties under the employment agreement then PAI will be obligated to pay her salary for a period of 90 days from the date she was first unable to perform her duties. If Ms. Hoffer is unable to perform her duties for any period of 30 consecutive days or a cumulative period of 60 days in any twelve-month period, then PAI will have the right to terminate the agreement, subject to the requirement to pay Ms. Hoffer her base salary for 90 days, and pay any bonus attributable to the period before the termination date.

      PAI may terminate Ms. Hoffer for “cause”. However, if the “cause” is such that there is a reasonable prospect that it can be cured, and the “cause” is not a result of Ms. Hoffer’s willful or intentional misconduct, then Ms. Hoffer will have up to 30 days to cure the “cause.”

      If PAI fails to keep Ms. Hoffer as President and CEO, fails to pay the agreed compensation and benefits, or requires Ms. Hoffer to relocate, or if PAI undergoes a change of control transaction — defined as a merger, sale of shares representing at least thirty (30%) percent of PAI’s voting stock, sale of substantially all PAI’s assets, or change in a majority of the board of directors in any 24 month period — then Ms. Hoffer may terminate her employment agreement and receive a severance payment. Alternatively, if PAI terminates Ms. Hoffer’s employment without cause, then she will receive a severance payment. In either case Ms. Hoffer’s severance payment will consist of her then current base salary plus bonuses accrued but unpaid up to her termination date, and in the case of a change in control all of her stock options shall be deemed fully vested.

      During her employment with PAI and for a period of one year thereafter, unless PAI terminated Ms. Hoffer or if PAI undergoes a change in control, Ms. Hoffer will not compete with software or services developed by PAI during her employment.

Consideration to be Received in the Merger; Treatment of Stock Options

      The merger agreement provides that, at the effective time of the merger, the former owners of Prescient shall be issued, in exchange for their ownership interests in Prescient, shares of viaLink common stock, shares of Series E preferred stock, shares of Series F preferred stock, and common stock purchase warrants, which are being issued in connection with viaLink’s pre-closing financing activities and are referred to as Bridge Warrants, such that the former owners of Prescient shall own 45% each of viaLink’s shares of outstanding common stock, shares of Series E preferred stock, shares of Series F preferred stock and shares of common stock issuable under any outstanding Bridge Warrants at Closing; provided, however, that the actual percentage of the Series F preferred stock to be issued to the Prescient shareholders is subject to adjustments set forth in the merger agreement, and summarized below. The bridge warrants are exercisable for up to 1,125,000 shares of common stock in the aggregate, at an exercise price of $2.00 per share, based upon the aggregate number of shares of Series F preferred stock issued by viaLink in connection with certain contemplated financing activities before and after the merger. Currently, viaLink has authorized the issuance of between 365-395 shares of Series F preferred stock, with 175 to be issued prior to the merger, up to 150 shares to be issued after the merger, and 40-70 to be issued to the Prescient shareholders. On a fully diluted basis, the outstanding shares of common stock and preferred stock will comprise approximately 75% and 25% of viaLink’s post-closing capital structure, respectively. For the sole purpose of allocating the merger consideration among the various shareholders of Prescient, the “Allocation Price” will equal the greater of (i) the simple average closing price of viaLink’s common stock for the 10 trading days immediately preceding the merger announcement, and the 10 immediately following the public announcement of the merger, or (ii) $0.07 (pre reverse stock split).

      At the effective time of the merger, the former stockholders of Prescient shall be issued an aggregate number of shares of viaLink’s series F preferred stock (rounded to the nearest whole share) determined by the following calculation, and subject to further adjustment as provided in the merger agreement:

      Shares of Series F = (Applicable Issuance) x (.45/.55)/ Stated Value

For purposes of the foregoing calculation, (i) “Applicable Issuance” shall equal (a) the lesser of (1) $1,250,000 or (2) the actual face value of securities issued by viaLink (either through the issuance of Series F securities or securities convertible into Series F) to fund viaLink’s operations and obligations to the time of the merger, minus (b) the sum of (1) any and all such amounts deemed to be direct merger related expenses pursuant to the merger agreement, (2) any and all such amounts accrued or extinguished by viaLink prior to the effective time of the merger for amounts agreed to be borne by the merged entity subsequent to the effective time of the merger (including but not limited to agreed upon severance amounts), and (3) cash remaining on viaLink’s balance sheet immediately prior to the merger; and (ii) “Stated Value” is the stated value of each share of Series F preferred stock, which is deemed to equal $10,000.

      The merger agreement provides that the Applicable Issuance amount for each particular holder will be subject to an adjustment based upon the net working capital of both viaLink and Prescient as of August 31, 2004, which shall be made in accordance with the following calculation:

      Adjusted AI = Original AI + (Prescient net working capital + $200,000 - viaLink net working capital)

For purposes of this adjustment, (i) “Adjusted Applicable Issuance” shall equal the greater of the above calculation or zero, (ii) viaLink’s net working capital shall exclude cash from its calculation, and (iii) except for specific exceptions described in the merger agreement, net working capital equals current assets minus current liabilities.

      The different classes of Prescient preferred and common stock will be entitled to receive their respective pro-rata share (expressed as a percent) of the total merger consideration due Prescient. Each class has been allocated a different exchange ratio for the various shares of common stock and preferred stock of viaLink to be issued to the holders of such class of Prescient stock. Allocation of the merger consideration among holders of the various classes of Prescient’s common stock and preferred stock is subject to an agreement negotiated among Prescient’s major shareholders. Prescient’s board of directors has approved this negotiated allocation, but Prescient’s shareholders have not yet approved the negotiated allocation at the Prescient special meeting. The following schedule sets forth the aggregate shares and applicable exchange ratios for each outstanding class of Prescient stock:

Prescient Systems, Inc.

ViaLink Equity Allocation

		Shares of	Total
	Shares of	Series F	Common
Owner or Class	Series E Preferred	Preferred(2)	Shares(3)	Warrants(2)(3)

Hudson Venture Partners(1)	283.0765	209.1	3,832,283	388,799
New Spring Ventures(1)	210.1153	136.6	2,378,147	254,034
Other Series C holders with less than 10% of outstanding Series C shares	78.4052	48.0	812,921	89,274
Series C holders with more than 10% of outstanding Series C shares	4.0824	1.9	26,977	3,511
Other Series A holders with less than 10% of outstanding Series A shares	125.3674	59.6	869,528	110,866
Series A holders with more than 10% of outstanding Series A shares	67.1914	35.1	545,322	65,294
Common holders	—	114.7	2,877,882	213,222

Total	768.2382	605.0	11,343,060	1,125,000

(1)	New Spring Ventures and Hudson Venture Partners have ownership in each of the Series A, B and C preferred stock of Prescient.

(2)	Reflects management’s estimate of the number of securities to be issued, based on the percentage allocation data provided by Prescient. The number of shares of Series F preferred stock and common stock issuable under the warrants to be issued to the Prescient shareholders may vary depending on viaLink’s financial performance and certain financing activities, as described above.

(3)	Reflects the 1 for 20 reverse stock split to be effected by viaLink with respect to all shares of common stock outstanding immediately prior to the merger.

Warrants and Stock Options

      Stock Options. Each option granted under the 1997 Prescient Stock Option Plan, referred to as “Prescient options” and “the Prescient stock option plan,” respectively, deemed to be “in the money” and all other Prescient options outstanding shall be exchanged for options in viaLink’s most recent stock option plan at the effective time of the merger. ViaLink will establish a reserve equal to the number of shares of viaLink common stock issuable upon the exercise of in the money options and shall offset the total merger consideration by an equal amount. The amount and exercise price of options to be re-granted shall equal the number of pre-exchange options multiplied by the exchange ratio and pre-exchange exercise price divided by the exchange ratio, respectively. The re-granted options will immediately vest, and maintain the same remaining life as the pre-exchange options.

      Immediately after the effective time of the merger, the Prescient stock option plan shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Prescient or its subsidiary shall be of no further force and effect and shall be deemed to be deleted and no holder of a Prescient option or any participant in the Prescient stock option plan or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of Prescient, the surviving entity in the merger or any subsidiary thereof.

      Warrants. The outstanding stock purchase warrants issued by Prescient, referred to as the “Prescient warrants,” and deemed to be “in the money” in accordance with the merger agreement shall be exercised prior to the merger, and all shares of stock issuable upon the exercise thereof shall have been issued. All other Prescient warrants outstanding shall be exchanged for common stock of viaLink at the time of the merger, in accordance with the terms negotiated by the warrantholders and Prescient.

Exchange of Certificates in the Merger

      UMB Bank, viaLink’s current transfer agent, has been appointed as the exchange agent to handle the exchange of Prescient stock certificates for certificates representing shares of viaLink common stock and the payment of cash for fractional shares. Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal and instructions to each former Prescient shareholder explaining the procedure for surrendering Prescient stock certificates in exchange for certificates representing the number of shares of viaLink equity securities into which the shares of Prescient common stock will be converted in the merger.

Listing of viaLink Common Stock

      Following the merger, viaLink intends to make application for listing of its common stock on the NASDAQ Small Cap Market. viaLink has reserved “IQIQ” as its ticker symbol for viaLink’s common stock following the successful completion of its application for listing. viaLink does not currently plan for its shares of preferred stock to be listed on the NASDAQ Small Cap Market.

Fractional Shares

      No fractional shares of viaLink common stock will be issued in the merger. Instead, with respect to each of those classes of equity, the exchange agent will pay each of those stockholders who would otherwise be entitled to a fraction of a share of viaLink common stock an amount of cash determined by multiplying the fractional share interest (after aggregating all shares of viaLink common stock that would otherwise be received by such holder) which such holder would otherwise receive by the closing price of one share of viaLink common stock on the OTCBB ending on the trading day one day prior to the effective time of the merger. viaLink intends to issue fractional shares of Series E and Series F preferred stock as consideration for the merger transaction, in accordance with the applicable exchange ratios for each class of outstanding capital stock of Prescient to be exchanged in the merger.

Conduct of Business

      Each of viaLink and Prescient has undertaken certain covenants in the merger agreement restricting the conduct of their respective businesses between the date the merger agreement was signed and the effective time of the merger. Some of these covenants are complicated and not easily summarized. You are urged to read carefully the section of the merger agreement entitled “Covenants and Agreements — Conduct of Business.” The following summarizes the more significant of these covenants.

      Between the date of the merger agreement and the effective time of the merger, except as expressly required by, or provided for, in the merger agreement, or agreed to in advance by the other party in writing, each of viaLink and Prescient has agreed (i) to maintain its existence in good standing under applicable laws, (ii) subject to certain restrictions and exceptions set forth in the merger agreement, to use commercially reasonable efforts to conduct its operations only in the ordinary and usual course of business consistent with past practice (except in the case of viaLink, for any capital expenditure over $25,000 by viaLink), and (iii) use commercially reasonable efforts to keep available the services of the current advisors, managers, officers and key employees and to preserve the current relationships with their customers, suppliers, licensors and other persons with which it or any of its subsidiaries has business dealings and to comply with the terms of existing contracts as are reasonably necessary in order to preserve substantially intact its business organization.

      In addition, between the date of the merger agreement and the effective time of the merger, subject to certain exceptions specified in the merger agreement or previously disclosed in writing as provided in the merger agreement, each of Prescient and viaLink, has agreed that, without the prior written consent of the other, it will not and will not permit any of its subsidiaries to:

•	declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock (other than dividends or distributions declared, set aside or paid by any subsidiary consistent with past practice);

•	split, combine or reclassify any of its capital stock;

•	repurchase, redeem or otherwise acquire any of its securities, except for the acquisition of Prescient’s shares or viaLink shares from holders of outstanding stock options in full or partial payment of the exercise price payable by such holders upon exercise of options outstanding on the date of the merger agreement;

•	authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights) (other than the issuance of Prescient common stock upon the exercise of stock options issued by Prescient outstanding on the date of the merger agreement in accordance with their present terms);

•	acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire, directly or indirectly, any corporation, partnership, limited liability company, or other business organization or division or product line thereof;

•	sell, lease, encumber, transfer or dispose of any assets, other than sales of inventory in the ordinary course of business, except pursuant to obligations in effect on the date hereof and identified in the merger agreement;

•	authorize any single capital expenditure in excess of $25,000;

•	incur any amount of indebtedness for borrowed money, guarantee any indebtedness, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions or issue or sell debt securities or warrants or rights to acquire any debt securities, other than in the ordinary course of business consistent with past practice;

•	pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice or (ii) as expressly contemplated by the merger agreement;

•	change any of the accounting principles or practices used by them (except as required by GAAP, in which case written notice shall be provided to the other prior to any such change), or restate, or become obligated to restate, their respective financial statements (except as required by GAAP or a governmental entity, in which case written notice shall be provided to the other prior to any such restatement);

•	except as required by applicable law, (A) enter into, adopt, amend or terminate any employee benefit plan (other than any workers compensation, medical or health benefit plan that Prescient, viaLink or any subsidiary proposes to enter into, adopt, amend or terminate in the ordinary course of business consistent with past practice), (B) enter into, adopt, amend or terminate any other agreement, arrangement, plan or policy between Prescient, viaLink or any of their respective subsidiaries and one or more of their directors or officers, or (C) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Prescient employee benefit plan or viaLink employee benefit plan or arrangement as in effect as of the date hereof;

•	cause, permit or propose any amendments to the certificate of incorporation or bylaws of Prescient or viaLink, except as expressly provided by the terms of the merger agreement;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of Prescient, viaLink or any of their respective subsidiaries;

•	make any tax election or settle or compromise any material federal, state, local or foreign tax liability, change its annual tax accounting period, change any method of tax accounting, enter into any closing agreement relating to any tax, surrender any right to claim a tax refund, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

•	settle or compromise any pending or threatened suit, action or claim, other than as set forth in the merger agreement;

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

•	enter into or modify any material agreement;

•	modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which Prescient, viaLink or any of their subsidiaries is a party;

•	hire any new employees of Prescient, viaLink or viaLink Acquisition, Inc. without the other party’s prior written approval except to fill (i) positions created by employee attrition between the date of the merger agreement and the merger; or (ii) employment positions described in the disclosure schedules to the merger agreement; or

•	engage in any material projects by Prescient, viaLink or viaLink Acquisition without the other party’s prior written approval.

No Solicitation

      Each of viaLink and Prescient has agreed that, except in certain circumstances, viaLink and Prescient and their respective subsidiaries will not, nor will either company authorize or permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to, directly or indirectly, take any of the following actions:

•	solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an “acquisition proposal,” or

•	participate in any discussions or negotiations regarding an acquisition proposal; provided, however, that if viaLink’s board of directors determines, in good faith, after receiving advice from outside counsel, that failing to take such action would be inconsistent with its fiduciary duties to viaLink’s shareholders under applicable law, viaLink, in response to an unsolicited bona fide written acquisition proposal that would reasonably be expected to result in a “superior proposal,” prior to the date on which the shareholders of viaLink adopt the merger agreement and only if viaLink is not in breach of its obligations under the merger agreement, may (A) furnish non-public information with respect to viaLink to the person who made such acquisition proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the viaLink and Prescient confidentiality agreement; provided that such confidentiality agreement need not include the same standstill provisions as those contained in the viaLink and Prescient confidentiality agreement, it being understood that if there are no standstill provisions in such confidentiality agreement or if such provisions are more favorable to the person who made such acquisition proposal than those in the viaLink and Prescient confidentiality agreement, the viaLink and Prescient confidentiality agreement shall be deemed amended to exclude the existing standstill provision or include such more favorable provisions, as the case may be, and (B) may participate in discussions or negotiations regarding such acquisition proposal.

      An “acquisition proposal,” with respect to viaLink or Prescient, means any proposed or actual (i) acquisition, merger, consolidation or similar transaction involving viaLink, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of viaLink or the viaLink subsidiaries representing 15% or more of the consolidated assets of viaLink and the viaLink subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of viaLink, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), or the right to acquire beneficial ownership, or any “group” (as such term is defined under the Securities Exchange Act of 1934, as amended) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding viaLink common stock, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to viaLink or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “acquisition proposal” shall not include the merger or any issuance of shares in connection with the bridge financing, as described in “Conditions to Completion of the Merger.”

      A “superior proposal,” means a bona fide acquisition proposal to acquire a majority or more of the viaLink common stock then outstanding or all or substantially all of the assets of viaLink and its subsidiary on terms which viaLink’s board of directors determines in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation) to be more favorable from a financial point of view to viaLink’s stockholders than the merger (including adjustment to the terms and conditions proposed by Prescient in response to the acquisition proposal) and reasonably capable of being consummated.

      viaLink has also agreed that its board of directors shall not

•	withdraw or modify in a manner adverse to Prescient its approval or recommendation of the merger agreement or the merger,

•	approve or recommend an acquisition proposal to its stockholders, or

•	cause viaLink to enter into any definitive acquisition agreement with respect to an acquisition proposal, unless viaLink’s board of directors (A) shall have determined in good faith, after consultation with counsel, that the acquisition proposal is a superior proposal and failing to take such action would be inconsistent with its fiduciary duties to viaLink’s shareholders under applicable law and (B) complies with the termination provisions of the merger agreement.

In the event that before the effective time of the merger viaLink’s board of directors determines in good faith, after receiving advice from outside counsel, that failing to take such action would be inconsistent with its fiduciary duties to viaLink’s stockholders under applicable law, viaLink may enter into an agreement with respect to a superior proposal, but only 48 hours after Prescient’s receipt of written notice (x) advising Prescient that viaLink’s board of directors has received a superior proposal and that viaLink has elected to terminate the merger agreement pursuant to the merger agreement and (y) setting forth such other information required to be included therein as provided in the termination provisions of the merger agreement. If viaLink enters into an agreement with respect to a superior proposal, it shall owe Prescient a fee of $400,000, payable at the time the transaction contemplated by the superior proposal is consummated; provided, however, that viaLink shall reimburse Prescient for up to $200,000 of its fees, costs and expenses incurred in connection with the merger, concurrently with the termination of the merger agreement, and such reimbursement shall be credited against the $400,000 fee.

      The merger agreement also provides that viaLink will promptly advise Prescient of the status and material terms and conditions of any alternative transaction proposal or any inquiry or request for information relating to any alternative transaction proposal and the identity of the person making such alternative transaction proposal. viaLink will also notify Prescient of any meeting of the board of directors of such party at which any alternative transaction proposal is reasonably expected to be considered.

Covenants and Agreements

      Expenses. Each company has agreed to pay its own fees and expenses incurred in connection with the merger and the merger agreement. However, if the merger is not consummated viaLink will pay Prescient 50% of Prescient’s counsel fees attributable to preparation of the merger agreement up to a maximum of $5,000.

      Election to viaLink’s Board of Directors. On or prior to the effective time of the merger, viaLink will expand its board of directors to consist of seven members, which will consist of three directors to be appointed by the current members of the board of directors of viaLink, three directors appointed by the existing members of Prescient’s board of directors and one member to be appointed by SDS Merchant Fund, the largest stockholder of viaLink. The persons to be appointed shall be named prior to the time of the merger. The directors who will serve on the board of directors of the combined company are expected to be Jane F. Hoffer (Prescient nominee), Michael A. DiPiano (Prescient nominee), Mary Lou Fox (Prescient nominee) Robert I. Noe (viaLink nominee), Warren D. Jones (viaLink nominee), and Patrick L. Kiernan (viaLink nominee). Upon completion of the merger, the newly appointed board members will select one of their group to serve as chairman of the combined company.

      Other Covenants and Agreements. The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between viaLink and Prescient in the preparation of this proxy statement/ prospectus;

•	timeliness in holding stockholders’ meetings to propose and approve the merger and the issuance of viaLink common stock, preferred stock and warrants in the merger and the recommendation of the parties’ boards of directors that stockholders vote in favor of the proposals;

•	the fulfillment of obligations under indemnification and insurance agreements in effect immediately prior to the effective time;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	joint consultation between viaLink and Prescient with respect to any public statements regarding the merger;

•	cooperation between viaLink and Prescient to obtain (and to keep each other apprised of the status of) all governmental approvals and consents required to complete the merger;

•	cooperation between viaLink and Prescient in the preparation of all returns or other documents regarding any transfer taxes which become payable in connection with the merger; and

•	the satisfaction by viaLink of all its obligations in connection with its deferred compensation plans that are disclosed in the schedules to the merger agreement as existing prior to the effective time of the merger, and satisfaction of certain other costs, expected to be less than $150,000.

Representations and Warranties

      The merger agreement contains substantially reciprocal representations and warranties, many of which are qualified by materiality, made by each party to the other. The representations and warranties relate to, among other topics, the following:

•	organization, standing and corporate power, charter documents and ownership of subsidiaries;

•	capital structure;

•	corporate authority to enter into and perform the merger agreement, enforceability of the merger agreement, approval of the merger agreement by the parties’ boards of directors and voting requirements to consummate the merger;

•	no conflicts of the merger agreement with organizational documents or material contracts;

•	filings with the SEC and other government entities;

•	financial statements;

•	absence of certain changes or events;

•	compliance with applicable laws and validity of permits;

•	labor and other employment matters, including benefit plans;

•	tax matters;

•	absence of undisclosed interested party transactions;

•	environmental matters;

•	intellectual property matters;

•	maintenance of commercial insurance and books and records of the businesses;

•	brokers used in connection with the merger agreement;

•	opinions of financial advisors;

•	existence and enforceability of material contracts; and

•	ownership of real property.

      The merger agreement also contains certain representations and warranties of viaLink with respect to its direct, wholly-owned subsidiary, viaLink Acquisition, Inc., including corporate organization and authorization, no prior business activities and capitalization.

Conditions to Completion of the Merger

      The obligations of Prescient and viaLink to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger and the merger agreement by Prescient shareholders and viaLink stockholders;

•	the approval of the issuance of viaLink common stock and preferred stock in the merger by viaLink stockholders;

•	the receipt of all required governmental and regulatory consents, approvals and authorizations necessary for the merger;

•	the absence of any judgment, order, decree, statute, or other legal constraint prohibiting consummation of the merger;

•	each of viaLink, viaLink Acquisition and Prescient shall be free of all debt, other than such things as trade payables, deferred revenue, accrued expenses and capital lease obligations in the ordinary course of business);

•	each of viaLink and Prescient shall have received unqualified audit reports from the other as of December 31, 2003;

•	viaLink shall have obtained bridge financing, to be effective on and after the completion of the merger, in the amount of $1,500,000.00, which is referred to as the “bridge financing,” upon the terms described in the merger agreement. This financing will be in the form of the issuance and sale of shares of Series F preferred stock of viaLink. However, neither party may terminate the merger agreement if the failure of viaLink to obtain the bridge financing is due to the terminating party’s failure to provide its proportionate share of such bridge financing (i.e. 55% from viaLink and 45% from Prescient); and

•	the SEC having declared effective the registration statement of which this proxy statement/ prospectus forms a part, and there being no stop order issued with respect to the registration statement or any other similar proceedings in existence that may impact its effectiveness.

      In addition, viaLink’s obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Prescient being true and correct as required by the merger agreement, and the receipt of an officer’s certificate executed by Prescient’s chief executive officer or chief financial officer stating that this condition has been satisfied;

•	Prescient having performed or complied with, in all material respects, all obligations required to be performed or complied with by it under the merger agreement at or prior to the date of closing;

•	Prescient shall have delivered a copy of its articles of incorporation, as in effect immediately prior to the date of the completion of the merger, certified by the Pennsylvania Department of State and a certificate, as of the most recent practicable date, of the Pennsylvania Department of State as to Prescient’s corporate good standing.

•	Prescient shall have delivered a certificate of the secretary of Prescient, dated as of the date of the completion of the merger, certifying as to (i) the incumbency of officers of Prescient executing documents executed and delivered in connection herewith, (ii) a copy of the bylaws of Prescient, as in effect from the date the merger agreement was approved by Prescient’s board of directors until the date of the completion of the merger, (iii) a copy of the resolutions of Prescient’s board of directors authorizing and approving the applicable matters contemplated hereunder and (iv) a copy of the resolutions of the shareholders of Prescient adopting the merger agreement.

•	viaLink shall have received certain affiliate letters obtained by Prescient, as required under the merger agreement;

•	Prescient shall have delivered to viaLink an affidavit dated as of the date of the completion of the merger, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code stating that Prescient is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code.

•	viaLink shall have received the opinion of Montgomery, McCracken, Walker & Rhoads, LLP as to certain corporate matters of Prescient;

•	Prescient shall have obtained the waivers and consents, which shall remain in full force and effect, set forth in the disclosure schedules of the merger agreement;

•	Prescient and its subsidiaries, taken as a whole, not having suffered from any change or effect that is reasonably expected to have a material adverse effect on such party, as defined in the merger agreement.

      In addition, Prescient’s obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of viaLink being true and correct as required by the merger agreement, and the receipt of an officer’s certificate executed by viaLink’s chief executive officer or chief financial officer stating that this condition has been satisfied;

•	viaLink having performed or complied with, in all material respects, all obligations required to be performed or complied with by it under the merger agreement at or prior to the date of closing;

•	viaLink Acquisition, Inc. shall have executed and delivered the certificate of merger;

•	Prescient shall have received the opinion of Hallett & Perrin, P.C. as to certain corporate matters of viaLink;

•	viaLink and viaLink Acquisition, Inc. shall have obtained the waivers and consents, which shall remain in full force and effect, set forth in the disclosure schedules of the merger agreement;

•	the receipt of an opinion from its counsel, Montgomery, McCracken, Walker & Rhoads, LLP, to the effect that the merger will qualify as a “reorganization” under the Internal Revenue Code; and

•	viaLink and its subsidiaries, taken as a whole, not having suffered from any change or effect that is reasonably expected to have a material adverse effect on such party, as defined in the merger agreement.

Termination of the Merger Agreement

      Right to Terminate. The merger agreement may be terminated at any time prior to the effective time of the merger, under the following circumstances:

•	by mutual written consent of viaLink and Prescient;

•	by written notice of viaLink or Prescient for any of the following reasons:

(1) if the merger has not been consummated by October 31, 2004, except that this right shall not be available to any party whose willful failure to fulfill any material covenant or agreement resulted in the failure of the merger to occur before that date;

(2) if a governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action or inaction having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

(3) if the shareholders of Prescient and the stockholders of viaLink have not approved the merger agreement within 90 days after the later of (A) the date Prescient mails this proxy statement/ prospectus to Prescient shareholders or (B) the date of the most recent supplemental proxy materials that viaLink is legally required to distribute to its shareholders; provided, however, that the right to terminate the merger agreement under the merger agreement shall not be available to any party whose willful failure to fulfill any material covenant or other material agreement under the merger agreement has been the cause of or resulted in the failure to receive such shareholder vote on or before such date;

(4) in the event the other party amends or supplements its disclosure schedule and such supplement or amendment reveals a material adverse change, as defined in the merger agreement; or

(5) in the event the Prescient shareholders elect dissenters rights as set forth in the merger agreement, and such election is made by holders of Prescient common stock representing more than 500,000 shares of such stock.

•	by written notice from Prescient:

(1) if viaLink or viaLink Acquisition, Inc. shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the merger agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to viaLink or viaLink Acquisition, Inc.; or

(2) by written notice to viaLink if (A) the viaLink board of directors fails to include in this proxy statement/ prospectus its recommendation that viaLink’s stockholders vote to adopt the merger agreement or withdraws, modifies or qualifies its approval of, or its recommendation that the viaLink stockholders vote in favor of, such action or takes any action or makes any statement inconsistent with such approval or recommendation, (B) viaLink’s board of directors adopts resolutions approving or otherwise authorizes or recommends any proposal other than by Prescient in respect of an acquisition proposal, or (C) viaLink’s board of directors fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer in any position taken pursuant to Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934, as amended; or

(3) in the event Prescient’s due diligence of viaLink’s customers is not completed to Prescient’s satisfaction; provided, however, that this condition shall be satisfied if Prescient has not terminated the merger agreement prior to June 30, 2004.

•	by written notice from viaLink or viaLink Acquisition, Inc.:

(1) in connection with entering into a definitive agreement to effect a superior proposal; provided, however, that prior to terminating the merger agreement pursuant to this right, viaLink shall have paid the fees required to be paid at the time of termination, as set forth in the merger agreement, and viaLink shall have provided Prescient with forty-eight (48) hours prior written notice of viaLink’s decision to terminate. The termination notice shall indicate in reasonable detail the material terms and conditions of such superior proposal, including, without limitation, the amount and form of the proposed consideration and whether such superior proposal is subject to any material conditions; or

(2) if Prescient shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Prescient; or

(3) by written notice to Prescient if (A) Prescient’s board of directors fails to include in its solicitation materials for its special meeting of shareholders the recommendation that Prescient’s shareholders vote to adopt the merger agreement or withdraws, modifies or qualifies its approval of, or its recommendation that Prescient shareholders vote in favor of, such action or takes any action or makes any statement inconsistent with such approval or recommendation, or (B) Prescient’s board of directors adopts resolutions approving or otherwise authorizes or recommends any proposal other than by viaLink and viaLink Acquisition, Inc. in respect of an acquisition proposal.

Termination Fee

      If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless the party is in willful or intentional breach of any representation, warranty, covenant or agreement contained in the merger agreement. The provisions of the merger agreement relating to the effects of termination, fees and expenses, termination payments, governing law, jurisdiction, waiver of jury trial and specific performance, as well as the confidentiality agreement entered into between viaLink and Prescient, will continue in effect notwithstanding termination of the merger agreement. Upon a termination, a party may become obligated to pay to the other party a termination fee, as described below:

      viaLink will be obligated to pay a termination fee of $400,000 in immediately available funds if the merger agreement is terminated with respect to a superior proposal, payable at the time of the consummation of the transaction that constitutes the superior proposal. In addition, viaLink will reimburse Prescient for up to $200,000 of its fees, costs and expenses incurred in connection with the merger agreement upon termination of the merger agreement, and any amount so paid will be credited against the $400,000 termination fee payable upon completion of the superior proposal.

Amendments, Extensions and Waivers

      Amendment. The merger agreement may be amended in writing by the parties at any time before or after the Prescient shareholders or the viaLink stockholders approve the merger agreement. However, after any such stockholder approval, there may not be, without further approval of viaLink stockholders and Prescient shareholders, any amendment for which applicable laws expressly require further stockholder approval.

      Extension; Waiver. At any time prior to the effective time of the merger, with certain exceptions, any party may (a) extend the time for performance of any obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (c) waive compliance by another party with any of the agreements or conditions contained in the merger agreement.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      The following unaudited pro forma combined financial statements have been prepared to give effect to the combination of viaLink and Prescient accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” which is referred to as SFAS 141 and to give effect to the conversion of viaLink’s notes payable and preferred stock into common stock and Series E and Series F preferred stock immediately prior to the consummation of the merger. The merger consideration has been allocated on a preliminary basis to assets acquired and liabilities assumed based on information that was available to management at the time these pro forma financial statements were prepared. The adjustments to the unaudited pro forma combined financial statements are subject to change pending a final analysis of the total purchase price and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material.

      The unaudited pro forma combined balance sheet as of June 30, 2004 combines the historical consolidated balance sheets of viaLink and Prescient as of that date and gives effect to the merger as if it had occurred on June 30, 2004. Estimates of acquisition liabilities relating to the integration of Prescient and viaLink operations are not reflected in the unaudited pro forma combined balance sheet as the integration plans have not been finalized.

      The unaudited pro forma combined statements of operations for the six months ended June 30, 2004, and the year ended December 31, 2003 gives pro forma effect to the merger as if the merger had occurred on the first day of the periods presented. Potential cost savings from combining the operations have not been reflected in the unaudited pro forma combined statements of operations as there can be no assurance that any such cost savings will occur.

      The unaudited pro forma combined financial statements are based upon available information and upon certain estimates and assumptions that are believed to be reasonable. These estimates and assumptions are preliminary and have been made solely for the purposes of developing these pro forma combined financial statements. Unaudited pro forma combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position of the combined company that would actually have been achieved had the transaction been completed for the period presented, or that may be obtained in the future. These unaudited pro forma combined financial statements are based upon the respective historical consolidated financial statements of viaLink and Prescient and notes thereto, which are included in or incorporated into this proxy statement/ prospectus by reference. The pro forma financial information should be read in conjunction with the audited and unaudited historical financial statements of viaLink and Prescient and related notes thereto, which are included in the registration statement of which this forms a part. See “Where You Can Find More Information” beginning on page      .

THE VIALINK COMPANY

PRO FORMA CONDENSED BALANCE SHEET

JUNE 30, 2004

	viaLink	Prescient	Adjustments		Pro Forma

	(In thousands, unaudited)
ASSETS
Cash and cash equivalents	$419	$1,278			$1,697
Restricted cash	—	76			76
Accounts receivable and other current assets	964	902			1,866

Total current assets	1,383	2,256			3,639
Furniture, equipment and leasehold improvements, net	77	118			195
Identifiable intangible assets of acquired businesses, primarily software	—	—	1,500	(e)	1,500
Excess of cost over fair value of net identifiable assets of acquired businesses	—	1,168	(1,168	)(c)	21,582
			21,582	(c)
Other assets	261	1	(201	)(c)	61

TOTAL ASSETS	$1,721	$3,543	$21,713		$26,977

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and other current liabilities	$826	$665			$1,491
Deferred revenues	39	1,098			1,137
Notes payable, net of discount	5,442	—	(5,442	)(a)	—

Total current liabilities	6,307	1,763	(5,442)		2,628
Other liabilities:
Redeemable warrants	—	506	(506	)(c)	—
Deferred revenue, long-term	—	67	—		67

TOTAL LIABILITIES	6,307	2,336	(5,948)		2,695
Redeemable Convertible Preferred Stock:
Series A	—	4,675	(4,675	)(c)	—
Series B	—	4,128	(4,128	)(c)	—
Series C	—	2,444	(2,444	)(c)	—

TOTAL REDEEMABLE PREFERRED STOCK	—	11,247	(11,247)		—
Stockholders’ equity (deficit):
Common stock	199	66	46	(b)	24
			(66	)(c)
			(232	)(d)
			11	(c)
Preferred Stock, Series D	9,975	—	(9,975	)(b)	—
Preferred Stock, Series E	—	—	5,588	(a)	17,016
			3,770	(b)
			7,658	(c)
Preferred Stock, Series F	—	—	740	(a)	1,345
			605	(c)
Additional paid-in capital	83,957	1,429	6,159	(b)	105,500
			(1,429	)(c)
			232	(d)
			15,152	(c)
Foreign currency translation	—	(67)	67	(c)	—
Accumulated deficit	(98,717)	(11,468)	(886	)(a)	(99,603)

			11,468	(c)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(4,586)	(10,040)	38,908		24,282

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,721	$3,543	$21,713		$26,977

The accompanying notes are an integral part of this pro forma condensed balance sheet.

THE VIALINK COMPANY

PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2003

	viaLink	Prescient	Adjustments		Pro Forma

	(In thousands, unaudited)
Revenues:
Subscription	$3,650	$—			$3,650
License fees	—	1,416			1,416
Maintenance and support	—	1,510			1,510
Implementation and professional services	486	950			1,436

Total revenues	$4,136	$3,876			$8,012
Operating expenses:
Customer operations, cost of revenue	3,924	1,018	300	(g)	5,242
Development	1,777	586			2,363
Selling and marketing	1,600	1,774			3,374
General and administrative	2,462	1,088			3,550
Non-cash stock compensation	112	—			112
Depreciation and amortization	630	102			732

Total operating expenses	10,505	4,568			15,373

Income (Loss) from operations	(6,369)	(692)			(7,361)
Interest expense, net	(3,603)	—	3,561	(e)	(42)

Net income (loss)	(9,972)	(692)	3,261		(7,403)
Dividends on preferred stock:
Value of warrants and beneficial conversion	(1,260)	—	1,260	(f)	—
Stated dividends	—	(945)	945	(f)	—

Net income (loss) applicable to common stock	$(11,232)	$(1,637)	$5,466		$(7,403)

Net income (loss) applicable to common stock per common share —
Basic	$(1.28)	$(0.25)			$(0.31)

Diluted	$(1.28)	$(0.25)			$(0.31)

Weighted average common shares outstanding —
Basic	8,772	6,638			23,718

Diluted	8,772	6,638			23,718

THE VIALINK COMPANY

PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

For the Six Months Ended June 30, 2004

	viaLink	Prescient	Adjustments		Pro Forma

	(In thousands, unaudited)
Revenues:
Subscription	$2,385	$—			$2,385
License fees	—	1,764			1,764
Maintenance and support	—	822			822
Implementation and professional services	137	466			603

Total revenues	$2,522	$3,052			$5,574
Operating expenses:
Customer operations, cost of revenue	1,676	445	150	(g)	2,271
Development	803	343			1,146
Selling and marketing	395	619			1,014
General and administrative	683	784			1,467
Non-cash stock compensation	81	—			81
Depreciation and amortization	114	31			145

Total operating expenses	3,752	2,222			6,124

Income (Loss) from operations	(1,230)	830			(550)
Interest expense, net	(2,259)	1	2,228	(e)	(30)

Net income (loss)	(3,489)	831	2,078		(580)
Dividends on preferred stock:
Value of warrants and beneficial conversion	—	—	—		—
Stated dividends	(605)	(510)	1,115	(f)	—

Net income (loss) applicable to common stock	$(4,094)	$321	$3,193		$(580)

Net income (loss) applicable to common stock per common share —
Basic	$(0.44)	$0.06			$(0.02)

Diluted	$(0.44)	$0.02			$(0.02)

Weighted average common shares outstanding —
Basic	9,352	6,638			23,718

Diluted	9,352	20,322			23,718

THE VIALINK COMPANY

NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. Description of Transaction and Basis of Presentation

      On May 26, 2004, the Company entered into a definitive agreement and plan to merge with Prescient Systems, Inc (“Prescient”). Under terms of the merger agreement, the security holders of Prescient would receive approximately 45% of the combined company’s outstanding fully-converted shares at closing and the security holders of viaLink would continue to hold the remaining 55% of the combined company’s outstanding fully-converted shares at closing.

      The merger will be accounted for as a purchase business combination with viaLink as the acquirer. For the purposes of these pro forma financial statements, the assets acquired and the liabilities assumed of Prescient have been adjusted to their respective fair values, but are subject to adjustment based upon subsequent valuations and as more facts become known. The financial statements of viaLink as of June 30, 2004 do not include the results of operations of Prescient.

      For the purposes of these pro forma condensed financial statements the purchase price was allocated based on the preliminary estimated fair value as follows (in thousands, except shares):

Consideration:
Issuance of viaLink Equity Securities:
Common stock (11,486,000 shares)	$13,714
Common stock purchase warrants (warrants to purchase 1,125,000 shares)	517
Stock options exchanged (options to purchase approximately 1,188,000 shares)	932
Series E Preferred stock (766 shares)	7,658
Series F Preferred stock (60 shares)	605

Fair value of equity securities issued	23,426
Other direct costs incurred by viaLink	201

Adjusted purchase price	$23,627
Net working capital acquired	(426)
Property and equipment	(118)
Other assets acquired	(1)
Identifiable intangibles, primarily software	(1,500)

Excess of cost over fair value of net identifiable assets	$21,582

      During the six month period ended June 30, 2004, Prescient incurred direct costs related to the merger totaling $370,000 which are included in “General and administrative expenses.” These costs along with certain restructuring and integration costs that the combined company expects to incur subsequent to the consummation of the merger will not be treated as part of the purchase price.

      The unaudited pro forma condensed financial statements do not reflect the expected realization of annual cost savings of approximately $500,000 by 2005 as compared to the aggregate expenses of viaLink and Prescient on a stand-alone basis. These savings are expected to result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure and the leveraging of the combined external expenses. Although management expects that cost savings will result from the merger, there can be no assurance that all or any material part of these cost savings will be achieved.

THE VIALINK COMPANY

NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS — (Continued)

2.	Pro Forma Adjustments

      Adjustments included in the column under the heading “Adjustments” primarily relate to the following:

      Adjustments, Balance Sheet, June 30, 2004:

(a) Conversion of viaLink convertible notes payable into Series E and Series F preferred stock immediately prior to consummation of the merger and the acceleration of any unamortized debt discount.

(b) Conversion of viaLink Series D preferred stock into Series E preferred stock and common stock immediately prior to consummation of the merger.

(c) Eliminate Prescient’s shareholders’ equity including preferred stock and warrants, eliminate Prescient’s prior excess of cost over fair value and allocate purchase price to Prescient’s remaining indentifiable assets including working capital and other assets including furniture, equipment and leasehold improvements. To give effect to issuance of viaLink common shares, and Series E and Series F preferred stock as merger consideration. The number of shares of common stock, common stock purchase warrants, stock options and Series E and Series F preferred stock issued as merger consideration is subject to adjustment at the time the merger is consummated (See “Consideration to be Received by Prescient Stockholders, page ). Additionally, direct costs of the merger incurred by viaLink through June 30, 2004 of $201,000 have been included in the determination of purchase price.

(d) Give effect to the 1 for 20 reverse stock split effective immediately prior to the consummation of the merger.

      Adjustments, Statement of Operations,

(e) To eliminate non-cash interest expense on notes payable converted into shares of common stock and Series E Preferred stock upon consummation of the merger.

(f) To eliminate stated dividends and accretion of the value of warrants and beneficial conversion features of preferred stock for both viaLink and Prescient for amounts converted to Series E and Series F preferred stock upon consummation of the merger.

(g) To record the incremental impact of certain purchase accounting adjustments for the periods presented for additional amortization expense related to the estimated value of identifiable intangible assets from the purchase price allocation which are being amortized over their estimated useful life of 5 years.

BUSINESS OF VIALINK

      viaLink provides subscription-based, business-to-business electronic commerce services that enable companies in the consumer packaged goods and retail industries to efficiently manage their highly complex supply chain information. Its core service, syncLink®, allows manufacturers, wholesalers, distributors, sales agencies (such as food brokers) and retailers to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. viaLink enables companies to build on the foundation of synchronized data with more advanced e-commerce practices. viaLink’s advanced services, which are all built on the syncLink foundation, include distribuLinkSM for chain pricing data in multi-tier distribution channels, viaLink invoicing, chainLink scan sales visibility, and sbtLinkSM, viaLink’s scan based trading service.

      viaLink was originally formed in 1985 as Applied Intelligence Group, an Oklahoma corporation. In 1998, viaLink changed its name to The viaLink Company. In 1999, viaLink reorganized as a Delaware corporation.

Industry Background

The Consumer Packaged Goods and Retail Industries

      The consumer packaged goods (CPG) and retail industries in the U.S. manufacture and distribute a wide variety of prepackaged items primarily sold in supermarkets, convenience stores, small grocery stores, mass merchandisers, warehouse clubs and chain drugstores. The movement of merchandise from manufacturer to retailer or operator is characterized by various multi-tiered distribution methods, such as direct-to-store deliveries and intermediate deliveries through wholesalers, distributors and retailer warehouses. This distribution structure is commonly referred to as the “supply chain.”

      The U.S. CPG and retail industries are very large and highly fragmented. According to the U.S. Census Bureau, the U.S. CPG, grocery, general merchandise and auto parts retail markets represent over $1.0 trillion in annual sales generated by over 300,000 retail locations. These retail locations and foodservice operators are supplied by over 20,000 manufacturers and over 50,000 wholesalers, distributors and brokers. viaLink believes it offers the only deployed Internet-based, synchronized item, price and promotion information service to this $1.2 trillion U.S. market. The global CPG and retail market represents an even larger opportunity for viaLink.

      Significant item-specific variations and complexities characterize the CPG and retail industries. A typical supermarket has an average of 40,000 items in inventory, supplied by up to 5,000 separate suppliers. A large format supermarket, or supercenter, can have over 100,000 unique items in inventory. A convenience store has an average of 2,800 items in inventory, supplied by up to 300 suppliers. According to Information Resources, Inc., between 25,000 to 30,000 new products are introduced in the CPG and grocery industries each year.

      Items, prices and promotions are unique to each trading partner relationship within the supply chain, and different products can be authorized for sale at the specific store level. Product assortment, pricing and promotion can vary by geography, store size, or other demographics. Furthermore, item price and promotion changes at every level of the supply chain can be very complex and time consuming for companies to manage. Prices and promotions can change as frequently as daily or weekly for certain products.

      viaLink provides its customers with an independent, secure “data of record” for item, price and promotion information, which they can agree upon as the official data for their commerce relationship. viaLink’s services can be used to provide a neutral source of data to resolve disputes about prices, products and promotions between trading partners. The industry fragmentation, the complexity and frequency of change of item, price and promotion information, the lack of standardized data, and disparate nature of industry technology systems provide a tremendous opportunity for us to prosper as a shared information intermediary.

Lack of Information Synchronization in the CPG, Grocery and Retail Industries

      The CPG, grocery and retail industries’ supply chain has experienced low electronic commerce penetration, especially related to electronic communication of item, price and promotion data, and continues to be characterized by significant data complexity, manually intensive business processes, and high purchase order and invoice error rates.

      One of the most significant challenges facing a retailer is the maintenance of its “pricebook.” The pricebook typically contains descriptions of each item in a store’s inventory, including the supplier’s and retailer’s product code, item specifications (packaging and selling unit information), Universal Product Code (UPC), purchase cost, retail sales price and any discounts to be received from the item supplier. The large number of items, variability of pricing, lack of reliable information exchanged between trading partners and the traditional practice of manual updating make pricebook maintenance extremely difficult and error prone. Larger supply chain participants have attempted to bridge the information gap by using the traditional electronic data interchange (EDI) model. EDI technology has been available for many years; however, many suppliers and retailers have found this approach to be cost prohibitive and technologically difficult to implement. Additionally, each trading partner connection requires a separate EDI arrangement, which multiplies the time, expense and complexity involved. With viaLink, each company makes a single connection to a shared “database of record” from which many trading partners may access agreed upon item, price and promotion information.

      These issues exist to varying degrees in almost all industry verticals. viaLink is currently supporting customers in the Automotive Aftermarket Parts vertical, and have been in discussions with many other market leaders in other verticals about how its services can help with their problems in this area.

Quantifying the Magnitude of the Information Problem in the U.S.

      Unsynchronized product, price and promotion data and ineffective communication between retailers and suppliers represent a major source of inefficiency. This inefficiency has a significant impact on profitability. A Joint Industry Study on Efficient Consumer Response (ECR) concluded that non-productive costs related to promotion administration, buying and selling processes, deductions and other clerical and administrative areas amounted to 3.4% of sales. This translates to over $30 billion in potential supply chain inefficiencies in the U.S. CPG and retail industries alone. The study also concluded that item, price and promotion information synchronization is essential to achieve the benefits of a paperless system.

      Many suppliers and retailers continue to employ paper-based, manual communications to manage their supply chain information, resulting in operational inefficiencies and administrative errors. These errors result in frequent invoice errors and discrepancies and consequent administrative inefficiencies for both suppliers and retailers attempting to research and reconcile the source of the errors. A 1999 Grocery Manufacturers of America (GMA) study found that an estimated 60% of all invoices in the CPG industry have errors and approximately 60% of the errors are due to price and promotion issues. In 2001, an update of the study, estimated that 65% of discrepancies are due to price and promotion issues. The study update found that approximately 52% of all invoices result in the retailer taking deductions when paying invoices from suppliers. These deductions represent an estimated 9.9% of annual invoice sales from suppliers.

      The ECR study put the administrative cost to resolve invoice errors at $40 per error and noted it can reach up to $236 per error. In the 2001 GMA study, the 25 participant companies issued approximately 5.2 million invoices annually. With an error rate of 65% and using a rate of $40 to correct an invoice error, it cost these companies $135 million per year just to resolve invoice discrepancies. Companies with a direct-store-delivery model typically issue more invoices that the average company in this study and may incur relatively higher costs.

      Invoice errors and discrepancies are examples of the inefficiencies and non-productive costs created in the CPG and retail supply chain. Others sources of inefficiencies include the cost of manual data entry, incorrect pricing based on incorrect cost information, delays in new product introductions, sub-optimized promotions, delays at the time of product delivery to resolve disputes and similar inefficient processes.

Cost Savings and Benefits of Synchronization in the CPG and Retail Industries

      A study conducted by GMA in 2000, Enabling E-Commerce Through an Intermediary Service Provider, in which viaLink served as the intermediary information service provider looked at benefits of both data synchronization and scan based trading. The economic benefit of supplier synchronization ranged from $4,100 to $20,600 per year for a 100-store chain, while for a 100-store retailer synchronization savings ranged from $4,700 to $10,300 per year per supplier. The 2000 GMA study also found that invoice deductions were reduced by 69% during the pilot time period. This improvement was driven by a 59% reduction in cost mismatches/discrepancies and a 100% elimination of item mismatches/discrepancies. In addition, the time spent resolving item and price discrepancies that did occur was reduced by half with even greater reductions for suppliers and retailers with more items, promotions and store-level complexities.

Scan Based Trading

      The traditional business-to-business trading environment in the CPG, grocery and retail industries is delivery-based (i.e., the point of transaction is the supplier’s point-of-delivery to the retailer). Scan based trading (SBT) is a next generation supply chain management process that uses consumer point-of-sale (POS) data to drive settlement, replenishment and promotion. Scan based trading builds upon synchronization to align supply and demand at the consumer point of sale.

      In order to gain broad market acceptance, SBT requires reliable, synchronized exchange of item, price and promotion information and a shared control system for managing delivery information, retail sales data, inventories and shrink reporting. viaLink’s syncLink service provides the necessary synchronization and viaLink’s sbtLink service provides the third party control system necessary to effectively manage SBT processes. SBT represents a change from current business practices and has broad benefits for both suppliers and retailers. The long-term benefits to suppliers conducting SBT through its sbtLink service are the competitive advantage gained through better negotiation for shelf space and the increased cash flow resulting from improved asset management. The immediate benefits to suppliers include:

•	increased route productivity through use of off-peak delivery hours;

•	increased route selling opportunities through elimination of backroom waiting time and check-in time;

•	improved asset utilization due to the widening of delivery windows; and

•	timely access to consumer sales information by product, by store and by day.

      For retailers, the long-term benefit of conducting SBT through the sbtLink service is the competitive advantage gained through better customer satisfaction and loyalty resulting from accurate stocking and pricing of items. The immediate benefits to retailers include:

•	elimination of back room check-in;

•	increased productivity through re-deploying personnel normally involved in back room check-in;

•	improved shrink control;

•	reductions in stock-out occurrences;

•	reduction in inventory investment; and

•	improved assortment.

      According to the 2000 GMA study, the benefits and key findings of conducting SBT using the syncLink and sbtLink services were as follows:

•	3% to 4% increased sales growth;

•	shrink levels controlled at 0.3%; and

•	error-free invoicing and payment — no deductions throughout the pilot period.

      The pilot study concluded that SBT processes are enhanced by using a single intermediary, such as viaLink, and serves both trading partners because the intermediary bridges the technical gap between trading partners, allows smaller companies to participate in advanced electronic commerce practices that would otherwise be unattainable, and provides accurate and timely reporting that increases accountability and speed of action among trading partners.

      The experiences of viaLink’s customers conducting SBT over the past 3 years, reinforce the pilot results. For these reasons, it has become one of the fastest growing processes in this and other industries.

viaLink’s Solutions

      viaLink provides subscription-based, business-to-business electronic commerce solutions designed specifically to address the complexities and inefficiencies of the supply chain in the CPG and retail industries.

      viaLink’s solution architecture is designed to operate across disparate technology platforms and item coding standards and can be implemented and deployed rapidly. Instead of making multiple connections to reach many trading partners, customers make only a single connection, using their preferred method from a wide range of technologies, including standard Internet browsers, e-mail, highly sophisticated proprietary network infrastructures, standard EDI formats or Extensible Markup Language (XML), an emerging standard for the exchange of data over the Internet.

      viaLink’s solutions provide suppliers and retailers with benefits throughout the business cycle from product introduction through invoicing and support enhanced analysis and planning functions across business functions:

•	reduced invoice discrepancies through synchronization of trading information, thereby reducing write-offs and the administrative costs associated with discrepancy resolution;

•	reduced manual data entry and pricebook maintenance, thereby increasing overall administrative efficiency;

•	improved ability to manage pricing and to protect gross margin in an environment with constantly changing prices;

•	increased sales force productivity resulting from decreased time spent resolving errors and disputes and increased time actually selling;

•	enhanced promotion effectiveness and ability to facilitate more efficient new product introductions due to greater trading information visibility;

•	improved delivery and store receiving process; and

•	increased sales from reducing out-of-stocks and improving replenishment processes.

      viaLink offers a highly functional suite of value-added supply chain electronic commerce services for the CPG and retail industries. viaLink’s solutions comprise a number of defined services, from data synchronization through advanced trading partner collaboration processes

syncLink — Data Synchronization

      viaLink’s core service, syncLink, offers manufacturers, distributors, wholesalers, and retailers one shared source for product attributes, price, and promotions, including new product introductions, authorizations, and de-authorizations unique to their trading relationships. The syncLink service replaces the multiple connections among retailers, operators and suppliers with a single electronic connection to a shared database. syncLink provides customers with a cost-effective, accurate, reliable, scaleable, and secure way to communicate and synchronize trading information. The syncLink database forms the foundation for viaLink’s other electronic commerce services.

distribuLink — Chain Pricing Reporting

      distribuLink, a reporting service used in multi-tier distribution channels. It allows authorized manufacturers, wholesalers, distributors and retailers to share item, price and promotion information. distribuLink provides item and pricing information visibility through each level of multi-tiered distribution channels. For example, it enables a manufacturer to view prices and promotions offered on its products by its distributors to specific retailers.

viaLink Invoicing

      viaLink Invoicing automates the creation of an invoice, based on the quantity of product delivered to the store and the price of record for the trading relationship in syncLink.

chainLink — Scan Sales Visibility

      chainLink provides supply chain visibility to suppliers on a daily basis through the availability of POS data, by store, by product and by day.

sbtLink — Scan Based Trading

      sbtLink is viaLink’s Scan Based Trading (SBT) service, which enables trading partners to transact business on items actually sold at the retail store scanner. Joint visibility to product movement in and out of the store and tools to support the new business processes involved in SBT enable increased delivery efficiencies, improved replenishment processes, reduced out-of-stocks and shrink settlement.

promoLinkSM — Scan Based Promotions

      promoLinkSM supports scan based promotions, based on daily store and product level scan sales data and the promotion of record for the trading partnership in the viaLink database.

viaLink’s GDSN Solutions

      These solutions allow clients to use viaLink as their agent to register products in the Uniform Code Council registry for Global Trade Identification Number, or GTIN, compliance and to publish items to trading partners through the Global Data Synchronization Network, or GDSN. viaLink clients do not have to go through an independent GDSN certification process and can reach both the viaLink and other trading communities in the GDSN with a single connection.

      viaLink believes that the benefits of its solutions will attract leading retailers and suppliers to its community of CPG and retail industry participants. viaLink also believes that the addition of these retailers and suppliers will create a network effect that increases the value of its viaLink solutions to subscribers.

Strategy

      viaLink’s objective is to become the leading provider of advanced electronic commerce services to companies deploying progressive retail distribution practices. viaLink plans to accomplish this by implementing the following strategies:

Target Leading Retailers and Suppliers to Create a Network Effect

      viaLink intends to create a network effect by targeting leading retailers and suppliers and providing the services necessary to create efficiencies for these key participants. viaLink believes the adoption of its services by these companies will be an important endorsement for the rest of the CPG, grocery and retail industries. As a result of this network effect, viaLink believes the value of its services to its subscribers will increase with the addition of new trading partners, thereby increasing the overall value of its solution.

Build on First Mover Advantage and Increase Brand Awareness

      viaLink believes its position as the first company to offer the foundation of a synchronized, secure, shared database containing item, price and promotion information on which to deploy more advanced commerce services, provides it with a first mover advantage to attract a critical mass of retailers and suppliers. To increase the number of retailers and suppliers that use its services, viaLink intends to rapidly build awareness of its services by developing a compelling brand and value proposition. viaLink’s plans include:

•	Expanding the capabilities of its internal sales force;

•	Working with existing customers to connect new suppliers and retailers;

•	Advertising in industry and business media;

•	Participating in industry trade shows and conferences; and

•	Working with industry trade associations to provide broad industry influence.

Expand Service Offerings

      Given the significant complexities and inefficiencies prevalent in the CPG, grocery and retail supply chains, viaLink expects suppliers and retailers will demand more advanced supply chain services that assist them in tracking sales, forecasting demand, replenishing inventory and managing transactions based on point-of-sale data. syncLink, the foundation of its solution, allows us to develop and deploy other value-added services. viaLink will continue to invest resources to develop complementary services that leverage the syncLink database and create efficiencies for its subscribers.

Enter New Markets

      viaLink is currently aggressively pursuing opportunities in other markets outside of the CPG and retail industries. viaLink is now participating in different industry associations which afford us much more access to new market prospects.

Technology Platform

      viaLink’s technology platform is reliable, secure and readily accessible based on open architectures and industry standard technologies. The platform utilizes Oracle relational database technology and applications built with the Smalltalk object-oriented programming and development language. Smalltalk is a portable development and operational environment, well suited to manage mission-critical business applications. viaLink allows users to access the system using virtually any technology, from an Internet browser to sophisticated EDI, including an XML-based interface.

      Access to viaLink’s services is provided through the Internet, as well as other methods of electronic communication. In order to maintain the security of its database, users do not have direct access to the underlying data stored in the Oracle database. Users connect to application programs, which interpret the requests for service, then connect to the Oracle database for access to the underlying data.

      viaLink’s production operations are housed and hosted in Hewlett-Packard’s secure facility in Atlanta, Georgia. This facility is secured through a variety of technical and physical protection mechanisms, including full-time professional security staff. The facility provides redundant infrastructure such as backup utilities and communication lines to support a high availability operation. The Hewlett-Packard servers hosting viaLink’s services include fail-over capability, with redundant data storage and communications resources.

Sales and Marketing

      viaLink employs a multi-tiered sales and marketing strategy consisting of direct and indirect sales force personnel to penetrate and influence potential customers. As of June 30, 2004, viaLink’s Sales and Marketing team consists of four full-time employees. Senior executives, particularly on larger key accounts, are also actively involved in the sales process.

      The sales and marketing team is responsible for generating sales leads, following-up on customer referrals, signing contracts with new customers and providing input into viaLink’s services and product development based on customer feedback and market data. viaLink generates sales leads through trade advertising, customer referrals, public relations, trade shows and strategic relationships. viaLink also utilizes a variety of other consulting and contractor relationships with industry experts and opinion leaders to help develop and promote viaLink’s services.

      viaLink’s strategy is to create a network effect by targeting leading retailers and suppliers and providing the services necessary to create efficiencies for all participants. As a result of this network effect, the value to each participant using viaLink’s services increases with the addition of each new participant, increasing the overall value of the our solution. Consequently, our best sales and marketing support often comes from our existing customers. viaLink’s marketing strategy is focused on increasing the awareness of its brand and services, educating its target market on the benefits of B2B e-commerce, and positioning its services as the cornerstone of retail e-business activities.

Customers

      viaLink currently has over 1,100 customers, representing manufacturers, wholesalers, distributors and retailers. viaLink’s customers represent the spectrum of the industry, from small suppliers and regional retail chains to large national customers whose names are well-known. viaLink’s customer base includes:

      Retailers and Wholesalers: AutoZone, ExxonMobil, Farm Fresh, Harris Teeter, Martin’s Supermarkets, Meijer, Schnuck Markets, Shop N Save, Sunoco, Target, WinCo Foods and Winn-Dixie.

      Suppliers: American Greetings, Bausch & Lomb, Bimbo Bakeries, Bob Evans Farms, Chicken of the Sea, Cook Communication Ministries, Coors Brewing Company, Dean Foods, Dreyer’s/ Edy’s Grand Ice Cream, Faultless/ Bon Ami, Flowers Foods, General Mills, George Weston Bakeries, Hallmark, I & K Distributors, Interstate Brands, Keebler, Marcal Paper Mills, Miller Brewing Company, Pepperidge Farm, Perfection Bakeries, Riviana Foods, Sara Lee Bakery Group, Schwan’s Consumer Brands, Snyder’s of Hanover, Tetley and Wise Foods.

      Three customers individually accounted for 9%, 9% and 5% of viaLink’s total revenues in 2001; and 11%, 9% and 5% of its total revenues in 2002, 12%, 9% and 6% of its total revenues in 2003. Likewise, approximately 33%, 32% and 38% of its total revenues were attributable to five clients in 2001, 2002 and 2003, respectively.

Product Development and Enhancement

      viaLink initially introduced syncLink in 1997 and intends to continue to make significant investments in product development and enhancements to improve and extend its services, including enhancements to its viaLink Partner Package.

      Growth of services may require that viaLink continues to invest in its hardware platform, including additional servers, enterprise storage systems and additional backup and recovery capabilities.

      Currently, the dynamic nature of the information technology industry places significant research and development demands on businesses that desire to remain competitive. viaLink’s future success, particularly its ability to achieve widespread market adoption, depends on the success of its product development and enhancement efforts in a timely manner. There are a number of risks and challenges involved in the development of new features and technologies which, if not successfully addressed, would harm its business.

      As of June 30, 2004, viaLink’s product development, technical support and operations staff consisted of 16 full-time employees. viaLink’s product development expenses were $4.6 million in 2001, $2.1 million in 2002 and $1.8 million in 2003. viaLink believes that continued investments in product development and enhancement will be required to remain competitive.

Proprietary Rights

      viaLink’s success and ability to compete are dependent upon its ability to develop and maintain the proprietary aspects of its technology and operate without infringing on the proprietary rights of others. viaLink relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. Because the software development industry is characterized by rapid technological change, viaLink believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are very important to establishing and maintaining a technology leadership position in addition to the various legal protections available for its technology.

      viaLink also requires employee and third-party non-disclosure and confidentiality agreements. viaLink seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. viaLink cannot be certain that others will not develop technologies that are similar or superior to its technology or design around the copyrights and trade secrets owned by us. viaLink believes, however, that these measures afford only limited protection. Despite these precautions, it may be possible for unauthorized parties to copy portions of its software products, reverse engineer, or obtain and use information that viaLink regards as proprietary.

      Although viaLink is not aware of any claims that viaLink is infringing any proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us in the future. viaLink expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in its industry segment grows and the functionality of products in different industry segments overlaps. Any infringement claims against us, with or without merit, could be time consuming to defend, result in costly litigation, divert management’s attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. In the event of a successful claim of product infringement against us, should viaLink fail or be unable to either license the infringed or similar technology or develop alternative technology on a timely basis, its business, operating results and financial condition could be materially adversely affected.

      viaLink relies upon software that viaLink licenses from third parties, including software that is integrated with its internally developed software and is used in its products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to us on commercially reasonable terms. The loss of or inability to maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated and could materially adversely affect its business, operating results and financial condition.

Competition

      The business-to-business electronic commerce environment in which viaLink operates is still evolving and subject to rapid change. For example, the CPG and grocery industry is moving to an industry-wide standard approach of sharing data. In many ways, this is a more current version of the Electronic Data Interchange (EDI) approach of the last two decades. However, with the advent of newer technologies, more robust data exchange between trading partners is possible than was previously. There are new entrants to the competitive field for this piece of work, and viaLink must be capable of performing the work within this emerging environment in the manner it is being adopted. This initiative, while immature, affects its approach to sharing information throughout the industry on behalf of its customers. Currently, viaLink competes principally on the basis of the specialized nature and uniqueness of its services. viaLink believes the in-depth industry knowledge embedded in the functionality of its services, its cost-effective subscription pricing, and the accessibility of its services to all potential customers in the industry are competitive advantages for us. Additionally, viaLink believes it has the most advanced electronic commerce solutions in production today built on synchronized item, price and promotion information.

      Currently, viaLink does not know of any direct competition for its electronic commerce services other than our prospects developing their own solution. However, viaLink believes direct competition for its services will develop and increase in the future. Direct competition could develop from several potential sources, including:

•	Large, enterprise-wide software vendors, developers and integrators such as EDS, i2 Technologies, IBM, Manugistics, Oracle and SAP;

•	EDI providers such as GXS and Sterling Commerce;

•	Large business-to-business electronic commerce exchange vendors such as Ariba, CommerceOne and VerticalNet;

•	Other database vendors such as A.C. Nielsen, Information Resources and QRS;

•	Industry-led initiatives such as GDSN;

•	B2B Exchanges such as Transora, GNX and WWRE;

•	Consulting firms such as Accenture, Cap Gemini Ernst & Young, KPMG, KPMG Consulting and PricewaterhouseCoopers; and

•	Existing industry participants who may attempt to deploy their proprietary systems as industry solutions.

      These large potential competitors, if successful, may provide functionality similar to viaLink’s services. Many of its potential competitors have substantially greater resources than viaLink does. Any failure by us to achieve rapid market penetration or to successfully address the risks posed by expected competition would have a material adverse effect on its business, financial condition and operating results.

Employees

      As of June 30, 2004, viaLink had 44 full-time employees, 4 were employed in sales and marketing, 16 were employed in technical development, technical support and operations, 21 were employed in implementation, customer support and service and 3 were employed performing the roles of human resources, administration, legal, finance and accounting. None of its employees are represented by a labor union. viaLink has not experienced any work stoppages and consider its relations with its employees to be good.

BUSINESS OF PRESCIENT

General

      Prescient is a leading supplier of supply chain planning software and services to the consumer products industry. Prescient’s applications have functionality that addresses the industry’s particular concerns for retail-level forecasting, inventory replenishment, and production planning. Prescient’s solutions help companies do four things, each of which is critical to business profitability:

•	Accurately forecast and plan demand for specific products, at location and customer levels;

•	Plan and schedule production resources to cost-effectively meet demands;

•	Enable participants in the supply chain (suppliers, customers, distributors, and other third parties) to share information in a timely and actionable way, thus collaborating effectively in the forecasting and planning process; and

•	Measure the effectiveness of their supply chain operations, in terms of financial returns, customer service levels, and other company-specific ways.

      Originally founded in 1982 and known as Lucas, Bear and Associates, Inc., Prescient was renamed in 1996, after a management buyout of Lucas, Bear & Associates, Inc. led by Jane Hoffer, current president and CEO. Ms. Hoffer’s goal was to properly capitalize Prescient and to build, through organic growth and acquisition, a full supply chain planning software suite for a specific market niche, the consumer products industry.

      In 2000, Prescient acquired Proasis Ltd., a provider of Advanced Planning and Scheduling, or APS, software based in the United Kingdom. This acquisition extended Prescient’s supply planning capabilities by adding APS functionality, and added a base for United Kingdom installations. Proasis became a wholly-owned subsidiary of Prescient and changed its name to Prescient Systems, Ltd.

Industry Background

      Prescient’s primary target audience is consumer products companies that produce or procure finished goods such as food, beverage, health and beauty products, and then sell their finished goods through retail channels. Prescient considers it necessary to look at both the retail and consumer products industries together, because we believe the trends in one industry have a significant impact on the other.

      Retail is the second-largest industry in the United States both in number of establishments and number of employees. According to a 2004 retail industry profile, the US retail industry generates approximately $3.8 trillion in retail sales annually.

      Consolidation in the retail industry, resulting in one retailer alone having more than one million employees in the United States and generating more than $256 billion in annual sales in 2003, has resulted in the pressures on price, inventory levels, and compliance issues that consumer products companies feel today.

      As a result of this pressure, consumer products companies are continually seeking new ways to enhance the productivity of their enterprise business systems and processes. Prescient believes that those companies that effectively communicate, collaborate, and integrate with their suppliers, distributors, wholesalers, and retailers can realize significant competitive advantages in the form of lower costs and greater responsiveness.

      Prescient believes that historically, there has always been tension in the supplier-retailer relationship because of the tug-of-war over margins and competing goals. Companies with powerful brands tend to demand more shelf space from retailers. Powerful retailers demand ever-lower prices and strict compliance with packaging, delivery, and labeling requirements. According to industry analysts, the long-term survivors in the consumer products and retail industries will be those companies that work with their partners to best meet consumer needs.

      Prescient expects this will be accomplished through an emerging industry trend that analysts have labeled DDSN — the Demand-Driven Supply Network, alternately known as the Consumer-Driven Supply Network or Customer Focused Differentiation. Prescient’s label for this trend is retailer-centric planningSM — retailer-specific collaboration and planning programs that help suppliers meet the needs of their major trading partners.

      In this type of collaborative planning, consumer products companies must have access to point-of-sale information, as well as the ability to analyze and react rapidly to the real-time demand signals contained in the data. Prescient’s retailer-centric planningSM builds on supply chain management concepts by integrating demand data into the end-to-end supply chain network of consumers, retailers, consumer product manufacturers and distributors, and raw material suppliers.

      Prescient’s supply chain planning software enables companies to take point-of-sale data received from retailers, and turn that into usable information. Increased visibility into POS activities should give suppliers the ability to anticipate better consumer demand. Therefore, suppliers can improve their forecasting accuracy and reduce inventory while maintaining customer service levels.

      Prescient expects that in 2004, supply chain management software will experience modest growth for the first time in two years, Prescient anticipates that growth will be supported by supply chain initiatives that help companies evolve toward the Demand-Driven Supply Network model.

Strategy

      Prescient’s primary focus is in the consumer products industry, and Prescient has implemented the following business strategies to help grow its market share:

•	Target middle market companies: Prescient’s emphasis is on organizations in the $100 million to $750 million-revenue range. Prescient believes that the lower total cost of ownership and the ease of implementation associated with Prescient’s products meet the needs of mid-market organizations that find themselves competing with Fortune 500 companies — without the same level of resources.

•	Provide comprehensive solutions that address pressing business issues: In addition to Prescient’s supply chain planning software, Prescient also provides implementation services, support and maintenance, education and training, and other services designed to fulfill all software-related needs. Through retailer-centric planningSM, Prescient believes it offers retailer-specific programs that help suppliers meet the needs of their multiple retail partners. The growing number of retailers, with their varying compliance requirements, places many demands on mid-size manufacturers and distributors. Prescient believes its solutions help to address these multiple demands.

•	Build strategic alliances and partnerships: Prescient believes it has selected strategic partnerships that will enhance the attraction of Prescient’s offerings to the mid-market consumer products industry. Prescient is a Microsoft Business Solutions ISV partner, and recently announced a joint partnership with Silvon Software.

•	Alignment with key industry associations: Prescient is actively engaged in the key consumer goods industry associations, including: RILA (Retail Industry Leaders Association), where Prescient is a participant of RILA’s Supply Chain Leadership Council; VCF (Vendor Compliance Federation), an organization dedicated to facilitating compliance between suppliers and their retail partners; NACDS (National Association of Chain Drug Stores), and PLMA (Private Label Manufacturer’s Association), where Prescient follows the trends of the fastest-growing market segment, store brands.

•	Movement toward subscription-based offerings: In addition to traditional software license sales, Prescient is moving towards a subscription-based pricing model that offers more competitive pricing to smaller companies with less capital; reduces the up-front investment that might prohibit a company from investing in software; and minimizes risk by allowing quarterly adjustments to modules/users.

Prescient Solutions

Product Bundles

      Prescient comes with pre-defined bundled offerings. These bundles are packaged and priced to bring the Prescient modules together in the most commonly used configurations.

•	Enterprise Demand Planning: targeted toward a company that wishes to forecast and plan demand across the entire enterprise, integrating both internal and external inputs. These groups may include finance, marketing, operations, and sales as well as customers. Prospective users of enterprise demand planning normally want maximum flexibility in how they plan, including multiple customers, regions, and channels of distribution.

•	Distribution Planning Start Edition: targeted to smaller companies who wish to plan a simple distribution network including demand, inventory, and replenishment plans. They desire a low cost of entry and have less interest in the capabilities of a full Demand Planning application to drive the distribution plan.

•	Enterprise Distribution Planning: targeted toward a mid-sized company who wishes to plan a more complex distribution network, and therefore requires more sophistication in their demand plan.

•	Vendor Managed Inventory (VMI): targeted toward a company that has an identified trading partner wishing to initiate a VMI program with them. Due to the simplified nature of the forecasting process in VMI relationships, the VMI bundle includes only the Demand Planning Start Edition. Companies may upgrade to the full Enterprise Demand Planning suite if they so desire.

•	Key Trading Partner Collaborative Planning: targeted toward the prospective user that desires to forecast and analyze information for its one key customer. Key Trading Partner CP integrates information from the customer’s collaboration hub into a planning desktop. Whether the customer is a mega-store retailer or a regional drug store chain, the user will receive a retail roadmap specific to that customer, pre-mapped to the collaboration hub information, as part of this bundled application.

•	Line Sequencing (formerly Advanced Planning and Scheduling): Line Sequencing is a constraint-based production planning application, focused on the most pressing issue within a consumer products enterprise — the final packing lines. This product is targeted toward consumer product companies that can be multi-site and multi- user. This product can be employed enterprise wide or at a factory planning level.

Revenue Sources

      Prescient has three primary sources of revenue, which are:

•	Software license sales

•	Professional services

•	Maintenance & Support

      Prescient believes that delivery of its supply chain planning software, together with high-quality consulting and implementation, maintenance and support, enables Prescient to achieve consistently high levels of client satisfaction, strong customer references, and long-term relationships.

Software License Sales

      In 2003, approximately 37% of Prescient’s overall revenue came from the sale of software. In addition to the traditional “perpetual” license sales, Prescient also offers adaptive pricing, which allows companies to subscribe to the software on a quarterly basis. Prescient believes adaptive pricing appeals to mid-market organizations because it lowers their cost of entry and reduces their overall investment risk by allowing modules to be changed out each quarter. Additionally, client companies can change their configuration on a quarterly basis, while staying at or above the minimum contractual amount. This allows clients to adapt the software configuration to their changing business requirements.

Professional Services

      In 2003, approximately 24% of Prescient’s overall revenue came from Prescient’s Professional Services group that is charged with the post-sale implementation of Prescient’s software products, as well as business consulting. The primary objective of the Professional Services group is to ensure that Prescient’s products are integrated into its clients’ business processes as quickly and efficiently as possible. Because every business is different, each implementation is crafted to suit the unique needs of the client. Due to the open architecture of the Prescient supply chain suite, implementations are often completed in 120 days or less.

Maintenance & Support

      In 2003, approximately 39% of Prescient’s overall revenue came from maintenance and support. Prescient has consistently experienced annual license renewal rates of over 88%. Prescient offers state of the art client support, with over 63% of all incidents logged on the client Extranet since January 2004. This use of the Extranet allows more timely response and more accurate tracking of client incidents. Prescient also has a staff of support experts who are available via phone from 8:30 AM EST to 5:30 PM EST, five days a week. Clients are able to leave messages on the support hotline 24 hours a day, and each call is answered within a 24-hour time period.

Clients

      The majority of Prescient’s clients are manufacturers or distributors of consumer products, including food and beverage, consumer healthcare, household and beauty, and general merchandise.

      Prescient delivers its products and services to over 100 clients located primarily in the United States. As of December 2003, geographically, 25% of Prescient’s clients are located in the Northeast; 18% in the Midwest; 30% in the Southeast; 7% in the West; 4% in the Southwest; and 3% in the Northwest. Approximately 13% of its clients are located in the UK and are serviced through Prescient’s UK subsidiary.

Sales

      Prescient sells through both a direct sales force and channel partners, organizations that resell Prescient’s products.

      Direct: Prescient’s direct sales operations are headquartered in West Chester, Pennsylvania, and include field sales representatives in the Northeast, Midwest, Southeast, and the Southwest regions. In 2003, approximately 70% of Prescient’s license sales were sold through the direct sales force.

      Partnerships: Prescient has entered into several strategic partnerships that are anticipated to drive additional revenue for Prescient, both domestically and internationally. In 2003, approximately 30% of Prescient’s licenses sales were sold through channel partners.

•	Microsoft: To further its penetration into the mid-market sector, Prescient is a Microsoft Business Solutions ISV partner, and is working toward an integration of its supply chain planning products with Axapta, Microsoft’s mid-market enterprise resource planning (ERP) package. Prescient believes that the integration with Microsoft will extend the product suite’s capabilities to include warehousing and manufacturing functionality. According to industry analysts, the lower mid-market manufacturing sector, specifically companies with between 10 and 100 employees and $5M to $250M in revenue, is set to be the stage for a battle in 2004. These companies are either already running Microsoft, or are more likely to embrace Microsoft for their technology solutions than one of the other big ERP vendors. Since the partnership with Microsoft was announced on March 1, 2004, Prescient has been able to secure several new clients, who run their business systems on a Microsoft ERP backbone.

•	Silvon Software: Prescient announced a joint partnership with Silvon Software, Inc. on May 17, 2004, which will combine Prescient’s demand planning and forecasting solutions with Silvon’s enterprise performance management and business analytics software. Prescient anticipates that the joint solution will allow clients to have an integrated solution that combines advanced supply chain planning with performance measurement and monitoring. The two organizations already share multiple clients, including AAi.FosterGrant, Riviana Foods, and Zondervan Publishing House. In addition, Silvon’s global presence will augment Prescient’s international sales operations.

      Outbound Telemarketing: To augment the efforts of Prescient’s direct sales force, Prescient uses a third-party telemarketing organization to make outbound telephone calls to its prospect database. It is the responsibility of the telemarketing organization to make the initial introduction, probe for and identify opportunity, and then turn the lead over to the appropriate sales representative.

Marketing

      Prescient’s marketing strategy is to focus on what it believes are the main concerns of mid-size consumer products manufacturers and distributors. Prescient believes their main concerns are improving relationships with their key trading partners through better demand planning and forecasting, increasing service levels, and lowering inventory levels.

      To support this strategy, Prescient’s marketing programs include: aggressive public relations activities such as bi-monthly announcements, by-lined articles, company mentions in industry articles, and client testimonials; developing relationships with leading industry analysts; a monthly series of educational online seminars; developing a sophisticated database targeted at specific consumer products SIC codes within specific revenue ranges; monthly electronic communications to the database; targeted direct mail and electronic campaigns; and informative content on Prescient web site.

Competition

      Major Enterprise Resource Planning (ERP) Vendors: In 2003, ERP vendors made a bigger impact on the market as applications matured and their installed users sought SCM applications from them first before considering those from SCM (supply chain management) specialists such as Prescient. Vendors such as SAP and Oracle Corporation (Oracle) have emerged as SCM competitors over the years, by building out their own SCM functionality. In 2003, PeopleSoft acquired J.D. Edwards (JDE), creating an enterprise with combined SCM revenue of $250M. Prescient believes that in 2004 SAP, PeopleSoft, JDA Software, and Oracle will aggressively market their SCM applications to their installed bases and beyond.

      Mid-Market ERP Vendors: Prescient believes that mid-market ERP vendors will sell the strength of one-stop shopping and enterprise integration, rather than specific features and functionality of particular supply chain components. Mid-market ERP vendors include: JDE, Agilisys, Ross Systems, and SSA Global.

      Supply Chain Vendors: There are several competitors in the supply chain space, both on the lower end (inexpensive solution, limited functionality) and the higher end (more expensive solution, greater functionality). Regardless of which end these competitors play in, it is a very price-competitive arena: most vendors will lower their prices to get the deal. Supply-chain specific competitors include: i2 Technologies, Manugistics, Logility Incorporated, Demand Management, Demantra, and Finmatica.

Development

      All development of Prescient software products is conducted by an in-house staff that consists of development, quality assurance, technical writing and technical support. The Prescient suite has been designed to meet the needs of mid-market manufacturers and distributors. These needs include ease of initial implementation, ease of use by the average worker, and a low cost of maintenance of the application set over time.

      The Prescient suite is built on a common data model, has a common user interface, and offers an integration module that easily connects Prescient’s applications with other enterprise applications such as enterprise resource planning (ERP) or customer resource management (CRM) systems. Supported database platforms include Oracle and SQL Server. Prescient anticipates a major software release once a year, typically in January, and expects to provide service packs with enhancements throughout the year.

Proprietary Rights and Licensing

      Prescient’s success depends on its intellectual property. Prescient relies primarily on a combination of the protections provided by applicable copyright, trademark, and trade secret laws, as well as on confidentiality procedures and licensing arrangements, to establish and protect its rights in its software. Prescient enters into license agreements with each of its customers. Each of Prescient’s license agreements provides for non-exclusive license of the software. Prescient’s license agreements generally allow the use of its software solely by the customer for internal purposes without the right to sublicense or transfer the software to third parties. Prescient’s contracts also contain strict confidentiality and non-disclosure provisions, a limited warranty covering the software and indemnification for the customer from any infringement action related to Prescient’s software.

      Prescient has no patents or pending patent applications. Prescient seeks to protect its software, documentation, and other written materials under the legal provisions relating to trade secret, copyright, and contract law.

      Prescient believes that the foregoing measures afford only limited protection. Despite Prescient’s efforts, it may be possible for third parties to copy certain portions of Prescient’s products or reverse engineer or obtain and use information that Prescient regards as proprietary. In addition, the laws of certain countries do not protect Prescient’s proprietary rights to the same extent as do the laws of the United States. Accordingly, there can be no assurance that Prescient will be able to protect its proprietary software against unauthorized third-party copying or use, which could adversely affect Prescient’s competitive position. Policing unauthorized use of Prescient’s product is difficult, and while Prescient is unable to determine the extent to which piracy of its software exists, software piracy can be expected to be a problem. Furthermore, there can be no assurance that Prescient’s competitors will not independently develop technology similar to that of Prescient.

      In the future, Prescient may receive notice of claims of infringement of other parties’ proprietary rights. Although Prescient does not believe that its products infringe on the proprietary rights of third parties, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against Prescient or that any such assertions or prosecutions will not materially adversely affect Prescient’s business, operating results, or financial condition. Regardless of the validity or the successful assertion of such claims, defending against such claims could result in significant costs and diversion of resources with respect to the defense thereof, which could have a material adverse effect on Prescient’s business, operating results, or financial condition. In addition, the assertion of such infringement claims could result in injunctions preventing Prescient from distributing certain products, which could have a material adverse effect on Prescient’s business, operating results, or financial condition. If any claims or actions are asserted against Prescient, Prescient may seek to obtain a license to such intellectual property rights. There can be no assurance, however, that such a license would be available on reasonable terms, or at all.

      On April 21, 2004, Prescient sold to Ross Systems, Inc. (“Ross Systems”) a software license and object code that grants Ross Systems non-exclusive rights to copy, distribute, license and sublicense the following Prescient software products: Release 6.0 and 5.0 of Demand Planning, Inventory Planning, Replenishment Planning, Optimized Orders, Sales Forecasting, Planning Portal, Advanced Planning and Scheduling (APS), Sales and Operations Planning and ABC Analyzer. As well as Release 4.5 of the Advanced Planning and Scheduling (APS) software. This license allows Ross Systems to use these products on a worldwide basis as a component program(s) within Ross Systems software product.

      On March 30, 2001, Prescient granted to webplan, Inc. a software license and provided object code as well as system and operational documentation for the following products: Demand Planning Versions 3.0, Forecast Planning Version 3.0 and API COM Version 1.0. Additionally, webplan received one year of maintenance and service in the initial payment. On June 30, 2004, Prescient received notice that webplan no longer wished to continue maintenance and support. Prescient is not aware of any efforts by webplan to market the licensed products we sold to them; however, they have a perpetual right to the listed products above.

Employees

      As of June 30, 2004, Prescient had 23 full-time employees.

      None of Prescient’s employees is represented by a labor union. Prescient has experienced no work stoppages and believes that its employee relations are generally good. In addition, Prescient utilizes consultants, independent contractors, and temporary employees to meet its staffing needs. Prescient’s success depends to a significant extent upon its chief executive officer and a limited number of key employees none of who are parties to employment or similar agreements that would prevent them from leaving Prescient’s employment. There can be no assurance that Prescient will be successful in retaining such personnel or in attracting new qualified employees, and the failure to retain and attract such personnel could have a material adverse effect on Prescient’s business.

Properties

      Prescient leases 7,634 square feet for its headquarters in West Chester, Pennsylvania. This lease expires May 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the financial statements and related notes for the three years ended December 31, 2003 and the unaudited financial statements for the six months ended June 30, 2004. Except for the historical financial information contained herein, the matters discussed below may be considered “forward looking” statements. Please see “cautionary statement regarding forward looking statements.”

Overview

      Prescient Systems, Inc., a Pennsylvania corporation, was incorporated on November 12, 1996 for the purpose of acquiring certain assets and liabilities of Lucas, Bear & Associates, Inc. and commenced operations in December 1996. Prescient Systems, Inc. develops, markets, implements and supports supply chain-planning solutions targeted at consumer product companies. Prescient introduced its first new product in 1997. In 1998, Prescient introduced the Prescient XEi suite, introducing new versions of its core Vendor-Managed Inventory and Demand Planning applications. Prescient added supply planning capabilities in 2000 with the acquisition of Proasis Limited (renamed Prescient Systems Ltd.), a United Kingdom provider of Advanced Planning and Scheduling software. Prescient 6, Prescient’s flagship software, covers the four key areas of supply chain planning: Demand, Supply, Collaboration and Performance Measurement. Prescient 6 is a fully integrated supply chain planning suite, with architecture of a common data model and user interface across all modules to ensure rapid implementation, ease of use and low total cost of ownership.

Critical Accounting Policies and Estimates

      In 2001 the Securities and Exchange Commission (“SEC”) issued Financial Reporting Release No. 60, which requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. In addition, Financial Reporting Release No. 61 requires all companies to include a discussion to address, among other matters, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. Prescient’s significant accounting policies and methods used in the preparation of the Consolidated Financial Statements are discussed in Note 4 of the Notes to Consolidated Financial Statements. The following is a listing of Prescient’s critical accounting policies and a brief discussion of each follows:

•	Revenue recognition;

•	Allowance for doubtful accounts;

•	Stock based compensation plans;

•	Asset impairment; and

•	Income taxes.

      Revenue Recognition. Software license revenue is recognized upon shipment of the software product where no significant vendor obligations exist, the payment is fixed or determinable and collection is probable. Maintenance revenues are recognized ratably over the maintenance period, in accordance with the terms of the related agreements. When maintenance and support is included in the total contract fee, Prescient allocates a portion of the total fee to maintenance and support based upon the agreed upon price to be paid for such services using the residual method. Service revenues, including training and implementation consulting, are recognized as the services are performed, based upon the fair value of services performed.

      Allowance for Doubtful Accounts. Prescient’s allowance for doubtful accounts relates to trade accounts receivable. The allowance for doubtful accounts is an estimate prepared by management based on an assessment of the collectibility of specific accounts and the overall condition of the receivable portfolios. Prescient specifically analyzes individual customer balances in trade receivables, historical bad debts, potential customer credits, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. If the financial condition of Prescient’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Likewise, should Prescient determine that it would be able to realize more receivables in the future than previously estimated, an adjustment to the allowance would increase income for the period such determination was made. The allowance for doubtful accounts is reviewed on a quarterly basis and adjustments are recorded as deemed necessary.

      Stock Based Compensation Plans. The Company accounts for its stock based compensation plans in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations using the intrinsic value based method of accounting. If Prescient accounted for the stock-based compensation plan using the fair value based method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-based Compensation,” as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-based Compensation — Transition and Disclosure” our net loss or profit for all periods reported are restated in the footnotes to the Prescient financial statements. In computing compensation expense for issued stock options, Prescient used the weighted-average fair value on the date of the grant and expected term from company records; however the volatility was based upon the volatility of two comparable peer companies since Prescient is a private entity.

      Asset Impairment. Prescient reviews long-lived assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Prescient adopted SFAS No. 144 January 1, 2002. SFAS No. 144 requires Prescient to identify events or changes in circumstances indicating that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the long-lived assets, the carrying value is reduced to the estimated fair value as measured by the discounted cash flows. Prescient performed an analysis comparing estimated future cash flows to the carrying value of its assets at December 31, 2002 and 2003. As a result of this analysis, management has concluded that no impairment existed as of December 31, 2002 or 2003. The estimated future cash flows were based upon certain assumptions and are dependent upon future performance. If actual results differ from the estimated future cash flows, an impairment charge may be required in future periods

      Income Taxes. Prescient has a deferred tax asset primarily as a result of prior Net Operating Losses. Prescient has recorded a full valuation allowance against the deferred tax asset, as realization is not assured due to Prescient’s history of operating losses. Additionally, Prescient’s ability to utilize Net Operating Losses in future periods may be limited due to certain changes in control.

Results of Operations

Comparison of the Three Months Ended June 30, 2003 to the Three Months Ended June 30, 2004.

      Revenues. The following table sets forth, for the periods indicated, the components of revenue included in our consolidated statements of operations:

	Three Months Ended
	June 30,

	2003	2004

License fees	$215,832	$1,562,204
Maintenance	384,464	424,255
Services	299,086	241,591
Reimbursed expenses	9,592	13,643

Total revenues	$908,974	$2,241,693

      License fee revenue increased $1,346,372 or 624% from the three month period ended June 30, 2003 as compared to the same period in 2004. This increase is due mainly to a software license and object code sale to Ross Systems, Inc. (“Ross Systems”) by Prescient in 2004. Prescient recognized $1,250,000 of revenue in the second quarter of 2004 from this sale to Ross Systems. This agreement grants Ross Systems non-exclusive rights to copy, distribute, license and sublicense software on a worldwide basis as a component program within Ross Systems’ software product. The remaining license revenue increased $96,372. Prescient sold an additional license in 2004 as compared to the same period in 2003, and the average sales price of all licenses sold in 2004 was $39,026, which is above the average price of licenses sold in 2003 of $30,833. The increase in average sales price is a result of all sales in 2004 being made by the direct sales force at or near list price. Licenses sold through Prescient’s reseller channel are sold at a discount to Prescient’s list price, based on a rate negotiated between Prescient and the reseller. Prescient continues to be impacted by continued slow economic conditions in 2003 and early 2004, which have negatively impacted the global supply chain market. The result is reduced capital spending by potential new customers and the consequent delaying of large single transaction purchases. Also there is a trend for both existing customers and new potential customers to elect modular implementation rather than full software suite implementation.

      The following table summarizes our software transactions for the three months ended June 30, 2003 and 2004 (excluding the software sale to Ross Systems in 2004):

Software Transactions

	Three Months Ended
	June 30,

	2003	2004

Direct Sales Force Transactions:
Total number of transactions
Existing relationships	3	3
New relationships	0	5
Reseller Channel Transactions:	4	0

Total number of transactions	7	8
Percentage of License Revenue sold by the Direct Sale Force	22%	100%
Percentage of License Revenue sold by Reseller Channels	78%	0%

      Two of the five new licenses sold to new customers in 2004 were not sold under Prescient’s traditional perpetual license agreement, which traditionally resulted in the license revenue being recorded in the period the software is shipped. Each of these new software license sales will result in license revenue being recognized over the life of each agreement. Each of these agreements are explained in more detail below.

      In the first quarter of 2004, Prescient made available “adaptive” pricing as an alternative to its “perpetual” software license. Adaptive pricing enables a company to subscribe to Prescient’s software on a quarterly basis, rather than invest in a perpetual license. This approach is appealing to mid-market organizations because it lowers the initial investment to deploy Prescient solutions. Clients choosing adaptive pricing can change their configuration and increase or decrease their level of service for a given quarter at the start of each quarter, allowing for increased flexibility to respond to changing business requirements. The terms of the adaptive pricing agreement results in revenue being recognized ratably over each quarterly period. In June 2004 Prescient sold its first agreement of this type with revenue being recognized from July 2004.

      In March 2004, Prescient signed an Application Service Provider Agreement to provide software and hosting services to a food market retailer. Under this agreement Prescient will provide software, hosting and related services to support supplier order generation. These services began in April 2004. Prescient will recognize revenue ratably over the term of this contract. Prescient recognized $72,127 of revenue from this agreement in the quarter ended June 30, 2004 of which $28,886 is license revenue.

      Maintenance revenues increased $39,791 or 10% from $384,464 for the three month period ended June 30, 2003 to $424,255 for the same period in 2004. Maintenance revenue increased $110,431 due to a full quarter of maintenance revenues being recognized for new licenses sold in 2003, plus additional maintenance revenues for new licenses sold in 2004. This increase was offset by a decrease of $70,640 from non-renewals of maintenance contracts in 2003 and 2004. Growth of maintenance revenue depends mainly upon sales of new licenses and renewal of maintenance agreements with existing customers.

      Services revenues decreased $57,495 or 19% from $299,086 for the three month period ended June 30, 2003 to $241,591 for the same period in 2004. Services revenue are dependent upon the number, size and timing of new licenses sold and the scope of the implementation work performed for each customer. While license fee revenues in 2004 were greater than those in 2003, the scope of the related implementation work performed by Prescient’s Professional Services staff was less and some of the licenses were sold later in the quarter. Services fees are charged hourly, with rates ranging between $200 to $240 per hour.

      Reimbursed expenses are travel and living costs incurred by the professional services staff while working at a customer’s site. All expenses are invoiced at cost and there is no markup or profit.

      Cost of revenues. Costs of revenues consist mainly of personnel costs for professional services and client support functions, reimbursable travel and living costs, as well as royalty fees payable on third party software embedded in our software or resold by us. Our cost of revenues decreased from $240,449 for the three months ended June 30, 2003 to $217,969 for the same period in 2004. This decrease of $22,480 or 9% is mainly due to a reduction in third party software expense of $17,000 and a reduction in labor costs of $15,736 for professional services and client support caused by a reduction in our service and support team. Offsetting this was an increase of telecommunications expense of $8,698. Our professional services and client support team consisted of eight people at June 30, 2003 and seven people as of June 30, 2004.

      Selling and Marketing. Selling and marketing expense consists mainly of personnel costs, sales commissions, conferences, trade shows attendance and public relations programs. Selling and marketing expense decreased from $387,015 for the three month period ended June 30, 2003 to $311,081 for the same period in 2004. The decrease of $75,934 or 20% is mainly due to lower labor costs of $51,322 and lower professional fees for sales prospecting of $22,500. Prescient’s selling and marketing staff consisted of six people at June 30, 2003 and June 30, 2004.

      General & Administrative. General and administrative expense consists mainly of personnel costs, professional fees including merger related expenses and other administrative support expenses such as rent and insurance. General and administrative expense increased from $267,861 for the three month period ended June 30, 2003 to $508,496 for the same period in 2004. The increase of $240,635 or 90% is mainly due to expenses incurred in this period of $325,485 related to the proposed merger with viaLink and increased professional fees of $39,217. Offsetting this are lower labor costs of $57,545 and a reduction of the allowance for doubtful accounts of $49,582. Prescient’s General and Administrative staff was five at June 30, 2003 and two as of June 30, 2004.

      Product Development. Product development expense includes personnel costs and related expenses incurred for product development, enhancements, upgrades, quality assurance and testing. Our development expenses increased $49,234 or 38% from $128,385 for the three months ended period of June 30, 2003 to $177,619 for the same period in 2004. This increase was primarily the result of staffing costs increasing by $36,595 and consulting costs incurred of $13,000 to complete a software project for a client. The development staff included six people at June 30, 2003 and seven at June 30, 2004. Prescient is continuously working on projects to expand the functionality of our solution; however, we expect product development expenses to remain steady for the foreseeable future.

      Depreciation and Amortization. Depreciation and amortization expense decreased from $27,914 in the three month period ended June 30, 2003 to $16,321 for the same period in 2004. This decrease reflects the full depreciation of certain long-lived assets and reduced overall capital expenditures in 2004 compared to 2003.

      Interest Income. Interest income is a result of overnight investment of available cash funds and interest income on a certificate of deposit hold by Prescient. Interest income increased from $633 for the three month period ended June 30, 2003 to $887 for the same period in 2004. This increase was a result of having more cash available for overnight investing.

      Interest expense. Interest expense represents interest on a promissory note. Interest expense decreased from $959 for the three month period ended June 30, 2003 to $0 for the same period in 2004. This decrease was due to the retirement of the promissory note in 2003.

Comparison of the Six Months Ended June 30, 2003 to the Six Months Ended June 30, 2004.

      Revenues. The following table sets forth for the periods indicated the components of revenue included in our consolidated statements of operations:

	Six Months Ended June 30,

	2003	2004

License fees	$489,248	$1,763,953
Maintenance	746,675	822,133
Services	527,432	435,606
Reimbursed expenses	19,086	30,388

Total revenues	$1,782,441	$3,052,080

      License fee revenue has increased $1,274,705 or 261% from the six months ended June 30, 2003 as compared to the same period in 2004. This increase is due to a software license and object code sale to Ross Systems by Prescient in 2004. Prescient recognized $1,250,000 of revenue in the second quarter of 2004 in connection with this sale. The following table summarizes our software transactions for the six months ended June 30, 2003 and 2004 (excluding the sale to Ross Systems in 2004):

Software Transactions

	Six Months Ended
	June 30,

	2003	2004

Direct Sales Force Transactions:
Total number of transactions
Existing relationships	5	6
New relationships	1	5
Reseller Channel Transactions:	6	4

Total number of transactions	12	15
Percentage of License Revenue sold by the Direct Sale Force	46%	71%
Percentage of License Revenue sold by Reseller Channels	54%	29%

      Prescient sold three additional licenses in the six month period ended June 30, 2004 as compared to the same period in 2003 for an increase of $24,705 in 2004 as compared to 2003. The average sales price of all licenses sold in 2004 was $34,264 compared to the average price of $40,771 in 2003. The reduction in average sales price is a result of continued slow economic conditions in 2003 and early 2004, which have negatively impacted the global supply chain market. The result is reduced capital spending by potential new customers and the consequent delaying of large single transaction purchases. Also there is a trend for both existing customers and new potential customers to elect modular implementation rather than full software suite implementation.

      Two of the five new licenses sold to new customers in 2004 were not sold under Prescient’s traditional perpetual license agreement, which traditionally recorded the license revenue in the period when the software was shipped. Each of these new software license sales will result in license revenue being recognized over the life of each agreement. Each of these agreements are explained in more detail below.

      To address a trend of lower capital spending and modular implementation Prescient made available “adaptive” pricing as an alternative to its “perpetual” software. Adaptive pricing enables a company to subscribe to Prescient’s software on a quarterly basis, rather than invest in a perpetual license. This approach is appealing to mid-market organizations because it lowers the initial investment to deploy Prescient solutions. Clients choosing adaptive pricing can change their configuration and increase or decrease their level of service for a given quarter at the start of each quarter, allowing for increased flexibility to respond to changing business requirements. The terms of the adaptive pricing agreement results in revenue is being recognized ratably over each quarterly period. In June 2004 we sold our first agreement of this type, with revenue being recognized from July 2004.

      In March 2004, Prescient signed an Application Service Provider Agreement to provide software and hosting services to a food market retailer. Under this agreement Prescient is to provide software, hosting and related services to support supplier order generation. These services began on April 1, 2004. Prescient will recognize revenue ratably over the term of this contract. Prescient recognized $72,127 of revenue from this agreement during the six months ended June 30, 2004, of which $28,886 is license revenue.

      Maintenance revenues increased $75,458 or 10% from $746,675 for the six months ended June 30, 2003 to $822,133 for the same period in 2004. Maintenance revenues increased $195,825 due to a full period of maintenance revenues being recognized in 2004 for new licenses sold in 2003, plus the partial period impact of maintenance revenues recognized in 2004 for new licenses sold in 2004, offset by a decrease of $120,368 due to non-renewal of maintenance contracts in 2003 and 2004 by existing customers. Growth of maintenance revenue depends primarily upon sales of new licenses, and renewal of maintenance agreements with existing customers.

      Services revenues decreased $91,826 or 17% from $527,432 for the six months ended June 30, 2003 to $435,606 for the same period in 2004. Services revenues are dependent upon the number, size and timing of new licenses sold and the scope of the implementation work performed for each customer. While license fee revenues in 2004 were greater than those in 2003 the scope of the related implementation work performed by Prescient’s Professional Services staff was less and some of the licenses were sold at the very end of the second quarter. Services fees are charged hourly, with rates ranging between $200 to $240 per hour.

      Reimbursed expenses are travel and living costs incurred by the professional services staff while working at a customer’s site. All expenses are invoiced at cost and there is no markup or profit.

      Cost of revenues. Costs of revenues consist mainly of personnel costs associated with professional services and client support functions, reimbursable travel and living costs, as well as royalty fees payable on third party software embedded in our software or resold by us. Our cost of revenues expense decreased from $567,135 for the six months ended June 30, 2003 to $444,947 for the same period in 2004. This decrease of $122,188 or 22% is mainly due to a reduction in labor costs of $107,799 in professional services and client support and a reduction of $13,000 in third party software expense. Our professional services and client support team consisted of eight people at June 30, 2003 and seven people as of June 30, 2004.

      Selling and Marketing. Selling and marketing expense consists mainly of personnel costs, sales commissions, conferences, trade shows attendance and public relations programs. Selling and marketing expense decreased from $1,078,683 for the six month period ended June 30, 2003 to $618,551 for the same period in 2004. The decrease of $460,132 or 43% is mainly due to lower labor costs of $316,101, lower trade show expenses of $114,503, lower travel expenses of $23,197 and lower professional fees for sales prospecting of $16,918. Prescient’s selling and marketing staff consisted of six people at June 30, 2003 and June 30, 2004.

      General & Administrative. General and administrative expense consists mainly of personnel costs, professional fees including merger related expenses and other administrative support expenses such as rent and insurance. General and administrative expense increased from $607,671 for the six month period ended June 30, 2003 to $784,446 for the same period in 2004. The increase of $176,775 or 29% is mainly due to expenses incurred in this period of $370,000 related to the proposed merger with viaLink. Offsetting this somewhat is lower labor costs of $153,770 and a reduction of the allowance for doubtful accounts of $49,582. Prescient’s General and Administrative staff was five at June 30, 2003 and two as of June 30, 2004.

      Product Development. Product development expense includes personnel costs and related expenses incurred for product development, enhancements, upgrades, quality assurance and testing. Our development expenses increased from $294,317 for the six months ended June 30, 2003 to $343,507 for the same period in 2004, This increase of $49,190 or 17% , was primarily the result of staff increases for labor costs of professional services and client support staffs of $34,371 and consulting costs of $13,000 to assist in completing a software project for a customer. The development staff was six people at June 30, 2003 and seven at June 30, 2004.

Prescient is continuously working on projects to expand the functionality of our solution, and we expect product development expenses to remain steady for the foreseeable future.

      Depreciation and Amortization. Depreciation and amortization expense decreased from $65,275 for the six months ended 2003 to $30,762 for the same period in 2004. This decrease reflects the complete depreciation of certain long-lived assets and declining capital expenditures in 2004 compared to 2003.

      Interest Income. Interest income is a result of overnight investment of available cash funds and interest income on a certificate of deposit Prescient holds. Interest income decreased from $1,796 for the six months ended June 30, 2003 to $1,202 for the same period in 2004. This decrease was a result of having reduced the certificate of deposit from $175,000 to $75,000.

      Interest expense. Interest expense represents interest payments on a promissory note. Our net interest expense decreased from $2,130 for the six months ended in 2003 to $0 for the same period in 2004. This decrease was due to the retirement of the promissory note in 2003.

Comparison of Fiscal Years 2002 to 2003

      Revenues. The following table sets forth for the periods indicated the components of revenue included in our consolidated statements of operations:

	Years Ended December 31,

	2002	2003

License fees	$2,967,901	$1,415,988
Maintenance	1,382,293	1,510,324
Services	1,452,516	904,775
Reimbursed expenses	29,056	45,139

Total revenues	$5,831,766	$3,876,226

      License fee revenues decreased $1,551,913 or 52% from the year ended December 31, 2002 compared to the year ended December 31, 2003. Approximately $1,090,375 or 70% of the decrease was due to the fact that fewer licenses were sold in 2003 than in 2002. The average price per license was down in 2003 as compared to 2002. Average license price in 2003 was $67,428 and in 2002 average license price was $96,399. This decrease is a result of continued slow economic conditions, which negatively impact the global supply chain market. Prescient’s experience throughout 2003 was that the software purchasing decision-making process took significantly longer, or used a modular approach to implement systems rather than opting for a full software suite implementation. The remaining decrease year over year was due to $461,538 in license sales being recognized in 2002 for a Software and Source Code License Agreement with webplan, Inc. This agreement granted webplan non-exclusive rights to copy distribute, license and sublicense our software on a worldwide basis as a component program within webplan’s software product. This agreement required various deliverables of software over 2001 and 2002; therefore revenues relating to this arrangement were recognized over 13 months starting in June 2001.

      The following table summarizes our software transactions for the years ended December 31, 2002 and December 31, 2003 (excluding the software sale to webplan, Inc recorded in 2001 and 2002):

Software Transactions

	Years Ended
	December 31,

	2002	2003

Direct Sales Force Transactions:
Total number of transactions Existing relationships	10	7
New relationships	12	5
Reseller Channel Transactions:	4	9

Total number of transactions	26	21
Percentage of License Revenue sold by the Direct Sale Force	94%	71%
Percentage of License Revenue sold by Reseller Channels	6%	29%

      Maintenance revenues increased $128,031 or 9% from $1,382,293 for the year ended December 31, 2002 to $1,510,324 for the year ended December 31, 2003. Maintenance revenue increased $415,075 due to a full year of maintenance revenue recognized in 2003 for new licenses sold in 2002, combined with the partial year maintenance revenue recognized in 2003 for new licenses sold in 2003, offset, however, by a decrease of $287,044 due to non-renewal of maintenance contracts in 2002 and 2003 by existing customers. Maintenance revenue growth depends upon sales of new licenses and renewal of maintenance agreements for existing customers. During 2002 and 2003 maintenance agreements were priced as an annual fee of 18% of the then current list price of the license configuration the customer had installed.

      Services revenues decreased $547,741 or 38% from $1,452,516 for the year ended December 31, 2002 to $904,775 for the year ended December 31, 2003. Services revenue are dependent upon the number, size and timing of new licenses sold and the scope of the implementation work performed for each customer. This decrease was due to the direct sales force selling fewer new licenses in 2003 than 2002. This smaller number of new licenses sold in 2003 compared to 2002 resulted in less professional services being required in 2003 to complete the software installations. Professional services fees are charged hourly with rates ranging between $200 to $240 per hour.

      Reimbursed expenses are travel and living costs incurred by the professional services staff while working at a customer’s site. All expenses are invoiced at cost and there is no markup or profit.

      Cost of revenues. Cost of revenues are mainly personnel costs associated with the professional services and client support functions, reimbursable travel and living costs, as well as royalty fees payable on third party software embedded in our software, or resold by us. Cost of revenues expense decreased from $1,320,024 in the year ended December 31, 2002 to $1,017,995 in the year ended December 31, 2003. This decrease of $302,029 or 23% was due primarily to reduced personnel costs for client support services and professional services of $217,422, lower third party software costs of $39,100 and lower recruiting expense of $24,270. Our combined client support services and professional services team consisted of twelve and seven people at December 31, 2002 and December 31, 2003, respectively.

      Selling and Marketing. Selling and marketing expense consists mainly of personnel costs, sales commissions, conferences, trade shows attendance and public relations programs. Selling and marketing expense decreased from $2,173,336 in the year ended December 31, 2002 to $1,774,081 in the year ended December 31, 2003. The decrease of $399,255 or 18% is mainly due to lower labor costs of $427,255, and lower marketing support expenses of $50,716. Offsetting this somewhat are higher travel expenses of $38,523 and higher professional fees of $32,788 incurred to assist in identifying potential sales leads. Prescient’s Selling and Market staff consisted of ten people at December 31, 2002 and five people as of December 31, 2003.

      General & Administrative. General and administrative expense consists mainly of personnel costs, professional fees and other administrative support expenses such as rent and insurance. General and administrative expense decreased from $1,255,569 in the year ended December 31, 2002 to $1,087,798 in the year ended December 31, 2003. The decrease of $167,771 or 14% is mainly due to lower labor costs of $190,854 and lower professional fees of $13,304, offset primarily by a $40,000 reduction of the allowance for doubtful accounts in 2002. Prescient’s General and Administrative staff was five at December 31, 2002 and two as of December 31, 2003.

      Product Development. Product development expense includes personnel costs and related expenses incurred for product development, enhancements, upgrades, quality assurance and testing. Prescient’s product development expenses decreased from $644,045 in the year ended December 31, 2002 to $586,512 in the year ended December 31, 2003. This decrease of $57,533 or 9% was due to lower personnel costs of $38,011 and lower recruiting fees of $13,580. Prescient’s development team consisted of eight and seven people at December 31, 2002 and 2003, respectively. Prescient is continuously working on projects to expand the functionality of its services and we expect these expenses to remain steady for the foreseeable future.

      Depreciation and Amortization. Depreciation and amortization expense increased from $89,414 in the year ended December 31, 2002 to $101,598 in the year ended December 31, 2003. This increase reflected the full year amortization of capital expenditures made in 2002. Capital expenditures in 2001, 2002 and 2003 were $33,077, $138,911 and $20,697, respectively.

      Interest Income. Interest income is a result of overnight investment of available cash funds and interest income on a certificate of deposit held by Prescient. Interest income decreased from $9,273 in the year ended December 31, 2002 to $2,489 in year ended December 31, 2003. This decrease was a result of having less cash available for overnight investing.

      Interest expense. Interest expense represents interest on promissory notes and non-cash interest expenses for warrants. Our net interest expense decreased from $257,990 in 2002 to $2,999 in 2003. This decrease was primarily due to the conversion of a promissory note to the Series C preferred stock in July of 2002.

Comparison of 2001 to 2002

      Revenues. The following table sets forth for the periods indicated the components of revenue included in our consolidated statements of operations:

	Years Ended December 31,

	2001	2002

License fees	$1,435,747	$2,967,901
Maintenance	1,102,323	1,382,293
Services	892,298	1,452,516
Reimbursed expenses	61,479	29,056

Total revenues	$3,491,847	$5,831,766

      License fee revenues increased $1,532,154 or 107% from the year ended December 31, 2001 to the year ended December 31,2002. This increase was due to selling more licenses in 2002 then in 2001. In addition, license sales in 2002 had a higher average price per license sold than in 2001. The average sales price per license was $96,399 as compared to $52,782 in 2002. Overall sales in 2002 to end-users increased $1,609,077 as compared to 2001. Offsetting the increase in revenue from new license sales was a reduction in 2002 of $76,923 when comparing 2001 revenue recognized from the webplan, Inc. Software and Source Code License Agreement. In 2002, Prescient recognized $461,538 in license revenue from the transaction with webplan, Inc. compared to $538,462 in 2001. This agreement granted webplan non-exclusive rights to copy distribute, license and sublicense the software on a worldwide basis as a component program within webplan’s software product. This agreement required various deliverables of software over 2001 and 2002; therefore this transaction was recognized over 13 months starting in June 2001. The following table summarizes our software transactions for the years ended December 31, 2001 and December 31, 2002 excluding the sale to webplan recorded in both 2001 and 2002:

Software Transactions

	Years Ended
	December 31,

	2001	2002

Direct Sales Force Transactions:
Total number of transactions
Existing relationships	8	10
New relationships	7	12
Reseller Channel Transactions:	2	4

Total number of transactions	17	26
Percentage of License Revenue sold by the Direct Sale Force	89%	94%
Percentage of License Revenue sold by Reseller Channels	11%	6%

      Maintenance revenues increased $279,970 or 25% from $1,102,323 for the year ended December 31, 2001 to $1,382,293 for the year ended December 31, 2002. Maintenance revenue increased $531,503 due to a full year of maintenance revenue recognized in 2002 for new licenses sold in 2001, plus the partial year maintenance revenue recognized in 2002 for new licenses sold in 2002, offset, however, by a decrease of $251,533 due to non-renewals of maintenance contracts in 2001 and 2002 by existing customers. Growth of maintenance revenue depends upon sales of new licenses and renewal of maintenance agreements for existing customers. During 2001 and 2002 maintenance agreements were priced as an annual fee of 18% of the then current list price of the license configuration the customer had installed.

      Services revenues increased $560,218 or 63% from $892,298 for the year ended December 31, 2001 to $1,452,516 for the year ended December 31, 2002. Services revenue are dependent upon the number, size and timing of new licenses sold and the scope of the implementation work performed for each customer. This increase was due to the direct sales force selling more new licenses in 2002 than 2001. This larger number of new licenses sold in 2002 compared to 2001 resulted in more professional services being required in 2002 to complete the software installations. Professional services fees were charged hourly with rates ranging between $200 to $240 per hour.

      Reimbursed expenses are travel and living costs incurred by the professional services staff while working at a customer’s site. All expenses are invoiced at cost and there is no markup or profit.

      Cost of revenues. Cost of revenues consist mainly of personnel costs associated with the professional services and client support functions, reimbursable travel and living costs, as well as royalty fees payable on third party software embedded in our software, or resold by us. Cost of revenues expense increased from $1,165,864 in year ended December 31, 2001 to $1,320,024 in year ended December 31, 2002. This increase of $154,160 or 13% was due mainly to increases in personnel expenses and to costs of third party licenses included in our new software license sales. Our combined client support services and professional services team consisted of seven and twelve people at December 31, 2001 and December 31, 2002, respectively.

      Selling and Marketing. Selling and marketing expense consists mainly of personnel costs, sales commissions, conferences, trade shows attendance and public relations programs. Selling and marketing expense increased from $1,646,958 in the year ended December 31, 2001 to $2,173,336 in the year ended December 31, 2002. The increase of $526,378 or 32% is mainly due to higher labor costs of $236,917, higher public relations expenses of $149,826 due to Prescient engaging a public relations consulting firm for the first time in 2002, higher professional fees of $61,789, higher trade show expenses of $57,574 and higher membership fees in various industry associations of $23,270. Prescient’s Selling and Market staff consisted of nine people at December 31, 2001 and ten as of December 31, 2002.

      General & Administrative. General and administrative expense consists mainly of personnel costs, professional fees and other administrative support expenses such as rent and insurance. General and administrative expense increased from $1,005,408 in the year ended December 31, 2001 to $1,255,569 in the year ended December 31, 2002. The increase of $250,161 or 25% is mainly due to higher labor costs of $227,063, higher professional and other fees of $42,615, higher insurance expense of $21,322. Offsetting this somewhat is a reduction for doubtful accounts of $40,000 in 2002. Prescient’s General and Administrative staff was four at December 31, 2001 and five as of December 31, 2002.

      Product Development. Product development expense includes personnel costs and related expenses incurred for product development, enhancements, upgrades, quality assurance and testing. Prescient’s product development expenses decreased from $675,353 in the year ended December 31, 2001 to $644,045 in the year ended December 31, 2002. This decrease of $31,308 or 5% was due to lower personnel expenses. Prescient’s development team consisted of seven and eight people at December 31, 2001 and December 31, 2002, respectively. We are continuously undertaking various projects to expand the functionality of our services and we expect the continuance of these expenses for the foreseeable future.

      Depreciation and Amortization. Depreciation and amortization expense decreased from $516,284 in the year ended December 31, 2001 to $89,414 in the year ended December 31, 2002. This decrease reflected the discontinuation of amortization of goodwill upon the adoption of SFAS No. 142 on January 2002.

      Interest Income. Interest income is a result of overnight investment of available funds and interest income on a certificate of deposit held by Prescient. Interest income decreased from $14,808 in the year ended December 31, 2002 to $9,273 in the year ended December 31, 2003. This decrease was a result of having less cash available for overnight investing.

      Interest expense. Interest expense represents interest on promissory notes and non-cash interest expenses for warrants. Our interest expense decreased from $516,381 in the year ended December 31, 2001 to $257,990 in the year ended December 31, 2002. This decrease was due to a reduction in non-cash warrant interest expense.

Liquidity and Capital Resources

      Our principal potential sources of liquidity are cash on hand, cash generated from operations and cash provided from financing activities. As of June 30, 2004, we had cash and cash equivalents of $1,278,151. Cash increased $1,022,992 as compared to the cash balance as of December 31, 2003 due mainly to the collection of $1,250,000 from the Ross Systems transaction. Management believes that the cash on hand is adequate to support operations over the next year. The most significant expenses will be merger related costs including legal and accounting fees. Prescient does not anticipate incurring capital expenditures above our historical trend and it is anticipated that Prescient will not need to borrow any funds throughout 2004.

      In February 2005, the Series A, B and C mandatorily redeemable convertible preferred stock becomes due for redemption. Prescient expects to begin discussions with the holders of such preferred stock with respect to the extension of such redemption date beyond 2006. In the event the proposed merger with viaLink is not completed, Prescient plans request an extension of the redemption dates beyond 2006. Prescient has not had any discussions regarding the extension of the redemption dates. Prescient cannot give any assurances that redemption extensions would be granted, nor can we project what if any additional concessions may be required to affect an extension. Alternative funding sources to satisfy the obligations in the event of redemption in 2005 are not being pursued at the present time.

      During the six months ended June 30, 2004, net cash provided by operating activities generated $1,090,662 reflecting a net profit of $831,069. Cash used in operating activities reflects increased accounts payable and accrued expenses of $191,148 resulting from higher merger related costs and an increase in deferred revenue of $112,220 due to timing of renewals. Offsetting this was higher accounts receivable of $147,999. Day’s sales outstanding at June 30, 2004 were 64 days, representing an increase of 13 days from

December 31, 2003. This increase was due to slower payments of license revenues from new customers and existing resellers.

      During the year ended December 31, 2003, Prescient used $320,756 in operating activities reflecting a net loss of $692,268. Cash used in operating activities also reflects $101,598 of depreciation and amortization, and a $414,132 decrease in accounts receivable. Days sales outstanding was 51 days at December 31, 2003, which is a 36 day reduction as compared to the days sales outstanding as of December 31, 2002. Additionally, cash used in operating activities includes a decrease of $230,882 in accounts payable and accrued expenses. The improvement in collection of accounts receivable was due to Prescient performing more timely follow up on outstanding open account receivable balances. These improved collections also allowed Prescient to reduce outstanding payables.

      During 2002, Prescient used $395,940 in operating activities reflecting net income of $100,661. Cash used in operating activities also reflects $89,414 of depreciation and amortization, a $40,000 change in provision for doubtful accounts, $83,217 amortization of discount on subordinated promissory notes, and $629,232 in cash used in working capital changes. Of the working capital change, accounts receivable increased $701,692 as days sales outstanding at December 31, 2002 was 87 days which was is an increase of 61 days from the days sales outstanding as of December 31, 2001. Slow payment from some customers and poor follow up on open balances resulted in a significant increase in accounts receivable at December 31, 2002.

      During 2001, Prescient used $258,402 in operating activities reflecting a net loss of $2,019,593. Cash used in operating activities also reflects, $516,284 of depreciation and amortization, a $12,923 change in the provision for doubtful accounts, $1,580 amortization of deferred compensation, $423,019 amortization of discount on subordinated promissory notes and $833,231 in cash provided by working capital changes.

      During the six months ended June 30, 2004, Prescient used approximately $74,114 in investing activities reflecting capital expenditures of $32,740 and royalty payments to Lucas Bear of $41,144. Royalty payments are a component of the purchase agreement entered into with Lucas Bear in 1996. The royalty payments continue until December 31, 2005. Capital expenditures were for normal replacement of assets.

      During 2003, Prescient generated approximately $20,823 in investing activities reflecting capital expenditures of $20,697 and royalty payments to Lucas Bear of $59,892. Offset by a reduction of a certificate of deposit of $101,412, which is required to support a letter of credit on our facility lease. Both capital expenditures and royalty payments included no unusual transactions.

      During 2002, Prescient used approximately $420,282 in investing activities reflecting the funding of a certificate of deposit which is collateral for a letter of credit on the Prescient facility totaling $176,900, capital expenditures of $138,811 and royalty payments to Lucas Bear of $104,571. The capital expenditures in the year were to expand and replace computer equipment and purchase a new phone system for Prescient’s headquarters. Royalty payments were higher than other periods as a result of higher revenues for products subject to the royalty payments.

      During 2001, we used approximately $97,014 in investing activities reflecting capital expenditures of $33,077 and royalty payments to Lucas Bear of $63,937.

      During the six months ended June 30, 2004, there was no activity in financing activities.

      During 2003, we used $100,001 in financing activities reflecting payments on long-term debt. In 2003, Prescient retired this debt.

      During 2002, financing activities provided net cash of $653,316 reflecting $719,982 in net proceeds from the issuance of Series C preferred stock, which was partially offset by $66,666 of long-term debt repayments.

      During 2001, financing activities provided net cash of $1,032,494, reflecting $1,083,334 of net proceeds from the issuance of subordinated promissory notes; $1,500 of proceeds from the exercise of common stock options; $33,333 of repayments of long-term debt; and $19,007 of repayments on capital lease obligations.

      Prescient leases office space under an operating lease. The term expires in 2005 and includes an option to renew. Future minimum lease payments under non-cancelable operating leases at December 31, 2003 and June 30, 2004 are:

December 31, 2003
Operating Leases

2004	$189,870
2005	79,775
Thereafter	—

Future minimum lease payments	$269,645

June 30, 2004
Operating Leases

2004	$95,730
2005	79,775
Thereafter	—

Future minimum lease payments	$175,505

Recently Issued Accounting Pronouncements

      In December 2003, the Financial Accounting Standards Board (“FASB”) revised FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. This interpretation requires variable interest entities to be consolidated or deconsolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. It explains how to identify variable interest entities and how an enterprise assesses its interest in a variable interest entity to decide whether to consolidate that entity. As we do not hold any interest in variable interest entities, the adoption of FIN 46 has no impact on our consolidated financial statements.

      In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,(“SFAS 150”). SFAS 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS 150 represents a significant change in practice in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments and certain equity derivatives. SFAS 150 requires instruments that embody an unconditional obligation to be recorded as liabilities; however, our mandatorily redeemable convertible preferred stock is convertible and therefore does not carry an unconditional obligation requiring us to redeem the instrument. Therefore, the adoption of SFAS 150 has no impact on our consolidated financial statements.

THE VIALINK ANNUAL MEETING

Date, Time and Place

      The annual meeting of viaLink stockholders will be held at The Westin Galleria Hotel, 13340 Dallas Parkway, Dallas, Texas 75240 on October      , 2004 at 10:00 a.m., local time.

Purpose of the viaLink Annual Meeting

      At the viaLink annual meeting, stockholders will be asked to:

1. approve the merger agreement and the related merger; a vote to approve the merger shall also be deemed to be a vote cast to approve (a) the issuance of viaLink common stock, Series E preferred, Series F preferred stock and common stock warrants to be issued as merger consideration, (b) the amendment to viaLink’s certificate of incorporation for purposes of changing its name to “Prescient Applied Intelligence, Inc.,” (c) the contribution of viaLink’s assets and liabilities to a wholly-owned subsidiary of the combined company to be formed after the merger and (d) the appointment of a new board of directors, as described in the enclosed proxy statement/ prospectus;

2. elect three directors, each for a term of three years expiring in 2007, or upon the earlier effectiveness of the merger;

3. ratify the appointment of KPMG LLP as viaLink’s independent registered public accounting firm for the current fiscal year;

4. vote upon an adjournment of the viaLink annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals; and

5. transact any other business that may properly be brought before the viaLink annual meeting or any adjournments or postponements thereof.

viaLink Record Date; Stock Entitled to Vote

      Only viaLink stockholders of record at the close of business on September 1, 2004, the viaLink record date for the viaLink annual meeting, will be entitled to notice of, and to vote at, the viaLink annual meeting or any adjournments or postponements thereof.

      On the viaLink record date, there were a total of 9,962,539 shares of viaLink common stock outstanding and entitled to vote at the viaLink annual meeting. viaLink stockholders will have one vote for each share of viaLink common stock that they owned on the viaLink record date, exercisable in person or through the Internet or by telephone or by properly executed and delivered proxy with respect to the viaLink annual meeting.

Quorum

      The holders of shares having a majority of the voting power of the common stock of viaLink issued and outstanding and entitled to vote thereat must be present or represented by proxy to constitute a quorum for the transaction of business at the annual meeting. All shares of viaLink common stock represented at the viaLink annual meeting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters for consideration at the viaLink annual meeting.

Required Vote

Required Vote for Proposal 1

      The approval of the merger agreement and the merger, including the related approvals of (a) the issuance of viaLink common stock, Series E preferred, Series F preferred stock and common stock warrants to be issued as merger consideration, (b) the amendment to viaLink’s certificate of incorporation for purposes of changing its name to “Prescient Applied Intelligence, Inc.” and (c) the appointment of a new board of directors, as described in the enclosed proxy statement/ prospectus issuance of viaLink common stock to Prescient stockholders, each of which is necessary to effect the merger, requires approval by a majority of votes cast on the proposal, provided that the total vote cast represents over 50% in interest of all securities entitled to vote thereon.

      Holders of viaLink’s Series D preferred stock, which is viaLink’s only outstanding class of preferred stock, do not have the right to vote on the proposals to be considered at the annual meeting, however, if those holders convert their shares into shares of viaLink common stock prior to the record date, then those shares may be voted at the annual meeting.

Required Vote for Proposal 2

      Directors will be elected by a plurality of the votes cast in the election of directors at the viaLink annual meeting.

Required Vote for Proposals 3 and 4

      The affirmative vote of a majority of the votes cast at the viaLink annual meeting by the holders of shares of common stock present or represented by proxy and entitled to vote thereon is required (a) to ratify the appointment of KPMG LLP as the independent registered public accounting firm of viaLink for the current fiscal year; and (b) to approve the proposal to adjourn the annual meeting, if necessary, for the purpose of soliciting additional proxies.

Abstentions

      If you are a viaLink stockholder and vote to abstain, it will have no effect on the proposal to approve the issuance of shares of viaLink common stock in the merger (provided that the total vote cast represents over 50% in interest of all securities entitled to vote thereon), and it will have no effect on any of the other proposals being voted upon by viaLink stockholders at the viaLink annual meeting.

Voting by viaLink Directors and Executive Officers

      On September 1, 2004, directors and executive officers of viaLink and their affiliates owned and were entitled to vote 266,038 shares of viaLink common stock, or approximately 2.7% of the shares of viaLink common stock outstanding on that date.

Voting of Proxies

      A proxy card is enclosed for your use. viaLink requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of viaLink common stock represented by it will be voted at the viaLink annual meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

      If a proxy is returned without an indication as to how the shares of viaLink common stock represented are to be voted with regard to a particular proposal, the viaLink common stock represented by the proxy will be voted in favor of each such proposal. A proxy may confer discretionary authority to vote with respect to any matter presented at the viaLink annual meeting, except as set forth in the proxy and except for matters proposed by a stockholder who notifies viaLink not later than the close of business on the tenth day following the day on which the Notice of Annual Meeting of Stockholders was mailed. At the date hereof, management has no knowledge of any business that will be presented for consideration at the annual meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the annual meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

      Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the viaLink annual meeting in person.

Shares Held in Street Name

      If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to viaLink or by voting in person at the viaLink annual meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of viaLink common stock on behalf of their customers may not give a proxy to viaLink to vote those shares without specific instructions from their customers, with regard to Proposals 1 and 4.

      If you are a viaLink stockholder and you do not instruct your broker on how to vote your shares:

•	your broker may vote your shares without your instruction on (a) the election of viaLink directors and (b) the proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of viaLink for the current fiscal year; and

•	your broker may not vote your shares on (a) the proposal to approve the issuance of shares of viaLink common stock in the merger and (b) the proposal to adjourn the viaLink annual meeting, if necessary, to solicit additional proxies. Broker non-votes will have no effect on the proposal to approve the issuance of shares of viaLink common stock in the merger, or on the proposal to adjourn the viaLink annual meeting, if necessary, to solicit additional proxies.

Revocability of Proxies

      You have the power to revoke your proxy at any time before your proxy is voted at the viaLink annual meeting. You can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend the viaLink annual meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to viaLink’s Assistant Secretary at 13155 Noel Road, Suite 300, Dallas, Texas 75240, no later than the beginning of the viaLink annual meeting.

Solicitation of Proxies

      In accordance with the merger agreement, the cost of proxy solicitation for the viaLink annual meeting will be borne by viaLink. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of viaLink, without additional remuneration, by personal interview, telephone, facsimile or otherwise. viaLink will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on September 1, 2004 and will provide customary reimbursement to such firms for the cost of forwarding these materials. viaLink has retained [                    ] to assist in its solicitation of proxies and has agreed to pay them approximately $[          ], plus reasonable expenses, for these services.

PROPOSAL 1.

THE MERGER AGREEMENT AND THE MERGER

      Approval of the merger and the merger agreement by the stockholders of viaLink is required under the terms of the merger agreement and is a condition to completion of the merger. As and for the reasons described in this proxy statement/ prospectus, the viaLink board of directors has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and has determined that the merger is fair to and in the best interests of viaLink and its stockholders. Accordingly, the viaLink board unanimously recommends that viaLink stockholders approve and adopt the merger agreement and the merger. Approval of the merger and the merger agreement requires the affirmative vote of a majority of all the votes entitled to be cast on the merger agreement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 1.

      viaLink is asking you to approve the issuance of viaLink common stock to Prescient stockholders in the merger and the amendment to the certificate of incorporation to change its name to “Prescient Applied Intelligence, Inc.”, and the approval of the new board of directors described under “The Merger.” The issuance of viaLink common stock to Prescient stockholders, which is necessary to effect the merger, requires approval by a majority of votes cast on the proposal, provided that the total vote cast represents over 50% in interest of all securities entitled to vote thereon.

PROPOSAL 2.

ELECTION OF DIRECTORS

      Three directors are to be elected at the viaLink annual meeting. The board of directors of viaLink consists of Warren D. Jones, Brian M. Carter, Patrick L. Kiernan, Robert I. Noe, Jimmy M. Wright and Jerry W. Walker.

      The certificate of incorporation of viaLink, which is referred to as the certificate of incorporation, and the bylaws of viaLink provide that the board of directors shall be divided into three classes and shall consist of not less than one member, and that upon any change in the number of members, any newly created directorships or eliminated directorships shall be apportioned among the classes so as to make them as nearly equal in number as practicable. Upon recommendation of the Nominating and Corporate Governance Committee, the board of directors has nominated for election as directors at the viaLink annual meeting Mr. Jones, Mr. Carter and Mr. Kiernan, each of whom is currently a director whose term expires at the annual meeting. If elected, the nominees will serve for a three-year term expiring in 2007; provided, however, that if Proposal 1 is approved and the merger is completed, then there will be a new board of directors and the terms of the nominees will terminate. Management does not contemplate that the nominees will be unable to stand for election at the annual meeting, but in that event, in place of such nominee, proxies solicited hereby will be voted for the election of such other person as may be recommended by the board of directors upon recommendation of the Nominating and Corporate Governance Committee.

      The affirmative vote of a plurality of the votes cast is required to elect a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2.

      Information about the nominees for election as directors and incumbent directors, including biographical and employment information, is set forth below.

      Nominees for Class I Directors for Term Ending Upon the 2007 Annual Meeting of Stockholders

      Warren D. Jones, 61, has served as a member of viaLink’s board of directors since December 1999 and as interim chief executive officer from September 2001 until August 2002. He is currently the chairman of the compensation committee of the board of directors. Prior to his retirement, Mr. Jones spent 31 years at

PricewaterhouseCoopers LLP where he served as managing partner in New Orleans and Pittsburgh, and most recently was responsible for risk management and compliance for the firm’s Southwest region technology, telecommunications and entertainment clients. Mr. Jones is a financial expert for purposes of service on the audit committee of the board of directors but does not serve on that committee due to his recent service as interim chief executive officer.

      Brian M. Carter, 35, has served as a member of the board of directors since his appointment by the board of directors on December 23, 2003, Mr. Carter also serves as the Vice President and Chief Financial Officer. From November 2000 until January 2002 he was Vice President of Finance, and from June 1999 to November 2000 he was Controller of viaLink. From January 1991 through June 1999 he held various positions with Deloitte & Touche LLP, most recently as Senior Manager.

      Patrick L. Kiernan, 59, has served as a member of the board of directors since his appointment by the board of directors on January 23, 2004. Mr. Kiernan is currently president of Day/ Kiernan & Associates, a consulting group focusing on strategic and emerging issues with an emphasis on consumer future forces, e.Commerce, customized education programs and trade policy development where he has served since 1998. Prior to 1998 he served as a senior vice-president of the Grocery Manufacturers of America. Mr. Kiernan currently is a contributing editor writing for Grocery Headquarters Magazine, serves on the staff of Saint Joseph’s University Center for Food Marketing, The Council of Logistics Management Research Strategies Committee and is a research affiliate with the Institute for the Future in Menlo Park, California.

Continuing Class II Directors for Term Ending Upon the 2006 Annual Meeting of Stockholders

      Robert I. Noe, 52, has served as the chairman of the board of directors since his appointment on December 23, 2003. He has served as a member of the board of directors since his appointment by the board of directors on January 24, 2003, when he was also appointed as the chief executive officer. From April 1999 until January 2003, Mr. Noe served in various executive roles for viaLink, most recently as president of CPG and retail. Prior to April 1999, Mr. Noe served as the Vice President of Industry Solutions and in other management positions at Electronic Data Systems (or EDS), a publicly traded professional services company.

Continuing Class III Directors for Term Ending Upon the 2005 Annual Meeting of Stockholders

      Jimmy M. Wright, 50, has served as a member of the board of directors since February 1998. He is a member of the audit committee of the board of directors. Mr. Wright is currently the Managing Partner with Diversified Retail Solutions, L.L.C., a supply chain consulting business, where he has served since February 1998. From July 1998 to September 1999, Mr. Wright served as the Chief Logistics Officer of Amazon.com, Inc., a publicly traded Web-based retailer. In January 1998, Mr. Wright retired as Vice President of Distribution for Wal-Mart Stores, Inc. During his 13-year tenure at Wal-Mart, he was involved in all facets of strategic planning, including supply chain management, personnel, site selection and building design.

      Jerry W. Walker, 67, has served as a member of the board of directors and as the chairman of the audit committee of the board of directors since his appointment by the board of directors in October 2001. Prior thereto, Mr. Walker retired in 1996 after 34 years at Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP), where he completed his career as the Managing Partner of the Dallas Office and Southwest Cluster (Region) from 1979 to 1996. Mr. Walker is a financial expert for purposes of service on the audit committee of the board of directors.

Board Committees and Meetings

      Audit Committee. viaLink has a standing audit committee that makes recommendations to the board regarding the selection of independent registered public accounting firm, reviews the results and scope of audits and other accounting-related services and reviews and evaluates the internal control functions. The audit committee is currently comprised entirely of independent directors, as defined by Section 301(3) of the Sarbanes-Oxley Act of 2002 and related SEC Rules, and the chairman of the audit committee, Mr. Walker, is a financial expert (see biographical data, above). The members of the audit committee until December 2003 were Ms. Sue A. Hale, a former director of viaLink, and Messrs. Walker and Wright, the audit committee is currently comprised of Messrs. Walker and Wright.

      Compensation Committee. viaLink has a standing compensation committee that reviews and makes recommendations to the board concerning salaries and incentive compensation for its officers and employees. The compensation committee also administers its 1999 Stock Option/ Stock Issuance Plan, its 1999 Employee Stock Purchase Plan, and other employee incentive plans. The members of the compensation committee were Ms. Hale and Messrs. Baker and Wright until December 2003 and are currently Messrs. Jones, Wright and Walker. Ms. Hale served as the chairwoman of the compensation committee until December 2003, Mr. Jones is the current chairman of the compensation committee.

      Nominating Committee. viaLink’s Nominating Committee is comprised of the non-management members of its board of directors. The Nominating Committee is responsible for the recommendation of the criteria for selection of board members and assisting the board in identifying candidates.

      The Nominating Committee reviews the qualifications of all persons recommended by stockholders as nominees to the board of directors to determine whether the recommended nominees will make good candidates for consideration for membership on the board. The Nominating Committee has not established specific minimum qualifications for recommended nominees. However, as a matter of practice, the Nominating Committee does evaluate recommended nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience, and their ability to represent and act on behalf of all stockholders, as well as the needs of the board of directors. Following this evaluation, the Nominating Committee will make recommendations for director membership and review such recommendations with the board, which will decide whether to invite the candidate to be a nominee for election to the board.

      For a stockholder to submit a candidate for consideration to the Nominating Committee, a stockholder must notify viaLink’s Assistant Secretary. To make a recommendation for director nomination in advance of an annual meeting of viaLink, a stockholder must notify viaLink’s Assistant Secretary in writing no later than 120 days prior to the anniversary of the date of the prior year’s annual meeting proxy statement. Notices should be sent to:

Assistant Secretary
The viaLink Company
13155 Noel Road, Suite 300
Dallas, Texas 75240

      All notices must include all information relating to the stockholder and the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for elections of directors under the proxy rules of the Securities and Exchange Commission.

Indemnification

      In addition to the indemnification provisions contained in its bylaws, viaLink has entered into separate indemnification agreements with each of its directors and officers. These agreements require us, among other things, to indemnify such director or officer against expenses (including attorneys’ fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as a director or officer of viaLink (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

      All future transactions between viaLink and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the board of directors, and will be on terms no less favorable to viaLink than could be obtained from unaffiliated third parties.

      Prescient engaged Acquisition Management Services, or AMS, in October 2003 to perform temporary financial management duties to assist in reviewing potential strategic opportunities and to perform due diligence as well as transaction advisory services. For the year ended December 31, 2003, and for the six months ended June 30, 2004, Prescient incurred $13,771 and $182,263, respectively, in fees for the services rendered by AMS. Accounts payable and accrued expenses due to AMS for the periods ended December 31, 2003 and June 30, 2004 was $13,771 and $60,309, respectively.

      AMS is wholly-owned by an individual who is a control person of New Spring Ventures. New Spring Ventures is the second largest shareholder in Prescient.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

      Effective September 12, 2003, viaLink began paying its non-employee directors $3,500 for every meeting attended in person, $1,000 for every telephone conference meeting attended, $1,000 for every committee meeting attended in person, and $500 for every telephone conference committee meeting attended. Prior to that time viaLink paid its directors $2,500 for in-person meetings attended and nothing for committee or telephone conference meetings. In addition a special committee of the board of directors was formed to evaluate strategic and financing alternatives, and its members were paid an hourly rate for their participation. During 2003, viaLink paid Messrs. Jones, Walker and Wright fees of $12,000, $17,500 and $16,000, respectively.

      viaLink also reimburses its directors for any out-of-pocket expenses and additional fees incurred in attending meetings of the board of directors and committees thereof on which such directors serve.

      Under the 1999 Stock Option/ Stock Issuance Plan, at the time of the viaLink annual meeting of stockholders each of viaLink’s non-employee directors automatically receive options to purchase 2,400 shares of our common stock, provided such non-employee director has served on the board for at least six months. Employee directors are eligible to receive stock option grants at the discretion of the compensation committee of the board of directors. During 2003, viaLink granted 2,400 automatic options each to Messrs. Jones, Walker and Wright.

Summary of Cash and Certain Other Compensation to Executive Officers

      The following table provides certain summary information concerning the compensation earned by viaLink’s chief executive officer and our chief financial officer, its only executive officers at December 31, 2003, for services rendered in all capacities to viaLink for the fiscal years ended December 31, 2001, 2002, and 2003. During 2003, these officers received additional non-cash compensation, perquisites and other personal benefits. However, the aggregate amount thereof did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus paid to and accrued for the individual during the year.

Summary Compensation Table

					Long-term Compensation
		Annual
		Compensation			Securities
				Other Annual	Underlying	All Other
Name	Year	Salary	Bonus	Compensation	Options/SARs*	Compensation

Robert I. Noe	2003	201,250	—	—	92,500 (1)	—
	2002	201,250	—	—	—	—
	2001	243,208	58,282	—	14,500	—
Brian M. Carter	2003	150,000	—	—	17,500	—
	2002	143,720	—	—	154,196 (2)	—
	2001	133,328	22,973	—	7,500	—

*	Adjusted to reflect the 1 for 20 reverse stock split to be effected immediately prior to the merger.

(1)	Mr. Noe received a grant of 75,000 shares of common stock as approved at the 2003 meeting of stockholders.

(2)	Mr. Carter received a grant of 154,196 unregistered shares of common stock in exchange for his agreeing to terminate his executive security agreement in August 2002.

Stock Options and Stock Appreciation Rights

      The following table contains information concerning the stock options granted to each executive officer named in the summary compensation table during the 2003 fiscal year. All the grants were made under the 1999 Stock Option/ Stock Issuance Plan or predecessor plans. Except for the limited stock appreciation rights, or SAR’s, summarized in footnote 3, viaLink did not grant any SARs to any executive officers named in the summary compensation table during the 2003 fiscal year.

Option/ SAR Grants in Last Fiscal Year

Individual Grants(1)(2)

Potential Realizable
Value at Assumed
	Number of	% of Total			Annual Rated of Stock
	Securities	Options/SARs			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(5)
	Option/SAR	Employees in	Price Per	Expiration
Name	Granted(3)	2003(4)	Share	Date	5%($)	10%($)

Robert I. Noe	17,500	5.10	$2.00	11/13/13	$22,011	$55,781
Brian M. Carter	17,500	5.10	$2.00	11/13/13	$22,011	$55,781

(1)	Each option represents the right to purchase one share of common stock and vests at a rate of 50% on June 30, 2004 and 50% on June 30, 2005. If viaLink is acquired by merger, consolidation, asset sale or tender or exchange offer, the option will accelerate in full, unless (a) the successor assumes the option, (b) the option is replaced with a cash incentive program of the successor which preserves the option spread or (c) the acceleration of the option is restricted by limitations imposed at the time of the grant. In the event the option does not otherwise accelerate, the option will accelerate in full if the individual’s position is involuntarily terminated within eighteen (18) months after a merger, consolidation, asset sale or tender or exchange offer, and remain exercisable for the one-year following such termination or sooner termination of the option. Each option expires on the earliest to occur of (a) ten years from the date of grant, (b) three (3) months following termination of the individual’s employment with us, other than by death or permanent disability or (c) twelve months following termination of the individual’s employment with us, death or permanent disability. All options were granted at fair market value as determined by the board of directors on the date of the grant.

(2)	The compensation committee has the authority to cancel outstanding options in return for the grant of new options. These new options may be for the same or a different number of option shares with an exercise price based upon the fair market value of the common stock on the new grant date.

(3)	The options include a “limited stock appreciation right” pursuant to which the options may, upon successful completion of a hostile tender offer for more than 50% of the total combined voting power of outstanding securities or change in the composition of the board of directors through contested elections, be surrendered to us in return for a cash payment equal to the excess of (a) the then market price of the shares of common stock subject to the surrendered option or, if higher, the highest price paid per share of common stock in the tender offer over (b) the exercise price payable for those shares.

(4)	The total number of options granted to employees in 2003 was 343,250.

(5)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the deemed fair market value for accounting purposes on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

Employment Contracts, Termination of Employment and Change in Control Arrangements

viaLink

      Mr. Noe. In April 1999, viaLink entered into an employment agreement with Mr. Noe. Under the contract, as amended in March 2004, his annual base salary is $275,000. On July 10, 2001, Mr. Noe agreed to defer 25% of his annual base salary until such time as viaLink achieved cash flow break-even status, with no assurance that viaLink would achieve that status; Mr. Noe’s bonus payment was suspended in this same amendment and will not be reinstated until after cash flow break-even status is achieved by viaLink. Within 180 days of viaLink achieving cash flow break-even status or within one year after the effective date of a change of control event as defined in his agreement, Mr. Noe will be paid any unpaid deferred salary. In exchange for Mr. Noe’s agreeing to these reductions in his compensation, the board of directors granted him 3,250 options that are exercisable at $20.80 per share. On August 20, 2001, Mr. Noe agreed to an additional $5,000 reduction in his then current (previously reduced) base salary. In exchange for Mr. Noe’s agreeing to this reduction in his compensation, the board of directors granted him 1,250 options which are exercisable at $5.40 per share. The employment agreement has a one year term with automatic renewal on a year-to-year basis, unless either party provides 30 days prior written notice of termination. If viaLink terminates the contract for any reason other than for “cause” (as defined under the agreement), Mr. Noe will be entitled to a lump sum payment equal to his annual base salary.

      In connection with his employment agreement, viaLink granted non-qualified stock options to purchase 30,000 shares of common stock under the 1999 Stock Option/ Stock Grant Plan to Mr. Noe. The options have vested and are exercisable at an exercise price of $72.20. All of the options expire on May 21, 2009. On March 31, 2003, Mr. Noe voluntarily surrendered options to purchase 35,000 shares of common stock to make them available to grant to employees under viaLink’s 1999 Stock Option/ Stock Issuance Plan.

      Mr. Carter. In May 1999, viaLink entered into an employment agreement with Mr. Carter; as amended in January 2002 and March 2004, under which his annual base salary is $225,000. On July 10, 2001, Mr. Carter initially agreed to defer 15% of his base salary until such time as viaLink achieved cash flow break-even status, with no assurance that viaLink would achieve that status; Mr. Carter’s bonus payment was suspended in this same amendment and will not be reinstated until after cash flow break-even status is achieved by viaLink. Mr. Carter is currently being paid based on total temporary reductions to his base salary of $75,000 until such time as viaLink achieves cash flow break-even status. Within 180 days of viaLink achieving cash flow break-even status or within one year after the effective date of a change of control event as defined in his agreement, Mr. Carter will be paid any unpaid deferred salary and an additional sum of $150,000. Under his employment agreement, as amended, Mr. Carter is entitled to receive severance equal to his base salary paid out over 12 months in the event of his termination for anything other than cause. In connection with his initial employment agreement Mr. Carter was granted 6,000 non-qualified options under the 1999 plan at a $72.25 exercise price, which expire on May 24, 2009. In exchange for Mr. Carter’s agreeing to these temporary reductions in his compensation, the board of directors granted him 750 options which are exercisable at $20.80 per share and 1,875 options which are exercisable at $5.40 per share.

      In March 2001, viaLink also entered into an executive security agreement with Mr. Carter. The executive security agreements provided that, if within one year of a change in control of viaLink Mr. Carter’s employment were terminated, whether voluntarily or involuntarily, viaLink would have been obligated to make a single, lump sum cash severance payment to Mr. Carter equal to two times his average includible annual compensation for a base period consisting of the most recent five taxable years ending before the date on which the change of control were to occur. In August 2002, Mr. Carter terminated his executive security agreement in exchange for a grant of 154,196 shares of unregistered stock; at that time he also voluntarily surrendered 9,500 of his outstanding options to make them available to grant to employees under viaLink’s 1999 Stock Option/ Stock Issuance Plan.

Compensation Committee Report

      The compensation committee provides guidance and periodic monitoring for all corporate compensation, benefit, perquisite, and employee equity programs. The compensation committee’s actions will generally relate to overall considerations, policy, and strategy. The administration of all compensation plans is the responsibility of management. However, the compensation committee specifically reviews and authorizes specific actions on the following matters: (a) compensation, benefit, perquisite, and equity action for all corporate officers and for all others with annual base salaries in excess of $100,000, (b) all employee equity plans and individual equity grants, (c) all individual awards to all corporate officers, (d) benefit plans, and (e) succession planning for corporate officers.

      viaLink’s executive compensation practices are designed to attract, retain and motivate key employees while maximizing shareholder value by combining annual and long-term compensation to executives. viaLink seeks to provide compensation that motivates executives by recognizing and rewarding individual initiative and achievement. Long-term compensation to executives is based on stock ownership by management and is designed to ensure that such executives have a continuing stake in the long-term success of viaLink.

      For fiscal 2003, viaLink’s executive compensation program consisted only of base salary. Compensation paid during fiscal 2003 reflected an emphasis on determining pay on an individualized basis. An executive’s base salary is periodically reviewed to determine if such salary is comparable to the base salaries of others holding similar positions in viaLink’s industry. Subjective measures of performance include a review of each executive’s past and anticipated level of performance and level and scope of responsibility. Base salaries were voluntarily reduced by all employees of viaLink in 2001, and many executive officers elected to reduce and/or defer their base salaries by as much as 35%. This policy continued throughout 2003 and due to financial constraints continued in 2004.

      The compensation committee’s general approach in reviewing Mr. Noe’s annual compensation is to seek to be competitive with other companies of a similar size in viaLink’s industry, to recognize and reward initiative, overall corporate performance and managerial ability, and to provide long-term incentive to increase shareholder value. In setting Mr. Noe’s cash compensation, the committee targeted his cash compensation to fall within the range of such amounts. The committee also considered the circumstances of viaLink, other opportunities in the market for Mr. Noe, and the cash compensation of his predecessors in the CEO role at viaLink.

      Signed: Warren D. Jones (chairman), Jerry W. Walker, Jimmy M. Wright

PROPOSAL 3.

RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO SERVE AS

VIALINK’S REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR

      Upon recommendation of the Audit Committee of the board of directors, the board of directors appointed KPMG LLP as viaLink’s independent registered public accounting firm for the current fiscal year and hereby recommends that the stockholders ratify such appointment. Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the viaLink annual meeting by the holders of shares of common stock present or represented by proxy and entitled to vote thereon is required to approve Proposal 3. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy, if signed and returned, will be voted “FOR” ratification of the appointment of KPMG LLP.

      The viaLink board of directors may terminate the appointment of KPMG LLP as viaLink’s independent registered public accounting firm without the approval of the viaLink stockholders whenever the viaLink board of directors deems such termination necessary or appropriate.

Audit Fees

      The aggregate fees billed to viaLink for the fiscal years ended December 31, 2003 and 2002 by viaLink’s principal accounting firm, KPMG LLP for audit services and review of SEC filings were $132,000 and $113,000, respectively. KPMG LLP did not render any other professional services to viaLink during such period.

      In accordance with the Audit Committee Charter, the Audit Committee has the responsibility and authority to approve in advance all audit and non-audit services to be provided to viaLink. The Audit Committee has established procedures for this pre-approval process and for the approval of any compensation payable by viaLink for any approved audit or non-audit services. The Audit Committee has considered whether the provision of financial information systems design and implementation services and other services is compatible with maintaining the independent registered public accounting firm’s independence.

Report of the Audit Committee

      Management is responsible for viaLink’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of viaLink’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee’s responsibility is to monitor and oversee these processes.

      In this context, the committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the committee that viaLink’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The committee discussed with the independent registered public account firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      viaLink’s independent registered public accounting firm also provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent auditors that firm’s independence.

      Based upon committee’s discussion with management and the independent registered public accounting firm and the committee’s review of the representation of management and the report of the independent registered public accounting firm to the committee, the committee recommended that the board of directors include the audited consolidated financial statements in viaLink’s Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

      Signed: Jerry W. Walker (Chairman) Jimmy M. Wright

Note Regarding Financial Expert Requirement: Mr. Walker, the chairman of the audit committee of the board of directors, retired in 1996 after 34 years at Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP), where he completed his career as the Managing Partner of the Dallas Office and Southwest Cluster (Region) from 1979 to 1996. Mr. Walker is a financial expert for purposes of service on the audit committee of viaLink’s board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3.

      Representatives of KPMG LLP will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

PROPOSAL 4.

POSSIBLE ADJOURNMENT OF THE VIALINK ANNUAL MEETING

      If viaLink fails to receive a sufficient number of votes to approve any of Proposals 1 through 3, viaLink may propose to adjourn the viaLink annual meeting for a period of not more than 60 days for the purpose of soliciting additional proxies to approve any proposal that fails to receive a sufficient number of votes. Proxies initially cast in favor of a proposal will be voted in favor of such proposal at the viaLink annual meeting subsequently convened within 60 days of the viaLink annual meeting so adjourned or postponed unless those proxies are revoked as described under “The viaLink Annual Meeting — Voting of Proxies.” viaLink does not intend currently to propose adjournment of the viaLink annual meeting if it has sufficient votes to approve Proposals 1 through 3.

      Approval of the proposal to adjourn the viaLink annual meeting for the purpose of soliciting additional proxies requires (assuming a quorum is present) the affirmative vote of a majority of the votes cast at the

viaLink annual meeting by the holders of shares of common stock present or represented by proxy and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 4.

Security Ownership Of Certain Beneficial Owners And Management

      The following table sets forth as of September 1, 2004 (giving pro forma effect to the 1 for 20 reverse stock split to be effected prior to the merger) certain information concerning each person believed to be a beneficial owner of more than 5% of viaLink common stock and the beneficial ownership of viaLink common stock of each nominee, director, named executive officer and all directors and executive officers as a group.

Name of Beneficial Owner(1)	Shares of Common Stock(2)	Percentage of Shares(3)

Brian M. Carter(4)	160,446	1.7%
Robert I. Noe(5)	93,692	*
Warren D. Jones(6)	42,900	*
Patrick Kiernan	22,650	*
Jimmy M. Wright(7)	18,700	*
Jerry W. Walker(8)	4,900	*
All executive officers and directors as a group	343,288	3.5%
Other 5% Stockholders:
SDS Capital Group SPC LTD(9)	4,125,234	36.4%

*	Less than 1%

(1)	Unless otherwise indicated, the address for all officers and directors is 13155 Noel Road, Suite 300, Dallas, Texas 75240.

(2)	Gives effect to the 20-for-1 stock split to be effected by viaLink immediately prior to the effective time of the merger.

(3)	Percentage of ownership is based on 9,962,539 shares of common stock outstanding on September 1, 2004. Warrants and shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after September 1, 2004, are deemed outstanding for computing the percentage of any other person or group.

(4)	Includes options to purchase 6,250 shares of common stock that are exercisable within 60 days of September 1, 2004.

(5)	Includes of options to purchase 14,500 shares of common stock that are exercisable within 60 days of September 1, 2004.

(6)	Includes options to purchase 32,900 shares of common stock that are exercisable within 60 days of September 1, 2004.

(7)	Comprised of options to purchase 18,700 shares of common stock that are exercisable within 60 days of September 1, 2004.

(8)	Comprised of options to purchase 4,900 shares of common stock that are exercisable within 60 days of September 1, 2004.

(9)	Based upon most recent Schedule 13D filed by SDS Management, LLC, on behalf of SDS Capital Group SPC, Ltd. RK Consulting (Cayman) Ltd PO Box 174865, Cayman Corporate Center, 27 Hospital Rd, Grand Cayman, E9. Includes warrants to purchase 1,375,000 shares of common stock that are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

      The members of the board of directors, executive officers and persons who hold more than 10% of a registered class of equity securities are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which requires them to file reports with respect to their ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and 10% stockholders are required by the SEC regulations to furnish us with all Section 16(a) forms they file. Based solely upon (a) the copies of Section 16(a) reports which viaLink received from such persons for their 2003 fiscal year transactions in the common stock and their common stock holdings, and (b) the written representations received from one or more of such persons that no other reports were required to be filed by them for the 2003 fiscal year, viaLink believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by viaLink’s directors, executive officers and greater than 10% beneficial owners.

Code of Ethics

      viaLink has adopted a Code of Ethics that applies to all of its directors, officers and employees and meets the requirements of the rules of the SEC. The Code of Ethics is available on its website, http://www.vialink.com, or can be obtained without charge by written request to Assistant Secretary, The viaLink Company, 13155 Noel Road, Suite 300, Dallas, Texas 75240. viaLink does not anticipate making material amendments to or waivers from the provisions of the Code of Ethics. If viaLink makes any material amendments to this Code of Ethics, or if its board of directors grants any waiver from a provision thereof to its executive officers or directors, viaLink will disclose the nature of such amendment or waiver, the name of the person(s) to whom the waiver was granted and the date of the amendment or waiver in a current report on Form 8-K.

Stockholder Communications with the Board Of Directors

      The board of directors of viaLink provides stockholders with the ability to send communications to the board of directors, and stockholders may do so at their convenience. In particular, stockholders may send their communications to: Board of Directors, c/o Assistant Secretary, The viaLink Company, 13155 Noel Road, Suite 300, Dallas, Texas 75240. All communications received by the Assistant Secretary are relayed to the board of directors of viaLink. Members of the board of directors are not required to attend the annual stockholders meeting, however, all of the members of the board of directors attended the 2003 annual stockholders meeting.

Compensation Committee Interlocks And Insider Participation

      None of the members of the Compensation Committee of the board of directors was at any time during fiscal year 2003 an officer or employee of viaLink or any of its subsidiaries. None of viaLink’s executive officers served as a member of a compensation committee or as a director of any entity of which any of viaLink’s directors served as an executive officer.

PRESCIENT SHAREHOLDER APPROVAL

      Prescient intends to hold a special meeting at 1247 Ward Avenue, Suite 200, West Chester, PA 19380 at 9:00 a.m., local time, on                    , 2004, at which the shareholders of Prescient will be asked to:

•	approve and adopt the merger agreement and the merger;

•	vote upon an adjournment of the Prescient special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

•	transact any other business within the preceding purposes as may properly come before the Prescient special meeting or any adjournments or postponements thereof.

Required Vote

      Quorum. A majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, will constitute a quorum for action on the matters to be voted on at the Prescient special meeting. All shares of Prescient common stock and Prescient preferred stock represented at the Prescient special meeting, including abstentions and non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the Prescient special meeting.

      Requirements for Approval. A majority of all the votes cast by holders of Prescient common stock and Prescient preferred stock, voting as a single class on the proposal, must vote to approve and adopt the merger agreement and the merger and vote to approve and adopt the amendment to Prescient’s articles of incorporation and the negotiated allocation of the merger consideration. Prescient shareholders will have one vote for each share of Prescient common stock that they owned on the Prescient record date. When voting as a single class with the Prescient common stock, holders of Prescient preferred stock of all series will have votes equivalent to the number of shares of common stock issuable upon conversion of the Prescient preferred stock of all series on the record date. In addition, a majority of votes entitled to be cast by holders of Prescient preferred stock, Series A and 51% of the votes entitled to be cast by holders of Prescient preferred stock, Series B and C, voting as separate classes by series, must vote to approve and adopt the merger agreement and the merger and vote to approve the allocation of the merger consideration. Approval of the proposal to adjourn the Prescient special meeting, if necessary, for the purpose of soliciting additional proxies requires a majority of the votes cast by holders of Prescient common stock and Prescient preferred stock, voting as a single class.

      Prescient Shareholder Voting and Allocation Agreement. The major shareholders of Prescient have entered into a Shareholder Voting and Allocation Agreement, or “allocation agreement”. Under the terms of the allocation agreement, all signatories have agreed to vote their shares of Prescient common stock and Prescient preferred stock for the approval and adoption of the merger agreement and the merger. In addition, all signatories have agreed to accept and abide by an allocation of the merger consideration negotiated among Prescient’s shareholders, which is incorporated in the terms of the merger agreement, rather than using an allocation conforming to the terms and preferences set forth in Prescient’s articles of incorporation. The allocation agreement will terminate on the earlier of the consummation of the merger, the termination of the merger, or the Prescient special meeting, if the merger agreement and merger is not approved.

Outstanding Shares; Shares held by Directors and Executive Officers

      On the Prescient record date, there were a total of 6,637,520 shares of Prescient common stock, 47,461 shares of Prescient Series A preferred stock, 41,477 shares of Prescient Series B preferred stock and 24,751 shares of Prescient Series C preferred stock outstanding and entitled to vote at the Prescient special meeting.

      On that same date, directors and executive officers of Prescient and their affiliates beneficially owned and were entitled to vote (i) 1,307,916 shares of Prescient common stock, or approximately 20% of the shares of Prescient common stock outstanding on that date, (ii) 15,365 shares of Prescient Series A preferred stock, or approximately 30% of the shares of Prescient Series A preferred stock outstanding on that date, (iii) 41,477 shares of Prescient Series B preferred stock, or approximately 100% of the shares of Prescient Series B preferred stock outstanding on that date, and (iv) 16,632 shares of Prescient Series C preferred stock, or approximately 67% of the shares of Prescient Series C preferred stock outstanding on that date.

COMPARATIVE STOCK PRICES AND DIVIDENDS

      For current price information regarding viaLink common stock, stockholders are urged to consult publicly available sources. The table below presents the OTCBB closing market price for viaLink common stock, as reported on the, and the market value of a share of Prescient common stock on an equivalent per share basis. These prices are presented on two dates:

•	May 25, 2004, the last trading day before the public announcement of the signing of the merger agreement; and

•	September , 2004, the latest practicable date before the date of this proxy statement/ prospectus.

		Prescient Equivalent Per Share(2)
	viaLink
	Common Stock(1)	Common Stock	Series A	Series B	Series C

May 25, 2004	$1.20
September , 2004

(1)	Gives effect to the 1 for 20 reverse stock split to be effected immediately prior to the merger.

(2)	The equivalent per share data for Prescient common stock has been determined by multiplying closing market price of a share of viaLink common stock on each of the dates by the applicable exchange ratios.

Market Prices

      The following table sets forth the range of the reported high and low per share sales prices of shares of viaLink as shown on the OTCBB, for the calendar quarters indicated. There is no public market for securities of Prescient.

	viaLink
	Common Stock(1)

			Cash Dividend
	High	Low	Per Share

Calendar Year 2002
First Quarter	$5.00	$2.40	—
Second Quarter	3.60	2.00	—
Third Quarter	2.80	1.40	—
Fourth Quarter	5.20	1.80	—
Calendar Year 2003
First Quarter	3.60	1.80	—
Second Quarter	3.80	1.60	—
Third Quarter	3.00	1.80	—
Fourth Quarter	2.80	1.20	—
Calendar Year 2004
First Quarter	2.00	1.20	—
Second Quarter	1.80	0.90	—
Third Quarter (through August , 2004)	1.20	0.94	—

(1)	Reflects a 1 for 20 reverse stock split to be effective immediately prior to the merger.

Dividends

      Neither viaLink nor Prescient have paid a cash dividend on its common stock during the last five fiscal years.

COMPARISON OF RIGHTS OF VIALINK STOCKHOLDERS AND

PRESCIENT SHAREHOLDERS

      viaLink is a Delaware corporation subject to the provisions of the Delaware General Corporation Law, which is referred to as the DGCL. Prescient is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law, which is referred to as the PBCL. Upon completion of the merger, Prescient shareholders, whose rights are currently governed by the PBCL and Prescient’s articles of incorporation and bylaws, will become stockholders of viaLink, and their rights will be governed by the DGCL and viaLink’s certificate of incorporation and bylaws.

      The following is a summary of material differences between the current rights of viaLink stockholders and the current rights of Prescient shareholders. This summary is not intended to be a complete discussion of the respective rights of viaLink stockholders and Prescient shareholders or a complete description of the specific provisions referred to in this summary, and it is qualified in its entirety by reference to the DGCL, the PBCL, the certificate of incorporation and bylaws of viaLink and the articles of incorporation and bylaws of Prescient. For a more complete understanding of the differences between being a stockholder of viaLink and being a shareholder of Prescient, you should carefully read this entire proxy statement/ prospectus and the relevant provisions of the PBCL and the DGCL, the certificate of incorporation and bylaws of viaLink and the articles of incorporation and bylaws of Prescient, which are incorporated by reference into this proxy statement/ prospectus.

	Rights of viaLink Stockholders	Rights of Prescient Shareholders

Corporate Governance	The rights of viaLink stockholders are currently governed by Delaware law and viaLink’s certificate of incorporation and bylaws. Upon completion of the merger, the rights of viaLink stockholders will continue to be governed by Delaware law and viaLink’s certificate of incorporation and bylaws.	The rights of Prescient shareholders are currently governed by Pennsylvania law and Prescient’s articles of incorporation and bylaws. Upon completion of the merger, Prescient shareholders will become stockholders of viaLink, and their rights will be governed by Delaware law and viaLink’s certificate of incorporation and bylaws.

Outstanding Capital Stock	viaLink has outstanding only one class of common stock and two classes of preferred stock. Holders of viaLink common stock and preferred stock are entitled to all of the rights and obligations provided to common stockholders under Delaware law and viaLink’s certificate of incorporation and bylaws.	Prescient has outstanding only one class of common stock. Holders of Prescient common stock are entitled to all of the rights and obligations provided to common stockholders under Pennsylvania law and Prescient’s articles of incorporation and bylaws.

Prescient has outstanding shares of three series of preferred stock, Series A preferred stock, Series B. preferred stock and Series C preferred stock. Holders of shares of any series of Prescient preferred stock are entitled to all of the rights and preferences set forth in the PBCL and Prescient’s articles of incorporation and bylaws.

	Rights of viaLink Stockholders	Rights of Prescient Shareholders

Authorized Capital Stock	The authorized capital stock of viaLink consists of 310,000,000 shares of common stock, $0.01 par value per share, 10,000 shares of preferred stock currently designated as 1,250 shares of Series D preferred stock, 1,650 shares of Series E preferred stock and 395 shares of Series F preferred stock, $0.001 par value per share.	The authorized capital stock of Prescient consists of 25,000,000 shares of common stock, $0.01 par value per share, and 150,000 shares of preferred stock, par value $.01 per share, of which 50,000 shares are designated as Series A preferred stock, 50,000 are designated as Series B preferred stock, and 50,000 are designated as Series C preferred stock.
Authority to Issue Capital Stock	viaLink’s board of directors is authorized to provide for the issuance, without stockholder approval, of shares of common stock or preferred stock in one or more series or classes. In addition, it may determine the designations, voting powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any such series or class.	Prescient’s board of directors is authorized to provide for the issuance, without stockholder approval, of shares of common stock or preferred stock that is junior to the existing Series A preferred stock, Series B preferred stock or Series C preferred stock. The board of directors may issue preferred stock in one or more classes and in series within any class and is authorized to determine the designation, voting rights, limitations and special rights, if any, of the shares of such class or series.
Dividends and Stock Repurchases	Under the DGCL, the board of directors of a Delaware corporation may declare and pay dividends out of the corporation’s surplus (defined as the excess of paid-in par value of shares or stated capital) or, if there is no surplus, out of any net profits for the fiscal year in which the dividend is declared or for the fiscal year preceding the fiscal year in which the dividend is declared, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the corporation’s assets.

In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or	Under the PBCL, the board of directors of a Pennsylvania corporation may authorize, and the corporation may pay or make, dividends or other distributions to its shareholders, including repurchases of its shares, unless after giving effect to the distribution:

• The corporation would not be able to pay its debts as they become due in the usual course of business; or

• The corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of stockholders whose rights are superior to those receiving the distribution.

Prescient’s articles of

	Rights of viaLink Stockholders	Rights of Prescient Shareholders

repurchase would not impair the capital of the corporation.

viaLink’s bylaws provide that for purposes of determining which stockholders are entitled to receive dividend payments or other distributions or allotments of any rights, or which stockholders are entitled to exercise any rights in respect to any change, conversion or exchange of stock, the board of directors may fix in advance a record date, which shall not be more than 60 days prior to the pending distribution or change.	incorporation provide that the declaration and payment of dividends on common stock by the board of directors is subject to the prior rights, preferences and approval of any issued and outstanding shares of Series A preferred stock, Series B preferred stock, and Series C preferred stock.

Prescient’s bylaws provide that the board of directors may fix the record date for determining stockholders entitled to a share dividend or other distribution or any other purpose, which record date shall not be more than 90 days prior to the pending distribution or dividend.
Voting Rights	The outstanding voting securities of viaLink consist of the shares of viaLink common stock. Each holder of viaLink common stock is entitled to one vote per share. The holders of outstanding shares of Series D, E and F preferred stock shall have no voting rights, except (i) for the special voting rights of the preferred stock as described under “Special Voting Rights” below, (ii) as required by applicable Delaware law, and (iii) with respect to the Series E and the Series F preferred stock, the right to vote such number of shares of common stock into which such share of preferred stock could be converted for purposes of determining the shares of common stock entitled to vote at any regular, annual or special meeting of stockholders of viaLink, and shall have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise expressly provided herein or as required by law, voting together with the common stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of viaLink (fractional votes are not, however, permitted, and any fractional voting rights shall be	The outstanding voting securities of Prescient consist of the shares of Prescient common stock and the Prescient preferred stock. All matters brought before holders of Prescient common stock are voted on by holders of Prescient common stock and preferred stock voting together as a single class. Each outstanding share of Prescient common stock is entitled to one vote. When voting as a single class with the common stock, each outstanding share of Series A preferred stock, Series B preferred stock and Series C preferred stock is entitled to the number of votes equal to the number of shares of common stock equivalent to the shares of preferred stock, assuming conversion on the record date. Each share of Series A preferred stock, Series B preferred stock and Series C preferred stock is entitled to one vote when voting in separate classes by series. Except as described below under “Control Share Acquisition Statute,” each outstanding share of Prescient common stock and the Prescient preferred stock is entitled to the votes described above on each matter voted on at a shareholders’ meeting.

	Rights of viaLink Stockholders	Rights of Prescient Shareholders

rounded up to the nearest whole number).

Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

viaLink’s certificate of incorporation provides that, subject to the rights of preferred stockholders, a special meeting of stockholders may be called only by the board of directors or by viaLink’s Chief Executive Officer.	Under the PBCL, a special meeting of shareholders may be called by the board of directors or by any person authorized by the bylaws and must be called upon the receipt of demand(s) by the holders of 20% of the votes entitled to be cast at the proposed special meeting.

Prescient’s bylaws provide that special meetings can be called by the board of directors and shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at the special meeting.

Notice of Stockholder Meetings	viaLink’s bylaws provide that written notice of a stockholders meeting, whether an annual meeting or a special meeting, must be given to each stockholder entitled to vote at such meeting not less than 10 days nor more than 60 days before the date of the meeting. The notice must state the meeting’s purpose, place, date and time.	Prescient’s bylaws provide that written notice stating the place, day and time of a shareholder meeting and, in the case of a special meeting, the purpose for which the meeting is called, shall be delivered not less than 5 days, or 10 days in the case of a meeting to consider a “fundamental change” under Chapter 19 of the PBCL, before the date of the meeting, by or at the direction of Prescient’s Secretary, or other authorized person, to each shareholder entitled to vote at the meeting. In the case of a meeting called to consider a merger consolidation, share exchange, or division, Prescient should also provide notice to each shareholder of record not entitled to vote at the meeting.

Record Date for Determining Stockholders Entitled to Vote	viaLink’s bylaws provide that for the purpose of determining the stockholders entitled to notice of, or to vote at, a stockholders’ meeting, viaLink’s board of directors may fix in advance a record date which shall not be less than 10 days nor more than 60 days before the date of the meeting.	Prescient’s bylaws provide that the board of directors may fix in advance a record date for the determination of shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote or to take any other action. The record date shall not in any case be more than 90 days prior to the meeting or action. If no record date is fixed, the record date generally will be the date

Rights of viaLink Stockholders	Rights of Prescient Shareholders

immediately preceding the date on which notice of the meeting is given, or if notice is waived, the record date shall be the close of business on the day immediately preceding the day on which the meeting is held, or the first written demand for a special meeting or consent to shareholder action is received.

Special Voting Rights	There is no comparable provision in the viaLink certificate of incorporation.

The respective certificates of designation of the Series D, E and F preferred stock provide for special voting rights for the holders of those outstanding shares.

So long as any shares of the Series D preferred stock remain outstanding, viaLink shall not, without the affirmative vote or consent of the holders of at least three-fourths (3/4) of the shares of the Series D preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series D preferred stock vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of previously authorized common stock or preferred stock, ranking prior to the Series D preferred stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series D preferred stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series D preferred stock; provided, however, that any creation and issuance of another series of stock that by its terms does not rank senior to the	Prescient’s articles of incorporation confer certain special voting rights on Series A, Series B and Series C preferred shareholders separate and apart from those voting rights relating to the election of directors to Prescient’s board. Such special voting rights confer upon the Series A, Series B and Series C preferred shareholders the right to protect their status as preferred shareholders of Prescient by requiring the affirmative vote of holders of a majority of the Series A and 51% of the Series B and C, voting as separate classes, in order for Prescient to take certain corporate actions, which include, but are not limited to: entering into a merger or consolidation with another entity; issuing shares of any series of securities senior to or on parity with such preferred shareholders; or declaring dividends on any class or series of shares other than the Series A, Series B and Series C preferred stock.

Rights of viaLink Stockholders	Rights of Prescient Shareholders

Series D preferred stock, referred to as “Series D junior stock,” shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, redeem or pay dividends on, shares of Series D junior stock; (iv) amend the Certificate of Incorporation or By-Laws of viaLink so as to affect materially and adversely any right, preference, privilege or voting power of the Series D preferred stock; provided, however, that any creation and issuance of another series of Series D junior stock or any other class or series of equity securities which by its terms shall rank on parity with the Series D preferred stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers; (v) effect any distribution with respect to Series D junior stock; or (vi) reclassify viaLink’s outstanding securities.
Upon issuance in connection with the bridge financing and merger, the Series E and Series F preferred stock of viaLink will have the following special voting rights. For so long as at least 500 shares of the Series E preferred stock remain outstanding, viaLink shall not, without the affirmative vote or consent of the holders of at least two-thirds (2/3) of the shares of the Series E preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series E preferred stock vote separately as a class: (i) amend, alter or repeal the provisions of the Series E preferred stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series E preferred stock; provided, however, that any creation and issuance of another

Rights of viaLink Stockholders	Rights of Prescient Shareholders

series of stock that by its terms does not rank senior to the Series E preferred stock, referred to as “Series E junior stock,” or the creation and issuance of the Series F Convertible preferred stock (which shall rank senior to the Series E preferred stock) shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (ii) repurchase, redeem or pay dividends on, shares of common stock or any other shares of Series E junior stock (other than de minimus repurchases from employees of viaLink in certain circumstances) if dividends on the Series E preferred stock are due and remain unpaid; (iii) amend the certificate of incorporation or By-Laws of viaLink so as to affect materially and adversely any right, preference, privilege or voting power of the Series E preferred stock; provided, however, that any creation and issuance of another series of Series E junior stock or the creation and issuance of the Series F Convertible preferred stock (which shall rank senior to the Series E preferred stock) shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iv) effect any distribution with respect to Series E junior Stock; (v) authorize, create, issue or increase the authorized or issued amount of any securities or other financial instrument ranking senior to the Series E preferred stock (except for the issuance of shares of the Series F Convertible preferred stock which shall rank senior to the Series E preferred stock), with respect to the distribution of assets on liquidation, dissolution or winding up of viaLink; (vi) sell all or substantially all of the assets of viaLink, or liquidate or dissolve viaLink, unless such action would result in the distribution to the

Rights of viaLink Stockholders	Rights of Prescient Shareholders

holders of Series E preferred stock of a minimum liquidation preference amount, plus all accrued but unpaid dividends, if any; or (vii) consummate a proposed equity financing described in the applicable certificate of designations if such consummation would result in the investors in the proposed equity financing owning greater than twenty-five percent (25%) of the shares of common stock issued and outstanding at the time (excluding from such calculation the issuance of any shares of common stock issued or issuable upon conversion of the Series F preferred stock prior to the consummation of the proposed equity financing).
So long as any shares of the Series F preferred stock remain outstanding, viaLink shall not, without the affirmative vote or consent of the holders of at least two-thirds (2/3) of the shares of the Series F preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series F preferred stock vote separately as a class: (i) amend, alter or repeal the provisions of the Series F preferred stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series F preferred stock; provided, however, that any creation and issuance of another series of stock that by its terms does not rank senior to the Series E preferred stock, referred to as “Series F junior stock,” shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (ii) amend the certificate of incorporation or by-laws of viaLink so as to affect materially and adversely any right, preference, privilege or voting power of the Series F preferred

	Rights of viaLink Stockholders	Rights of Prescient Shareholders

stock; provided, however, that any creation and issuance of another series of Series F junior stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; or (iii) effect any distribution with respect to Series F junior stock except for the issuance of shares of common stock as payment of dividends on shares of viaLink’s Series E preferred stock. Notwithstanding the foregoing to the contrary, so long as any shares of Series F preferred stock are outstanding, viaLink shall not authorize, create, issue or increase the authorized or issued amount of any class or series of stock ranking senior to the Series F preferred stock with respect to the distribution of assets on liquidation, dissolution or winding up without the affirmative vote or consent of the holders of at least two-thirds (2/3) of the shares of the Series F preferred stock outstanding at the time.

Stockholder Action by Written Consent	As permitted under the DGCL, viaLink’s certificate of incorporation prohibits action by the written consent of viaLink stockholders. Any stockholder action must be taken at a duly called annual or special meeting of the stockholders.	Under the PBCL, unless a corporation’s bylaws permit such action to be taken by less than unanimous consent, shareholders may take action without a meeting only by a unanimous written consent of all shareholders entitled to vote on the action.
Prescient’s articles of incorporation and bylaws permit action to be taken upon the written consent of shareholders or of a class of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors	viaLink’s bylaws allow stockholders to propose business to be brought before an annual meeting. In addition, viaLink’s	Prescient’s bylaws allow, upon the demand of any shareholder, shareholders who are entitled to vote in the election of directors a

Rights of viaLink Stockholders	Rights of Prescient Shareholders

bylaws allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the viaLink board of directors at an annual meeting. However, proposals and nominations may only be brought before an annual meeting by a stockholder who has given timely notice in proper written form to viaLink’s Secretary prior to the meeting. To be timely, the notice must be delivered to or mailed and received at viaLink’s principal executive offices not less than 30 days nor more than 60 days prior to the meeting, unless less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to viaLink stockholders, in which case the notice, to be timely, must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or publicly disclosed.

To be in proper written form, notice of a stockholder proposal must provide:

• A brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

• The name and address, as they appear in viaLink’s books, of the stockholder proposing such business;

• The class and number of shares of viaLink stock which are beneficially owned by the stockholder; and

• Any material interest of the stockholder in such business.

To be in proper written form, notice of a stockholder nomination must provide:

• All information relating to the person to be nominated that is required to be disclosed in	reasonable opportunity to nominate candidates for election to the board of directors at any meeting of shareholders for the election of directors.

	Rights of viaLink Stockholders	Rights of Prescient Shareholders

solicitations of proxies for the election of directors pursuant to the proxy rules of the SEC, including such person’s written consent to being named as a nominee and to serving as a director if elected;

• The name and address, as they appear on viaLink’s books, of the stockholder making the nomination; and

• The class and number of shares of viaLink which are beneficially owned by such stockholder.

viaLink’s Secretary must appoint inspectors to determine whether a stockholder making a nomination has complied with these procedural requirements. The chairman of the annual meeting may, in the case of a stockholder proposal or a stockholder nomination, determine that the proposal or nomination has not been properly brought or made and disregard it.

Quorum for Meetings of Stockholders	viaLink’s bylaws provide that, at each meeting of stockholders, the holders of shares having a majority of the voting power of the capital stock of viaLink issued and outstanding and entitled to vote shall be present or represented by proxy to constitute a quorum.	Prescient’s bylaws provide that a majority of the votes entitled to be cast by shares entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum for the purposes of consideration and action on that matter at a shareholders meeting. Shares owned and controlled directly or indirectly by Prescient’s board of directors are not counted in determining the total number of outstanding shares for quorum or voting purposes.

Stockholder Inspection of Corporate Records	The DGCL provides any stockholder with the right to inspect viaLink’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder. A complete list of the stockholders entitled to vote at a stockholders’ meeting must be available for stockholder inspection at least 10 days before the meeting.	The PBCL provides any shareholder with the right to inspect and make copies of Prescient’s share register books and records of account, records of proceedings of incorporators, shareholders and directors for a purpose reasonably related to the person’s interest as a shareholder. A complete list of the shareholders entitled to vote at a shareholders’ meeting must be

	Rights of viaLink Stockholders	Rights of Prescient Shareholders

available for shareholder inspection at the time and place of the meeting for the whole of the meeting.

Assessability	The DGCL does not impose personal liability on holders of a Delaware corporation’s common stock for debts owing to employees or otherwise.	Under the PBCL, a shareholder is not liable by reason of being a shareholder for a debt, obligation or liability of a corporation of any kind or for the acts of any shareholder or representative of the corporation.

Number of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws.

viaLink’s bylaws provide that viaLink’s board of directors may consist of no less than three and no more than 15 directors, the exact number of authorized directors to be determined from time to time by the vote of a majority of the then authorized number of directors or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock of viaLink entitled to vote in the election of directors, voting together as a single class. The minimum and maximum number of directors may be increased pursuant to a resolution of the board of directors upon the establishment of a series of preferred stock or a class of common stock.	The PBCL provides that the board of directors of a Pennsylvania corporation must consist of one or more directors as specified in accordance with the corporation’s articles of incorporation or bylaws.

Prescient’s articles of incorporation and bylaws provide that Prescient’s board of directors shall consist of no less than six and no more than 7 directors. The actual size of the board of directors is dependent upon the amount of Series C preferred stock sold. Because less than 25,000 shares of Series C preferred stock were sold, the board of directors shall consist of 6 members. Holders of common stock shall elect two directors; holders of Series A preferred stock shall elect one director; holders of Series B preferred stock shall elect two directors; and holders of common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock shall elect one director, voting as a single class on an as converted basis.

In the event that 25,000 or more shares of Series C preferred stock are sold, the board of directors shall consist of 7 members. Holders of common stock shall elect two directors; holders of Series A preferred stock shall elect one director; holders of Series B preferred stock shall elect two directors; holders of Series C preferred stock shall

Rights of viaLink Stockholders	Rights of Prescient Shareholders

elect one director; and holders of common stock, Series A preferred stock and Series B preferred stock shall elect one director, voting as a single class on an as converted basis.

The size (6 or 7 directors) and the composition of the board of directors is also dependent upon a material breach by Prescient of Article 4 of either the Series B preferred stock Stock Purchase Agreement or the Series C preferred stock Stock Purchase Agreement, or both, if such breach is not cured within 30 days of the receipt by Prescient of a notice of such breach from the holders of the affected series of stock.

As an accommodation to certain holders of Series C preferred stock, the board granted those holders the right to observe board meetings.

Classification of Board of Directors	The DGCL permits a Delaware corporation to provide in its certificate of incorporation for the board of directors to be divided into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years.
viaLink’s certificate of incorporation divides the board of directors into three separate classes, as nearly equal in number as possible, with staggered three-year terms. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a three-year term. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a three-year term, with each director to hold office until his or her successor has been duly elected and qualified.	The PBCL permits a Pennsylvania corporation to provide in its articles of incorporation for the board of directors to be divided into classes of directors with staggered terms of office, with the term of office of at least one class expiring each year, and for maximum terms of four years.

Prescient’s articles of incorporation and bylaws do not classify the board of directors.

At each annual meeting of shareholders, directors are elected for a one-year term to succeed those directors whose terms expire. The bylaws provide that, once elected, each director will hold office until his or her successor has been duly elected and qualified.

	Rights of viaLink Stockholders	Rights of Prescient Shareholders

Removal of Directors	Under the DGCL, stockholders holding a majority of shares entitled to vote at an election of directors may remove any director or the entire board of directors, except that, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may only remove a director for cause.	Under the PBCL, shareholders holding a majority of shares cast by those entitled to vote at an election of directors may remove any director or the entire board of directors, except that, unless the articles of incorporation provide otherwise, in the case of a corporation whose board of directors is classified by a bylaw, shareholders may only remove a director for cause.
	viaLink’s certificate of incorporation and bylaws provide that a director may be removed from office by stockholders only for cause by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock of viaLink entitled to vote in the election of directors, voting together as a single class.	Prescient’s articles of incorporation and bylaws provide that a director may be removed from office by shareholders without cause and only by the affirmative vote of a majority of the votes cast by shareholders entitled to cast votes in an election of directors, taken at a meeting of shareholders called for that purpose.
Any director elected solely by holders of Series A preferred stock, Series B preferred stock or Series C preferred stock, voting as separate classes by series, may be removed only with the approval of shareholders owning at least 51% of all the votes entitled to be cast by shares of the appropriate class.

Filling Director Vacancies	Under the DGCL, unless a corporation’s certificate of incorporation and bylaws provide otherwise, vacancies and newly created directorships resulting from a resignation, an increase in the authorized number of directors or otherwise may be filled by a vote of a majority of the directors remaining in office, even if such majority is less than a quorum, or by the sole remaining director.

viaLink’s certificate of incorporation and bylaws do not provide otherwise. In addition, they specify that any director elected in accordance with the above shall hold office until the annual meeting of stockholders at which the term of office of the	Under the PBCL, unless a corporation’s bylaws provide otherwise, vacancies and newly created directorships resulting from a resignation, an increase in the authorized number of directors or otherwise may be filled by a vote of a majority of the directors remaining in office, even if such majority is less than a quorum, or by the sole remaining director.

Prescient’s bylaws do provide for filling director vacancies as set forth above. In addition, they specify that any director elected in accordance with the above shall hold office until the next selection of the class to which the replacement director has been elected, and until such

	Rights of viaLink Stockholders	Rights of Prescient Shareholders

class to which such director has been elected expires, and until such director’s successor shall have been duly elected and qualified.	director’s successor shall have been duly elected and qualified.

Prescient’s articles of incorporation also provide that if directorships elected by holders of Series A preferred stock, Series B preferred stock or Series C preferred stock, voting as separate classes by series, become vacant, then the President or other appropriate officer shall, upon written request of holders of 25% of the applicable series of preferred stock, call a special meeting of holders of that series of preferred stock to elect a director to fill the vacancy. If a meeting is not called within 10 days of delivery of a request, then holders of 25% of the applicable series of preferred stock can designate one shareholder of the applicable series of preferred stock to call the meeting.

Discretion of Officers and Directors to Consider Interests in Addition to Stockholders’ Interests	The DGCL does not contain a similar provision.	Under the PBCL, in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director may, in addition to considering the effects of any action on the corporation’s shareholders, consider the effects of the action on employees, suppliers, customers, creditors, communities in which the corporation operates, the short-term and long-term interests of the corporation, the resources, intent and conduct of any person seeking to acquire control of the corporation, and all other factors that the director considers pertinent.

Interested Director Transactions	Under the DGCL, contracts and transactions between a Delaware corporation and one or more of its directors or officers, or organizations in which they serve in such capacities or have a financial interest, will not be void or voidable solely for such reason or solely because such director or	Under the PBCL, contracts and transactions between a Pennsylvania corporation and one or more of its directors or officers, or organizations in which he or she serves in such capacity or has a financial interest, will not be void or voidable solely for such reason or solely because the

Rights of viaLink Stockholders	Rights of Prescient Shareholders

officer acts or participates in a board of directors or committee meeting authorizing the contract or transaction if:

• The material facts of the relationship or interest are disclosed or known to the board of directors or committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors (even if the disinterested directors are less than a quorum);

• The materials facts as to the relationship or interest are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

• The contract or transaction is fair to the corporation as of the time that it is authorized by the board of directors, a committee thereof or the stockholders	director or officer is present at or participates in the board of directors meeting authorizing the contract or transaction if:

• The material facts of the relationship or interest are disclosed or known to the board of directors and the board of directors authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors even if the disinterested directors are less than a quorum;

• The material facts as to the relationship or interest are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the stockholders; or

• The contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, or the shareholders.

Limitation on Personal Liability of Directors	The DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, subject to certain limitations.

viaLink’s certificate of incorporation provides that a director shall not be personally liable to viaLink or its stockholders for monetary damages for breach of fiduciary duty, except for liability:

• For any breach of the director’s duty of loyalty to viaLink or its stockholders;

• For acts or omissions not in good faith or which involve intentional misconduct or a	The PBCL permits a Pennsylvania corporation to include a provision in its bylaws eliminating the personal liability of a director to the corporation for monetary damages except for instances where the director has breached or failed to perform his or her fiduciary duties and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Any bylaw provision shall not apply to criminal statutes or the duty to pay taxes to governmental authorities. Prescient’s bylaws contain a provision so limiting the liability of Prescient’s directors.

Rights of viaLink Stockholders	Rights of Prescient Shareholders

knowing violation of law;

• For payment of a dividend or the purchase or redemption of stock in violation of Delaware law; or

• For any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers	Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorney’s fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

viaLink’s certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of viaLink will be indemnified and held harmless by viaLink to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties	Under the PBCL, a Pennsylvania corporation must indemnify any person against expenses (including attorney’s fees) actually and reasonably incurred to the extent that the person has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a representative of the corporation.

The PBCL generally permits a Pennsylvania corporation to indemnify any person who is or was a representative of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which he or she had no reasonable cause to believe was unlawful.

Prescient’s bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a representative of Prescient will be indemnified and held harmless by Prescient to the fullest extent authorized by the PBCL against all expense, liability and loss (including attorneys’ fees, judgments, fines,

Rights of viaLink Stockholders	Rights of Prescient Shareholders

and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding. In addition, viaLink may provide indemnification to employees and agents of viaLink to the same extent.

The DGCL and viaLink’s certificate of incorporation permit viaLink to purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of viaLink or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not viaLink would have the power to indemnify such person against such expense, liability or loss under the DGCL.	excise taxes, fines and penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding. In addition, Prescient may provide indemnification to employees and agents of Prescient to the same extent.

The PBCL and Prescient’s bylaws permit Prescient to purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Prescient or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Prescient would have the power to indemnify such person against such expense, liability or loss under the PBCL or its bylaws.

Amendments to Certificate or Articles of Incorporation	Under the DGCL, viaLink’s certificate of incorporation may be amended only if the proposed amendment is approved by the board of directors and the holders of a majority of the outstanding stock entitled to vote.

In addition, viaLink’s certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock of viaLink entitled to vote in the election of directors, voting together as a single class, in order to approve amendments to viaLink’s certificate of incorporation relating to:

• The authority to amend or repeal certain provisions of viaLink’s bylaws;

• The prohibition on stockholder voting by written consent;

• Calling special meetings of stockholders;

• The structure and composition of the board of directors;	Under the PBCL, Prescient’s articles of incorporation may be amended only if the proposed amendment is approved by the board of directors and a majority of the votes cast by all shareholders entitled to vote thereon.

The PBCL also grants statutory voting rights, by class or series, to holders of any class or series on any amendment that would adversely affect the rights or preferences of that class or series.

Prescient’s articles of incorporation provide that any amendment that would (i) adversely affect the rights or preferences of the Series A preferred stock, or (ii) change the rights or preferences of the Series B preferred stock or Series C preferred stock (including authorizing or issuing shares having preferences or rankings superior to the Series B preferred stock or Series C preferred stock or otherwise adversely affecting the rights of the holders of Series B preferred

	Rights of viaLink Stockholders	Rights of Prescient Shareholders

	• Filling vacancies on the board of directors; or • The removal of directors.	stock or Series C preferred stock) needs the affirmative vote of a majority of votes entitled to be cast by holders of the Series A preferred stock and 51% of votes entitled to be cast by the Series B and C preferred stock, voting as a separate class.

Amendments to Bylaws	viaLink’s certificate of incorporation and bylaws provide that viaLink’s bylaws may be amended, supplemented or repealed, or new bylaws may be adopted, by the board of directors or by the stockholders. In addition, stockholders may change or repeal any bylaw adopted by the board of directors, and no amendment or supplement to the bylaws adopted by the board of directors shall vary or conflict with any amendment or supplement adopted by the stockholders.	The PBCL provides that bylaws may be adopted, amended, and repealed by the shareholders, or by the board of directors, if authority is expressly granted to the directors. However, the PBCL reserves adoption or amendment of bylaws relating to certain matters to the shareholders. Those matters so reserved are (i) the liability, selection, removal and voting rights of the board of directors and (ii) the authorization of shares, shareholder quorum, actions by shareholders and judges of election. Prescient’s’ articles of incorporation provide that any amendment to the bylaws that (i) adversely affects the holders of Series A preferred stock, or (ii) changes the rights and preferences of the Series B preferred stock or Series C preferred stock (including authorizing or issuing shares having preferences or rankings superior to the Series B preferred stock or Series C preferred stock or otherwise adversely affecting the rights of the holders of Series B preferred stock or Series C preferred stock) requires the affirmative vote of a majority of the votes entitled to be cast by holders of the affected series of preferred stock, voting as separate classes.
Prescient’s bylaws provide that they may be amended, repealed or replaced either by affirmative vote of the majority of votes cast by Prescient’s shareholders or, with respect to matters not statutorily reserved to the shareholders, by vote of a

	Rights of viaLink Stockholders	Rights of Prescient Shareholders

majority of Prescient’s board of directors.

Business Combination Statute	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a person owning 15% or more of the corporation’s voting stock for three years following the time that person becomes a 15% stockholder, with certain exceptions.

As permitted under Delaware law, viaLink has expressly elected not to be governed by Section 203 in its certificate of incorporation.	The PBCL prohibits a Pennsylvania “registered corporation” from engaging in a “business combination” with a person owning 20% or more of the corporation’s voting stock for five years following the time that person becomes a 20% shareholder, with certain exceptions, unless certain minimum voting requirements are met.

Under the PBCL, a “registered corporation” is one which has a class or series of shares registered under the Securities Exchange Act of 1934, as amended, is otherwise subject to the reporting requirements of the Exchange Act, or is a registered management company under the Investment Company Act of 1940, as amended.
Prescient is not a registered corporation.

Control Share Acquisition Statute	The DGCL does not contain a similar provision	The PBCL provides that, unless otherwise provided in its articles of incorporation, and subject to a number of exceptions for shares acquired in particular circumstances, shares of a registered corporation, when first acquired by any person in the ranges of at least 20%, but less than 33 1/3%; at least 33 1/3%, but less than 50%; or 50% or more, shall lose their voting rights. Voting rights may only be restored upon affirmative vote of a majority of (i) the disinterested shares of the corporation, and (ii) all voting shares of the corporation in two separate votes.
Prescient is not a registered corporation and the articles of incorporation do not exempt Prescient from the statute.

“Greenmail” Transactions	The DGCL does not contain a similar provision	The PBCL provides for a registered corporation that, unless otherwise provided in its articles of incorporation and subject to a

	Rights of viaLink Stockholders	Rights of Prescient Shareholders

number of exceptions, profits from the disposition of equity securities by controlling persons belong to, and are recoverable by, the corporation. The rights of ownership and recovery apply to dispositions made within 18 months of becoming a controlling person and to equity securities acquired within 24 months before, or 18 months after, becoming a controlling person.

Stockholder Rights Plan	viaLink does not have a stockholder rights plan.	Prescient is not a registered corporation, and the articles of incorporation do not exempt Prescient from the statute. Prescient does not have a stockholder rights plan.

Vote Required for Certain Transactions	The DGCL generally requires that a merger or consolidation, or sale, lease or exchange of all or substantially all of a corporation’s property and assets, be approved by the board of directors and by the stockholders of each constituent corporation by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the transaction, unless a greater number is provided in a corporation’s certificate of incorporation.

Under the DGCL, a surviving corporation need not obtain stockholder approval for a merger if:

• The corporation’s certificate of incorporation will not be amended as a result of the merger;

• Each share of the corporation’s stock outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and

• Either no shares of the surviving corporation’s common stock and no securities convertible into	The PBCL generally requires that a merger, or consolidation, or share exchange, or sale of all or substantially all of a corporation’s property and assets, be approved by the board of directors and by the shareholders of each constituent corporation, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the transaction, voting by class or series, unless a greater number is provided in a corporation’s articles of incorporation.
Under the PBCL, approval of a merger by the shareholders of a constituent corporation, whether or not it is the surviving corporation, is not required if:

• The corporation’s articles of incorporation will not differ, except for amendments that may be made by the board of directors without shareholder action, from its articles of incorporation before the merger;

• Each shareholder of the corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares of the surviving, or new

	Rights of viaLink Stockholders	Rights of Prescient Shareholders

such stock will be issued pursuant to the merger, or the authorized unissued shares or treasury shares of the surviving corporation’s common stock to be issued pursuant to the merger plus those initially issuable upon conversion of any other securities to be issued pursuant to the merger do not exceed 20% of the shares of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger.

viaLink’s certificate of incorporation does not change the voting requirements provided for by the DGCL for mergers or consolidations or sales of property.	corporation, with identical designations, preferences, limitations and relative rights except as may otherwise be agreed by the holder thereof, immediately after the merger; and

• The shareholders of the constituent corporation are to hold in the aggregate, after the merger, shares of the surviving or new corporation entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors.

Alternatively, shareholder approval is not required if 80% of all classes of outstanding shares of the constituent corporation are owned directly or indirectly by another corporation that is party to the merger, or the constituent corporation has not issued any shares, or the constituent corporation is merging with or into a single indirect wholly-owned subsidiary of the constituent corporation.

Except for the requirement that any merger be approved by (i) the holders of a majority of the outstanding shares of Series A preferred stock, and (ii) the holders of 51% of the outstanding shares of Series B preferred stock and Series C preferred stock, voting as separate classes by series, Prescient’s articles of incorporation and bylaws do not change the voting requirements provided for by the PBCL for a merger, share exchange or sale of property.

Appraisal or Dissenters’ Rights	Under the DGCL, the right of dissenting stockholders to obtain fair value for their shares is available in connection with some mergers and consolidations. Unless otherwise provided in the certificate of incorporation, appraisal rights are not available	Under the PBCL, shareholders who preserve their rights may dissent from specified corporate actions, including certain mergers, share exchanges and sales of all or substantially all of the property of the corporation and obtain payment of the fair

	Rights of viaLink Stockholders	Rights of Prescient Shareholders

to stockholders when the corporation will be the surviving corporation in a merger and no vote of its stockholders is required to approve the merger. In addition, appraisal rights are not available to holders of shares of any class of stock which is either listed on a national securities exchange or an interdealer quotation system operated by the NASD or held of record by more than 2,000 stockholders, unless those stockholders are required by the terms of the merger to accept anything other than:

• shares of stock of the surviving or resulting corporation;

• shares of stock of another corporation which, on the effective date of the merger or consolidation, are of the kind described above;

• cash instead of fractional shares of stock; or

• any combination of the three types of consideration above.	value of their shares. Dissenters rights are not available to holders of shares of any class or series that are listed on a national securities exchange or an interdealer quotation system operated by the NASD or held beneficially or of record by more than 2,000 persons.

Prescient does not have a class of shares registered on a national securities exchange or interdealer quotation system or held by more than 2,000 persons. Therefore, Prescient’s shareholders are entitled to dissenters rights for those events specified in the PBCL.

Employee Compensation and Labor Contracts	The DGCL does not contain a similar provision.	The PBCL provides, for registered corporations, that certain severance payments will be made to persons terminated as a result of a control share acquisition. Similarly the PBCL provides for the preservation of labor contracts in the event of a business combination.

Prescient is not a registered corporation and the statute does not apply.

Demand for Fair Value	The DGCL does not contain a similar provision.	The PBCL provides that shareholders of a registered corporation in which any person acquires 20% or more of the votes that all shareholders would be entitled to vote in an election for directors may object to the transaction in which the person acquired the 20% interest. Any objector may demand from the acquiror the fair value in cash of the objector’s voting shares.

Rights of viaLink Stockholders	Rights of Prescient Shareholders

Prescient is not a registered corporation and the statute does not apply.

RIGHTS OF DISSENTING PRESCIENT SHAREHOLDERS

      For purposes of this section, the term “Prescient” will be deemed to refer also to the Surviving Entity with respect to actions taken after the time the merger becomes effective in accordance with applicable state law or the “Effective Time”. In addition, for purposes of this section, references to a record holder, shareholder or beneficial owner include both a holder or beneficial owner of shares of common stock of Prescient and a holder or beneficial owner of shares of preferred stock of Prescient who will receive merger consideration equal to that paid to the holder of the equivalent number of shares of common stock upon the conversion of the preferred stock immediately prior to the Effective Time pursuant to Prescient’s articles of incorporation. For the purposes of this section, the term “Common Stock” shall refer also to those shares of preferred stock of Prescient holders of which shall receive merger consideration as above.

      Pursuant to the Merger Agreement and the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), shareholders have dissenters rights in connection with the Merger under Sections 1571 through 1580 of Subchapter D of Chapter 15 of the PBCL (hereinafter “Subchapter 15D”), a copy of which (as well as a copy of Section 1930 Dissenters Rights of the PBCL) is included in this Proxy Statement as Annex C, and may demand in writing that Prescient pay the fair value of their common stock.

      If any shareholder exercises dissenters rights (each a “Dissenting Shareholder”) in connection with the Merger under Subchapter 15D, any shares of common stock held by such a holder at the Effective Time will not be converted into the right to receive the Merger Consideration, but instead will be converted into the right to receive the “fair value” of such shares pursuant to Subchapter 15D.

      THE FOLLOWING SUMMARY OF THE PROVISIONS OF SUBCHAPTER 15D IS NOT INTENDED TO BE A COMPLETE STATEMENT OF THOSE PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUBCHAPTER 15D, A COPY OF WHICH (AS WELL AS A COPY OF SECTION 1930 OF THE PBCL) IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX C, AND INCORPORATED HEREIN BY REFERENCE. Prescient will not give any notice of the following requirements other than as described in this Proxy Statement and as required by the PBCL.

General

      Any shareholder who, under Subchapter 15D, duly demanded the payment of the fair value of his or her shares of common stock owned at the Effective Time will not, after the Effective Time, be a shareholder of Prescient for any purpose or be entitled to the payment of dividends or other distributions on any such common stock. Moreover, the common stock of any Dissenting Shareholder will be converted into the right to receive the fair value of that common stock, determined in accordance with Subchapter 15D.

      PRESCIENT SHAREHOLDERS SHOULD NOTE THAT, UNLESS ALL THE REQUIRED PROCEDURES FOR CLAIMING DISSENTERS RIGHTS ARE FOLLOWED WITH PARTICULARITY, DISSENTERS RIGHTS WILL BE LOST. VOTING AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, WHETHER IN PERSON OR BY PROXY, IS NOT SUFFICIENT NOTICE TO PERFECT DISSENTERS RIGHTS.

Filing Notice of Intention to Demand Fair Value

      Before any Prescient Shareholder vote is taken on the Merger Agreement, a Dissenting Shareholder must deliver to Prescient a written notice of his or her intention to demand the fair value of his or her common stock if the Merger is effected. Such written notice may be sent to the Secretary of Prescient at Prescient’s address set forth under “Summary — The Companies.”

      Neither the return of a proxy by the Dissenting Shareholder with instructions to vote the shares represented thereby against the approval and adoption of the Merger Agreement nor a vote against the approval and adoption of the Merger Agreement or an abstention from voting on the approval and adoption of the Merger Agreement is sufficient to satisfy the requirement of delivering a written notice to Prescient. In addition, the Dissenting Shareholder must not effect any change in the beneficial ownership of his or her shares from the date of filing the notice with Prescient through the Effective Time, and the Dissenting Shareholder must not vote his or her shares, for which payment of fair value is sought, in favor of the approval and adoption of the Merger Agreement. The submission of a signed blank proxy will serve to waive dissenters rights if not revoked, but a failure to vote, a vote against or an abstention from voting on the approval and adoption of the Merger Agreement will not waive such rights. Proper revocation of a signed blank proxy or a signed proxy instructing a vote for approval and adoption of the Merger Agreement will also preserve dissenters rights under the PBCL. Failure by a Dissenting Shareholder to comply with any of the foregoing, including delivery of written notice to Prescient, will result in such Dissenting Shareholder’s forfeiting any right to payment of the fair value of such Dissenting Shareholder’s common stock.

Record and Beneficial Owners

      A record holder may assert dissenters rights as to fewer than all the common stock registered in the record holder’s name only if the record holder dissents with respect to all the common stock beneficially owned by any one person and discloses the name and address of the person, or persons, on whose behalf the record holder dissents. A beneficial owner who is not the record holder may assert dissenters rights with respect to common stock held on the beneficial owner’s behalf if such beneficial owner submits to Prescient the written consent of the record holder not later than the time of assertion of dissenters rights. A beneficial owner may not dissent with respect to less than all the shares of stock of the same class or series owned by that beneficial owner, whether or not those shares of stock are registered in the beneficial owner’s name.

Notice to Demand Payment

      If the Merger is approved by the requisite vote at the Special Meeting, Prescient shall mail to all Dissenting Shareholders who gave due notice of their intention to demand payment of fair value and who refrained from voting in favor of the Merger a notice stating where and when a demand for payment must be sent, and share certificates representing the common stock, if any, held by the Dissenting Shareholder must be deposited, to obtain payment. The notice shall be accompanied by a copy of Subchapter 15D and include a form for demanding payment, which form shall have a request for certification of the date that beneficial ownership of the common stock was acquired by the Dissenting Shareholder or the person on whose behalf the Dissenting Shareholder dissents. The time set for the receipt of a demand and the Dissenting Shareholder’s share certificates, if any, shall be at least thirty days from the mailing of the notice. Failure by a Dissenting Shareholder to timely demand payment and deposit the share certificates, if any, pursuant to the notice will cause the Dissenting Shareholder to lose all right to receive payment of the fair value of his or her common stock.

      All mailings to Prescient are at the risk of the Dissenting Shareholder.

      If the Merger has not been effected within sixty days after the date set for demanding payment and depositing share certificates, Prescient shall return any share certificates that have been deposited. Prescient, however, may at any later time send a new notice regarding demand for payment and deposit of share certificates with like effect.

Restriction on Transfer of Uncertificated Shares

      Prescient may restrict the transfer of uncertificated shares of common stock from the time Prescient receives a demand for payment until the earlier of the effectuation of the merger or within sixty (60) days after the date set for demanding payment and depositing certificates.

Payment of Fair Value of Common Stock

      Promptly after the Effective Time, or upon timely receipt of demand for payment if the Merger has already been effected, Prescient shall either remit to Dissenting Shareholders who have made demand and deposited their share certificates, if any, the amount Prescient estimates to be the fair value of the common stock or give written notice that, in accordance with Section 1577 of the PBCL, no remittance will be made. The remittance or notice shall be accompanied by:

(a) Prescient’s closing balance sheet and statement of income for a fiscal year ending not more than sixteen (16) months prior to the date of remittance or notice, together with the latest available interim financial statements;

(b) a statement of Prescient’s estimate of the fair value of the common stock; and

(c) a notice of the right of a Dissenting Shareholder to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter 15D.

      If Prescient does not remit the amount of its estimate of the fair value of the common stock, it will return all share certificates that have been deposited and may make a notation thereon that a demand for payment has been made. If shares with respect to which such notation has been made are thereafter transferred, each new share certificate issued thereafter will bear a similar notation, together with the name of the original dissenting holder or owner of such shares. Similarly, if Prescient does not remit the amount of its estimate of the fair value of the common stock it shall release uncertificated shares from any transfer restriction imposed by reason of the demand for payment.

      A transferee of released uncertificated shares or shares with notified certificates will not acquire by transfer any rights in Prescient other than those which the original dissenter had after making demand for payment of their fair value.

Estimate by Dissenting Shareholder of Fair Value of Common Stock

      If a Dissenting Shareholder believes that the amount estimated, or paid, by Prescient for his or her common stock is less than its fair value, the Dissenting Shareholder may send to Prescient his or her own estimate of its fair value, which shall be deemed a demand for payment of the amount of the deficiency. If the Dissenting Shareholder does not file his or her own estimate of the fair value within thirty days after the remittance, or notice, has been mailed by Prescient, the Dissenting Shareholder will be entitled to no more than the amount estimated in the notice, or remitted, by Prescient.

Valuation Proceedings

      Within sixty days after the latest of:

(a) the Effective Time;

(b) timely receipt of any demands for payment; or

(c) timely receipt of any Dissenting Shareholder estimates of fair value;

if any demands for payment remain unsettled, Prescient may file in court an application for relief requesting that the fair value of the common stock be determined by the court.

      Each Dissenting Shareholder whose demands have not been settled will be made a party to the proceeding and will be entitled to recover the amount by which the fair value of such Dissenting Shareholder’s common stock is found to exceed the amount, if any, previously remitted. The Dissenting Shareholder will also be entitled to interest on such amount from the Effective Time until the date of payment.

      There is no assurance, however, that Prescient will file an application for relief. If Prescient fails to file an application within the 60-day period, any Dissenting Shareholder who has not settled his or her claim may do so in Prescient’s name within thirty (30) days after the expiration of the 60-day period. If a Dissenting Shareholder does not file an application within the 30-day period, each Dissenting Shareholder who has not settled his or her claim will be paid no more than Prescient’s estimate of the fair value of the common stock and may bring an action to recover any amount not previously remitted.

Costs and Expenses of Valuation Proceedings

      The costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against Prescient, except that any part of such costs and expenses may be assessed as the court deems appropriate against all or some of the Dissenting Shareholders whose action in demanding supplemental payment is found by the court to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

      The court may also assess the fees and expenses of counsel and experts for any or all of the Dissenting Shareholders against Prescient, if it fails to comply substantially with Subchapter 15D or acts in a dilatory, obdurate, arbitrary or vexatious manner or in bad faith. The court can also assess any fees or expenses of counsel and experts incurred by Prescient against any Dissenting Shareholder, if the Dissenting Shareholder is found to have acted in a dilatory, obdurate, arbitrary or vexatious manner or in bad faith. If the court finds that the services of counsel for any Dissenting Shareholder were of substantial benefit to the other Dissenting Shareholders, and should not be assessed against Prescient, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the Dissenting Shareholders who were benefited.

      Under the PBCL, a Prescient Shareholder has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the Merger, nor any right to valuation and payment of the fair value of the holder’s shares because of the Merger, except to the extent provided by the dissenters rights provisions of Subchapter 15D. The PBCL also provides that absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter 15D are exclusive.

      THE FOREGOING DESCRIPTION OF THE RIGHTS OF DISSENTERS UNDER SUBCHAPTER 15D SHOULD BE READ IN CONJUNCTION WITH ANNEX C TO THIS PROXY STATEMENT, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF SUBCHAPTER 15D.

      PRESCIENT SHAREHOLDERS WHO DO NOT FOLLOW THE REQUIREMENTS OF SUBCHAPTER 15D WILL BE ENTITLED TO RECEIVE ONLY THE MERGER CONSIDERATION.

LEGAL MATTERS

      The validity of the viaLink securities to be issued in the merger will be passed upon by Hallett & Perrin, P.C. Certain U.S. federal income tax consequences relating to the merger will also be passed upon by Montgomery, McCracken, Walker & Rhoads, LLP.

EXPERTS

      The financial statements and the related financial statement schedule incorporated in this proxy statement/ prospectus by reference from viaLink’s Annual Report on Form 10-KSB for the two years in the period ended December 31, 2003, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt concerning viaLink’s ability to continue as a going concern) and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Prescient as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this proxy statement/ prospectus, have been so included in reliance on the report (which contains an emphasis-of-a-matter paragraph relating to Prescient’s mandatory redeemable convertible preferred stock which is redeemable by the holders of such stock as of February 22, 2005) of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS

      Stockholders may submit proposals on matters appropriate for stockholder action at viaLink’s annual meetings, consistent with regulations adopted by the SEC and the bylaws of viaLink. Proposals to be considered for inclusion in the proxy statement for the 2005 Annual Meeting of Stockholders of viaLink must be received by viaLink at its principal executive offices not later than February 1, 2005.

OTHER MATTERS

      As of the date of this proxy statement/ prospectus, the viaLink board of directors knows of no other matters that will be presented for consideration at the viaLink annual meeting other than as described in this proxy statement/ prospectus. If any other matters come before the meeting or any adjournments or postponements of the meeting and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

WHERE YOU CAN FIND MORE INFORMATION

      viaLink files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including viaLink, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference in this proxy statement/ prospectus.

      viaLink has filed with the SEC a registration statement of which this proxy statement/ prospectus forms a part. The registration statement registers the shares of viaLink common stock to be issued to Prescient stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about viaLink common stock. The rules and regulations of the SEC allow viaLink to omit certain information included in the registration statement from this proxy statement/ prospectus.

      In addition, the SEC allows viaLink to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/ prospectus, except for any information that is superseded by information included directly in this document.

      This proxy statement/ prospectus incorporates by reference the documents listed below that viaLink has previously filed or will file with the SEC. They contain important information about viaLink, its financial condition or other matters.

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

•	Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2004;

•	Current Report on Form 8-K, dated June 1, 2004;

•	The information contained under Item 5 of the Current Report on Form 8-K filed on May 26, 2004; and

•	The description of viaLink’s common stock contained in viaLink’s Form 8-A/ A (File No. 333-05038-D) filed under Section 12(g), and any amendment or report filed with the SEC for the purpose of updating such description.

      In addition, viaLink incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/ prospectus and prior to the date of the viaLink annual meeting. Such documents are considered to be a part of this proxy statement/ prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

      You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from viaLink by requesting them in writing or by telephone at the following address:

The viaLink Company
13155 Noel Road, Suite 300
Dallas, Texas 75240
(972) 934-5500

      These documents are available from viaLink without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/ prospectus forms a part.

      If you are a stockholder of viaLink and would like to request documents, please do so by September      , 2004 to receive them before the viaLink annual meeting. If you request any documents from viaLink, viaLink will mail them to you by first class mail, or another equally prompt means, within one business day after viaLink receives your request.

      This document is a prospectus of viaLink and is a proxy statement of viaLink for the viaLink annual meeting. viaLink has not authorized anyone to give any information or make any representation about the merger or viaLink that is different from, or in addition to, that contained in this proxy statement/ prospectus or in any of the materials that viaLink has incorporated by reference in this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

PRESCIENT SYSTEMS, INC.

Index
December 31, 2001, 2002, 2003 and the Six Months Ended June 30, 2003 and 2004 (Unaudited)

Page(s)

Report of Independent Auditors	F-2
Financial Statements
Consolidated Balance Sheets	F-3
Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)	F-3 F-4
Consolidated Statements of Mandatorily Redeemable Convertible Preferred Stock and Shareholders’ Equity	F-6
Consolidated Statements of Cash Flows	F-7–F-8
Notes to Consolidated Financial Statements	F-9–F-22

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders

of Prescient Systems, Inc.

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of (loss) income and comprehensive (loss) income, mandatorily redeemable convertible preferred stock and shareholders’ equity, and of cash flows present fairly, in all material respects, the financial position of Prescient Systems, Inc. and its subsidiary at December 31, 2003 and 2002 and the results of their operations and their cash flows for the three years ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 3 to the financial statements, the Company’s Mandatorily Redeemable Convertible Preferred Stock is redeemable by the holders of such stock after February 22, 2005. The Mandatorily Redeemable Convertible Preferred Stock, subject to such redemption, had a carrying value of $10,737,445 as of December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
March 30, 2004

PRESCIENT SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2003 and
As of June 30, 2004 (Unaudited)

	December 31,		June 30,

	2002	2003	2004

			(Unaudited)
Current assets
Cash and cash equivalents	$659,789	$261,881	$1,278,151
Restricted cash	176,900	75,488	75,718
Accounts receivable (Note 13)	1,137,843	738,702	837,119
Prepaid expenses	142,144	95,704	65,380

Total current assets	2,116,676	1,171,775	2,256,368

Property and equipment
Computer equipment	544,982	545,023	576,062
Purchased software	111,303	112,103	113,768
Furniture and fixtures	78,708	80,258	80,347

	734,993	737,384	770,177
Less: Accumulated depreciation	(537,842)	(621,134)	(651,949)

Property and equipment, net	197,151	116,250	118,228

Goodwill	1,067,041	1,126,933	1,168,076
Other assets	28,092	1,017	1,020

Total assets	$3,408,960	$2,415,975	$3,543,692

Current liabilities
Current portion of long-term debt	$66,667	$—	$—
Subordinated promissory notes, net of discount	—	—	—
Accounts payable	105,296	166,222	305,953
Accrued expenses	599,359	307,551	358,968
Deferred revenues	997,818	1,039,347	1,097,820

Total current liabilities	1,769,140	1,513,120	1,762,741

Other liabilities
Redeemable warrants	506,236	506,236	506,236
Deferred revenue	17,747	13,338	67,083
Long-term debt	33,334	—	—

Total other liabilities	557,317	519,574	573,319

Total liabilities	2,326,457	2,032,694	2,336,060

Commitments and contingencies (Note 15)
Redeemable preferred stock
Series C Mandatorily Redeemable Convertible Preferred Stock, $.01 par value, 50,000 shares authorized, 21,896 and 21,096 shares issued and outstanding at December 31, 2003 and 2002 (liquidation value of $2,364,733 at December 31, 2003 and $2,459,323 at June 30, 2004)	2,137,017	2,336,901	2,443,850
Series A Mandatorily Redeemable Convertible Preferred Stock, $.01 par value, 50,000 shares authorized, 41,069 and 37,506 shares issued and outstanding at December 31, 2003 and 2002 (liquidation value of $4,496,942 at December 31, 2003 and $4,711,879 at June 30, 2004)	3,991,903	4,435,096	4,675,226
Series B Mandatorily Redeemable Convertible Preferred Stock, $.01 par value, 50,000 shares authorized, 36,693 and 33,975 shares issued and outstanding at December 31, 2003 and 2002 (liquidation value of $3,962,812 at December 31, 2003 and $4,121,334 at June 30, 2004)	3,663,264	3,965,448	4,128,282

Total redeemable preferred stock	9,792,184	10,737,445	11,247,358

Common shareholders’ equity
Common stock, $.01 par value 25,000,000 shares authorized, 6,637,520 issued and outstanding	66,375	66,375	66,375
Additional paid-in capital	1,428,384	1,428,384	1,428,384
Accumulated deficit	(10,150,934)	(11,788,463)	(11,467,303)
Cumulative translation adjustment	(53,506)	(60,460)	(67,182)

Total common shareholders’ equity	(8,709,681)	(10,354,164)	(10,039,726)

Total liabilities, redeemable preferred stock and shareholders’ equity	$3,408,960	$2,415,975	$3,543,692

The accompanying notes are an integral part of these consolidated financial statements.

PRESCIENT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME

Years Ended December 31, 2001, 2002 and 2003

	2001	2002	2003

Revenues
License fees	$1,435,747	$2,967,901	$1,415,988
Maintenance	1,102,323	1,382,293	1,510,324
Professional services	892,298	1,452,516	904,775
Reimbursed expenses	61,479	29,056	45,139

Total revenues	3,491,847	5,831,766	3,876,226

Operating expenses
Cost of revenues	1,165,864	1,320,024	1,017,995
Selling and marketing	1,646,958	2,173,336	1,774,081
General and administrative	1,005,408	1,255,569	1,087,798
Product development	675,353	644,045	586,512
Depreciation and amortization	516,284	89,414	101,598

Total operating expenses	5,009,867	5,482,388	4,567,984

Operating (loss) profit	(1,518,020)	349,378	(691,758)
Interest income	14,808	9,273	2,489
Interest expense	(516,381)	(257,990)	(2,999)

(Loss) income before income taxes	(2,019,593)	100,661	(692,268)
Income taxes (Note 11)	—	—	—

Net (loss) income	(2,019,593)	100,661	(692,268)
Foreign currency translation adjustment	(30,777)	(3,890)	(6,954)

Comprehensive (loss) income	$(2,050,370)	$96,771	$(699,222)

The accompanying notes are an integral part of these consolidated financial statements.

PRESCIENT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME

Three Months and Six Months Ended June 30, 2003 and 2004 (Unaudited)

	Three Months Ended		Six Months Ended

	June 30,

	2003	2004	2003	2004

	(Unaudited)		(Unaudited)
Revenues
License fees	$215,832	$1,562,204	$489,248	$1,763,953
Maintenance	384,464	424,255	746,675	822,133
Services	299,086	241,591	527,432	435,606
Reimbursed expenses	9,592	13,643	19,086	30,388

Total revenues	908,974	2,241,693	1,782,441	3,052,080

Operating expenses
Cost of revenues	240,449	217,969	567,135	444,947
Selling and marketing	387,015	311,081	1,078,683	618,551
General and administrative	267,861	508,496	607,671	784,446
Product development	128,385	177,619	294,317	343,507
Depreciation and amortization	27,914	16,321	65,275	30,762

Total operating expenses	1,051,624	1,231,486	2,613,081	2,222,213

Operating (loss) profit	(142,650)	1,010,207	(830,640)	829,867
Interest income	633	887	1,796	1,202
Interest expense	(959)	—	(2,130)	—

(Loss) income before income taxes	(142,976)	1,011,094	(830,974)	831,069
Income taxes	—	—	—	—

Net (loss) income	(142,976)	1,011,094	(830,974)	831,069
Foreign currency translation adjustment	(3,162)	(2,840)	(3,503)	(6,722)

Comprehensive (loss) income	$(146,138)	$1,008,254	$(834,477)	$824,347

The accompanying notes are an integral part of these consolidated financial statements.

PRESCIENT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

SHAREHOLDERS’ EQUITY
Years Ended December 31, 2001, 2002 and 2003

							Total
							Mandatorily
							Redeemable
							Convertible
							Preferred
	Series A Preferred		Series B Preferred		Series C Preferred		Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Amount

Balance, January 1, 2001 as restated	31,280	$3,204,115	30,000	$3,109,796	—	$—	$6,313,911
Stock dividends and accretion of dividend	2,972	325,386	1,458	264,384	—	—	589,770
Accretion of Preferred Stock	—	53,051	—	8,643	—	—	61,694
Exercise of Common stock options	—	—	—	—	—	—	—
Cancellation of Common stock options	—	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—

Balance, December 31, 2001	34,252	3,582,552	31,458	3,382,823	—	—	6,965,375
Gross proceeds of Series C Preferred Stock	—	—	—	—	21,096	2,109,576	2,109,576
Issuance costs on Series C Preferred Stock	—	—	—	—	—	(64,266)	(64,266)
Stock dividends and accretion of dividend on Preferred Stock	3,254	356,300	2,517	271,798	—	79,991	708,089
Accretion of Preferred Stock	—	53,051	—	8,643	—	11,716	73,410
Foreign currency translation adjustment	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—

Balance, December 31, 2002	37,506	3,991,903	33,975	3,663,264	21,096	2,137,017	9,792,184
Stock dividends and accretion of dividend on Preferred Stock	3,563	390,142	2,718	293,541	800	175,166	858,849
Accretion of Preferred Stock	—	53,051		8,643	—	24,718	86,412
Foreign currency translation adjustment	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—

Balance, December 31, 2003	41,069	$4,435,096	36,693	$3,965,448	21,896	$2,336,901	$10,737,445

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Common Stock						Total
			Additional	Accumulated	Translations	Deferred	Shareholders’
	Shares	Amount	Paid-In Capital	Deficit	Adjustment	Compensation	Equity

Balance, January 1, 2001 as restated	6,631,520	$66,315	$1,428,384	$(6,798,504)	$(18,839)	$(3,555)	$(5,326,199)
Stock dividends and accretion of dividend	—	—	—	(589,770)	—	—	(589,770)
Accretion of Preferred Stock	—	—	—	(61,694)	—	—	(61,694)
Exercise of Common stock options	6,000	60	1,440	—	—	—	1,500
Cancellation of Common stock options	—	—	(1,440)	(535)	—	1,975	—
Amortization of deferred compensation	—	—	—	—	—	1,580	1,580
Foreign currency translation adjustment	—	—	—	—	(30,777)	—	(30,777)
Net loss	—	—	—	(2,019,593)	—	—	(2,019,593)

Balance, December 31, 2001	6,637,520	66,375	1,428,384	(9,470,096)	(49,616)	—	(8,024,953)
Gross proceeds of Series C Preferred Stock	—	—	—	—	—	—	—
Issuance costs on Series C Preferred Stock	—	—	—	—	—	—	—
Stock dividends and accretion of dividend on Preferred Stock	—	—	—	(708,089)	—	—	(708,089)
Accretion of Preferred Stock	—	—	—	(73,410)	—	—	(73,410)
Foreign currency translation adjustment	—	—	—	—	(3,890)	—	(3,890)
Net income	—	—	—	100,661	—	—	100,661

Balance, December 31, 2002	6,637,520	66,375	1,428,384	(10,150,934)	(53,506)	—	(8,709,681)
Stock dividends and accretion of dividend on Preferred Stock	—	—	—	(858,849)	—	—	(858,849)
Accretion of Preferred Stock	—	—	—	(86,412)	—	—	(86,412)
Foreign currency translation adjustment	—	—	—	—	(6,954)	—	(6,954)
Net loss	—	—	—	(692,268)	—	—	(692,268)

Balance, December 31, 2003	6,637,520	$66,375	$1,428,384	$(11,788,463)	$(60,460)	$—	$(10,354,164)

The accompanying notes are an integral part of these consolidated financial statements.

PRESCIENT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2001, 2002 and 2003

	2001	2002	2003

Cash flows from operating activities
Net (loss) income	$(2,019,593)	$100,661	$(692,268)
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization	516,284	89,414	101,598
(Benefit) in provision for doubtful accounts	(12,923)	40,000	(14,991)
Amortization of deferred compensation	1,580	—	—
Amortization of discount on subordinated promissory notes	423,019	83,217	—
Changes in operating assets and liabilities
Accounts receivable	454,328	(701,692)	414,132
Prepaid expenses	(2,389)	(75,393)	46,440
Other assets	(87,379)	63,924	18,095
Accounts payable and accrued expenses	(102,790)	316,473	(230,882)
Deferred revenues	571,461	(312,544)	37,120

Net cash used in operating activities	(258,402)	(395,940)	(320,756)

Cash flows from investing activities
Purchases of property and equipment	(33,077)	(138,811)	(20,697)
Royalty payment to Lucas Bear	(63,937)	(104,571)	(59,892)
Change in restricted cash	—	(176,900)	101,412

Net cash used in investing activities	(97,014)	(420,282)	20,823

Cash flows from financing activities
Repayments of long-term debt	(33,333)	(66,666)	(100,001)
Proceeds from subordinated promissory notes	1,083,334	—	—
Proceeds from issuance of Series C Preferred stock, net of costs	—	719,982	—
Repayments on capital lease obligations	(19,007)	—	—
Proceeds from the exercise of common stock options	1,500	—	—

Net cash (used in) provided by financing activities	1,032,494	653,316	(100,001)

Net increase (decrease) in cash and cash equivalents	677,078	(162,906)	(399,934)
Effect of foreign currency translation on cash balances	(30,777)	(3,890)	2,026
Cash and cash equivalents, beginning of year	180,284	826,585	659,789

Cash and cash equivalents, end of year	$826,585	$659,789	$261,881

The accompanying notes are an integral part of these consolidated financial statements.

PRESCIENT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Six Months Ended June 30, 2003 and 2004 (Unaudited)

	June 30,

	2003	2004

	(Unaudited)
Cash flows from operating activities
Net (loss) income	$(830,974)	$831,069
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization	65,275	30,763
(Benefit) in provision for doubtful accounts	(10,255)	49,582
Changes in operating assets and liabilities
Accounts receivable	543,654	(147,999)
Prepaid expenses	31,560	30,325
Other assets	(4,224)	(6,446)
Accounts payable and accrued expenses	(200,552)	191,148
Deferred revenues	48,621	112,220

Net cash provided by (used in) operating activities	(356,895)	1,090,662

Cash flows from investing activities
Purchases of property and equipment	(18,741)	(32,740)
Royalty payment to Lucas Bear	(21,618)	(41,144)
Change in restricted cash	101,820	(230)

Net cash used in investing activities	61,461	(74,114)

Cash flows from financing activities
Repayments of long-term debt	(33,334)	—

Net cash used in financing activities	(33,334)	—

Net increase (decrease) in cash and cash equivalents	(328,768)	1,016,548
Effect of foreign currency translation on cash balances	698	(278)
Cash and cash equivalents, beginning of period	659,789	261,881

Cash and cash equivalents, end of period	$331,719	$1,278,151

The accompanying notes are an integral part of these consolidated financial statements.

PRESCIENT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001, 2002, 2003
and the Three Months and Six Months Ended June 30, 2003 and 2004 (Unaudited)

1.     The Company and Basis of Preparation

The Company

      Prescient Systems, Inc., a Pennsylvania corporation, was incorporated on November 12, 1996 for the purpose of acquiring certain assets and liabilities of Lucas, Bear & Associates, Inc. and commenced operations in December 1996. Prescient Systems, Inc. and its subsidiary, (together “Prescient” or the “Company”) develops, markets, implements and supports supply chain planning solutions to consumer products companies. Prescient 6, the company’s flagship software, covers the four key areas of supply chain planning: Demand, Supply, Collaboration and Performance Measurement. Prescient 6 is one of the industry’s first fully integrated supply chain planning suites, architected with a common data model and user interface across all modules to ensure rapid implementation, ease of use and low total cost of ownership.

      In accordance with the guidance provided by the Statement of Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has determined that it operates in one segment, specifically the development license, implementation and support of its software.

     Basis of Preparation of Unaudited Quarterly Financial Information

      The unaudited quarterly consolidated financial statements of the Company as of June 30, 2003 and 2004 and for the three and six month periods then ended have been prepared in accordance with generally accepted accounting principles in the United States of America for interim reporting and in accordance with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles in the United States of America for complete financial statements. In the opinion of management, all adjustments which are necessary for a fair presentation of the unaudited results for the interim periods presented have been included. Operating results for the six and three months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

2.	Recently Issued Accounting Pronouncements

      In December 2003, the Financial Accounting Standards Board (“FASB”) revised FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. This interpretation requires variable interest entities to be consolidated or deconsolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. It explains how to identify variable interest entities and how an enterprise assesses its interest in a variable interest entity to decide whether to consolidate that entity. As we do not hold any interest in variable interest entities, the adoption of FIN 46 has no impact on our consolidated financial statements.

      In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,(“SFAS 150”). SFAS 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS 150 represents a significant change in practice in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments and certain equity derivatives. SFAS 150 requires instruments that embody an unconditional obligation to be recorded as liabilities; however, our mandatorily redeemable convertible preferred stock is convertible and therefore does not carry an unconditional obligation requiring us to redeem the instrument. Therefore, the adoption of SFAS 150 has no impact on our consolidated financial statements.

PRESCIENT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Liquidity and Financing

      These financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company had an accumulated deficit of $11,788,463 at December 31, 2003 and has had negative cash flows from operations from inception until December 31, 2003.

      The ability of the Company to continue in its present form is largely dependent upon its ability to achieve profitability and positive cash flows. To the extent that existing sources of cash are insufficient to fund these activities, the Company will need to raise additional funds. Although management continues to pursue their plans, there is no assurance that the Company will be successful in obtaining increased revenues or additional financing on terms acceptable to the Company.

      Management believes that existing financing and favorable financial results to date in 2004, which include the sale of a software license to Ross Systems, Inc., will be sufficient to maintain operations in 2004. In addition, the Company has reviewed its forecasts to determine where additional expense reduction, if necessary, can be made to maintain operations for the foreseeable future. Also, management is exploring other strategic opportunities to strengthen ongoing operations.

      On February 22, 2005 the holders of Series A, B and C Mandatorily Redeemable Convertible Preferred Stock can demand the Company repurchase all the shares at $100 per share plus accrued and unpaid dividends. At February 22, 2005, the repurchase amount for all preferred shares will equal $11,905,209.

      Currently, the Company has not approached the preferred shareholders to request an extension, due to the proposed merger with The viaLink Company, which would result in these preferred stocks being exchanged for common and/or preferred stock of the combined entity. However, in the event the merger is not completed, the Company plans to request extensions on the demand date to delay the repurchase of the preferred shares until sometime in 2006.

4.	Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition

      Revenue consists of software license revenue, professional services revenue and maintenance and support revenue. The Company recognizes software revenue in accordance with the Statement of Position (“SOP”), Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions, and related accounting literature.

      Revenue from software license fees is recognized upon contract execution, provided delivery has occurred, fees are fixed and determinable, and collection of the related receivable is deemed probable.

PRESCIENT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Indirect (reseller) channel revenue is recognized when the reseller makes a sale to an end-user and we ship the software. When the license fee is fixed and determinable, the license fee is non-refundable and all other conditions of SOP 97-2 and SOP 98-9 are met.

      If an undelivered element exists under the license arrangement, a portion of revenue is deferred based on vendor-specific objective evidence of the fair value (“VSOE”) of the undelivered element until delivery occurs. If there is no VSOE of the delivered element (usually the software license), then the “residual method” is used to determine the revenue for the delivered element. Under the residual method, the total value of the arrangement is allocated first to the undelivered elements based on their VSOE with the remainder being allocated to license fees.

      If a software license contains customer-specific acceptance criteria or a cancellation right, recognition of the software revenue is deferred until the earlier of customer acceptance or the expiration of the acceptance period or cancellation right.

      Typically, payments for software licenses are due within twelve months of the agreement date. When software license agreements call for payment terms of twelve months or more from the agreement date, software revenue is recognized as payments become due and all other conditions for revenue recognition have been satisfied.

      Revenue for fees from Application Service Provider (“ASP”) agreements are recognized ratably over the length of the ASP agreement. ASP agreements include software and maintenance, as such the monthly prorata revenue is recorded as license fees and maintenance fees.

      Services are separately priced and sold, are generally available from a limited number of suppliers and typically are not essential to the functionality of the Company’s software products. Professional services, which include project management, systems planning, design and implementation, customer configurations and training are billed on an hourly basis (time and materials) or under fixed price contracts. Implementation services are recognized as the work is performed. On fixed price contracts, services revenue is recognized using the proportional performance method of accounting by relating labor hours incurred to date to total estimated labor hours. In the event services are billed in advance of work being performed, the billed amount is initially recorded as deferred services revenue and recognized as services revenue when the work is performed.

      Maintenance revenue includes post-contract customer support and the rights to unspecified software upgrades and enhancements. Maintenance revenues, including those sold with an initial license fee, are deferred based on VSOE, determined by the renewal rate of the annual maintenance contract and recognized ratably over the maintenance contract period, which is typically one year.

      On January 1, 2002, the Company adopted Emerging issues Task Force (“EITF”) No. 01-14, Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred. EITF 01-14 requires that certain out-of-pocket expenses rebilled to customers be recorded as revenue versus an offset to the related expense. The Company has separately disclosed the out-of-pocket expenses rebilled to customers. Prior to the adoption of EITF 01-14, the Company recorded rebilled out-of-pocket expenses as an offset to the related expense.

      Approximately $166,062 of reimbursements received for out-of-pocket expenses incurred have been reclassified from the year ended December 31, 2001 to conform to the required presentation.

     Deferred Revenues

      Deferred revenues consist of amounts received or billed in advance of the services provided or software delivered. Such amounts are recognized as revenue as the related performance obligations are satisfied or software is delivered.

PRESCIENT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Foreign Currency Translation

      Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation, the Company’s U.K. subsidiary translates all assets and liabilities at the respective period-end currency exchange rates and revenues and expenses at an average currency exchange rate for the period. The resulting translation adjustments are accumulated as a separate component of shareholders’ equity.

     Cash and Cash Equivalents

      Cash equivalents consist of investments that are readily convertible into cash and have original maturities of three months or less.

     Property and Equipment

      Property and equipment are stated at cost. Depreciation is provided on the straight-line basis over the estimated useful lives of the respective assets, which range from three to five years as follows:

Computer equipment	3 years
Purchased software	3 years
Furniture and fixtures	5 years

      Maintenance, repairs and minor replacements are charged to expense as incurred. The cost of fully depreciated fixed assets remaining in use is included in the respective asset and accumulated depreciation accounts. When items are sold or retired, related gains or losses are included in net income (loss).

      Depreciation expense for property and equipment for the years ended December 31, 2001, 2002 and 2003 was $141,595, $89,414 and $101,598, respectively. For the six months ended June 30, 2003 and 2004 (unaudited) depreciation expense was $65,275 and $30,762, respectively. For the three months ended June 30, 2003 and 2004 (unaudited) depreciation expense was $27,914 and $16,321, respectively.

     Software Development Costs

      In connection with the development of its products, the Company incurs software development costs. As of December 31, 2003, the Company has not capitalized any costs pursuant to SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed since the period between achieving technological feasibility, which is determined by the Company as the availability of a working model, and completion of such software, has been short and software development costs qualifying for capitalization during the periods have been insignificant. These development costs are included in product development expense in the period incurred.

     Advertising Costs

      Advertising costs are charged to expense as incurred. The Company did not incur any advertising costs for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004 (unaudited).

     Goodwill

      The Company has recorded goodwill in the amount of $1,902,327 as of December 31, 2003. The balance consists of $1,102,951 of goodwill related to the Lucas, Bear, & Associates (“Lucas Bear”) acquisition which was consummated in 1996. The goodwill associated with the Lucas Bear acquisition is comprised of consideration in excess of the fair value of assets acquired plus subsequent royalty payments (Note 15). Goodwill was also recorded related to the Proasis Ltd. acquisition consummated in 2000, which amounted to

PRESCIENT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$799,376 net of accumulated amortization as of December 31, 2003. Prior to the adoption of SFAS 142, goodwill was amortized on a straight-line basis over twelve and three years for the two respective acquisitions. Total accumulated amortization amounted to $775,394 as of December 31, 2003.

      On January 1, 2002 the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The adoption of SFAS No. 142 has resulted in the Company’s discontinuation of amortization of its goodwill. Changes in goodwill during the years ended December 31, 2003 and 2002 follows:

Balance at January 1, 2002	$962,470
Royalties to Lucas Bear (Note 16)	104,571

Balance at December 31, 2002	1,067,041
Royalties to Lucas Bear (Note 16)	59,892

Balance at December 31, 2003	$1,126,933

      Changes in goodwill during the six months ended June 30, 2004 follows:

(Unaudited)
Balance at December 31, 2003	$1,126,933
Royalties to Lucas Bear (Note 15)	41,143

Balance at June 30, 2004	$1,168,076

      If the provisions of SFAS No. 142 had been in effect for all periods presented, Prescient’s net income (loss) would have been as follows for the years ended December 31, 2001, 2002 and 2003:

	2001	2002	2003

Net income (loss)	$(2,019,593)	$100,661	$(692,268)
Net income (loss), as reported
Add: Back amortization of goodwill	374,689	—	—

Net income (loss), as adjusted	$(1,644,904)	$100,661	$(692,268)

      SFAS 142 prescribes a two-step process for transitional impairment testing of goodwill. The first step screens for impairment and the second step measures the impairment, if any. In the fourth quarter of 2002 and 2003, the Company completed its annual impairment analysis and determined that there was no evidence of any impairment.

Fair Value of Financial Instruments

      The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and debt instruments. The carrying value of these assets and liabilities are considered representative of their respective fair values.

Derivative Financial Instruments

      Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether a derivative is designated as part of a hedging relationship and, if it is, depending on the type of hedging relationship. During 2001, the Company issued a redeemable warrant (Note 10) that is a derivative instrument.

PRESCIENT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting for Stock-Based Compensation

      The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) in accounting for employee stock awards under the Company’s compensation plans. Accordingly, compensation expense is computed for issued stock options based on the intrinsic value of the stock option at the measurement date, usually the date of grant, which represents the difference between the exercise price and the fair value of the Company’s stock as determined by the Board of Directors. SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) changes the method for recognition of cost of stock option awards. The following supplemental information required by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FASB Statement No. 123, illustrates the effect on net income (loss) if the Company has applied the fair value recognition provisions of SFAS 123:

				Three Months Ended		Six Months Ended

	December 31,			June 30,

	2001	2002	2003	2003	2004	2003	2004

				(Unaudited)
Net (loss) income	$(2,019,593)	$100,661	$(692,268)	$(142,976)	$1,011,094	$(830,974)	$831,069
Add: Stock-based employee compensation expense included in reported net income (loss), net of tax	—	—	—	—	—	—	—
Less: Additional stock-based employee compensation expense under SFAS 123, net of tax	(56,767)	(46,983)	(23,886)	(5,880)	(5,180)	(11,760)	(10,361)

Pro forma net (loss) income	$(2,076,360)	$53,678	$(716,154)	$(148,856)	$1,005,914	$(842,734)	$820,708

      The fair value of options granted using the Black-Scholes pricing model and related assumptions follow:

				Three Months		Six Months
				Ended		Ended

	December 31,			June 30,

	2001	2002	2003	2003	2004	2003	2004

				(Unaudited)
Weighted-average fair value on date of grant	$0.15	$0.15	$0.15	$0.15	—	$0.15	—
Assumptions used to calculate fair value:
Volatility	99%	82%	93%	93%	—	93%	—
Risk-free interest rate	3.9% - 4.9%	3.5% - 4.4%	3.4%	3.4%	—	3.4%	—
Expected term	4 years	4 years	4 years	4 years	—	4 years	—
Dividends	zero	zero	zero

      No options were granted during the six months ended June 30, 2004 (unaudited).

      This pro forma disclosure is not necessarily indicative of the results of applying SFAS 123 in the future.

Concentration of Credit Risk

      Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash balances and trade receivables. Cash deposits are maintained with financial institutions in excess of federally insured limits. Credit risk with respect to trade receivables is concentrated due to the limited amount of large orders recorded in any particular reporting period. Three customers represent 13%,

PRESCIENT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13% and 11%, respectively, of accounts receivable at December 31, 2001, two customers represent 19% and 11%, respectively, of accounts receivable at December 31, 2002, three customers represent 25%, 14% and 10%, respectively of accounts receivable at December 31, 2003 and four customers represent 18%, 15%, 13% and 10%, respectively, of accounts receivable at June 30, 2004 (unaudited). The Company does not require collateral or other security to support customer receivables.

      One customer accounted for 16% of net sales for the year ended December 31, 2001, no customers accounted for 10% or more of net sales for the year ended December 31, 2002, and one customer accounted for 11% of net sales for the year ended December 31, 2003, and one customer accounted for 42% of net sales for the six months ended June 30, 2004 (unaudited).

Income Taxes

      The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, deferred income tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities measured using enacted income tax rates and laws in effect when the differences reverse.

5.	Supplemental Disclosures of Cash Flow Information

      The Company paid interest of $90,151, $66,444 and $3,452, for the years ended December 31, 2001, 2002 and 2003, respectively, and $2,290 and $0 for the six months ended June 30, 2003 and 2004, respectively (unaudited).

      The Company accreted dividends on Series A, B and C Preferred Stock of $651,464, $781,499 and $945,261 for the years ended December 31, 2001, 2002 and 2003, respectively, and $472,630 and $509,912 for the six months ended June 30, 2003 and 2004 (unaudited), respectively.

      During 2002, the Company converted subordinated promissory notes with total principal and accrued interest of $1,325,328 into 13,253 shares of Series C Convertible Preferred Stock (Note 9)

      During the year ended December 31, 2001, the Company issued common stock warrants to the subordinated promissory note holders (Note 6). The Company recorded $506,236 as a discount on the subordinated promissory notes in the accompanying consolidated balance sheet at December 31, 2001. This discount was amortized as interest expense over the term of the notes through the year ended December 31, 2002.

6.	Debt

	December 31,		June 30,

	2002	2003	2003	2004

			(Unaudited)
Promissory note payable in monthly installments of $5,555 plus interest at prime plus 1% through June 30, 2004	$100,001	$—	$66,667	$—
Subordinated promissory notes plus interest at 10% through 2002	—	—	—	—

Total debt	100,001	—	66,667	—
Less: Current portion of notes payable	66,667	—	66,667	—

Long-term debt	$33,334	$—	$—	$—

      During 2001, the Company issued subordinated promissory notes (“Notes”) in the amount of $1,083,334. In connection with this agreement, the Company issued a warrant to purchase 3,374,910 shares of

PRESCIENT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Common stock at an exercise price of $0.01 per share, which expires in March 2006. Under certain defined circumstances, as noted in the agreement, holders of the warrant may require the Company to redeem the warrant for up to five years after issuance, at fair value. Management calculated fair value of the warrant at issuance in the amount of $506,236 using the Black-Scholes valuation model and recorded a corresponding discount on the Notes, which was being amortized as interest expense over the term of the Notes. Management will continue to assess the fair value of the redeemable warrants and charge (or credit) interest expense at each reporting date for the resulting change in fair value. At December 31, 2002 and 2003, the warrants were valued using the Black-Scholes model which resulted in no change of the Redeemable Warrant liability.

      Interest on the Notes accrued at 10% per annum, payable when the Notes were due. Outstanding principal and accrued interest was initially due in March 2002; however, subsequent to December 31, 2001, the due date of the Notes were extended to June 2002 at which time the Company completed the sale of Series C Mandatorily Convertible Preferred Stock (the “Series C Sale”) for total cash proceeds, net of costs, of $719,982 (Note 8). The Notes were converted into shares of Series C Preferred Stock in connection with this financing.

      In October 2000, the Company issued a promissory note to a bank in the amount of $200,000. The promissory note required the payment of thirty-six equal monthly principal payments of $5,555 beginning on July 1, 2001. Interest on the promissory note accrued at the bank’s prime rate (5.25% at December 31, 2002 and 2003) plus 1% and was payable monthly. During 2003, the Company elected to pay down the entire remaining principal balance.

7.	Line of Credit

      On October 29, 1999, the Company entered into a $400,000 line-of-credit arrangement (“Line”) and a $300,000 letter of credit arrangement (“Letter”) with a bank. As of December 31, 2003, the Line and Letter were reduced to $75,000. The Line supports the Letter and therefore there are no additional balances available. The bank also requires the Company to maintain a certificate of deposit as collateral for the Letter. The certificate of deposit, which is renewed monthly, is currently carried at its approximate fair value of $75,488 and is included in restricted cash within these financial statements. As of December 31, 2001, 2002 and 2003 and June 30, 2003 and 2004 (unaudited), there were no borrowings under the Line or Letter agreements.

      In connection with entering into the Line, the Company issued a warrant, valued at $6,559 using the Black-Scholes model, to purchase 30,000 shares of Common stock at an exercise price of $1.13 per share. The warrant was fully amortized to interest expense at December 31, 2002.

8.	Mandatorily Redeemable Convertible Preferred Stock

      In July of 2002, the Company issued 21,096 shares of cumulative Series C Convertible Preferred stock (“Series C Preferred”) for $100 per share for total cash proceeds, net of expenses, of $719,982 and the conversion of subordinated promissory notes and related accrued interests (Note 6) in the amount of $1,325,328. The Series C Preferred is convertible into Common stock based on a defined conversion rate and must be converted upon the closing of a qualified public offering, as defined. At December 31, 2003, the Preferred stock had a conversion price of $.5728 per share, or 174.58 shares of Common stock for each share of Series C Preferred. The Series C Preferred has voting rights equal to the number of Common shares into which it is convertible, receives dividends of $8.00 per share annually, payable in cash or additional shares of Series C Preferred, and has a liquidation preference of $100 per share plus any accrued and unpaid dividends. After February 22, 2005, holders of the Series C Preferred can demand that the Company repurchase such shares at a purchase price of $100 per share plus accrued and unpaid dividends.

PRESCIENT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In January 2003, the Company issued 800 shares of Series C Preferred in payment of the dividend for the year ended December 31, 2002. At December 31, 2003 the Company accrued a stock dividend of 1,752 shares of Series C Preferred that were issued in March 2004.

      In 1998, the Company sold 26,500 shares of cumulative Series A Convertible Preferred stock (“Series A Preferred”) for $100 per share for total proceeds, net of expenses, of $2,404,457. The Series A Preferred is convertible into Common stock based on a defined conversion rate and must be converted upon the closing of a qualified public offering, as defined. At December 31, 2003, the Preferred stock had a conversion price of $2.2725 per share, or 44 shares of Common stock for each share of Series A Preferred. The Series A Preferred has voting rights equal to the number of Common shares into which it is convertible, receives dividends of $9.50 per share annually, payable in cash or additional shares of Series A Preferred, and has a liquidation preference of $100 per share plus any accrued and unpaid dividends. After February 22, 2005, holders of the Series A Preferred can demand that the Company repurchase such shares at a purchase price of $100 per share plus accrued and unpaid dividends.

      In January 2001, 2002 and 2003, the Company issued 2,972, 3,254 and 3,563 shares of Series A Preferred in payment of the dividend for the years ended December 31, 2000, 2001 and 2002, respectively. At December 31, 2003 the Company accrued a stock dividend of 3,902 shares of Series A Preferred which was issued in March 2004.

      In 2000, the Company sold 30,000 shares of cumulative Series B Convertible Preferred stock (“Series B Preferred”) for $100 per share for total proceeds, net of expenses, of $2,969,928. The Series B Preferred is convertible into Common stock based on a defined conversion rate and must be converted upon the closing of a qualified public offering, as defined. At December 31, 2003, the Preferred stock had a conversion price of $.9925 per share, or 100.76 shares of Common stock for each share of Series B Preferred. The Series B Preferred has voting rights equal to the number of Common shares into which it is convertible, receives dividends of $8.00 per share annually, payable in cash or additional shares of Series B Preferred, and has a liquidation preference of $100 per share plus any accrued and unpaid dividends. After a period of five years from the date of the original issue, holders of the Series B Preferred can demand that the Company repurchase such shares at a purchase price of $100 per share plus accrued and unpaid dividends.

      In January 2001, 2002 and 2003, the Company issued 1,458, 2,517 and 2,718 shares of Series B Preferred in payment of the dividend for the year ended December 31, 2000, 2001 and 2002, respectively. At December 31, 2003 the Company accrued a stock dividend of 2,935 shares of Series B Preferred which was issued in March 2004.

9.	Warrants

      In connection with the subordinated promissory notes issued during 2001 (Note 6), the Company issued a warrant to purchase 3,374,910 shares of Common stock at an exercise price of $0.01 per share. The warrant is exercisable through March 2006.

      In September 2000, the Company issued warrants to purchase 170,072 shares of Common stock at an exercise price of $2.272 per share in connection with the sale of the Series B Preferred stock. These warrants were valued, using the Black-Scholes model and proceeds of $13,143 were allocated to the warrants. The warrants are exercisable through September 2005.

      In October 1999, the Company issued a warrant to purchase 30,000 shares of Common stock at an exercise price of $1.13 per share in connection with a line-of-credit agreement (Note 7). This warrant was valued using the Black-Scholes model, at $6,559 and was recorded as deferred financing costs which had been fully amortized as of December 31, 2000. The warrant is exercisable through October 18, 2009.

PRESCIENT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In connection with the issuance of a promissory note during 1998, the Company issued a warrant to purchase 40,000 shares of Common stock at an exercise price of $1.13 per share. This warrant, which expired in April 2003, was valued using the Black-Scholes model at $6,000, which was recorded as a discount on the note.

      In connection with the issuance of the convertible promissory notes in 1997, the Company issued 350,200 equity units consisting of one share of Common stock and a warrant to purchase one share of Common stock for a purchase price of $.735 per unit. These warrants, which expired on December 31, 2002, were valued at $149,139 using the Black-Scholes model.

      In 1997 the Company issued a warrant to purchase 80,000 shares of Common stock to a consultant at an exercise price of $.75 per share and expired on December 31, 2002. These warrants were valued using the Black-Scholes model at $34,069, which was recorded in equity.

      Information with respect to Common stock warrants is as follows:

			Weighted-
		Exercise	Average
		Price Per	Exercise Price
	Shares	Share	Per Share

Outstanding, January 1, 2001	670,272	$.250-2.272	$1.176
Granted	3,374,910	.010	0.010
Exercised	—	—	—
Expired

Outstanding, December 31, 2001	4,045,182	$.010-2.272	$.203
Granted	—	—	—
Exercised	—	—	—
Expired	(430,200)	0.735	0.735

Outstanding, December 31, 2002	3,614,982	$.010-2.272	$0.168
Granted	—	—	—
Exercised	—	—	—
Expired	(40,000)	1.130	1.130

Outstanding, December 31, 2003	3,574,982	$.010-2.272	0.127

10.	Common Stock Options

      The Company’s 1997 Equity Compensation plan (the “Plan”) provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and performance units. The aggregate number of shares of Common stock the Company may issue or transfer under the Plan was increased to 3,200,000 during 2002.

PRESCIENT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Information with respect to the options under the Plan is as follows:

			Weighted-
			Average
		Exercise Price	Exercise Price
	Shares	Per Share	Per Share

Outstanding, January 1, 2001	1,730,481	$.250 - 2.275	$1.003
Granted	533,302	1.000	1.000
Terminated	(530,338)	.250 - 2.275	1.439
Exercised	(6,000)	.250	.250

Outstanding, December 31, 2001	1,727,445	$.250 - 2.275	$.871
Granted	1,749,000	.400 - 1.000	.452
Terminated	(420,117)	1.000 - 2.275	1.000
Exercised	—	—	—

Outstanding, December 31, 2002	3,056,328	$.250 - 2.275	$.614
Granted	40,000	.400	.400
Terminated	(1,226,302)	.400 - 1.000	.619
Exercised	—	—	—

Outstanding, December 31, 2003	1,870,026	$.250 - 2.275	$.604

      The following table summarizes the information about stock options outstanding at December 31, 2003:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of		Exercise	Remaining		Exercise
Exercise Price	Outstanding	Price	Life	Exercisable	Price

$0.25 - $0.40	$1,327,200	0.3466	6.87	$678,728	0.2956
$0.75 - $1.00	435,430	0.9770	6.85	357,430	0.972
$2.00 - $2.75	107,396	2.275	5.01	107,395	2.275

	$1,870,026			$1,143,553

11.	Income Taxes

      The differences between income tax (benefits) expense at the U.S. Federal statutory income tax rate and the provision for income taxes for each of the three years ended December 31, were as follows:

	2001	2002	2003

Tax expense (benefit) at U.S. federal statutory rate	$(706,858)	$35,281	$(242,294)
Benefit of net operating loss carryforwards not recognized	706,858	—	242,294
State taxes	—	(41,824)	—
Change in valuation allowance	—	6,543	—

Provision for income taxes	$—	$—	$—

PRESCIENT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes are recorded based upon differences between financial statement and tax bases of assets and liabilities. The following deferred income taxes were recorded at December 31:

	2003	2002

Current
Bad debt allowance	$25,110	$32,829

Total current deferred income tax asset	25,110	32,829
Valuation allowance	(25,110)	(32,829)

Net current deferred income tax asset	$—	$—

Long-term
Net operating loss carryforwards	2,586,916	2,299,836

Total long-term deferred income tax asset	2,586,916	2,299,836
Valuation allowance	(2,586,916)	(2,299,836)

Net long-term deferred income tax asset	$—	$—

      The Company has recorded a full valuation allowance for the amount of the deferred tax asset at December 31, 2003 as realization is not assured due to the Company’s history of losses.

      As of December 31, 2003, the Company had net operating loss carryforwards of approximately $6.3 million for income tax purposes, which begin to expire in 2013. A full valuation allowance has been recorded against the deferred tax asset related to this operating loss carryforward, as realization is not assured. The Company’s ability to utilize net operating losses in future periods may be limited by IRS Section 382 due to certain changes in control.

12.	Employee Benefit Plan

      The Company has established a Retirement Savings Plan (the “Retirement Plan”) that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code and covers substantially all employees. The Company can make discretionary contributions to the Plan. The Company made no contributions to the Retirement Plan for the years ended December 31, 2001, 2002 and 2003.

13.	Allowance for Doubtful Accounts

      Accounts receivable as of December 31, 2002 and 2003 and as of June 30, 2003 and 2004 are stated net of allowances for doubtful accounts as follows:

	December 31,		June 30,

	2002	2003	2003	2004

			(Unaudited)
Allowance for doubtful accounts	$82,072	$67,081	$79,934	$11,061

PRESCIENT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Accrued Liabilities

	December 31,		June 30,

	2002	2003	2003	2004

			(Unaudited)
Accrued royalty payment	$74,458	$53,296	$50,389	$48,413
Accrued employee compensation	416,243	135,211	286,131	120,043
Accrued professional fees	37,227	73,999	51,382	135,715
Other accrued	71,431	45,045	36,929	54,797

	$599,359	$307,551	$424,831	$358,968

15.	Commitments and Contingencies

      The Company has entered into an operating lease for office space. Rent payments associated with the office space are subject to the maximum of 4% annual escalation. Minimum future rentals under operating leases with initial or remaining noncancelable lease terms in excess of one year at December 31, 2003 and at June 30, 2004 as of the periods presented are as follows:

	December 31, 2003	June 30, 2004

		(Unaudited)
2004	$189,870	$95,730
2005	79,775	79,775
Thereafter	—	—

Total minimum future rental payments	$269,645	$175,505

      Rent expense under all operating leases aggregated $196,728, $198,074 and $200,117 for the years ended December 31, 2001, 2002 and 2003, respectively, and $51,708 and $45,957 for the three months ended June 30, 2003 and 2004 (unaudited), respectively, and $103,321 and $91,913 for the six months ended June 30, 2003 and 2004 (unaudited), respectively.

Royalty Agreement

      In connection with the Asset Purchase Agreement (the “Purchase Agreement”) for the purchase of Lucas, Bear & Associates, Inc. (Note 4) the Company agreed to pay royalties through December 31, 2005, based on revenues, as defined. The Purchase Agreement includes a buyout option beginning on January 1, 2000, calculated at the greater of $700,000 or royalties on projected revenue, as defined, reduced in each subsequent year through December 31, 2005. These royalties are considered an acquisition cost and have been capitalized to goodwill. The Company capitalized royalties of $63,937, $104,571 and $59,892 for the years ended December 31, 2001, 2002 and 2003, respectively.

Indemnification

      The Company licenses software to its customers under contracts which the Company refers to as Software License Agreements (“SLA”). Each SLA contains the relevant terms of the contractual arrangement with the customer, and generally includes certain provisions for indemnifying the customer against losses, expenses, and liabilities from damages that may be awarded against the customer in the event the Company’s software is found to infringe upon a patent, copyright, trademark or other proprietary right of a third party. The SLA generally limits the scope of and remedies for such indemnification obligations in a variety of industry-standard respects, including but not limited to certain time and geography-based scope limitations and a right to replace an infringing product or modify the product so that it is no longer infringing. If the Company cannot address the infringement by replacing the products or services, or modifying the products or services, the Company is allowed to cancel the software license and return the fees paid by the

PRESCIENT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

customer. the Company requires its employees to sign a proprietary information and inventions assignment agreement, which assigns the rights in its employees’ development work to the Company.

      To date, the company has not had to reimburse any of its customers for any losses related to these indemnification provisions and no material claims are outstanding as of December 31, 2003. For several reasons, including the lack of prior indemnification claims and the lack of a momentary liability limit for certain infringement cases under the SLAs, the Company cannot determine the maximum amount of potential future payments, if any, related to such indemnification provisions. There can be no assurance that potential future payments will not have a material adverse effect on the Company’s operating performance or financial condition.

Product Warranty

      The Company generally warrants its software products. The Company provides for the estimated cost of product warranties based on specific warranty claims, provided that it is probable that a liability exists and provided the amount can be reasonably estimated. To date, the Company has not had any material costs associated with these warranties.

16.     Related Parties

      The Company engaged GEM HR (“GEM”) in October 2003 to perform certain Human Resource functions for the Company. For the year ended December 31, 2003 and for the six months ended June 30, 2004 (unaudited), the Company incurred $5,150 and $7,133, respectively, in fees related to services provided by GEM. Accounts payable and accrued expenses due to GEM for the periods ended December 31, 2003 and June 30, 2004 (unaudited) was $4,250 and $3,250, respectively. GEM is a partially owned entity of a certain partner of New Spring Ventures, a significant equity holder in the Company.

      The Company engaged Acquisition Management Services (“AMS”) in October 2003 to perform temporary financial management duties to assist in reviewing potential strategic opportunities and to perform due diligence as well as transaction advisory services. For the year ended December 31, 2003, and for the six months ended June 30, 2004 (unaudited), the Company incurred $13,771 and $182,263, respectively, in fees for the services rendered by AMS. Accounts payable and accrued expenses due to AMS for the periods ended December 31, 2003 and June 30, 2004 (unaudited) was $13,771 and $60,309, respectively. AMS is a wholly owned entity of a certain partner of New Spring Ventures, a significant equity holder in the Company.

      The Company employed a director of the Company in the second quarter of 2004 to provide integration consultation services in regard to the planned merger with viaLink (Note 17). For the six months ended June 30, 2004 (unaudited), the director was paid $13,940 and there are no outstanding accounts payable or accrued expenses as of June 30, 2004 (unaudited).

17.     Merger with The viaLink Company (Unaudited)

      On May 26, 2004 Prescient and The viaLink Company, a provider of synchronization and scan-based trading services to the retail supply chain, announced the signing of a definitive merger agreement between the two companies. Pending stockholder and regulatory approval, The viaLink Company will acquire all outstanding shares of Prescient in a stock-for-stock transaction.

      Pending stockholder and regulatory approval, The ViaLink will acquire all outstanding shares of Prescient in a stock-for-stock transaction. Under the terms of the merger agreement, the security holders of Prescient would receive approximately 45% of the combined company’s outstanding fully-converted shares at closing and the security holders of The ViaLink would continue to hold the remaining 55% of the combined entity’s outstanding fully-converted shares at closing.

ANNEX A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER
AMONG
THE VIALINK COMPANY,
VIALINK ACQUISITION, INC.,
and
PRESCIENT SYSTEMS, INC.
Dated as of May 25, 2004

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

      THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made by and among The viaLink Company, a Delaware corporation (“Parent”), viaLink Acquisition, Inc., a Pennsylvania corporation of which Parent is the sole shareholder (“Acquisition Sub”), and Prescient Systems, Inc., a Pennsylvania corporation (the “Company”) effective as of May 25, 2004, and amends and restates units entirely our Agreement and Plan of Merger dated as of May 25, 2004 by and among Parent, Acquisition Sub, and the Company.

RECITALS

      WHEREAS, the parties wish to effect a business combination through a merger (the “Merger”) of the Acquisition Sub with and into the Company on the terms and conditions set forth in this Agreement (defined terms having the meanings indicated in Article VII) and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”) and the Delaware General Corporation Law, as amended (the “DGCL”);

      WHEREAS, it is intended that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

      WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that the Merger is advisable and in the best interests of the Company and its shareholders and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

      WHEREAS, the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Acquisition Sub (the “Acquisition Sub Board”) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

      NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth herein, and intending to be legally bound, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger.

      (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Acquisition Sub shall be merged with and into the Company in accordance with the PBCL and, to the extent required, the DGCL, whereupon the separate existence of the Acquisition Sub shall cease, and the Company shall be the surviving entity in the Merger (the “Surviving Entity”) and shall continue to be governed by the laws of the Commonwealth of Pennsylvania, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the PBCL and the DGCL.

      (b) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Entity until thereafter amended as provided by law, and the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity until thereafter amended as provided by applicable Law, by such Articles of Incorporation or by such Bylaws.

      (c) It is intended that the members of the Board of Directors and officers of the Surviving Entity shall be those persons set forth on Exhibit 1.1(c) attached hereto and made a part hereof, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

      1.2     Effective Time. As promptly as practicable after all of the conditions set forth in Article V shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the appropriate parties shall duly execute and file a certificate of merger (the “Certificate of Merger”) with the Department of

State of the Commonwealth of Pennsylvania in accordance with the PBCL and with the Department of State of the State of Delaware in accordance with the DGCL and shall take such other and further actions as may be required by applicable law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is hereinafter referred to as the “Effective Time.”

      1.3     Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of ViaLink, at such time and on a date to be specified by the parties, which shall be no later than the second Business Day following the date on which the last of the conditions set forth in Article V hereof shall be satisfied or waived in accordance with this Agreement (other than conditions which by their terms are required to be satisfied or waived at the Closing, including, without limitation, the conditions set forth in Sections 5.2 and 5.3) (the “Closing Date”) or (b) at such other place, time and date as Parent and the Company may agree.

      1.4     Parent. At the Effective Time the Parent will change its name to Prescient Applied Intelligence, Inc. From and after the Effective Time, Parent shall maintain a seven (7) member Board of Directors, which shall include three (3) representatives from Parent, three (3) representatives from the Company, and one (1) other designee appointed by SDS Merchant Fund. SDS Merchant Fund, shall be granted the right, but not the obligation, to appoint an observer to the meetings of the Board of Directors either by telephone or in person at its own expense and discretion. As of the Effective Time, Jane Hoffer shall serve as the President and Chief Executive Officer of Prescient Applied Intelligence, Inc. in accordance with the terms of the Employment Agreement the “Hoffer Employment Agreement,” substantially in the form attached hereto and made a part hereof as Exhibit 1.4.

      1.5     viaLink Subsidiary. Upon the terms and subject to the conditions of this Agreement, Parent and the Company currently contemplate that, either at the Closing Date or other such date after the Closing Date as deemed practical and appropriate, Parent will create a wholly-owned subsidiary (the “viaLink Subsidiary”) into which Parent shall thereafter transfer the operating assets of viaLink, leaving Parent with two wholly-owned operating entities.

      1.6     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub or the Company and giving effect to the 1 for 20 reverse split of the Parent’s Common Stock to occur immediately prior to the Effective Time:

      (a) The businesses of Parent and the Company will be combined in a stock-for-stock transaction. Parent shall retain its public listing and at the Closing shall change its name to Prescient Applied Intelligence, Inc. At the Closing, a newly formed, wholly owned subsidiary of Parent will merge with the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. In exchange for their ownership interest in the Company, the former owners of the Company shall be issued Parent common, Series E preferred shares, Series F preferred shares, and 2,250,000 Common Stock Purchase warrants for The viaLink Company at an exercise price of $1.00 per share issued in connection with Parent’s pre-closing financing activities (the “Bridge Warrants”) such that the former owners of the Company shall own forty-five percent (45%) of each class of capital stock of Parent immediately following the Merger (the aggregate consideration issuable to the shareholders, warrantholders and In-the-Money Option holders (as hereinafter defined) of the Company is herein sometimes referred to as the “Merger Consideration”). The terms of the Series E and the Series F preferred shares are set forth on Exhibit 1.6(a) attached hereto. On an as converted basis, common stock and Series E preferred stock will comprise seventy-five percent (75%) and twenty-five percent (25%) of Parent’s post-Closing capital structure, respectively. The transaction is expected to be treated as a tax-free reorganization. Accordingly, Series E preferred shares and Series F preferred shares will have voting rights and will not constitute “non-qualified preferred stock” for tax purposes. For the sole purpose of the allocation of merger consideration among the various shareholders of the Company, the “Allocation Price” will equal the greater of (i) the simple average closing price of Parent Common Stock for the ten (10) trading days immediately preceding the Merger announcement, and the ten (10) immediately following the Merger announcement, or (ii) $0.07 (pre reverse stock split). The holders of different classes of Prescient preferred stock and common stock and warrants to purchase Prescient common stock will be entitled to receive their respective share of the total merger consideration due Prescient.

      (b) Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into one validly issued , fully paid and nonassessable share of common stock of the Surviving Corporation.

      1.7     Company Stock Options.

      (a) Each option (the “Company Options”) granted under the 1997 Company Stock Option Plan, as amended (the “Company Stock Option Plan”) including, without limitation, options with an exercise price of $0.25 or less (the “In-the-Money” Options”) shall be exchanged for options in Parent’s most recent stock option plan as in effect at the Effective Time. Parent will reserve the number of shares of Parent common stock as shall equal the number of shares of viaLink common stock issuable upon the exercise of the In-the-Money Options as part of the total Merger Consideration issuable to holder of Company securities. The amount and exercise price of options to be re-granted shall equal the number of pre-exchange options multiplied by the exchange ratio and pre-exchange exercise price divided by the exchange ratio, respectively. The options so granted will immediately vest, and maintain the same remaining life as the pre-exchange options. The conversion of any incentive stock options will be done in a manner that such options will retain their status as incentive stock options.

      (b) Immediately after the Effective Time, the Company Stock Option Plan shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or the Company Subsidiary shall be of no further force and effect and shall be deemed to be deleted and no holder of a Company Option or any participant in the Company Stock Option Plan or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Entity (as hereinafter defined) or any subsidiary thereof.

      (c) Warrants. Each Company Warrant (the “Company Warrants”) listed on Section 1.7(c) of the Company Disclosure Schedule deemed to be “in the money” shall have been exercised prior to the Effective Time, and all shares of Company Common Stock issuable upon the exercise thereof shall have been issued prior to the Effective Time. All other Company warrants outstanding shall be exchanged for Parent common stock at the Effective Time in accordance with the terms of the individual warrant cancellation and exchange agreement between the Company and each warrantholder.

      1.8     Closing of Company Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and no further registration of transfers of shares of Company Common Stock shall thereafter be made. On or after the Effective Time, any Certificates presented to the Exchange Agent (as defined in Section 1.9(a) herein) or Parent for any reason shall be converted into the right to receive Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

      1.9     Exchange of Certificates.

      (a) Parent shall authorize one or more Persons reasonably acceptable to the Company to act as Exchange Agent hereunder (the “Exchange Agent”). A reasonable time before the Effective Time, Parent shall cause the Exchange Agent to mail, to former record holders of Company Shares who have not previously submitted letters of transmittal together with Certificates, instructions for surrendering their Certificates in exchange for the Merger Consideration.

      (b) Promptly after the Effective Time, Parent shall deliver to the Exchange Agent sufficient Parent Shares to satisfy the Merger Consideration. After the Effective Time, upon receipt of Certificates for cancellation, together with a properly completed letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and other requested documents and in accordance with the instructions thereon, the holder of such Certificates shall be entitled to receive in exchange therefor certificates representing that number of shares of Parent Common Stock into which the Company Shares theretofore represented by the Certificates so surrendered shall have been converted pursuant to Section 1.6.

      (c) Until surrendered in accordance with the provisions of this Section 1.9, each Certificate shall represent for all purposes only the right to receive Merger Consideration. Parent Shares into which Company Shares shall be converted in the Merger at the Effective Time shall be deemed to have been issued at the Effective Time. If any certificates representing Parent Shares are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the Person requesting such exchange deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Beginning on the date which is twelve (12) months following the Closing Date, Parent shall act as the Exchange Agent and thereafter any holder of an unsurrendered Certificate shall look solely to Parent for any amounts to which such holder may be due, subject to applicable law. Notwithstanding any other provisions of this Agreement, any portion of the Merger Consideration remaining unclaimed five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

      1.10     No Liability. None of Parent, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar Law.

      1.11     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the execution and delivery of an indemnity agreement, in such customary form as Parent may reasonably direct, against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration.

      1.12     Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made.

      1.13     Further Assurances. At and after the Effective Time, the officers and managers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest the Surviving Entity with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of both the Company and Acquisition Sub.

      1.14     Tax Treatment of Merger. Parent, Acquisition Sub and the Company intend that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code and shall file all tax returns and reports consistent therewith.

      1.15     Series F Issuance and Adjustment.

      (a) Issuance

      At the Effective Time, the former owners of the Company shall be issued shares of Series F Preferred Stock pursuant to the following calculation and subject to adjustment as provided for in Section 1.15(b) herein:

(	Applicable Issuance .55	× .45)	/	Stated Value of each share of Series F

whereas

(i)	Applicable Issuance shall equal (a) the lesser of (1) $1,250,000 or (2) the actual face value of securities issued by Parent (either through the issuance of Series F securities or securities convertible into Series F) to fund Parent operations and obligations to Closing, minus (b) the sum of (1) any and all such amounts deemed to be direct merger related expenses pursuant to Section 1.15 of the Parent Disclosure Schedule (2) any and all such amounts accrued or extinguished by Parent prior to the Effective Time for amounts agreed to be borne by the merged entity subsequent to the Effective Time (including but not limited to agreed upon severance amounts) and (3) cash remaining on Parent balance sheet at Closing.

(ii)	Stated Value of each Series F share shall equal $10,000.

      (b) Adjustment

      The Applicable Issuance (“AI”) amount will be subject to an adjustment based upon the net working capital of both Parent (“PNWC”) and the Company (“CNWC”) as of August 31, 2004 in accordance with the following calculation:

Adjusted AI = Original AI + ((CNWC + $200,000) - PNWC)

whereas

(i)	Adjusted Applicable Issuance shall equal the greater of the above calculation or zero, and

(ii)	Parent net working capital shall exclude cash from its calculation, and

(iii)	Unless otherwise provided for herein, net working capital equals current assets minus current liabilities.

      1.16     Dissenters’ Rights.

      (a) Notwithstanding any provision of this Merger Agreement to the contrary, shares of Company stock issued and outstanding immediately prior to the Effective Time that are held by shareholders who have properly exercised dissenter rights with respect thereto in accordance with Subchapter D of Chapter 15 of the PBCL or other applicable law (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration pursuant to the Merger, but the holder thereof will become entitled to the right to receive such consideration as may be determined to be due to the holders of such Dissenting Shares in accordance with the provisions of such Subchapter D or other applicable law. If any holder of Dissenting Shares fails to perfect or effectively withdraws or loses such dissenters rights under such Subchapter D or other applicable law after the Effective Time, then (i) such holder will forfeit the right to payment of the fair value of such shares and (ii) such shares will no longer be Dissenting Shares and will be converted as of the Effective Time into the right to receive an amount equal to the Merger Consideration with respect to such shares as such holder otherwise would have been entitled to receive as a result of the Merger if such Dissenting Shares had been converted.

      (b) The Company will give Parent prompt notice of any written demand for payment of the fair value of shares pursuant to applicable law, withdrawals or demands for dissenter rights as described in Section 1.16(a), and any other related instruments received by the Company, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Notwithstanding anything to the contrary in this Section 1.16 if the Merger is terminated, rescinded or abandoned, then the right of any shareholder to be paid the fair value of such shareholder’s shares will cease.

      (c) The Surviving Corporation will comply with all obligations of the PBCL with respect to Dissenting Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the disclosure schedule delivered by the Company and Company Subsidiary to Parent on May 25, 2004 (the “Company Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of the Agreement to which they refer, the Company represents and warrants to Parent and Acquisition Sub as follows:

      2.1     Organization and Qualification.

      (a) Each of the Company and the Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and carry on its business as now conducted. Each of the Company and the Company Subsidiary is qualified or authorized to transact business as a foreign corporation or other organization in all jurisdictions in which qualification or authorization is required by Law, except as disclosed in Section 2.1(a) of the Company Disclosure Schedule.

      (b) The Company has previously provided or made available to Parent true and complete copies of the charter and bylaws or other organizational documents of the Company and the Company Subsidiary as presently in effect, and neither the Company nor the Company Subsidiary is in default in the performance, observation or fulfillment of such documents.

      2.2     Authorization; Validity of Agreement. Each of the Company and the Company Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and the transactions contemplated hereby. The Company Board has approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby. No other action on the part of the Company is required to consummate the transactions contemplated hereby, other than adoption of this Agreement by (i) the holders of more than fifty percent (50%) of all of the outstanding Company capital stock (including, in the aggregate, Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock), (ii) the holders of a majority of the Series A Preferred Stock, (iii) the holders of greater than fifty-one percent (51%) of the Series B Preferred Stock, and (iv) the holders of greater than fifty-one percent (51%) of the Series C Preferred Stock. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Acquisition Sub, is a valid and binding obligation of the Company and the Company Subsidiary, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      2.3     Consents and Approvals; No Violations. Except for (a) filings with the SEC under the Exchange Act, (b) filing the Certificate of Merger with the Departments of State of the Commonwealth of Pennsylvania and the State of Delaware, (c) the filings, if any, provided for under the HSR Act and (d) matters listed in Section 2.3 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (assuming the shareholder approval set forth in Section 5.1(a) is obtained) (i) conflict with or result in any breach of any provision of the Company’s Articles of Incorporation or By-Laws, (ii) require any filing with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of, or result in a change in the rights or obligations of the parties to, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or the Company Subsidiary is a party or by which either of them or any of their respective properties or assets may be bound, (iv) violate any Law or Permit applicable to the Company, the Company Subsidiary or by which any of their respective properties or assets is bound, (v) result in the creation of any Lien on the assets or properties of the Company or the Company Subsidiary or (vi) cause any of the assets owned by the Company or the Company Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Entity, excluding from the foregoing clauses (ii), (iii), (iv), (v) and (vi) such violations, breaches, defaults, Liens, reassessments, revaluations and changes which, and filings, notices, permits, authorizations, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00).

      2.4     Board Approvals.

      (a) The Company Board, as of May 25, 2004, has determined (i) that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) to propose this Agreement for adoption by the Company’s shareholders and to declare the advisability of this Agreement, and (iii) to recommend that the shareholders of the Company adopt this Agreement.

      (b) The Company and the Company Board have taken all action necessary such that no restrictions contained in any “fair price,” “control share acquisition,” “disgorgement,” “business combination” or similar statute will apply to the execution, delivery or performance of this Agreement.

      2.5     Capitalization.

      (a) The Company is authorized to issue Twenty-Five Million (25,000,000) shares of Company Common Stock, par value $.01 per share, Fifty Thousand (50,000) shares of Series A Preferred Stock, par value $.01 per share, Fifty Thousand (50,000) shares of Series B Preferred Stock, par value $.01 per share, and Fifty Thousand (50,000) shares of Series C Preferred Stock, par value $.01 per share. As of May 25, 2004, 6,637,520 shares of Company Common Stock, 44,969 shares of Series A Preferred Stock, par value $.01 per share, 39,628 shares of Series B Preferred Stock, par value $.01 per share, and 23,647 shares of Series C Preferred Stock, par value $.01 per share, were issued and outstanding. All of the issued and outstanding shares of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and have been offered, sold and delivered by the Company in compliance in all material respects with all applicable securities Laws.

      (b) The Company has reserved 3,200,000 shares of Company Common Stock for issuance pursuant to the Company Stock Option Plans. As of May 25, 2004, Company Options to purchase 1,714,596 shares of Company Common Stock were outstanding. Section 2.5(b) of the Company Disclosure Schedule includes a true and complete list of all Company Options and Company Restricted Stock awards outstanding as of May 25, 2004, including the names of the Persons to whom such Company Options and Company Restricted Stock awards have been granted, the number of shares subject to each Company Option or Company Restricted Stock award, as applicable, the per share exercise price for each Company Option and the vesting schedule for the Company Stock Option Plan under which each Company Option and Company Restricted Stock award was granted, which vesting schedule applies to each such Company Option and Company Restricted Stock award. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 2.5(b) have been furnished or made available to Parent.

      (c) Except for (i) shares indicated as issued and outstanding on May 25, 2004 in Section 2.5(a), (ii) shares issued after May 25, 2004 upon the exercise of outstanding Company Options listed in Section 2.5(b) of the Company Disclosure Schedule, and (iii) shares issued after May 25, 2004 in accordance with the terms of the Company Warrants, there are not as of May 25, 2004, and at the Effective Time there will not be, any Company Shares or shares of Company Preferred Stock issued and outstanding.

      (d) The Company’s authorized capital stock consists solely of the Company Common Stock and the Company Preferred Stock described in Section 2.5(a). There are not as of May 25, 2004, and at the Effective Time there will not be, any shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described in Sections 2.5(b) and (c). There are not as of May 25, 2004, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Company or the Company Subsidiary or obligating the Company to grant, extend or enter into any such agreement, other than Options listed in Section 2.5(b) of the Company Disclosure Schedule.

      (e) Except as set forth in Section 2.5(e) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or the Company Subsidiary is a party with respect to the voting of any shares of capital stock or other equity interests of the Company or the Company Subsidiary or which restrict the transfer of any such shares or other equity interests, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or other equity interests or which restrict the transfer of any such shares or other equity interests.

      (f) The Company has no outstanding bonds, debentures, notes or other indebtedness or obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote.

      (g) Neither the Company nor the Company Subsidiary beneficially owns any shares of capital stock of Parent.

      (h) Except as set forth in Section 2.5(h) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

      2.6     Company Subsidiary. Prescient Systems Limited, organized under the laws of the United Kingdom, is the sole Company Subsidiary. All issued and outstanding shares or other equity interests of the Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.6 of the Company Disclosure Schedule, all issued and outstanding shares or other equity interests of the Company Subsidiary are owned directly or indirectly by the Company free and clear of any Liens.

      2.7     Other Interests. Except for ownership of the shares or other equity interests of the Company Subsidiary or as otherwise set forth in Section 2.7 of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).

      2.8     Financial Statements. Each of the Company Consolidated Financial Statements (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiary as of its date and each of the consolidated statements of operations, shareholders’ equity and cash flows of the Company included in or incorporated by reference into the Company Consolidated Financial Statements (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position, results of operations or cash flows, as the case may be, of the Company and the Company Subsidiary for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which in the aggregate will not exceed One Hundred Thousand Dollars ($100,000.00, on a net profit basis), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

      2.9     Absence of Undisclosed Liabilities. Except as set forth in the Company Consolidated Financial Statements or in Section 2.9 of the Company Disclosure Schedule, as of December 31, 2003, the Company and the Company Subsidiary had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), that were not adequately reflected or reserved against on the Company Balance Sheet. Except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Company Consolidated Financial Statements, (ii) incurred since December 31, 2003 in the ordinary course of business, or (iii) that would not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000.00).

      2.10     Absence of Adverse Changes. Between December 31, 2003 and May 25, 2004, there has not been any change, event or circumstance that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

      2.11     Compliance with Laws.

      (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and the Company Subsidiary have all licenses, permits, authorizations, franchises, orders or approvals of any Governmental Entity (collectively, “Permits”) material to the conduct of their respective businesses as presently conducted; (ii) such Permits are in full force and effect; and (iii) no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any Permit.

      (b) The Company and the Company Subsidiary are in compliance in all respects with all applicable Laws except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      2.12     Actions and Proceedings. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending and, to the knowledge of the Company, there is no pending investigation of, or any action, suit or claim or legal, administrative or arbitration proceeding threatened against, the Company or the Company Subsidiary. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no writ, order, injunction, judgment or decree in effect or, to the knowledge of the Company, threatened, that is applicable to the Company or the Company Subsidiary or by which any of their respective properties or assets is bound.

      2.13     Contracts and Other Agreements.

      (a) Section 2.13(a) of the Company Disclosure Schedule discloses all contracts that constitute “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC). All of such contracts, (collectively, the “Company Contracts”) are valid, subsisting, in full force and effect, binding upon the Company or the Company Subsidiary, and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors’ rights and general principles of equity. Neither the Company nor the Company Subsidiary is in default under any of the Company Contracts, nor, to the knowledge of the Company, is any other party to any Company Contract in default thereunder except as disclosed in Section 2.13(a) of the Company Disclosure Schedule. True and complete copies of all of the Company Contracts have been provided or made available to Parent.

      (b) Other than those contracts disclosed in Section 2.13(b) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary is a party to any agreement (other than distributorship agreements, agreements with sales representatives or license agreements provided to Parent prior to May 25, 2004) that limits or restricts the Company, the Company Subsidiary or any of their affiliates or successors in competing or engaging in any line of business in any geographic area.

      (c) Except as set forth in Section 2.13(c) of the Company Disclosure Schedule, to the knowledge of the Company, no executive officer or director of the Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than two percent (2%) of a class of securities of a publicly traded company) any interest in any property or assets of the Company (except as a shareholder) or the Company Subsidiary, any competitor, customer, supplier or agent of the Company or the Company Subsidiary or any Person that is currently a party to any contract or agreement with the Company or the Company Subsidiary.

      2.14     Taxes. Except as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00):

(a) Each of the Company and the Company Subsidiary has filed all Tax Returns that it was required to file under applicable Laws, and all Taxes due and owing by either of the Company and the Company Subsidiary have been paid in full. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable Laws. Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of the

Company, no claim has ever been made by an authority in a jurisdiction where either of the Company and the Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or the Company Subsidiary.

(b) To the Company’s knowledge, each of the Company and the Company Subsidiary has withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, there is no dispute or claim concerning any Tax liability of the Company or the Company Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which the Company has knowledge based on personal contact with any agent of such authority, and neither the Company nor the Company Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or the Company Subsidiary have not filed Tax Returns) any (A) notice (whether written or oral) indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or the Company Subsidiary. To the Company’s knowledge, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or the Company Subsidiary.

(d) Except as set forth in Section 2.14(d) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor the Company Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Except as set forth in Section 2.14(e) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or may result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax Law). Neither the Company nor the Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor the Company Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor the Company Subsidiary (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of the Company and the Company Subsidiary (i) did not, as of the most recent fiscal month end prior to May 25, 2004, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) provided for in the most recent balance sheet prior to May 25, 2004 and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiary in filing their Tax Returns. Since the date of the most recent balance sheet, neither the Company nor the Company Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used for purposes of GAAP, outside the ordinary course of business consistent with past custom and practice.

(g) Neither the Company nor the Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(h) Neither the Company nor the Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

      2.15     Books and Records. The minute books of the Company for the past three (3) years have been made available to Parent and Acquisition Sub, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Company Board (other than references in such minute books to the transactions contemplated hereby).

      2.16     Tangible Properties.

      (a) Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, the Company and the Company Subsidiary owns fee simple title to or has a valid leasehold interest in each of the real properties at which the Company or the Company Subsidiary conducts operations (the “Company Properties”), free and clear of any Liens, and the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, Laws affecting building use or occupancy, or reservations of an interest in title (collectively, “Company Property Restrictions”), except for (i) the matters set forth in Section 2.16(a) of the Company Disclosure Schedule, (ii) Company Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not materially and adversely affect the current use of the property, (iii) Liens and Company Property Restrictions imposed on the fee title of any property leased by the Company or the Company Subsidiary, (iv) Liens and Company Property Restrictions disclosed on existing title policies or reports or surveys that have been provided to Parent prior to May 25, 2004 and (v) mechanics’, carriers’, suppliers’, workmen’s or repairmen’s liens and other Company Property Restrictions, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and the Company Subsidiary and which have arisen or been incurred only in the ordinary course of business or are set forth in the Company Financial Statements. Except as set forth in Section 2.16(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), (A) no written notice of any violation of any Law affecting any portion of any of the Company Properties has been received by the Company or the Company Subsidiary from any Governmental Entity; (B) there are no structural defects relating to any of the Company Properties; (C) there is no Company Property whose building systems are not in working order in any respect; and (D) there is no physical damage for which the Company is responsible to any Company Property for which there is no insurance in effect covering the full cost of the restoration.

      (b) Except as set forth in Section 2.16(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), the Company and the Company Subsidiary own good and marketable title, free and clear of all Liens, to all of the personal property and assets shown on the Company Balance Sheet or acquired after December 31, 2003, except for (A) assets which have been disposed of to nonaffiliated third parties since December 31, 2003 in the ordinary course of business, (B) Liens reflected in the Company Financial Statements, and (C) Liens for current Taxes not yet due and payable.

      2.17     Intellectual Property.

      (a) To the Company’s knowledge, the Company and the Company Subsidiary own or are licensed to use, or otherwise have the right to use all patents, and all registrations of the foregoing, or applications therefor, that are material to their respective businesses as presently conducted (collectively, the “Company Patents”). The Company and the Company Subsidiary own or are licensed to use, or otherwise have the right to use all trademarks, service marks, trade names, brand names, domain names, trade secrets, franchises, inventions, copyrights, and all other technology, intellectual property and intangible property, all registrations of the foregoing, or applications therefor, that are material to their respective businesses as presently conducted (collectively with the Company Patents, the “Company Proprietary Rights”). To the Company’s knowledge, all patents, registered trademarks and copyrights referred to above are valid. The Company has provided Parent with schedules of any taxes or maintenance fees related to filings with the U.S. Patent and Trademark Office or U.S. Copyright Office, falling due within one hundred eighty (180) days after May 25, 2004, and any expirations of patents or registered trademarks or copyrights scheduled to occur within three (3) years after May 25, 2004.

      (b) Except as disclosed in Section 2.17(b) of the Company Disclosure Schedule, there are no claims pending or, to the Company’s knowledge, threatened, that the businesses of the Company or the Company Subsidiary infringe upon the proprietary rights of others, and to the Company’s knowledge, there is no reasonable basis for any such claim, nor, to the Company’s knowledge, is there any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Company Proprietary Rights.

      (c) Except as disclosed in Section 2.17(c) of the Company Disclosure Schedule, to the knowledge of the Company, the Company and the Company Subsidiary have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the knowledge of Company, none of the activities of the employees of the Company or the Company Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers.

      (d) To the knowledge of the Company, neither the Company nor the Company Subsidiary is in material breach of, or has failed to perform in any material respect under, any of the contracts, licenses and agreements listed in Section 2.17(c) of the Company Disclosure Schedule, and, to the Company’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform in any material respect thereunder.

      2.18     Insurance.

      (a) Except as set forth in Section 2.18(a) of the Company Disclosure Schedule, the Company has made available to Parent all current insurance policies and binders (i) insuring the business or properties of the Company or the Company Subsidiary or (ii) which provides insurance for any director, officer, employee, fiduciary or agent of the Company or the Company Subsidiary, that is held by or on behalf of the Company or the Company Subsidiary.

      (b) All policies or binders of insurance held by or on behalf of the Company and the Company Subsidiary are in full force and effect and are in conformity, in all material respects, with the requirements of all leases or other agreements to which the Company or the Company Subsidiary is a party and are valid and enforceable in accordance with their terms. Neither the Company nor the Company Subsidiary is in default with respect to any provision contained in such policy or binder nor has the Company or the Company Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion, except as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00). There are no outstanding unpaid claims under any such policy or binder. Except as set forth in Section 2.18(b) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has received written notice of cancellation or non-renewal of any such policy or binder or disclaiming coverage or reserving rights with respect to any claim or any such policy or binder in general.

      2.19     Commercial Relationships.

      (a) Schedule 2.19(a) of the Company Disclosure Schedule sets forth a list of each customer that accounted for two percent (2%) or more of the consolidated net revenues of the Company and the Company Subsidiary in the year ended December 31, 2003 (each a “Company Customer”). Except as set forth in Section 2.19(a) of the Company Disclosure Schedule, prior to May 25, 2004, none of the Company or the Company Subsidiary has received any written notice of any intent of a Company Customer to terminate, cancel or materially alter its business relationship with the Company or the Company Subsidiary.

      (b) To the knowledge of the Company, except as set forth in Section 2.19(b) of the Company Disclosure Schedule, prior to May 25, 2004, none of the Company or the Company Subsidiary has received from any supplier listed in Section 2.19(b) of the Company Disclosure Schedule (each a “Company Supplier”) any written notice of any intent of a Company Supplier to terminate, cancel or materially alter its business relationship with the Company or the Company Subsidiary.

      2.20     Environmental Matters.

      (a) Definitions.

      “Environmental Law” means any federal, state, local or foreign Law pertaining to the protection of human health or the environment or employee and worker safety and any orders, judgments, decrees, Permits or other legally binding mandates under such Laws.

      “Hazardous Substance” means any hazardous, toxic, radioactive or infectious substance, pollutant, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

      “Contamination” (or “Contaminated”) means the known presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media if any investigatory, remedial, removal reporting or other response action is required or legally could be required by a Governmental Entity under any Environmental Law with respect to such presence of Hazardous Substances.

      (b) Environmental Conditions. Except as specifically described in Section 2.20 of the Company Disclosure Schedule:

(i) Each of the Company and the Company Subsidiary is and has been in compliance with all applicable Environmental Laws, including without limitation, the possession of or having applied for all Permits required under applicable Environmental Laws, and compliance with their terms and conditions, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiary has made all reports and given all notices required by Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(ii) No civil, criminal or administrative suit, claim, action or proceeding is pending, and to the Company’s knowledge, there is no pending investigation by any Governmental Entity, under any Environmental Law relating to any operations, property or facility owned, operated or leased, or previously owned, operated or leased, by the Company or the Company Subsidiary or any location at or to which the Company or the Company Subsidiary has disposed of, transported or arranged for the disposal of Hazardous Substances that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There are no outstanding orders, judgments or decrees of any court or of any Governmental Entity under any Environmental Law which specifically apply to either of the Company or the Company Subsidiary or any of their respective assets or operations and that, individually or in the aggregate, would reasonably be expected to be material to the business of the Company and the Company Subsidiary taken as a whole;

(iii) In the last three (3) years, neither the Company nor the Company Subsidiary has received from any Governmental Entity or any other Person notice that it has been named as a responsible or potentially responsible party under any Environmental Law for any site Contaminated by Hazardous

Substances nor has the Company or the Company Subsidiary received a request for information about any such site;

(iv) To the knowledge of the Company, except as disclosed in environmental reports and documents that have been made available to Parent and are listed in Section 2.20(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no portion of any property currently owned, leased or occupied by the Company or the Company Subsidiary is Contaminated, and no Contamination occurred during the Company’s or the Company Subsidiary’s prior ownership, lease or occupancy of other property;

(v) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor the Company Subsidiary has been notified by any Governmental Entity that it is currently liable under the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state or federal Environmental Law for investigation, remedial, removal or other response costs, natural resources damages or other claims (including administrative orders) arising out of the release or threatened release of any Hazardous Substance;

(vi) To the Company’s knowledge, neither the Company nor the Company Subsidiary has expressly assumed the liability of any other Person for, and has not agreed to indemnify any other Person against, claims arising out of the release of Hazardous Substances into the environment or other claims under Environmental Laws, except for any agreement to indemnify a lessor of real property contained in the lease between such lessor and the Company or the Company Subsidiary;

(vii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, during the past three (3) years, no Governmental Entity has issued any citation or notice of violation or noncompliance under any Environmental Law to the Company or the Company Subsidiary;

(viii) The Company has not released any insurance policies, or waived or fully released all rights under insurance policies, that may provide coverage for liabilities under Environmental Laws or liabilities or damages otherwise arising out of the release of Hazardous Substances into the environment;

(ix) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor the Company Subsidiary owns or operates any of the following and none of the following are located on any property owned, leased or occupied by the Company or the Company Subsidiary: (A) underground storage tank (whether or not in use or decommissioned and whether not regulated or exempt from regulation); (B) underground injection well as defined under any Environmental Law; (C) surface impoundment or lagoon; (D) landfill (unless legally closed); (E) hazardous waste treatment, storage or disposal unit or facility regulated under the Resource Conservation and Recovery Act as amended (RCRA) or any comparable Environmental Law; or (F) any radioactive material for which a license or permit (including general permits and permits by rule) is required under any Environmental Law; and

(x) The Company has made available to Parent copies of material reasonably available reports, studies, investigations and audits in the possession of the Company pertaining to environmental matters relating to the Company or the Company Subsidiary, its present operations or any property currently owned, leased or occupied by the Company or the Company Subsidiary, including without limitation compliance with Environmental Laws, employee safety or Contamination.

      2.21     Employees; Employee Benefit Plans.

      (a) Section 2.21(a) of the Company Disclosure Schedule lists all current employees of the Company and details the compensation, and all pension, retirement, profit sharing, deferred compensation and bonus plans or arrangements for current or former employees or directors, established, maintained or funded (in whole or in part) by the Company or the Company Subsidiary, or maintained by the Company or the Company Subsidiary for the benefit of its current or former employees or directors under which there are continuing obligations (collectively, the “Company Employee Plans”), and, except as set forth in Section 2.21(a) of the Company Disclosure Schedule, complete and accurate copies of all such Company Employee Plans have been provided or made available to Parent.

      (b) The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) established and maintained by the Company or the Company Subsidiary that are subject to ERISA (“Company ERISA Pension Plans”) are listed separately as Company ERISA Pension Plans in Section 2.21(b) of the Company Disclosure Schedule. The Company ERISA Pension Plans and the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) established and maintained by the Company or the Company Subsidiary (“Company ERISA Welfare Benefit Plans” and, together with the Company ERISA Pension Plans, the “Company ERISA Plans”) comply in all material respects with the applicable requirements of ERISA. With respect to the Company ERISA Pension Plans intended to be qualified under Section 401(a) of the Code, each of the Company and the Company Subsidiary (as applicable) has received from the Internal Revenue Service a favorable determination for each of the Company ERISA Pension Plans and their related trusts that each of the Company ERISA Pension Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the Company ERISA Pension Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date.

      (c) Except as set forth in Section 2.21(c) of the Company Disclosure Schedule, no “accumulated funding deficiency” as defined in Section 302(a)(2) of ERISA or Section 412(a) of the Code exists, or has existed, with respect to any of the Company ERISA Pension Plans. Except as set forth in Section 2.21(c) of the Company Disclosure Schedule or in the notes to the Company Financial Statements, the present value of all accrued benefits under each of the Company ERISA Pension Plans does not exceed the value of such plan’s assets, less all liabilities other than those attributable to accrued benefits. The Company and the controlled group of corporations of which it is a member have no actual or potential “withdrawal liability,” as defined in Section 4201 of ERISA or any other liability on withdrawal from participation with respect to a “multiemployer plan” as defined in Section 3(37)(A) of ERISA, and there are no impediments to the Company’s withdrawing from participation in such a multiemployer plan. Neither the Company nor the Company Subsidiary participates in any “multiple-employer welfare arrangement” as defined in Section 3(40)(A) of ERISA or in any Company ERISA Pension Plan maintained by multiple employers that are not members of the same controlled group of businesses, except for any multiemployer plan described above.

      (d) To the Company’s knowledge, each Company ERISA Welfare Benefit Plan providing for health benefits is eligible for tax exclusion under Sections 105 and 106 of the Code; to the Company’s knowledge, each Company ERISA Welfare Benefit Plan providing life insurance is eligible for tax exclusion under Section 79 of the Code; to the Company’s knowledge, each Company ERISA Welfare Benefit Plan that is a cafeteria plan is eligible for tax exclusion under Section 125 of the Code; to the Company’s knowledge, each trust funding a Company ERISA Welfare Benefit Fund is tax qualified under Section 501(c)(9) of the Code. To the Company’s knowledge, none of the Company ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code. To the Company’s knowledge, there are not and have not been any excess deferrals or excess contributions under any Company ERISA Pension Plan. There are not and have not been any taxable reversions of assets from any Company ERISA Plan. Each Company ERISA Plan is and has been operated and administered in all material respects in conformance with the requirements of all applicable laws and regulations, whether or not the Company ERISA Plan documents have been amended to reflect such requirements.

      2.22     Labor Matters.

      (a) Section 2.22(a) of the Company Disclosure Schedule lists (i) the corporate officers, corporate employees and non-corporate executives of the Company and the Company Subsidiary who, upon termination of their employment by reason of the Merger are entitled to payments for severance or other similar payments, (ii) any written agreements regarding such payments and (iii) any other severance agreements with current or former employees or directors of the Company or the Company Subsidiary: (A) that provide (in the case of each such agreement) for severance payments in excess of One Hundred Thousand Dollars ($100,000.00) or (B) where the current or former employee or director is otherwise entitled to receive annual base salary or annual fees from the Company or the Company Subsidiary in excess of One Hundred Thousand Dollars ($100,000.00).

      (b) Except as set forth in Section 2.22(b) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a domestic labor union or domestic labor union organization. There is no unfair labor practice or labor arbitration proceeding or grievance pending or, to the Company’s knowledge, threatened against the Company or the Company Subsidiary relating to their business that would, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), and no such proceeding or grievance has occurred within the past three (3) years. There is no labor strike, dispute, request for representation, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or the Company Subsidiary that would, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), and no such labor strike, dispute, request for representation, slowdown or stoppage has occurred within the past three (3) years. To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or the Company Subsidiary. The Company and the Company Subsidiary have complied in all material respects with all labor and employment Laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, except as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00).

      2.23     No Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Company or the Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company or the Company Subsidiary, or any action taken by the Company or the Company Subsidiary.

      2.24     Proxy Statement and Registration Statement. None of the information supplied by the Company or the Company Subsidiary specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement/ Prospectus will, at the date it is first mailed or at the time of the Company Shareholders Meeting (except as supplemented by the Company to reflect changes in information so supplied at the time of such meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      2.25     Parent Shares and Acquisition Sub Interests. Except as set forth in Section 2.25 of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary beneficially owns any Parent Shares or Acquisition Sub Interests. With respect to the Parent Shares or Acquisition Sub Interests held by the Company or the Company Subsidiary as set forth in Section 2.26 of the Company Disclosure Schedule, (i) neither the Company nor the Company Subsidiary acquired any Parent Shares or Acquisition Sub Interests in connection with or in contemplation of the Merger, and (ii) the Company and the Company Subsidiary acquired such Parent Shares or Acquisition Sub Interests more than two (2) years prior to the date of the Agreement.

      2.26     Definition of the Company’s Knowledge. As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the actual knowledge of those individuals identified in Section 2.26 of the Company Disclosure Schedule and the knowledge which each such individual would have had if such individual had reviewed (i) the documents received by such individual pertaining to the matter to which reference is made and (ii) the documents located in the Company’s corporate offices.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

      Except as set forth on the disclosure schedule delivered by Parent and Acquisition Sub on the date hereof (the “Parent Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Parent and Acquisition Sub jointly and severally hereby represent and warrant to the Company as follows:

      3.1     Organization and Qualification.

      (a) Each of Parent and Acquisition Sub is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Acquisition Sub has all requisite corporate power and authority necessary to own, lease and operate its assets and to carry on its business as now being conducted, and is qualified or authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by Law, except as disclosed in Section 3.1(a) of the Parent Disclosure Schedule.

      (b) Parent has previously provided or made available to the Company true and complete copies of the charter and bylaws or other organizational documents of Parent and Acquisition Sub as presently in effect, and neither Parent nor Acquisition Sub is in default in the performance, observation or fulfillment of such documents.

      3.2     Authorization; Validity of Agreement. Each of Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and the transactions contemplated hereby. The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Parent Board and the Acquisition Sub Board and by Parent as the sole member of Acquisition Sub, and no other corporate action on the part of Parent and Acquisition Sub is necessary for such purpose, other than adoption of this Agreement by the holders of more than fifty percent (50%) of the Parent’s outstanding Common Stock. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Acquisition Sub, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      3.3     Consents and Approvals; No Violations. Except for (a) filings with the SEC under the Exchange Act, (b) filing the Certificate of Merger with the Departments of State of the Commonwealth of Pennsylvania and the State of Delaware, (c) the filings, if any, provided for under the HSR Act and state securities or state “Blue Sky” laws, and (d) matters listed in Section 3.3 of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will not (assuming the shareholder approval set forth in Section 5.1(a) is obtained) (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Parent or Acquisition Sub, (ii) require any filing with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of, or result in an change in the rights or obligations of the parties to, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound, (iv) violate any Law or Permit applicable to Parent, any of the Parent Subsidiary or by which any of their respective properties or assets is bound, (v) result in the creation of any Lien on the assets or properties of Parent or any Parent

Subsidiary or (vi) cause any of the assets owned by Parent or any Parent Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Entity, excluding from the foregoing clauses (ii), (iii), (iv), (v) and (vi) such violations, breaches, defaults, liens, reassessments, revaluations and changes which, and filings, notices, permits, authorizations, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00).

      3.4     Board Approvals.

      (a) The Parent Board, as of May 25, 2004, has determined (i) that the Merger is fair to, and in the best interests of, the Parent and its shareholders, (ii) to propose this Agreement for adoption by the Parent’s shareholders and to declare the advisability of this Agreement, and (iii) to recommend that the shareholders of the Parent adopt this Agreement.

      (b) The Parent and the Parent Board have taken all action necessary such that no restrictions contained in any “fair price,” “control share acquisition,” “disgorgement,” “business combination” or similar statute will apply to the execution, delivery or performance of this Agreement.

      3.5     Capitalization.

      (a) The Parent is authorized to issue 400,000,000 shares of Parent Common Stock. As of May 25, 2004, 191,219,776 shares of Parent Common Stock were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and have been offered, sold and delivered by the Parent in compliance in all material respects with all applicable securities Laws.

      (b) The Parent has reserved 36,000,000 shares of Parent Common Stock for issuance pursuant to the Parent Stock Option Plans. As of May 25, 2004, Options to purchase 13,706,895 shares of Parent Common Stock and zero (0) unvested shares of Restricted Stock were outstanding. Section 3.5(b) of the Parent Disclosure Schedule includes a true and complete list of all Options and Restricted Stock awards outstanding as of May 25, 2004, including the names of the Persons to whom such Options and Restricted Stock awards have been granted, the number of shares subject to each Option or Restricted Stock award, as applicable, the per share exercise price for each Option and the vesting schedule for the Parent Stock Option Plan under which each Option and Restricted Stock award was granted, which vesting schedule applies to each such Option and Restricted Stock award. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.5(b) have been furnished or made available to the Company. The Parent is authorized to issue 10,000,000 shares of Parent Preferred Stock, 831 shares of which is issued and outstanding.

      (c) Except as set forth in Section 3.5(c) of the Parent Disclosure Schedule and Series F Preferred Stock to be issued by Parent in connection with the Pre-Closing Parent Financing, there are not as of May 25, 2004, and at the Effective Time there will not be, any Parent Shares or shares of Parent Preferred Stock issued and outstanding.

      (d) The Parent’s authorized capital stock consists solely of the Parent Common Stock described in Section 3.5(a) and the Parent Preferred Stock described in Section 3.5(b). There are not as of May 25, 2004, and at the Effective Time there will not be, any shares of Parent Common Stock or Parent Preferred Stock reserved for issuance other than as described in Sections 3.5(b) and (c). There are not as of May 25, 2004, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Parent to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company or the Company Subsidiary or obligating the Company to grant, extend or enter into any such agreement, other than Options listed in Section 3.5(b) of the Parent Disclosure Schedule and Warrants listed in Section 3.5(c) of the Parent Disclosure Schedule.

      (e) Except as set forth in Section 3.5(e) of the Parent Disclosure Schedule, there are no agreements or understandings to which the Parent or any Parent Subsidiary is a party with respect to the voting of any shares of capital stock or other equity interests of the Parent or any Parent Subsidiary or which restrict the transfer of any such shares or other equity interests, nor does the Parent have knowledge of any third party agreements or understandings with respect to the voting of any such shares or other equity interests or which restrict the transfer of any such shares or other equity interests.

      (f) Except for indebtedness which will be retired at or prior to the Closing Date, the Parent has no outstanding bonds, debentures, notes or other indebtedness or obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Parent may vote.

      (g) Neither the Parent nor any Parent Subsidiary beneficially owns any shares of capital stock of the Company.

      (h) Except as set forth in Section 3.5(h) of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

      3.6     Parent Subsidiaries. Section 3.6 of the Parent Disclosure Schedule correctly sets forth the name and jurisdiction of incorporation or organization of each Parent Subsidiary. All issued and outstanding shares or other equity interests of each Parent Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.6 of the Parent Disclosure Schedule, all issued and outstanding shares or other equity interests of each Parent Subsidiary are owned directly or indirectly by the Parent free and clear of any Liens.

      3.7     Other Interests. Except for ownership of the shares or other equity interests of the Parent Subsidiaries or as otherwise set forth in Section 3.7 of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).

      3.8     SEC Reports. The Company has had access through publicly-available information to (i) Parent’s Annual Report on Form 10-KSB for the year ended December 31, 2003, as filed with the SEC (the “Parent 10-K”), (ii) its quarterly report on Form 10-QSB for the quarter ended March 31, 2004, as filed with the SEC (the “Parent 10-Q”), (iii) all proxy statements relating to Parent’s meetings of shareholders held or to be held after January 1, 2001, and (iv) all other documents filed by Parent with the SEC under the Exchange Act or the Securities Act since January 1, 2001 (the “Parent SEC Reports”). As of their respective dates, such documents complied, and all documents filed by Parent with the SEC under the Exchange Act or the Securities Act between May 25, 2004 and the Closing Date will comply, in all material respects with applicable SEC requirements and did not, or in the case of documents filed on or after May 25, 2004 will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, all Parent SEC Reports have been timely filed with the SEC and constitute all forms, reports and documents required to be filed by Parent under the Exchange Act and the Securities Act since January 1, 2001. Between May 25, 2004 and the Closing Date, Parent will timely file with the SEC all documents required to be filed by it under the Exchange Act or the Securities Act. No Parent Subsidiary is required to file any form, report or other document with the SEC. The certifications of the chief executive officer and chief financial officer of Parent required by Rules 13a-14 and 15d-14 of the Exchange Act with respect to the Parent SEC Reports, as applicable, are true and correct as of May 25, 2004, as they relate to a particular Parent SEC Report, as though made as of May 25, 2004. Parent has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

      3.9     Financial Statements. Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent SEC Reports (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position of Parent and the Parent Subsidiary as of its date and each of the consolidated statements of income, shareholders’ investment and cash flows of Parent included in or incorporated by reference into the Parent SEC Reports (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position, results of operations or cash flows, as the case may be, of Parent and the Parent Subsidiary for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which in the aggregate will not exceed One Hundred Thousand Dollars ($100,000.00) on a net profit basis), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

      3.10     Absence of Undisclosed Liabilities. Except as set forth in the Parent SEC Reports or in Section 3.10 of the Parent Disclosure Schedule, as of December 31, 2003, Parent and the Parent Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 2003 (or the notes thereto) included in the Parent 10-K (the “Parent Balance Sheet”) that were not adequately reflected or reserved against on the Parent Balance Sheet. Except as set forth in Section 3.10 of the Parent Disclosure Schedule, Parent has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Parent Balance Sheet or Parent’s unaudited balance sheet dated March 31, 2004, included in the Parent 10-Q, (ii) incurred since March 31, 2004 in the ordinary course of business, (iii) that would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00) or (iv) as contemplated by the Pre-Closing Parent Financing.

      3.11     Absence of Adverse Changes. Between December 31, 2003 and May 25, 2004, there has not been any change, event or circumstance that has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

      3.12     Compliance with Laws.

      (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (i) Parent and the Parent Subsidiaries have all licenses, permits, authorizations, franchises, orders or approvals of any Governmental Entity (collectively, “Permits”) material to the conduct of their respective businesses as presently conducted; (ii) such Permits are in full force and effect; and (iii) no proceeding is pending or, to the knowledge of Parent, threatened to revoke or limit any Permit.

      (b) Parent and the Parent Subsidiaries are in compliance in all respects with all applicable Laws except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      3.13     Actions and Proceedings. Except as set forth in the Parent SEC Reports or in Section 3.13 of the Parent Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending and, to the knowledge of Parent, there is no pending investigation of, or any action, suit or claim or legal, administrative or arbitration proceeding threatened against Parent or any Parent Subsidiary. Except as set forth in Section 3.13 of the Parent Disclosure Schedule, there is no writ, order, injunction, judgment or decree in effect or, to the knowledge of Parent, threatened that is applicable to Parent or any Parent Subsidiary or by which any of their respective properties or assets is bound.

      3.14     Contracts and Other Agreements.

      (a) The Parent 10-KSB’s and the Parent 10-QSB’s disclose all contracts that constitute “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) which are required to be disclosed therein or listed as exhibits thereto, except as set forth in Section 3.14(a) of the Parent Disclosure Schedule. All of such contracts, (collectively, the “Parent Contracts”) are valid, subsisting, in full force and effect, binding upon the Parent or the applicable Parent Subsidiary, and, to the knowledge of the Parent, binding upon the other parties thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors’ rights and general principles of equity. The Parent and the Parent Subsidiaries are not in default under any of the Parent Contracts, nor, to the knowledge of the Parent, is any other party to any Parent Contract in default thereunder except as disclosed in Section 3.14(a) of the Parent Disclosure Schedule. True and complete copies of all of the Parent Contracts have been provided or made available to the Company.

      (b) Other than those contracts disclosed in Section 3.14(b) of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary is a party to any agreement (other than distributorship agreements, agreements with sales representatives or license agreements provided to the Company prior to May 25, 2004) that limits or restricts the Parent, any Parent Subsidiary or any of their affiliates or successors in competing or engaging in any line of business in any geographic area.

      (c) Except as set forth in Section 3.14(c) of the Parent Disclosure Schedule or in the Parent SEC Reports, to the knowledge of the Parent, no executive officer or director of the Parent has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than two percent (2%) of a class of securities of a publicly traded company) any interest in any property or assets of the Parent (except as a shareholder) or a Parent Subsidiary, any competitor, customer, supplier or agent of the Parent or a Parent Subsidiary or any Person that is currently a party to any contract or agreement with the Parent or a Parent Subsidiary.

      3.15     Taxes. Except as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00):

(a) Each of the Parent and the Parent Subsidiaries has filed all Tax Returns that it was required to file under applicable Laws, and all Taxes due and owing by any of the Parent and the Parent Subsidiaries have been paid in full. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable Laws. Except as set forth in Section 3.15(a) of the Parent Disclosure Schedule, neither the Parent nor any of the Parent Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of the Parent, no claim has ever been made by an authority in a jurisdiction where any of the Parent and the Parent Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth in Section 3.15(a) of the Parent Disclosure Schedule, there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Parent or any of the Parent Subsidiaries.

(b) To the Parent’s knowledge, each of the Parent and the Parent Subsidiaries has withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) Except as set forth in Section 3.15(c) of the Parent Disclosure Schedule, there is no dispute or claim concerning any Tax liability of the Parent or any of the Parent Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which the Parent has knowledge based on personal contact with any agent of such authority, and neither the Parent nor any of the Parent Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Parent or the Parent Subsidiaries have not filed Tax Returns) any (A) notice (whether written or oral) indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Parent or any of the Parent Subsidiaries. To the Parent’s knowledge, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Parent or any of the Parent Subsidiaries.

(d) Except as set forth in Section 3.15(d) of the Parent Disclosure Schedule, neither the Parent nor any of the Parent Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Parent nor any of the Parent Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Except as set forth in Section 3.15(e) of the Parent Disclosure Schedule, neither the Parent nor any of the Parent Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or may result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax Law). Neither the Parent nor any of the Parent Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Parent nor any of the Parent Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Parent nor any of the Parent Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Parent) or (B) has any liability for the Taxes of any Person (other than the Parent and the Parent Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of the Parent and its Parent Subsidiaries (i) did not, as of the most recent fiscal month end prior to May 25, 2004, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) provided for in the most recent balance sheet prior to May 25, 2004 and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent and the Parent Subsidiaries in filing their Tax Returns. Since the date of the most recent balance sheet, neither the Parent nor any of the Parent Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used for purposes of GAAP, outside the ordinary course of business consistent with past custom and practice.

(g) Neither the Parent nor any of the Parent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(h) Neither the Parent nor any of the Parent Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

      3.16     Books and Records. The minute books of the Parent for the past three (3) years have been made available to the Company, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Parent Board (other than references in such minute books to the transactions contemplated hereby).

      3.17     Tangible Properties.

      (a) Except as set forth in Section 3.17(a) of the Parent Disclosure Schedule, the Parent and each Parent Subsidiary owns fee simple title to or has a valid leasehold interest in each of the real properties at which the Parent or any Parent Subsidiary conducts operations (the “Parent Properties”), free and clear of any Liens, and the Parent Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, Laws affecting building use or occupancy, or reservations of an interest in title (collectively, “Parent Property Restrictions”), except for (i) the matters set forth in Section 3.17(a) of the Parent Disclosure Schedule, (ii) Parent Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not materially and adversely affect the current use of the property, (iii) Liens and Parent Property Restrictions imposed on the fee title of any property leased by the Parent or any of the Parent Subsidiaries, (iv) Liens and Parent Property Restrictions disclosed on existing title policies or reports or surveys that have been provided to Parent prior to May 25, 2004 and (v) mechanics’, carriers’, suppliers’, workmen’s or repairmen’s liens and other Parent Property Restrictions, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Parent Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Parent and the Parent Subsidiaries and which have arisen or been incurred only in the ordinary course of business or are set forth in the Parent’s financial statements included in the Parent SEC Reports filed prior to May 25, 2004. Except as set forth in Section 3.17(a) of the Parent Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), (A) no written notice of any violation of any Law affecting any portion of any of the Parent Properties has been received by the Parent or any Parent Subsidiary from any Governmental Entity; (B) there are no structural defects relating to any of the Parent Properties; (C) there is no Parent Property whose building systems are not in working order in any respect; and (D) there is no physical damage for which the Parent is responsible to any Parent Property for which there is no insurance in effect covering the full cost of the restoration.

      (b) Except as set forth in Section 3.17(b) of the Parent Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), the Parent and the Parent Subsidiaries own good and marketable title, free and clear of all Liens, to all of the personal property and assets shown on the Parent Balance Sheet or acquired after March 31, 2004, except for (A) assets which have been disposed of to nonaffiliated third parties since December 31, 2003 in the ordinary course of business, (B) Liens reflected in the Parent Balance Sheet or the balance sheet dated March 31, 2004 included in the applicable Parent 10-Q, and (C) Liens for current Taxes not yet due and payable.

      3.18     Intellectual Property.

      (a) To the Parent’s knowledge, the Parent and the Parent Subsidiaries own or are licensed to use, or otherwise have the right to use all patents, and all registrations of the foregoing, or applications therefor, that are material to their respective businesses as presently conducted (collectively, the “Parent Patents”). The Parent and the Parent Subsidiaries own or are licensed to use, or otherwise have the right to use all trademarks, service marks, trade names, brand names, domain names, trade secrets, franchises, inventions, copyrights, and all other technology, intellectual property and intangible property (including, but not limited to, all software used by Parent at any time during the twelve (12) months immediately preceding the Effective Date), all registrations of the foregoing, or applications therefor, that are material to their respective businesses as presently conducted (collectively with the Parent Patents, the “Parent Proprietary Rights”). To the Parent’s knowledge, all patents, registered trademarks and copyrights referred to above are valid. The Parent has provided the Company with schedules of any taxes or maintenance fees related to filings with the U.S. Patent and Trademark Office or U.S. Copyright Office, falling due within one hundred eighty (180) days after May 25, 2004, and any expirations of patents or registered trademarks or copyrights scheduled to occur within three (3) years after May 25, 2004.

      (b) Except as disclosed in Section 3.18(b) of the Parent Disclosure Schedule, there are no claims pending or, to the Parent’s knowledge, threatened, that the businesses of the Parent or the Parent Subsidiaries infringe upon the proprietary rights of others, and to the Parent’s knowledge, there is no reasonable basis for any such claim, nor, to the Parent’s knowledge, is there any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Parent Proprietary Rights.

      (c) Except as disclosed in Section 3.18(c) of the Parent Disclosure Schedule, to the knowledge of the Parent, the Parent and the Parent Subsidiaries have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the knowledge of Parent, none of the activities of the employees of the Parent or any Parent Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers.

      (d) To the knowledge of the Parent, none of the Parent or the Parent Subsidiaries is in material breach of, or has failed to perform in any material respect under, any of the contracts, licenses and agreements listed in Section 3.18(c) of the Parent Disclosure Schedule, and, to the Parent’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform in any material respect thereunder.

      3.19     Insurance.

      (a) Except as set forth in Section 3.19(a) of the Parent Disclosure Schedule, the Parent has made available to the Company all current insurance policies and binders (i) insuring the business or properties of the Parent or the Parent Subsidiaries or (ii) which provides insurance for any director, officer, employee, fiduciary or agent of the Parent or any of the Parent Subsidiaries, that is held by or on behalf of the Parent or any Parent Subsidiary.

      (b) All policies or binders of insurance held by or on behalf of the Parent and the Parent Subsidiaries are in full force and effect and are in conformity, in all material respects, with the requirements of all leases or other agreements to which the Parent or the relevant Parent Subsidiary is a party and are valid and enforceable in accordance with their terms. Neither the Parent nor any Parent Subsidiary is in default with respect to any provision contained in such policy or binder nor has the Parent or any Parent Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion, except as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00). There are no outstanding unpaid claims under any such policy or binder. Except as set forth in Section 3.19(b) of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary has received written notice of cancellation or non-renewal of any such policy or binder or disclaiming coverage or reserving rights with respect to any claim or any such policy or binder in general.

      3.20     Commercial Relationships.

      (a) Schedule 3.20(a) of the Parent Disclosure Schedule sets forth a list of each customer that accounted for two percent (2%) or more of the consolidated net revenues of the Parent and the Parent Subsidiaries in the year ended December 31, 2003 (each a “Parent Customer”). Except as set forth in Section 3.20(a) of the Parent Disclosure Schedule, prior to May 25, 2004, none of the Parent or any Parent Subsidiaries has received any written notice of any intent of a Parent Customer to terminate, cancel or materially alter its business relationship with the Parent or any of the Parent Subsidiaries.

      (b) To the knowledge of the Parent, except as set forth in Section 3.20(b) of the Parent Disclosure Schedule, prior to May 25, 2004, none of the Parent or any Parent Subsidiaries has received from any supplier listed in Section 3.20(b) of the Parent Disclosure Schedule (each a “Parent Supplier”) any written notice of any intent of a Parent Supplier to terminate, cancel or materially alter its business relationship with the Parent or any of the Parent Subsidiaries.

      3.21     Environmental Matters.

      (a) Definitions.

      “Environmental Law” means any federal, state, local or foreign Law pertaining to the protection of human health or the environment or employee and worker safety and any orders, judgments, decrees, Permits or other legally binding mandates under such Laws.

      “Hazardous Substance” means any hazardous, toxic, radioactive or infectious substance, pollutant, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

      “Contamination” (or “Contaminated”) means the known presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media if any investigatory, remedial, removal reporting or other response action is required or legally could be required by a Governmental Entity under any Environmental Law with respect to such presence of Hazardous Substances.

      (b) Environmental Conditions. Except as specifically described in Section 3.21 of the Parent Disclosure Schedule:

(i) each of the Parent and the Parent Subsidiaries is and has been in compliance with all applicable Environmental Laws, including without limitation, the possession of or having applied for all Permits required under applicable Environmental Laws, and compliance with their terms and conditions, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of the Parent and the Parent Subsidiaries has made all reports and given all notices required by Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(ii) No civil, criminal or administrative suit, claim, action or proceeding is pending, and to the Parent’s knowledge, there is no pending investigation by any Governmental Entity, under any Environmental Law relating to any operations, property or facility owned, operated or leased, or previously owned, operated or leased, by the Parent or any Parent Subsidiary or any location at or to which the Parent or any Parent Subsidiary has disposed of, transported or arranged for the disposal of Hazardous Substances that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There are no outstanding orders, judgments or decrees of any court or of any Governmental Entity under any Environmental Law which specifically apply to any of the Parent and the Parent Subsidiaries or any of their respective assets or operations and that, individually or in the aggregate, would reasonably be expected to be material to the business of the Parent and the Parent Subsidiaries taken as a whole;

(iii) In the last three (3) years, none of the Parent or the Parent Subsidiaries with operations in the United States has received from any Governmental Entity or any other Person notice that it has been named as a responsible or potentially responsible party under any Environmental Law for any site Contaminated by Hazardous Substances nor has the Parent or any Parent Subsidiary received a request for information about any such site;

(iv) To the knowledge of the Parent, except as disclosed in environmental reports and documents that have been made available to the Company and are listed in Section 3.21(b)(iv) of the Parent Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no portion of any property currently owned, leased or occupied by the Parent or any Parent Subsidiary is Contaminated, and no Contamination occurred during the Parent’s or any Parent Subsidiary’s prior ownership, lease or occupancy of other property;

(v) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of the Parent or any Parent Subsidiary has been notified by any Governmental Entity that it is currently liable under the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state or federal Environmental Law for investigation, remedial, removal or other response costs, natural resources damages or other claims (including administrative orders) arising out of the release or threatened release of any Hazardous Substance;

(vi) To the Parent’s knowledge, none of the Parent or any Parent Subsidiary has expressly assumed the liability of any other Person for, and has not agreed to indemnify any other Person against, claims arising out of the release of Hazardous Substances into the environment or other claims under Environmental Laws, except for any agreement to indemnify a lessor of real property contained in the lease between such lessor and the Parent or any Parent Subsidiary;

(vii) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, during the past three (3) years, no Governmental Entity has issued any citation or notice of violation or noncompliance under any Environmental Law to the Parent or any Parent Subsidiary;

(viii) The Parent has not released any insurance policies, or waived or fully released all rights under insurance policies, that may provide coverage for liabilities under Environmental Laws or liabilities or damages otherwise arising out of the release of Hazardous Substances into the environment;

(ix) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of the Parent or any Parent Subsidiary owns or operates any of the following and none of the following are located on any property owned, leased or occupied by the Parent or any Parent Subsidiary: (A) underground storage tank (whether or not in use or decommissioned and whether not regulated or exempt from regulation); (B) underground injection well as defined under any Environmental Law; (C) surface impoundment or lagoon; (D) landfill (unless legally closed); (E) hazardous waste treatment, storage or disposal unit or facility regulated under the Resource Conservation and Recovery Act as amended (RCRA) or any comparable Environmental Law; or (F) any radioactive material for which a license or permit (including general permits and permits by rule) is required under any Environmental Law; and

(x) The Parent has made available to the Company copies of material reasonably available reports, studies, investigations and audits in the possession of the Parent pertaining to environmental matters relating to the Parent or any Parent Subsidiary, its present operations or any property currently owned, leased or occupied by the Parent or any Parent Subsidiary, including without limitation compliance with Environmental Laws, employee safety or Contamination.

      3.22     Employees; Employee Benefit Plans.

      (a) Section 3.22(a) of the Parent Disclosure Schedule lists all current employees of the Company and details the compensation, and all pension, retirement, profit sharing, deferred compensation and bonus plans or arrangements for current or former employees or directors, established, maintained or funded (in whole or in part) by the Parent or any Parent Subsidiary, or maintained by the Parent or any Parent Subsidiary for the benefit of its current or former employees or directors under which there are continuing obligations (collectively, the “Parent Employee Plans”), and, except as set forth in Section 3.22(a) of the Parent Disclosure Schedule, complete and accurate copies of all such Parent Employee Plans have been provided or made available to the Company.

      (b) The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) established and maintained by the Parent or any Parent Subsidiary that are subject to ERISA (“Parent ERISA Pension Plans”) are listed separately as ERISA Pension Plans in Section 3.22(b) of the Parent Disclosure Schedule. The ERISA Pension Plans and the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) established and maintained by the Parent or any Parent Subsidiary (“Parent ERISA Welfare Benefit Plans” and, together with the ERISA Pension Plans, the “Parent ERISA Plans”) comply in all material respects with the applicable requirements of ERISA. With respect to the Parent ERISA Pension Plans intended to be qualified under Section 401(a) of the Code, each of the Parent and the Parent Subsidiaries (as applicable) has received from the Internal Revenue Service a favorable determination for each of the Parent ERISA Pension Plans and their related trusts that each of the Parent ERISA Pension Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the Parent ERISA Pension Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date.

      (c) Except as set forth in Section 3.22(c) of the Parent Disclosure Schedule, no “accumulated funding deficiency” as defined in Section 302(a)(2) of ERISA or Section 412(a) of the Code exists, or has existed, with respect to any of the Parent ERISA Pension Plans.

      Except as set forth in Section 3.22(c) of the Parent Disclosure Schedule or in the notes to the Parent’s financial statements included in the Parent 10-K and the Parent 10-Qs, the present value of all accrued benefits under each of the Parent ERISA Pension Plans does not exceed the value of such plan’s assets, less all liabilities other than those attributable to accrued benefits. The Parent and the controlled group of corporations of which it is a member have no actual or potential “withdrawal liability,” as defined in Section 4201 of ERISA or any other liability on withdrawal from participation with respect to a “multiemployer plan” as defined in Section 3(37)(A) of ERISA, and there are no impediments to the Parent’s withdrawing from participation in such a multiemployer plan. None of the Parent or any Parent Subsidiary participates in any “multiple-employer welfare arrangement” as defined in Section 3(40)(A) of ERISA or in any Parent ERISA Pension Plan maintained by multiple employers that are not members of the same controlled group of businesses, except for any multiemployer plan described above.

      (d) To the Parent’s knowledge, each Parent ERISA Welfare Benefit Plan providing for health benefits is eligible for tax exclusion under Sections 105 and 106 of the Code; to the Parent’s knowledge, each Parent ERISA Welfare Benefit Plan providing life insurance is eligible for tax exclusion under Section 79 of the Code; to the Parent’s knowledge, each Parent ERISA Welfare Benefit Plan that is a cafeteria plan is eligible for tax exclusion under Section 125 of the Code; to the Parent’s knowledge, each trust funding a Parent ERISA Welfare Benefit Fund is tax qualified under Section 501(c)(9) of the Code. To the Parent’s knowledge, none of the Parent ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code. To the Parent’s knowledge, there are not and have not been any excess deferrals or excess contributions under any Parent ERISA Pension Plan. There are not and have not been any taxable reversions of assets from any Parent ERISA Plan. Each Parent ERISA Plan is and has been operated and administered in all material respects in conformance with the requirements of all applicable laws and regulations, whether or not the Parent ERISA Plan documents have been amended to reflect such requirements.

      3.23     Labor Matters.

      (a) Section 3.23(a) of the Parent Disclosure Schedule lists (i) the corporate officers, corporate employees and non-corporate executives of the Parent and the Parent Subsidiaries who, upon termination of their employment by reason of the Merger are entitled to payments for severance or other similar payments, (ii) any written agreements regarding such payments and (iii) any other severance agreements with current or former employees or directors of the Parent or any Parent Subsidiary: (A) that provide (in the case of each such agreement) for severance payments in excess of One Hundred Thousand Dollars ($100,000.00) or (B) where the current or former employee or director is otherwise entitled to receive annual base salary or annual fees from the Parent or any Parent Subsidiary in excess of One Hundred Thousand Dollars ($100,000.00).

      (b) Except as set forth in Section 3.23(b) of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a domestic labor union or domestic labor union organization. There is no unfair labor practice or labor arbitration proceeding or grievance pending or, to the Parent’s knowledge, threatened against the Parent or any of the Parent Subsidiaries relating to their business that would, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), and no such proceeding or grievance has occurred within the past three (3) years. There is no labor strike, dispute, request for representation, slowdown or stoppage pending or, to the Parent’s knowledge, threatened against the Parent or any Parent Subsidiary that would, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00), and no such labor strike, dispute, request for representation, slowdown or stoppage has occurred within the past three years. To the Parent’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Parent or any of the Parent Subsidiaries. The Parent and each Parent Subsidiary has complied in all material respects with all labor and employment Laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, except as would not, individually or in the aggregate, reasonably be expected to exceed One Hundred Thousand Dollars ($100,000.00).

      3.24     No Brokers. Other than Burnham Hill Partners, no broker, finder, agent or similar intermediary has acted on behalf of the Parent or any Parent Subsidiary in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Parent or any Parent Subsidiary, or any action taken by the Parent or any Parent Subsidiary.

      3.25     Opinion of Financial Advisor. The Parent has received the opinion of Broadband Capital Management LLC (“Parent’s Fairness Opinion Financial Advisor”) to the effect that, and subject to such qualifications and assumptions as are contained therein, as of May 25, 2004, the Merger Consideration is fair to the holders of the Parent Common Stock, other than the Company, from a financial point of view and, as of May 25, 2004, such opinion has not been subsequently modified or withdrawn.

      3.26     Proxy Statement and Registration Statement. None of the information supplied by Parent or Acquisition Sub specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement/ Prospectus will, at the date it is first mailed or at the time of the Parent Shareholders Meeting (except as supplemented by Parent to reflect changes in information so supplied at the time of such meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Securities Act.

      3.27     Company Shares and Acquisition Sub Interests.

      (a) Except as set forth in Section 3.27 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary beneficially owns any Company Shares. With respect to the Company Shares held by Parent or any Parent Subsidiary as set forth in Section 3.27 of the Company Disclosure Schedule, (i) neither Parent nor any Parent Subsidiary acquired any such Company Shares in connection with or in contemplation of the Merger and (ii) Parent and any Parent Subsidiary acquired such Company Shares more than two (2) years prior to the date of this Agreement.

      (b) Acquisition Sub currently is, and at all times since its formation has been, organized as a corporation under the laws of the State of Pennsylvania. Parent currently is, and at all times since the formation of Acquisition Sub has been, the sole member of Acquisition Sub.

      3.28     Definition of Parent’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Parent” or any similar phrase means the actual knowledge of the individuals identified in Section 3.28 of the Parent Disclosure Schedule and the knowledge which each such individual would have had if such individual had reviewed (i) the documents received by such individual pertaining to the matter to which reference is made and (ii) the documents located in Parent’s corporate offices.

ARTICLE IV

COVENANTS AND AGREEMENTS

      4.1     Conduct of Business. During the period from May 25, 2004 to the Effective Time, except as otherwise contemplated by this Agreement, the Company and Parent shall use their commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with the requirements of Law and past practice, and use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue to perform and comply with the terms of existing contracts as in effect on May 25, 2004 (for the term provided in such contracts). Without limiting the generality of the foregoing and except as set forth in Section 4.1 of the Company Disclosure Schedule or in Section 4.1 of the Parent Disclosure Schedule, neither the Company nor Parent nor any of the Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby or to the extent that the Company or Parent shall otherwise consent in writing as to the other):

(a) (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock (other than dividends or distributions declared, set aside or paid by any Subsidiary or the Company consistent with past practice), (ii) split, combine or reclassify any of its capital stock (other than a one for twenty reverse split of Parent’s common stock), or (iii) repurchase, redeem or otherwise acquire any of its securities, except, in the case of clause (iii), for the acquisition of Company Shares or Parent Shares from holders of Options in full or partial payment of the exercise price payable by such holders upon exercise of Options outstanding on May 25, 2004;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights) (other than the issuance of Company Shares upon the exercise of Company Options outstanding on May 25, 2004 in accordance with their present terms);

(c) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire, directly or indirectly, any corporation, partnership, limited liability company, or other business organization or division or product line thereof;

(d) sell, lease, encumber, transfer or dispose of any assets, including Company Proprietary Rights or Parent Proprietary Rights, directly or indirectly, other than sales of inventory in the ordinary course of business, except pursuant to obligations in effect on May 25, 2004 and identified in Section 4.1(d) of the Company Disclosure Schedule or the Parent Disclosure Schedule;

(e) authorize any single capital expenditure in excess of Twenty-Five Thousand Dollars ($25,000.00);

(f) incur any amount of indebtedness for borrowed money, guarantee any indebtedness, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions or issue or sell debt securities or warrants or rights to acquire any debt securities, other than in the ordinary course of business consistent with past practice;

(g) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice or (ii) as expressly contemplated herein;

(h) change any of the accounting principles or practices used by them (except as required by GAAP, in which case written notice shall be provided to the other prior to any such change), or restate, or become obligated to restate, the Company Financial Statements or the Financial Statements of Parent included in the Parent 10-KSBs or Parent 10-QSBs (except as required by GAAP or a Governmental Entity, in which case written notice shall be provided to the other prior to any such restatement);

(i) except as required by Law, (A) enter into, adopt, amend or terminate any Employee Plan (other than any workers compensation, medical or health benefit plan that the Company, Parent or any Subsidiary proposes to enter into, adopt, amend or terminate in the ordinary course of business consistent with past practice), (B) enter into, adopt, amend or terminate any other agreement, arrangement, plan or policy between the Company, Parent or any of the Subsidiaries and one or more of their directors or officers, or (C) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Employee Plan or Parent Employee Plan or arrangement as in effect as of May 25, 2004;

(j) cause, permit or propose any amendments to the Certificate of Incorporation or By-Laws of the Company or Parent, except as expressly provided by the terms of this Agreement;

(k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company, Parent or any of the Subsidiaries (other than the Merger);

(l) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change its annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(m) settle or compromise any pending or threatened suit, action or claim (other than existing litigation with ATT, the settlement of which shall not exceed Ninety Thousand Dollars ($90,000.00)), or, except as set forth in Section 4.1(m) of the Company Disclosure Schedule or Section 4.1(m) of the Parent Disclosure Schedule, that would result in a full release of claims or rights to coverage under any insurance policy;

(n) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

(o) enter into or modify any material agreement with any other Person;

(p) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which the Company, Parent or any of the Subsidiaries is a party; or

(q) hire any new employees of the Company, Parent or Acquisition Sub without the other party’s prior written approval except to fill (i) positions created by employee attrition between May 25, 2004 and the Effective Time; or (ii) Open Employment Positions set forth in Section 4.1(q) of the Company Disclosure Schedule or Section 4.1 (q) of the Parent Disclosure Schedule;

(r) engage in any material projects by the Company, Parent or Acquisition Sub without the other party’s prior written approval; or

(s) obligate itself to do any of the foregoing actions.

      4.2     Access to Information; Confidentiality. From May 25, 2004 until the Effective Time, the Company and Parent shall, and shall cause each of the Subsidiaries and each of the Company’s, Parent’s and Subsidiaries’ officers, employees and agents to, afford to the other and to the officers, employees and agents of the other access upon reasonable notice and at reasonable times and without undue interruption to (a) their properties, books, records and contracts; provided, however, that each shall obtain the other’s consent, which consent shall not be unreasonably withheld, prior to any visit to the other’s property, and (b) the officers and key employees of the Company, Parent and the Subsidiaries; provided, however, that each shall obtain the other’s consent, which consent shall not be unreasonably withheld, prior to accessing any non-executive officer or key employee. Each shall furnish the other such financial, operating and other data and information as the other may reasonably request to the extent such data or information is reasonably available. No investigation by the Company or Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or Parent contained in this Agreement. Prior to the Effective Time, the Company, Parent and Acquisition Sub shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated June 26, 2001, as amended (the “Confidentiality Agreement”). The Company and Parent hereby waive the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of the Merger.

      4.3     Financial and Other Statements. Notwithstanding anything contained in Section 4.2, during the term of this Agreement, the Company and Parent shall also provide to each other the following documents and information:

(a) As soon as reasonably available, but in no event later than fifteen (15) days after the end of each month ending after May 25, 2004, each will deliver to the other, with respect to itself and its Subsidiary on a consolidated basis, a balance sheet as of the end of such month, an income statement for such month, a statement of cash flows for such month and a management performance review report for such month, which monthly reports shall be in reasonable detail. Parent will also deliver to the Company, contemporaneously with its being filed with the SEC, a copy of each Current Report on Form 8-K,

Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Within 45 days after the end of each quarter, the Company shall provide Parent a copy of its consolidated financial statements for such quarter, accompanied by a review report of its independent auditors.

(b) Promptly upon receipt thereof, each will furnish to the other copies of all internal control reports submitted to it or any Subsidiary by independent accountants in connection with each annual, interim or special audit of its books or any such Subsidiary made by such accountants.

(c) As soon as practicable, each will furnish to the other copies of all such financial statements and reports as it or any Subsidiary shall send to its shareholders, the SEC or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and, in the case of any such report furnished to any regulatory authority other than the SEC, to the extent any such reports are material, and except as legally prohibited thereby.

      4.4     Fees and Expenses. If the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all filing fees with regulatory agencies, all fees and expenses of agents, representatives, counsel and accountants shall be aggregated and paid by the Parent. If the Merger is not consummated, Parent will pay fifty percent (50%) of the fees of counsel for the Company directly attributable to the drafting of this Agreement (such amount payable by Parent not to exceed Five Thousand Dollars ($5,000.00).

      4.5     Authorizations and Regulatory Filings.

      Prior to the Closing, the parties shall use commercially reasonable best efforts to timely file and obtain all authorizations, consents and Permits of others, necessary or desirable to permit the consummation of the Merger on the terms contemplated by this Agreement. For purposes of this Section 4.5(a), the obligations of the Company, Parent and Acquisition Sub to use their “commercially reasonable best efforts” to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties.

      4.6     Preparation of Disclosure Documents.

      (a) As soon as practicable following May 25, 2004 and Parent shall prepare the Proxy Statement/ Prospectus and Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/ Prospectus will be included. Parent shall use commercially reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Parent shall mail the Proxy Statement/ Prospectus to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/ Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies.

      (b) (i) The Company and Parent shall, as soon as practicable following the date the Registration Statement is declared effective, duly call, give notice of, convene and hold meetings of their shareholders (the “Shareholders Meeting”) for the purpose of obtaining the required shareholder votes with respect to this Agreement, (ii) the Company Board and the Parent Board, subject to Section 4.10(b), shall recommend that their shareholders adopt this Agreement, and (iii) the Company and Parent shall take all lawful action to solicit such adoption. No withdrawal, modification, change or qualification in the recommendation of the Company Board or the Parent Board (or any committee of the Company Board or the Parent Board) shall change the approval of the Company Board or the Parent Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of the Company or Parent to present this Agreement for adoption at their Shareholders Meeting.

      (c) Except as required by applicable Law, no amendment or supplement to the Proxy Statement/ Prospectus or the Registration Statement shall be made by Parent or the Company without the approval of the other party (which shall not be unreasonably withheld or delayed). Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order by the SEC, or of any request by the SEC for amendment of the Proxy Statement/ Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

      4.7     Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its respective commercially reasonable best efforts to take other such actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion, including preparing and filing any documents required to be prepared and filed under the Exchange Act.

      4.8     Public Announcements. The Company shall consult with Parent, and Parent shall consult with the Company, and each will obtain the approval of the other (which will not be unreasonably withheld or delayed), before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable Law or the applicable rules of any stock exchange if the party issuing such press release or making such public statement has used its commercially reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. Notwithstanding the foregoing, without the other party’s prior approval, each party and its authorized representatives may communicate with shareholders of such party, financial analysts and media representatives in such manner as such party believes reasonably necessary or desirable in connection with completing the Merger. In addition, without prior consultation or approval, each party may disseminate material included in a press release or other document previously approved for external distribution by the other party. Each party agrees to promptly make available to the other party copies of any written communications made without prior consultation.

      4.9     Affiliate Letters.

      (a) Prior to the Closing Date, the Company shall identify to Parent all Persons who, at the time of the Company Shareholders Meeting, the Company believes may be “affiliates” of the Company within the meaning of Rule 145 under the Securities Act (each an “Affiliate”). The Company shall use its commercially reasonable best efforts to provide Parent with such information as Parent shall reasonably request for purposes of making its own determination of Persons who may be deemed to be Affiliates of the Company. The Company shall use its commercially reasonable best efforts to deliver to Parent prior to the Closing Date a letter from each of such Affiliates identified by the Company and Parent in substantially the form attached hereto as Exhibit 4.9(a) (the “Affiliate Letters”).

      (b) Parent shall file the reports required to be filed by it under Rule 144(c) under the Securities Act to enable any Affiliate to sell Parent Shares received by such Affiliate in the Merger without registration pursuant to Rule 145(d) under the Securities Act or any successor rule or regulation hereafter adopted by the SEC. Further, upon the written request of one or more Affiliates made after the six month anniversary of the Closing, Parent shall file a registration statement with the SEC, at Parent’s expense, covering the resale of Parent Shares received by such Affiliates pursuant to the Merger; and shall use its reasonable best efforts to cause such registration statement to become effective as promptly as is practicable and remain in effect until the earlier of (i) the resale of all such Parent Shares or (ii) the date on which such Parent Shares may be resold by the Affiliates without registration under the Securities Act. In lieu of such separate registration statement, Parent may include the resale of the foregoing Parent Shares in a registration statement filed in connection with the Qualified Financing referenced in Exhibit 1.6(a) hereto.

      4.10     No Solicitation.

      (a) Parent and Company will immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal. Except as explicitly permitted hereunder, Parent and

Company shall not, and shall not authorize or permit any of the Parent Subsidiaries or Company Subsidiaries or any of its or their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative, directly or indirectly, to, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if the Parent Board determines, in good faith, after receiving advice from outside counsel, that failing to take such action would be inconsistent with its fiduciary duties to Parent’s shareholders under applicable law, Parent, in response to an unsolicited bona fide written Acquisition Proposal that would reasonably be expected to result in a Superior Proposal, prior to the date on which the shareholders of Parent adopt this Agreement and only if Parent is not in breach of its obligations under this Section 4.10, may (A) furnish non-public information with respect to Parent to the Person who made such Acquisition Proposal pursuant to a confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement; provided that such confidentiality agreement need not include the same standstill provisions as those contained in the Confidentiality Agreement, it being understood that if there are no standstill provisions in such confidentiality agreement or if such provisions are more favorable to the person who made such Acquisition Proposal than those in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed amended to exclude the existing standstill provision or include such more favorable provisions, as the case may be, and (B) may participate in discussions or negotiations regarding such Acquisition Proposal.

      (b) The Parent Board shall not (i) withdraw or modify in a manner adverse to the Company its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal to its shareholders or (iii) cause Parent to enter into any definitive acquisition agreement with respect to an Acquisition Proposal, unless the Parent Board (A) shall have determined in good faith, after consultation with counsel, that the Acquisition Proposal is a Superior Proposal and failing to take such action would be inconsistent with its fiduciary duties to Parent’s shareholders under applicable law and (B) in the case of clause (iii) above, complies with Section 6.1(c)(i) hereof. In the event that before the Effective Time the Parent Board determines in good faith, after receiving advice from outside counsel, that failing to take such action would be inconsistent with its fiduciary duties to Parent’s shareholders under applicable law, Parent may enter into an agreement with respect to a Superior Proposal, but only forty-eight (48) hours after the Company’s receipt of written notice (x) advising the Company that the Parent Board has received a Superior Proposal and that Parent has elected to terminate this Agreement pursuant to Section 6.1(c)(i) of this Agreement and (y) setting forth such other information required to be included therein as provided in Section 6.1(c)(i) of this Agreement. If Parent enters into an agreement with respect to a Superior Proposal, it shall owe the Company a fee of Four Hundred Thousand Dollars ($400,000.00) payable at the time the transaction contemplated by the Superior Proposal is consummated; provided, however, that Parent shall reimburse the Company for its fees, costs and expenses incurred hereunder (but not to exceed $200,000) concurrently with the termination of this Agreement, and such reimbursement shall be credited against the $400,000 fee described above.

      (c) Nothing contained in this Section 4.10 shall prohibit Parent from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

      (d) Parent shall notify the Company promptly (and, in any case, within twenty-four (24) hours) of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, it, any Parent Subsidiary or any of their directors, officers, employees, agents or other representatives concerning an Acquisition Proposal, indicating, in connection with such notice, the material terms and conditions of any proposals or offers and, in the case of written materials, providing copies of such materials unless such written materials constitute confidential information of such other party under an effective confidentiality agreement. Parent agrees that it will keep the Company informed, on a reasonably prompt basis (and, in any case, within thirty-six (36) hours of any significant development), of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

      4.11     Notification of Certain Matters. Between May 25, 2004 and the Closing Date, the Company shall give prompt notice to Parent, and Parent and Acquisition Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect if made at such time and (b) any failure of the Company, Parent and Acquisition Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. Parent and Company shall also promptly amend their respective Disclosure Schedules in the event that the same are discovered to be untrue or inaccurate in any material respect.

      4.12     Employee Matters. On or before the Closing, Parent shall satisfy all obligations listed in Section 4.12 of the Parent Disclosure Schedule which existed prior to the Effective Time under the Company’s deferred compensation plans (and other potential additional costs up to $150,000) which resolution shall include a release, or set aside sufficient consideration to satisfy such obligations in cash, stock or a combination thereof (which consideration so set aside shall not be included in the working capital calculation).

      4.13     Indemnification.

      (a) Subject to the occurrence of the Effective Time, until the two (2) year anniversary of the date on which the Effective Time occurs, Parent and the Surviving Entity agree that all rights to indemnification or exculpation now existing in favor of each present and former employee, agent, fiduciary, director or officer of the Company, the Company Subsidiary and Parent (the “Indemnified Parties”) as provided in the respective charters or by-laws or otherwise in effect as of May 25, 2004 shall survive and remain in full force and effect. From and after the Effective Time, Parent and the Surviving Entity also agree to indemnify and hold harmless the present and former officers and directors of the Company, the Company Subsidiary and Parent in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or the Company Subsidiary and such officers and directors and listed in Section 4.13 of the Parent Disclosure Schedule.

      (b) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to May 25, 2004, or who becomes prior to the Effective Time, an Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or the Company Subsidiary, or is or was serving at the request of the Company or the Company Subsidiary as a director, officer, employee, trustee, partner, fiduciary or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Entity and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Entity and Parent after the Effective Time, shall promptly pay reasonable expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties may retain one counsel (plus one local counsel) reasonably satisfactory to them and Parent, and the Company and the Surviving Entity shall pay all fees and expenses of such counsel for the Indemnified Parties within sixty (60) days after statements therefor are received, and (C) the Company, Parent, the Surviving Entity and the Indemnified Parties shall use their respective commercially reasonable best efforts to assist in the vigorous defense of any such matter; provided that none of the Company, the Surviving Entity or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Entity and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited under applicable law (whereupon any advances received shall be repaid to Parent or the Surviving Entity). Any Indemnified Party wishing to claim indemnification under this Section 4.13(b), upon learning of any such claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Entity and Parent; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Entity and Parent except to the extent such failure to notify materially prejudices such party.

      (c) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for two (2) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than Forty Thousand Dollars ($40,000); provided that the Company agrees to cooperate in good faith with Parent in order to obtain the lowest premium for such coverage. In the event that Forty Thousand Dollars ($40,000) is insufficient for such coverage, the Company may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Parent shall, and shall cause the Surviving Entity to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

      (d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 4.13.

      (e) The provisions of this Section 4.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      4.14     Consultation in respect of Certain Actions and Proceedings. Until this Agreement is terminated in accordance with Section 6.1, each party shall consult in good faith with the other in connection with the defense of any action, suit or proceeding instituted against itself (or any of its directors or officers) before any Governmental Entity or threatened by any Governmental Entity, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

      4.15     Reorganization Covenants. Except as otherwise required by Law or by this Agreement, neither the Company, on the one hand, nor Parent or Acquisition Sub, on the other hand, shall take or cause to be taken any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE V

CONDITIONS TO THE MERGER

      5.1     Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a) Shareholder Approval. Each party shall have obtained the affirmative vote of the holders of its Shares required to adopt this Agreement and the Merger in accordance with the provisions of the PBCL, the DGCL (to the extent required) and the Certificates of Incorporation and By-Laws of the parties.

(b) Registration Statement. The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement shall have been issued, and not withdrawn, by the SEC and no proceedings for that purpose shall be underway at the SEC; and no similar proceeding in respect of the Proxy Statement shall be underway at the SEC or, to the knowledge of Parent or the Company, threatened by the SEC.

(c) Other Regulatory Approvals. All material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger, including, without limitation, the approvals, authorizations and consents set forth on Exhibit 5.1(c) attached hereto, shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated; provided, however, that the conditions of this Section 5.1(c) shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval, authorization or consent.

(d) No Injunctions; Orders or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal, or otherwise prohibiting consummation of the Merger.

(e) Debts as of Closing. Each of Parent, the Company and Acquisition Sub shall be debt-free as of Closing (other than such things as trade payables, deferred revenue, accrued expense, and capital lease obligations in the ordinary course of business). For purposes of this section, the Bridge Financing described in Section 5.1(g) herein shall not be deemed debt.

(f) Audit Reports. Each of Parent and the Company shall have received non-qualified audit reports from the other as of December 31, 2003.

(g) Bridge Financing. Parent shall have obtained bridge financing, to be effective on and after the Closing, in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Bridge Financing”) upon the terms set forth on Schedule 5.1 (g); provided, however, that neither party may terminate this Agreement if the failure of Parent to obtain the Bridge Financing is due to such party’s failure to provide its proportionate share of such Bridge Financing (i.e. 55% from Parent and 45% from the Company).

      5.2     Conditions to the Obligations of Parent and Acquisition Sub to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

(a) Representations, Warranties and Covenants. The representations and warranties made by the Company in this Agreement shall have been accurate as of May 25, 2004 and, other than representations and warranties made as of a particular date, (i) those representations and warranties that are qualified as to a Company Material Adverse Effect or words of similar effect shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date, and (ii) those representations and warranties that are not so qualified shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date. The Company shall have performed and complied in all respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have delivered to Parent a certificate from its chief executive officer or chief financial officer, dated the Closing Date, to the foregoing effect.

(b) Corporate Certificates. The Company shall have delivered a copy of the Articles of Incorporation of Company, as in effect immediately prior to the Closing Date, certified by the Pennsylvania Department of State and a certificate, as of the most recent practicable date, of the Pennsylvania Department of State as to the Company’s corporate good standing.

(c) Secretary’s Certificate. The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) a copy of the By-Laws of the Company, as in effect from the date this Agreement was approved by the Company Board until the Closing Date, (iii) a copy of the resolutions of the Company Board authorizing and approving the applicable matters contemplated hereunder and (iv) a copy of the resolutions of the shareholders of the Company adopting this Agreement.

(d) Affiliate Letters. Parent shall have received the Affiliate Letters that the Company has obtained.

(e) Affidavit. The Company shall have delivered to Parent an affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Company is not a “Foreign Person” as defined in Section 1445 of the Code.

(f) Corporate Opinion. Parent shall have received the opinion of Montgomery, McCracken, Walker & Rhoads, LLP as to the matters referenced in Sections 2.1, 2.2, 2.3, 2.5, and 2.12.

(g) Consents. The Company shall have obtained the waivers and consents, which shall remain in full force and effect, set forth in Section 5.2(g) of the Company Disclosure Schedule.

(h) No Company Material Adverse Change. Since May 25, 2004 and through the Closing, no event shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that any event that (i) results from the announcement or pendency of the Merger, including disruptions to the Company’s business or the Company Subsidiary’s businesses, and their respective employees, customers and suppliers or (ii) generally affects the industries in which the Company and the Company Subsidiary operate and does not affect the Company and the Company Subsidiary in a materially disproportionate manner, shall, for purposes of this Section 5.2(h), be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

      5.3     Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company and the Company Subsidiary to effect the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a) Representations, Warranties and Covenants. The representations and warranties made by Parent and Acquisition Sub in this Agreement shall have been accurate as of May 25, 2004 and, other than representations and warranties made as of a particular date, (i) those representations and warranties that are qualified as to a Parent Material Adverse Effect or words of similar effect shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date, and (ii) those representations and warranties that are not so qualified shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date. Parent and Acquisition Sub shall have performed and complied in all respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have delivered to Company a certificate from its chief executive officer or chief financial officer, dated the Closing Date, to the foregoing effect.

(b) Merger Documents. Acquisition Sub shall have executed and delivered the Certificate of Merger referred to in Section 1.2.

(c) Tax Opinion. The Company shall have received the opinion of its counsel, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and Acquisition Sub and others, in form and substance reasonably satisfactory to such counsel.

(d) Corporate Opinion. The Company shall have received the opinion of Hallett & Perrin as to the matters set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.8, and 3.13.

(e) Consents. Parent and Acquisition Sub shall have obtained the waivers and consents, which shall remain in full force and effect, set forth in Section 5.3(e) of the Parent Disclosure Schedule.

(f) No Parent Material Adverse Change. Since May 25, 2004 and through the Closing, no event shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that any event that (i) results from the announcement or pendency of the Merger, including disruptions to Parent’s business or the Parent Subsidiary’s businesses, and their respective employees, customers and suppliers or (ii) generally affects the industries in which Parent and the Parent Subsidiary operate and does not affect Parent and the Parent Subsidiary in a materially disproportionate manner, shall, for purposes of this Section 5.3(f), be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

      6.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the shareholders of the Company or Parent adopt this Agreement:

(a) by the mutual written consent of Parent, the Company and Acquisition Sub;

(b) by either of the Company, on the one hand, or Parent or Acquisition Sub, on the other hand, by written notice to the other:

(i) if the Effective Time shall not have occurred on or before October 31, 2004; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose willful failure to fulfill any material covenant or other material agreement under this Agreement has resulted in the failure of the Merger to occur on or before such date; provided, further, however, that it shall be a condition precedent to the termination of this Agreement by Parent pursuant to this Section 6.1(b)(i) that Parent shall have made any payments required by Sections 4.4 and 4.10(b);

(ii) if any Governmental Entity of competent jurisdiction shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other action shall have become final and non-appealable (which injunction or other action the parties hereto shall use their commercially reasonable best efforts to lift);

(iii) if the respective shareholders of the Company or Parent shall not have adopted this Agreement within ninety (90) days after the later of (A) the date the Company mails the Proxy Statement/ Prospectus to the Company shareholders or (B) the date of the most recent supplemental proxy materials that Parent is legally required to distribute to its shareholders; provided, however, that the right to terminate this Agreement under this Section 6.1(b)(iii) shall not be available to any party whose willful failure to fulfill any material covenant or other material agreement under this Agreement has been the cause of or resulted in the failure to receive such shareholder vote on or before such date;

(iv) in the event the other party amends or supplements its Disclosure Schedule and such supplement or amendment reveals a Material Adverse Change;

(v) in the event the holders of the Company Shares elect Dissenters Rights as set forth in Section 1.16 herein, and such election is made by holders of Company common stock representing more than 500,000 shares of such stock.

(c) by the Company:

(i) if Parent or Acquisition Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent or Acquisition Sub; or

(ii) by written notice to Parent if (A) Parent Board fails to include in the Proxy Statement/ Prospectus its recommendation that Parents’ Shareholders vote to adopt this Agreement or withdraws, modifies or qualifies its approval of, or its recommendation that the Parent Shareholders vote in favor of, such action or takes any action or makes any statement inconsistent with such approval or recommendation, (B) the Parent Board adopts resolutions approving or otherwise authorizes or recommends any proposal other than by the Company in respect of an Acquisition Proposal, or (C) the Parent Board fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act; or.

(iii) in the event the Company’s due diligence of Parent’s customers is not completed to the Company’s satisfaction; provided, however, that this condition shall be satisfied if the Company has not terminated this Agreement prior to June 30, 2004.

(d) by Parent or Acquisition Sub:

(i) in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 4.10(b) hereof; provided, however, that prior to terminating this Agreement pursuant to this Section 6.1(c)(i), (A) Parent shall have paid the fees required to be paid at the time of termination, as set forth in Sections 4.4 and 4.10(b), and (B) Parent shall have provided the Company with forty-eight (48) hours prior written notice of Parent’s decision to so terminate. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or

(ii) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company; or

(iii) by written notice to the Company if (A) the Company Board fails to include in the Proxy Statement/ Prospectus its recommendation that the Company’s shareholders vote to adopt this Agreement or withdraws, modifies or qualifies its approval of, or its recommendation that the Company shareholders vote in favor of, such action or takes any action or makes any statement inconsistent with such approval or recommendation, or (B) the Company Board adopts resolutions approving or otherwise authorizes or recommends any proposal other than by Parent and Acquisition Sub in respect of an Acquisition Proposal.

      6.2     Effect of Termination.

      In the event of the termination of this Agreement pursuant to Section 6.1 hereof, this Agreement shall forthwith become null and void and have no effect, without liability on the part of Parent, Acquisition Sub or the Company and their respective directors, officers or shareholders, except that (a) the provisions of Sections 4.4, 4.8, this Section 6.2 and Article VIII shall survive, and (b) no such termination shall relieve any party from liability by reason of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

      6.3     Amendment. This Agreement may be amended at any time before or after adoption of this Agreement by the Shareholders by a written instrument signed by each of the parties hereto; provided, however, that after any such shareholder approval, no amendment shall be made which by Law requires further approval by shareholders without obtaining such approval.

      6.4     Extension; Waiver. At any time prior to the Effective Time, any of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of the other parties or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

ARTICLE VII

DEFINITIONS

      7.1     Definitions. For purposes of this Agreement, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Acquisition Proposal” means any proposed or actual (i) acquisition, merger, consolidation or similar transaction involving Parent, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Parent or the Parent Subsidiaries representing fifteen percent (15%) or more of the consolidated assets of Parent and the Parent Subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes associated with the outstanding securities of Parent, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, fifteen percent (15%) or more of the outstanding Parent Shares, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to Parent or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or any issuance of shares in connection with the bridge financing described in Section 5.1(g).

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law.

“Business Day” means any day other than Saturday, Sunday or federal holiday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required by law to close.

“Certificate” means certificate representing Parent Shares.

“Company Balance Sheet” means the Company’s balance sheet as of December 31, 2003.

“Company Common Stock” means common stock, par value $0.01 per share, of the Company.

“Company Consolidated Financial Statements” means the audited financial statements of the Company and its subsidiaries at December 31, 2003 and for the year then ended.

“Company Material Adverse Effect” means a material adverse effect on the assets, properties, business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.

“Company Preferred Stock” means the Series A, B and C preferred stock, par value $0.01 per share, of the Company.

“Company Shares” means shares of Company Common Stock.

“Company Stock Option Plan” means the 1997 stock option plan, as amended listed in Section 2.5(b) of the Company Disclosure Schedule.

“Company Subsidiary” means Prescient Systems Limited, organized under the laws of the United Kingdom.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any local, municipal, state, federal or foreign government or governmental or regulatory authority or any United States, state or foreign court of competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Law” means any law, statute, rule, ordinance or regulation or any order, judgment, writ, injunction, decree or requirement of any Governmental Entity.

“Options” means either Company Options or Parent Options as applicable.

“Parent Common Stock” means common stock, par value $0.001, of Parent.

“Parent Material Adverse Effect” means a material adverse effect on the assets, properties, business, results of operations or financial condition of Parent and the Parent Subsidiary taken as a whole.

“Parent Preferred Stock” means preferred stock, no par value, of Parent.

“Parent Shares” means shares of Parent Common Stock.

“Parent Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which Parent or any Parent Subsidiary is a general partner or (ii) at least fifty percent (50%) of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by Parent or by any Parent Subsidiary, or by Parent and one or more Parent Subsidiary.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency or political subdivision thereof).

“Proxy Statement/Prospectus” means that proxy and Form S-4 Registration Statement to be prepared and filed by Parent in connection with the transactions contemplated herein.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiaries” means the Company Subsidiary and the Parent Subsidiaries, collectively.

“Superior Proposal” means a bona fide Acquisition Proposal to acquire a majority or more of the Parent Shares then outstanding or all or substantially all of the assets of the Parent and the Parent Subsidiary on terms which the Parent Board determines in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation) to be more favorable from a financial point of view to the Parent’s shareholders than the Merger (including adjustment to the terms and conditions proposed by Company in response to the Acquisition Proposal) and reasonably capable of being consummated.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the Income Tax Regulations promulgated by the United States Department of the Treasury under the Code, including Temporary Regulations, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE VIII

MISCELLANEOUS

      8.1     No Survival. None of the representations and warranties of the Company, Parent or Acquisition Sub contained herein shall survive the Effective Time, and only those covenants and agreements contained herein that by their terms are to be performed after the Effective Time shall survive the Effective Time.

      8.2     Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a) if to Parent or Acquisition Sub:

The viaLink Company
Attention: Bob Noe and Brian Carter
13155 Noel Road, Suite 300
Dallas, TX 75240
(214) 934-5500

with a copy to:

Craig Thompson, Esquire
1010 Providence Towers East
5001 Spring Valley Road
Dallas, TX 75244
(972) 934-4100

Warren Jones
2150 Lee Shore Place
Wilmington, NC 28405
(910) 509-9041

(b) if to the Company:

Prescient Systems, Inc.
Attn: Jane Hoffer
1247 Ward Avenue
Suite 200
West Chester, PA 19380
(610) 719-1600

      with a copy to:

Kathleen O’Brien, Esquire
Montgomery, McCracken, Walker & Rhoads, LLP
123 South Broad Street
Philadelphia, PA 19109
(215) 772-7288

      8.3     Entire Agreement. This Agreement, together with the exhibits and schedules hereto, contains the entire agreement between the parties with respect to the Merger and related transactions, and supersede all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement, which shall survive execution of this Agreement and any termination of this Agreement.

      8.4     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law provisions.

      8.5     Binding Effect; No Assignment; No Third-Party Beneficiaries.

      (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

      (b) Other than Sections 4.9(b), 4.12 and 4.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Acquisition Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Sections 4.9(b), 4.12 and 4.13 are intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons.

      8.6     Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

      8.7     Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

      8.8     Severability. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable mutually acceptable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

      8.9     Submission to Jurisdiction. Each of the Company, Parent and Acquisition Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and of the United States District Court for the Eastern District of Pennsylvania (the “Pennsylvania Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Merger (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Pennsylvania Courts and agrees not to plead or claim in any Pennsylvania Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the preceding sentence shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Pennsylvania.

      8.10     Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

      8.11     Waiver of Jury Trial. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

      8.12     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Remainder of page intentionally left blank]

[Signature page follows]

      IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

THE VIALINK COMPANY

By:	/s/ ROBERT I. NOE

Name: Robert I. Noe
Title: Chairman/CEO

VIALINK ACQUISITION, INC.

By:	/s/ WARREN D. JONES

Name: Warren D. Jones
Title: Director

PRESCIENT SYSTEMS, INC.

By:	/s/ STAN SZCZYGIEL

Name: Stan Szczygiel
Title: CFO & Secretary

COMPANY DISCLOSURE SCHEDULE

2.1(a)	Qualifications to Do Business
2.3	Consents and Approvals; No violation
2.5(b)	Options and Restricted Stock Awards
2.5(e)	Agreements with Respect to Shares
2.5(h)	Obligation to Register
2.6	Company Subsidiary
2.7	Other Interests
2.9	Absence of Undisclosed Liabilities
2.12	Actions and Proceedings
2.13(a)	Contracts and Other Agreements
2.13(b)	Contracts Limiting Ability to Compete
2.13(c)	Ownership of Certain Securities by Officers and Directors
2.14(a)	Taxes
2.14(c)	Tax Disputes
2.14(d)	Waiver of Statute of Limitations
2.14(e)	Excess Payments
2.16(a)	Title to Company Properties
2.16(b)	Title to Personal Property
2.17(b)	Infringement Claims
2.17(c)	Royalty Obligations
2.18(a)	Insurance Policies
2.18(b)	Notice of Cancellation
2.19(a)	Customer List
2.19(b)	Notice of Intent by Supplier to Terminate
2.20(b)	Environmental Conditions
2.21(a)	Employees
2.21(b)	ERISA Pension Plans
2.21(c)	Accumulated Funding Deficiency
2.22(a)	Severance Agreements
2.22(b)	Collective Bargaining Agreement
2.25	Share Ownership
2.26	Definition of Knowledge
4.1	Conduct of Business
4.1(d)	Sale of Assets
4.1(e)	Capital Expenditures
4.1(m)	Settlement of Claims
4.1(q)	Open Employment Positions
4.13(a)	Indemnification of Company
5.2(g)	Consents

PARENT DISCLOSURE SCHEDULE

1.15	Direct Merger Costs
3.1(a)	Qualification to Do Business
3.3	Consents and Approvals; no violation
3.5(b)	Options and Restricted Stock Awards
3.5(e)	Agreements with Respect to Shares
3.5(h)	Obligation to Register
3.6	Parent Subsidiaries
3.7	Other Interests
3.8	SEC Reports
3.10	Absence of Undisclosed Liabilities
3.13	Actions and Proceedings
3.14(a)	Contracts and Other Agreements
3.14(b)	Contracts Limiting Ability to Compete
3.14(c)	Ownership of Certain Securities by Officers and Directors
3.15(a)	Taxes
3.15(c)	Tax Disputes
3.15(d)	Waiver of Statute of Limitations
3.15(e)	Excess Payments
3.17(a)	Title to Parent Properties
3.17(b)	Title to Personal Property
3.18(b)	Infringement Claims
3.18(c)	Royalty Obligations
3.19(a)	Insurance Policies
3.19(b)	Notice of Cancellation
3.20(a)	Customer List
3.20(b)	Notice of Intent by Supplier to Terminate
3.21(b)(ix)	Environmental Contaminator
3.22(a)	Employees
3.22(b)	ERISA Pension Plans
3.22(c)	Accumulated Funding Deficiency
3.23(a)	Severance Agreements
3.23(b)	Collective Bargaining Agreement
3.25	Definition of Knowledge
3.27	Share Ownership
4.1	Conduct of Business
4.1(d)	Sale of Assets
4.1(e)	Capital Expenditures
4.1(m)	Settlement of Claims
4.1(q)	Open Employment Positions
4.12	Employee Matters
5.3(e)	Consents

Exhibit 1.1(c)

Jane Hoffer

EXHIBIT 1.4

HOFFER EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made this                     day of                     , 2004, by and between                     , a                      corporation (hereinafter called “Company”), and JANE HOFFER, an individual (hereinafter called “Employee”).

W I T N E S S E T H:

      Company wishes to employ Employee and Employee wishes to be employed by the Company on the terms and conditions contained in this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, Company and Employee agree as follows:

1. Employment. Company hereby employs Employee and Employee hereby accepts employment by Company for the period and upon the terms and conditions contained in this Agreement.

2. Office and Duties.

(a) Employee shall be President and CEO of Company and shall have such authority and such responsibilities as Company reasonably may determine from time to time. Employee shall be provided with such office space, secretarial assistance and supplies as reasonably necessary to support the satisfaction of the performance goals to be established during the term hereof and shall be appropriate to her status as an officer of the Company.

(b) Throughout the term of this Agreement, Employee shall devote her entire working time, energy, skill and best efforts to the performance of her duties hereunder in a manner which will faithfully and diligently furthers the business and interests of Company.

3. Term. The Company will employ the Employee for a period of ( ) years commencing on (“Initial Term”) and automatically renewed for successive terms of ( ) year(s) each (“Renewal Term”) unless either party shall have given to the other party at least 30 days’ prior written Notice of the termination of this Agreement prior to the end of the current term.

4. Compensation.

(a) Base Salary. For all of the service rendered by Employee to Company for the Initial Term, Employee shall receive an annual base salary (“Base Salary”) of Dollars ($ ), payable in reasonable periodic installments in accordance with Company’s regular payroll practices in effect from time to time. For each Renewal Term, Employee’s Base Salary will be increased by a cost of living adjustment determined by plus percent of her current Base Salary.

(b) Bonus. For all of the service rendered by Employee to Company for the Initial Term, Employee shall be eligible for a performance bonus of up to Dollars ($ ). Employee’s bonus shall be based on the financial performance goals and Management by Objective (MBO) goals set for Employee and Company by the Compensation Committee of the Board of Directors of the Company each year, which goals shall be dated and signed each year by both Employee and Company and attached hereto and made a part hereof as Schedule A. Payment for such bonus earned will be done quarterly based upon MBOs attained and Year to Date attainment of financial goals. Payment of such bonus shall be paid in cash, stock or a combination thereof as mutually agreed by and between Employee and Company to Employee no later than thirty (30) days from the end of the quarter. Nothing herein shall limit or restrict the Employee from receiving any other bonuses or other compensation from Company; provided that such bonus or compensations is approved by the Compensation Committee of the Board of Directors of the

Company. For each Renewal Term, Employee’s Bonus will be amended based upon the recommendation of the Compensation Committee of the Board of Directors.

(c) Equity. The Company grants the Employee an initial option to purchase shares of the Company’s common stock equal to percent ( %) of the fully diluted shares outstanding on execution of this Agreement (the “initial options”). The initial options shall vest pursuant to the schedule and other terms as mutually agreed by and between Employee and Company. Further, on each anniversary of this Agreement, the Company shall grant the Employee additional options to purchase the Company’s common stock equal to percent ( %) of the fully diluted shares outstanding on the anniversary date, subject to vesting and other terms as mutually agreed by and between Employee and Company (the “additional options”).

(d) Benefits. Throughout the term of this Agreement and as long as they are kept in force by Company, Employee shall be entitled to participate in and receive the benefits of any profit sharing or retirement plans and any health, life, accident or disability insurance plans or programs made available to, and on the same terms as, other similarly situated employees of Company. In addition, throughout the term of this Agreement Company shall provide Employee with a long-term disability policy providing her with maximum coverage.

(e) Paid Time Off (PTO). During each year of the term of this Agreement, Employee shall be entitled to the number of days PTO according to the Company handbook. Initial PTO shall be based upon tenure with her prior employers.

(e) Expenses. The Company will reimburse the Employee for reasonable expense (consistent with Company policy) incurred by the Employee concerning the Company, upon presentation of appropriate substantiation for such expenses.

5. Authority to Bind Company. Employee is not permitted or authorized to make any disbursements or purchases or to incur any liabilities on behalf of Company or to otherwise obligate Company in any manner whatsoever, except as authorized by the Board of Directors of the Company.

6. Death. If Employee dies, all payments hereunder shall cease at the end of the month in which Employee’s death shall occur and, after such payments including any bonus attributable to the period prior to death, Company shall have no other obligations or liabilities hereunder to Employee’s estate or legal representative or otherwise, other than the payment of benefits, if any, pursuant to Section 4(c) hereof.

7. Disability.

(a) If Employee becomes unable to perform her duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause, Company will continue the payment of Employee’s Base Salary at the then current rate for a period of ninety (90) days following the date Employee is first unable to perform her duties due to such disability or incapacity. Thereafter, Company shall have no obligation for Base Salary or other compensation payments to Employee during the continuance of such disability or incapacity.

(b) If Employee is unable to perform her duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause for a period of thirty (30) consecutive days or for a cumulative period of sixty (60) days during any twelve-month period, Company shall have the right to terminate this Agreement thereafter, in which event, after payment of the amount set forth in Section 7(a) and any bonus attributable to the period prior to date of termination, Company shall have no other obligations or liabilities hereunder after the date of such termination.

8. Discharge for Cause.

(a) The Company may terminate the Agreement for “Cause.” As used herein, “Cause.” As used herein, “Cause” shall mean any of the following:

(i) the Employee’s conviction or plea of nolo contenedre to a felony, or a crime involving moral turpitude;

(ii) the Employee’s commission or omission of an act or course of conduct constituting willful or intentional misconduct, embezzlement, fraud or malfeasance as to the Company and/or the Employee’s employment hereunder;

(iii) the Employee’s failure to follow the good faith written instructions of the Board of Directors of the Company;

(iv) the Employee’s breach of this Agreement in any material respect;

(v) the Employee’s failure to comply with the Company’s written policies and procedures of which she has notice in any material respect; or

(vi) the continued refusal by or inability of Employee, after written notice by the Company, to make herself available for the performance of her duties hereunder (other than as the result of physical or mental disability, as determined under the Company’s health or disability insurance plan). The term “continued” shall mean a period of not less than thirty (30) consecutive business days (other than while Employee is taking vacation or is otherwise unavailable with the permission of the Board of Directors) and the term “available” shall mean that Employee shall be personally present at the Company’s offices and shall be immediately willing and able to perform her duties.

(b) If the Cause is such that there is a reasonable prospect that it can be cured with diligent effort, and such Cause is not the result of the Employee’s willful or intentional misconduct, then prior to any termination by the Company for Cause, the Employee shall have a reasonable time (having regard for the nature of the Cause) to cure such Cause, which time shall not in any case exceed thirty (30) days from the date notice of termination for Cause is given to the Employee.

(c) If the Employee’s employment hereunder is terminated for Cause prior to the expiration of the then current term, the Employee shall be entitled to any unpaid Salary accrued through the date of termination, and any unpaid bonuses earned with respect to the last full month that Employee was employed by the Company.

9. Severance.

(a) If Employee’s employment with Company terminates at Company’s request without cause or at Employee’s request pursuant to any of the following terms: (i) the failure of Company to continue Employee in the position of President and Chief Executive Officer of Company, (ii) failure by Company to pay and provide to Employee the compensation and benefits at the rate provided for in Section 4 hereof, which failure is not cured within ten (10) days after written notice of such failure given by Employee to Company, (iii) requiring Employee to be permanently based anywhere other than within a fifty (50) mile radius of Company’s location on May 25, 2004 (excluding business-related travel to an extent reasonably consistent with past practice), or (iv) in the event of a Change of Control (as defined below), then Company shall pay to Employee, upon delivery of a general release satisfactory to Company, an amount equal to % of the annual Base Salary in effect at the date of termination, paid in bi-monthly equal installments, which would have otherwise been payable to Employee pursuant to Section 4(a) of this Agreement for the period from the date of termination until the first anniversary of the date of termination, any unpaid bonuses earned as of the date of termination, and, upon a Change of Control, Employees stock options shall be deemed fully vested. Thereafter, Company shall have no other obligations or liabilities hereunder.

(b) For purposes of the Agreement, a “Change of Control” shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof)), excluding the Company, any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of any such plan acting in his capacity as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares of the Company having at least 30% of the total number of votes that may be cast for the election of directors of the Company; (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of all or substantially all of the Company’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder of the Company owning directly or indirectly more than 10% of the shares of the other company involved in the Transaction) and no person is the beneficial owner of at least 30% of the shares of the resulting entity as contemplated by Section 9(b)(i) above; or (iii) within any 24-month period beginning on or after May 25, 2004, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of any successor to the Company, provided that any director who was not a director as of May 25, 2004 shall be deemed to be an Incumbent Director if such director was elected to the Board, by or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 9(b)(iii), unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 under the Exchange Act or any successor provision. Notwithstanding the foregoing, no Change of Control of the Company shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which Employee participates in a capacity other than in your capacity as an executive or director of the Company.

10. Noncompetition, Trade Secrets, Etc.

(a) During the term of this Agreement and for a period of one (1) year from the date of termination, unless the Company terminated Employee or in the event of a Change of Control, Employee shall not engage in, as a principal, partner, director, officer, agent, consult or any employee, competition with Company’s software and services developed or acquired by the Company during the term of this Agreement. Due to the nature of the business conducted by Company, Employee acknowledges that the restrictions contained herein, which have no geographic limitation, are reasonable and necessary to protect the legitimate interests of Company. Nothing contained in this Paragraph 11 shall prevent Employee from: (i) holding for investment up to five percent (5%) of any class of equity securities of a company whose equity securities are traded on a national securities exchange; or (ii) working for any consumer products’ company or any channel partner of Company as an employee or consultant.

(d) Any and all writings, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Employee shall make full disclosure to Company of all such writings, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company.

11. Binding Arbitration

Any controversy or claim arising out of this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association before a single arbitrator in Philadelphia, Pennsylvania in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration.

12. Miscellaneous.

(a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(i) If to Employee:

Jane Hoffer

(ii) If to Company:

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns and shall be binding upon Employee, his heirs and legal representatives.

(e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. If any of the restrictions contained in Paragraph 11 are found to be unenforceable in whole or in part, Employee agrees that the court should nevertheless enforce each restriction or portion thereof that is not found to be unenforceable and may modify any unenforceable restriction or obligation to render it enforceable.

(g) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

PRESCIENT SYSTEMS, INC.

By:

Name:
Title:

Jane Hoffer

[VIALINK LOGO]	[PRESCIENT LOGO]

EXHIBIT 1.6(c)

Series E Convertible Preferred Term Sheet

Issuer:	The viaLink Company (the “Company”) OTC BB: VLNK

Post-Merger (Prescient Applied Intelligence)(“Newco”) OTC BB: IQIQ

Amount:	$16.5 Million

$9.1 Million Issued to viaLink ($5.6 million to VLNK Promissory Note holders and $3.5 million to VLNK Series D holders) $7.5 Million Issued to Prescient Stakeholders

Securities:	Series E Convertible Preferred Stock

Issuance Date:	Upon the Closing of the Merger of viaLink and Prescient, forming Prescient Applied Intelligence (“Newco”)

Face Value Per Series E Share:	$10,000 per share (“Face Value”)

Conversion Price	$1.00 (“Conversion Price”) (Assumes 1 for 10 reverse stock split upon the closing of the merger)

Maturity:	Perpetual Preferred

Dividend:	Beginning eighteen (18) months after the issuance date, the holders of the Series E will be entitled to a dividend payable at the rate of 4% per annum, payable semi-annually in cash or common stock at the option of the Company, increasing to 8% thirty (30) months after the issuance date.

Automatic Conversion:	Beginning twelve (12) months after the issuance date, the Series E shall automatically convert into the common stock of the Company at the Conversion Price, if the Common Stock closes at price equal to or greater than $2.00 (post-reverse split) for ten (10) consecutive trading days, subject to the 9.99% percentage ownership limitations.

Anti-Dilution:	Beginning twelve (12) months after the issuance date, the Conversion Price of the Series E shall be subject to adjustment for issuances of Common Stock or equivalents at a purchase price of less than the Conversion Price such that the Conversion Price shall be reduced pursuant to weighted average anti-dilution protection, subject to carve outs for bona fide strategic transactions and issuances pursuant to authorized stock option plans.

Prohibition on Senior Securities:	Other than the Series F Preferred, which shall rank senior to the Series E, so long as at least $5 Million Face Value of the Series E remains outstanding, the Company shall not issue any securities or financial instruments that rank senior to the Series E without the approval of at least 2/3 of the Series E.

Most Favored Nations Exchange:	Beginning twelve (12) months after the issuance date, if the Company completes a private equity or equity linked financing, the Series E holders may exchange the Series E at 100% of Face Value for the securities in the new financing.

Equity Treatment:	The Series E shall include provisions needed for the Company’s auditors to deem the Series E as equity on Newco’s balance sheet.

Change of Control:	In the event of a change of control transaction (a third party acquiring greater than 50% in voting rights in one or a series of related transactions), the holders of the Series E may elect to have the Series E redeemed by the Company at its Face Value plus any accrued dividends. The Company may satisfy the redemption request in cash or common shares at the Company’s option.

Limitations on Conversion/Ownership:	Other than in connection with a bona fide change in control transaction, requiring conversion of the Series E into common stock, or upon sixty-one days written notice by the holder of the Series E to the Company, each Holder of the Series E shall not convert the Series E shares into Common Stock such that the number of shares of Common Stock issued after the conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding of the Company.

Liquidation Preference:	Upon the winding up or liquidation of the Company, the Series E shall have a liquidation preference equal to its face value.

Registration:	The Series E and the Common Shares underlying the Series E shall be registered on Form S-4 if applicable or on a separate registration statement filed by the Company concurrently with the filing of the S-4 on the appropriate form as determined by Company counsel.

[VIALINK LOGO]	[PRESCIENT LOGO]

Series F Convertible Preferred Term Sheet

Issuer:	The viaLink Company (the “Company”) OTC BB: VLNK

Post-Merger (Prescient Applied Intelligence)(“Newco”) OTC BB: IQIQ

Securities:	365-395 shares of Series F Convertible Preferred ($10,000 Stated Value Per Share)

Amount:	$3,650,000-$3,950,000

125 shares issued in exchange for the $1,250,000 in secured notes issued by viaLink after signing of the definitive merger agreement.

150 shares issued for $1,500,000 funded after shareholder approval of the merger, $875,000 of such amount shall be funded by SDS Management or its designees, $625,000 shall be funded by Prescient stakeholders or their designees.

40-70 shares issued to Prescient stakeholders as partial consideration in the merger, Such amount shall be fixed on the closing date of the merger based on the parameters established in the definitive merger agreement.

50 shares issued to BHP in lieu of certain cash and stock fees owed to BHP related to the merger and pre-closing capital raising activities.

Issuance Date:	Upon shareholder approval of the merger between the Company and Prescient Systems forming Prescient Applied Intelligence, Inc. (“Newco”)

Purchase Price:	$10,000 Per Share of Series F Preferred

Conversion Price:	$0.10 per share ($1.00 per share post 1 for 10 reverse split as contemplated in the definitive merger agreement) (each share of Series F with a Stated Value of $10,000 per share is convertible into 100,000 common shares). Each holder of the Series F may convert into common stock at the conversion price at any time after the issuance date.

Pre-Funding:	Upon signing of the definitive merger agreement through shareholder approval of the merger, $1,250,000 will be advanced to viaLink in consideration for the issuance of 10% Secured Promissory Notes (the “Secured Notes”).

Upon shareholder approval of the merger, the Secured Notes plus accrued interest will automatically convert at par into shares of Series F Convertible Preferred concurrently with the completion of the $1.5 Million post-shareholder approval Series F Funding.

Mandatory Exchange:	Following completion of the Merger, the Series F shall automatically be exchanged at 110% of its face value into the Securities issued in a Qualified Equity Financing (the “QF”) completed by Newco.

Each share of Series F shall receive $11,000 of buying power towards the purchase of the securities issued in the QF.

Seniority:	The Series F shall rank senior to all other shares of Preferred outstanding.

Liquidation Preference:	Upon the winding up or liquidation of the Company, the Series F shall have a liquidation preference equal to its face value.

Prohibition on Senior Securities:	Newco shall be prohibited from issuing any securities that rank senior to the Series F unless Newco receives the consent of at least 2/3 of the Series F.

Registration:	The Series F and the Common Shares underlying the Series F shall be registered on Form S-4 if applicable or on a separate registration statement filed by the Company concurrently with the filing of the S-4 on the appropriate form as determined by Company counsel.

Corporate Governance:	Prior to the Closing, the Company will satisfy the corporate governance requirements for Nasdaq Small Cap or AMEX listing, including the maintenance of a Board of Directors of at least three independent board members, a qualified audit committee and qualified compensation committee.

Use of Proceeds:	$1.25 million to fund merger closing costs and operations of the Company prior to the closing of the merger and $1.5 million to fund Newco’s operations after the merger until the closing of a QF.

EXHIBIT 5.1(g)

May 25, 2004

The Vialink Company

13155 Noel Road
Suite 300
Dallas, Texas 75240
Attention: Chief Executive Officer and Chief Financial Officer

          RE: Letter Loan Agreement

Ladies and Gentlemen:

      1. Loan. This letter when fully executed will constitute a loan agreement (the “Agreement”) among The Vialink Company, a Delaware corporation (the “Borrower”), and the Lenders listed on Exhibit A attached hereto (collectively, the “Lenders”), pursuant to which the Lenders, on the terms and conditions provided herein, shall agree to make one or more loans to or for the benefit of the Borrower hereunder (each a “Loan” and collectively, the “Loans”), provided the aggregate principal amount of all Loans shall not exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00). Two hundred Thirty Thousand Dollars ($230,000) of such amount has been funded prior to May 25, 2004, Five Hundred Ten Thousand Dollars ($510,000) of such amount shall be funded on May 25, 2004, Five Hundred Ten Thousand Dollars ($510,000) of such amount shall be funded on the date the Borrower files with the Securities and Exchange Commission the Registration Statement on Form S-4 as contemplated by the Agreement and Plan of Merger with Prescient Systems, Inc. The day on which the Lenders make a Loan is referred to herein as a “Closing Date.” Each Lender’s obligation to make a Loan is subject to the Borrower’s fulfillment of each of the applicable conditions set forth in Section 4 hereof. Upon shareholder approval of the merger between the Borrower and Prescient Systems, Inc. the aggregate principal balance all Loans plus all accrued but unpaid interest shall automatically convert into an equal aggregate face value of the Company’s Series F Preferred Stock. To induce each Lender to make the Loans, the Borrower hereby agrees to grant to the Lenders Common Stock Purchase Warrants to purchase, in aggregate, 27,500,000 shares of Common Stock of The viaLink Company at an exercise price of $0.10 per share in the form attached hereto as Exhibit D.

      2. Loan Documents.

      a. Notes. The Loans shall be evidenced by separate senior secured convertible promissory notes issued to the Lenders in the principal amount of each such Loan in the form attached hereto as Exhibit B (together with any replacements and substitutes therefor, the “Notes”). The principal amount of the Loans and interest thereon, calculated at the rate of 10% per annum as provided in the Notes, shall be payable as set forth more particularly therein.

      b. Security Agreement. The Loans shall be secured by a continuing security interest in all of the property and assets of the Borrower pursuant to the terms of a security agreement in the form attached hereto as Exhibit C (the “Security Agreement”).

      c. Warrants. To induce each Lender to make the Loans, the Borrower hereby agrees to grant to the Lenders Warrants in substantially the form attached hereto as Exhibit D (the “Warrants”) to purchase an aggregate of 27,500,000 shares of common stock of the Borrower. The Warrants shall expire five (5) years from May 25, 2004 and shall have an exercise price per share equal to $0.10.

      d. This Agreement, the Notes, the Security Agreement and each other document which evidences and/or secures the Loans are hereinafter collectively referred to as the “Loan Documents.”

      3. Term and Termination. Subject to Section 6 hereof, the aggregate principal amount of the outstanding Notes and all accrued and unpaid interest thereon and other sums owing hereunder and thereunder shall be due and payable on the earlier (the “Maturity Date”) of: (i) February 28, 2005; (ii) the consummation of the Proposed Financing (as defined below); or (iii) the acceleration of the obligations as contemplated by this Agreement. The “Proposed Financing” means the consummation of a private placement of at least $3,000,000 of shares of the Borrower’s equity securities after the Borrower has consummated a merger with Prescient Systems, Inc. in which the Borrower is the surviving entity.

      4. Conditions Precedent.

      a. Documents to be Delivered. The obligation of each Lender to make any Loan is subject to the due execution and delivery by the Borrower (or the Borrower causing the due execution and delivery) to each Lender of each of the following (all documents to be in form and substance satisfactory to each Lender and their counsel):

i. This Agreement, the Notes, the Security Agreement and each other instrument, agreement and document to be executed and/or delivered pursuant to this Agreement and/or the instruments, agreements and documents referred to in this Agreement.

ii. A certified copy of the resolutions of the Board of Directors (or if the Board of Directors takes action by unanimous written consent, a copy of such unanimous written consent containing all of the signatures of the members of the Board of Directors) of the Borrower, dated as of the initial Closing Date, authorizing the execution, delivery and performance of the Loan Documents.

iii. A certificate, dated as of the applicable Closing Date, signed by an executive officer of the Borrower to the effect that the representations and warranties set forth in Section 5 of this Agreement are true and correct as of the applicable Closing Date.

iv. All UCC financing statements in form and substance satisfactory to the Lenders shall have been filed at the appropriate offices to create a valid and perfected security interest in the Collateral (as defined in the Security Agreement).

      b. Absence of Certain Events. The occurrence of a Material Adverse Effect (as defined below) shall not have occurred or be occurring as of any Closing Date.

      5. Representations and Warranties. To induce each Lender, severally and not jointly, to make the Loan, the Borrower hereby represents and warrants to each Lender that at and as of May 25, 2004:

a. The Borrower has been duly incorporated and is validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted. The Borrower is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect. “Material Adverse Effect” means any material adverse effect on the ability of the Borrower to perform its obligations hereunder or on the business, operations, properties, prospects or financial condition of the Borrower.

b. Each of the Loan Documents has been duly authorized, validly executed and delivered on behalf of the Borrower and is a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and the Borrower has full power and authority to execute and deliver this Agreement and the Loan Documents and to perform its obligations hereunder and thereunder.

c. The execution, delivery and performance of this Agreement and the Loan Documents will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Borrower’s certificate of incorporation or by-laws, or (B) any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Borrower is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Borrower, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the

Borrower or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject.

d. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Borrower is required in connection with the valid execution and delivery of this Agreement or the Loan Documents.

All representations and warranties made by the Borrower under or in connection with this Agreement shall survive the making of the Loans and issuance and delivery of the Note to the Lenders, notwithstanding any investigation made by the Lenders or on the Lenders’ behalf. All statements contained in any certificate or financial statement delivered by the Borrower to the Lenders under this Agreement or any other Loan Document shall constitute representations and warranties made by the Borrower hereunder.

      6. Events of Default; Remedies. Upon the occurrence of any of the following (each, an “Event of Default”):

a. the Borrower shall fail to make the payment of any amount of any principal outstanding after the date such payment shall become due and payable hereunder; or

b. the Borrower shall fail to make any payment of interest after the date such interest shall become due and payable hereunder; or

c. any representation, warranty, covenant or certification made by the Borrower herein, in the Notes, any other Loan Document or in any certificate or financial statement shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

d. the Borrower or any of its subsidiaries shall (i) default in any payment of any amount or amounts of principal of or interest on any indebtedness for borrowed money (the “Indebtedness”) (other than the Indebtedness hereunder) the aggregate principal amount of which Indebtedness of all such persons is in excess of $100,000, whether such Indebtedness now exists or shall hereinafter be created, and such default entitles the holder thereof to declare such indebtedness to be due and payable, and such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within twelve (12) business days of such acceleration, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in excess of $100,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

e. A judgment or order for the payment of money shall be rendered against the Borrower or any subsidiary in excess of $100,000 in the aggregate (net of any applicable insurance coverage) for all such judgments or orders against all such persons (treating any deductibles, self insurance or retention as not so covered) that shall not be discharged, and all such judgments and orders remain outstanding, and there shall be any period of thirty (30) consecutive days following entry of the judgment or order in excess of $100,000 or the judgment or order which causes the aggregate amount described above to exceed $100,000 during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

f. the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), (v) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (vi) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

g. a proceeding or case shall be commenced in respect of the Borrower or any of it’s subsidiaries without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) consecutive days or any order for relief shall be entered in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Borrower or any of its subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Borrower or any of its subsidiaries and shall continue undismissed, or unstayed and in effect for a period of thirty (30) consecutive days; or

h. The occurrence of any event which has a Material Adverse Effect.

      THEN, the Lenders may, at their election and without demand or notice of any kind, which are hereby waived, declare the unpaid balance of the Notes, and accrued interest thereon, immediately due and payable, proceed to collect the same, and exercise any and all other rights, powers and remedies given it by this Agreement, the Notes and the other Loan Documents or otherwise at law or in equity.

      7. Miscellaneous.

      a. The representations and warranties of the Borrower contained herein shall survive the making of the Loans and shall remain effective until all indebtedness contemplated hereby shall have been paid by the Borrower in full.

      b. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the choice of law provisions. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

      c. Each of the Borrower and each Lender (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the Loan Documents and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Borrower and each Lender consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 7(j) below and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 7(c) shall affect or limit any right to serve process in any other manner permitted by law.

      d. Any forbearance, failure, or delay by a Lender in exercising any right, power, or remedy shall not preclude the further exercise thereof, and all of such Lender’s rights, powers, and remedies shall continue in full force and effect until specifically waived in writing by such Lender.

      e. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

      f. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

      g. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

      h. The Borrower shall reimburse the Lenders, on demand, for all reasonable fees and costs incurred by the Lenders (including reasonable fees and costs of the Lenders’ counsel) in connection with the enforcement of the Lenders’ rights and remedies thereunder.

      i. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

      j. Any notices, demands or waivers required or permitted to be given under the terms of this Agreement shall be in writing and shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt, if delivered personally or by courier, or by facsimile (if received during normal business hours), in each case to the address of the party to receive such notice, demand or waiver as set forth below:

      If to the Borrower:

The ViaLink Company
13155 Noel Road, Suite 300
Dallas, Texas 75240
Attention: Chief Executive Officer and Chief Financial Officer
Tel. No.: (972) 934-5500
Fax No.: (972) 934-5583

      If to any of the Lenders:

      At the address of such Lender set forth on Exhibit A to this Agreement.

with a copy to:

Jenkens & Gilchrist Parker Chapin LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention: Christopher S. Auguste
Tel. No.: (212) 704-6000
Fax No.: (212) 704-6288

      Each party shall provide notice to the other party of any change in address, such notice to become effective upon receipt.

      k. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The Borrower shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Lenders. Notwithstanding the foregoing, each Lender may assign its rights hereunder to any other person or entity without the consent of the Borrower.

      l. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

      m. All remedies of the Lenders (i) are cumulative and concurrent, (ii) may be exercised independently, successively or together against the Borrower, (iii) shall not be exhausted by any exercise thereof, but may be exercised as often as occasion therefor may occur, and (iv) shall not be construed to be waived or released by the Lenders’ delay in exercising, or failure to exercise, them or any of them at any time it may be entitled to do so.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      By executing the appropriate signature line below, the Borrower, intending to be legally bound hereby, agrees to the terms and conditions of this Agreement as of May 25, 2004.

Very truly yours,

LENDER:

BY:

Name:
Title:

LENDER:

BY:

Name:
Title:

LENDER:

BY:

Name:
Title:

THE VIALINK COMPANY

By:

Name:
Title:

ANNEX B

OPINION OF BROADBAND CAPITAL

BROADBAND CAPITAL MANAGEMENT, LLC
805 3RD AVENUE 15TH FLOOR
NEW YORK, N.Y. 10022

May 19, 2004

Board of Directors
viaLink Corporation
13155 Noel Road, Suite 300
Dallas, TX 75240
Members of the Board:

      We understand that The viaLink Company (the “Company”) and Prescient Systems, Inc. (“Prescient”) intend to enter into an Agreement and Plan for Merger, dated as of May 5, 2004 (the “Agreement”), pursuant to which the Company will enter into a business combination through a stock-for-stock transaction with Prescient (the “Merger”) in which 100% of Prescient’s equity ownership (consisting of all common stock, preferred stock, warrants and options) will be exchanged for 45% of the total equity ownership of the Company upon closing of the Merger which, upon completion of the 1 for 20 reverse split, will equal 22,367,868 shares of common stock and 7,455,956 shares of preferred stock of the Company representing 29,823,824 shares of the Company’s common stock on an as converted basis (the “Exchange Ratio”).

      You have requested our opinion as to the fairness, from a financial point of view, to the Company, of the Exchange Ratio as of the date hereof in connection with the Merger.

      In connection with our review of the Merger and the preparation of our opinion herein, we have, among other things:

(1) Reviewed the financial terms and conditions as stated in the Agreement;

(2) Reviewed historical financial information of Prescient as well as historical publicly available financial information related to the Company;

(3) Reviewed certain financial projections for Prescient and the Company provided to us by the Company and Prescient related to their respective businesses;

(4) Reviewed the strategic and financial benefits of the Merger in light of the financial performance and condition of the Company and Prescient;

(5) Discussed with members of senior management and advisors of the Company and Prescient certain information relating to the aforementioned and other matters which we have deemed relevant to our inquiry;

(6) Reviewed public information with respect to companies in lines of business we believe to be generally comparable to the Prescient and the Company;

(7) Reviewed the financial terms and other information of certain business combinations involving companies in lines of businesses we believe to be generally comparable to the those of the Prescient and the Company; and

(8) Reviewed certain other information made available to us by the Company and Prescient and performed other such financial studies, analyses and investigations as we deemed appropriate.

      We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company and Prescient, or any other party, and we have undertaken no duty or assumed any responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Prescient or the Company. With respect to financial forecasts and projections prepared by management of the Company and Prescient, we have relied upon the assurances of the Company and Prescient management that such forecasts and projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management as to future financial performance of Prescient and the Company. We have relied upon each party’s assurances to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have not made a physical inspection of the properties and facilities of the Company or the Prescient.

      Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of the date hereof, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake. In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of material terms and conditions by the Company and without giving effect to any adjustments to the Exchange Ratio which are contemplated pursuant to the Agreement.

      We express no opinion as to the merits of the underlying business decision to affect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the terms of the Merger. We express no opinion as to the current or future trading price of the common stock of the Company.

      In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In arriving at this opinion, we did not attribute any added weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analysis must be considered as a whole and that selecting portions of our analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

      We are actively engaged in the investment banking business and are regularly engaged in the valuation of businesses and their securities in connection with private placements, business combinations and similar transactions. We will receive a fee from the Company upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

      It is understood that this letter is for the confidential use and benefit of the Board of Directors of the Company in evaluating the Merger and does not constitute a recommendation to any director or shareholder of the Company regarding any action that such persons should take with respect to the Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on our part to any such party. It is understood that this letter may not be reproduced, disclosed, quoted or otherwise referred to without our prior written consent, except for its inclusion in its entirety in filings the Company may be required to make with the Securities and Exchange Commission and as may be required by law or by a court of competent jurisdiction.

      Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,

BROADBAND CAPITAL MANAGEMENT LLC

ANNEX C

SUBCHAPTER D OF CHAPTER 15 OF THE

PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED

STATUTORY PROVISIONS CONCERNING DISSENTERS’ RIGHTS

OF ITS SHAREHOLDERS

PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988

SUBCHAPTER D — DISSENTERS RIGHTS

SECTION 1571.     Application and Effect of Subchapter

      (a) General Rule. Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1930 (relating to dissenters rights).

Section 1931(d) (relating to dissenters rights in share exchanges).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 1952(d) (relating to dissenters rights in division).

Section 1962(c) (relating to dissenters rights in conversion).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

      (b) Exceptions.

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of Section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

(i) listed on a national securities exchange, or

(ii) held of record by more than 2,000 shareholders;

      shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

(ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the consents cast by all shareholders of the class.

(iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters’ rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

      (c) Grant of Optional Dissenters Rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

      (d) Notice of Dissenters Rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

      (e) Other Statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

      (f) Certain Provisions of Articles Ineffective. This subchapter may not be relaxed by any provision of the articles.

      (g) Cross-References. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

SECTION 1572.     Definitions

      The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair Value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

SECTION 1573.     Record and Beneficial Holders and Owners

      (a) Record Holders of Shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

      (b) Beneficial Owners of Shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters’ rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

SECTION 1574.     Notice of Intention to Dissent

      If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

SECTION 1575.     Notice to Demand Payment

      (a) General Rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

      (b) Time for Receipt of Demand for Payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

SECTION 1576.     Failure to Comply with Notice to Demand Payment, Etc.

      (a) Effect of Failure of Shareholder to Act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

      (b) Restriction on Uncertificated Shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

      (c) Rights Retained by Shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

SECTION 1577.     Release of Restrictions or Payment for Shares

      (a) Failure to Effectuate Corporate Action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

      (b) Renewal of Notice to Demand Payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

      (c) Payment of Fair Value of Shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

      (d) Failure to Make Payment. If the Company does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

SECTION 1578.     Estimate by Dissenter of Fair Value of Shares

      (a) General Rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

      (b) Effect of Failure to Rile Estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him or her by the corporation.

SECTION 1579.     Valuation Proceedings Generally

      (a) General Rule. Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

      (b) Mandatory Joinder of Dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

      (c) Jurisdiction of the Court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

      (d) Measure of Recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

      (e) Effect of Corporation’s Failure to File Application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his or her claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

SECTION 1580.     Costs and Expenses of Valuation Proceedings

      (a) General Rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

      (b) Assessment of Counsel Fees and Expert Fees Where Lack of Good Faith Appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

      (c) Award of Fees for Benefits to Other Dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

SECTION 1930.     Dissenters Rights

      (a) General Rule. If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c)(relating to dissenters rights upon special treatment).

      (b) Plans Adopted by Directors Only. Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) (relating to adoption by board of directors).

      (c) Cross References. See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

      Our Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

      We have entered into Indemnification Agreements with the each of our directors and officers. Pursuant to our agreements, we will be obligated, to the extent permitted by applicable law, to indemnify our directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers or assumed certain responsibilities at our direction. We also have purchased directors and officers liability insurance in order to limit our exposure to liability of indemnification of directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) Exhibits:

Exhibit
Number	Description

2.1	Amended and Restated Agreement and Plan of Merger, dated as of May 25, 2004, by and among the registrant, viaLink Acquisition, Inc. and Prescient Systems, Inc. (included as Annex A to the prospectus incorporated as part of this registration statement).(1)
2.2	Form of Shareholder Voting and Allocation Agreement, by and among Prescient Systems, Inc. and certain of its named shareholders.(1)
5.1	Opinion of Hallett & Perrin, P.C., as to the legality of the shares being issued.(1)
8.1	Opinion Montgomery, McCracken, Walker & Rhoads, LLP regarding the federal income tax consequences of the Merger.(1)
21	Subsidiaries of registrant.(2)

Exhibit
Number	Description

23.1	Consent of KPMG LLP (Registrant).(1)
23.2	Consent of PricewaterhouseCoopers LLP (Prescient).(1)
23.3	Consent of Hallett & Perrin, P.C. (included in Exhibit No. 5.1).
23.4	Consent of Montgomery, McCracken, Walker & Rhoads, LLP (included in Exhibit No. 8.1).
24	Power of Attorney (included on page II-5 of this registration statement).
99.1	Form of Proxy Card of viaLink(1)
99.2	Opinion of Broadband Capital Management (included as Annex B to the prospectus incorporated as a part of this registration statement).(1)

(1)	Filed herewith.

(2)	Incorporated by reference to the exhibits filed with the registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

Item 22.	Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in Dallas, Texas, on August 31, 2004.

THE VIALINK COMPANY

By:	/s/ ROBERT I. NOE

Robert I. Noe,
Chairman and Chief Executive Officer

      Each of the undersigned hereby constitutes and appoints Robert I. Noe and Brian M. Carter, and each of them, as attorneys for him or her and in his or her name, place and stead, and in any and all capacities, to execute and file any amendments, supplements or statements with respect thereto, hereby giving and granting to said attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as he or she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys, or any of them, or their or his or her substitute or substitutes, may or shall lawfully do, or cause to be done, by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ ROBERT I. NOE Robert I. Noe Date: August 31, 2004	Chairman of the Board and Chief Executive Officer (principal executive officer)

/s/ BRIAN M. CARTER Brian M. Carter Date: August 31, 2004	Chief Financial Officer, Assistant Secretary and Director (principal financial officer and principal accounting officer)

/s/ WARREN D. JONES Warren D. Jones Date: August 31, 2004	Director

/s/ PATRICK L. KIERNAN Patrick L. Kiernan Date: August 31, 2004	Director

/s/ JIMMY M. WRIGHT Jimmy M. Wright Date: August 31, 2004	Director

/s/ JERRY W. WALKER Jerry W. Walker Date: August 31, 2004	Director

II-4